                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      VEECO INSTRUMENTS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                            NOT APPLICABLE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials: $34,154.46
     ---------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             VEECO INSTRUMENTS INC.
                                 TERMINAL DRIVE
                           PLAINVIEW, NEW YORK 11803

                                                                     May 9, 1998

Dear Stockholder:

    You are cordially invited to attend the Veeco Instruments Inc. ("Veeco") Annual Meeting of Stockholders to be held at 9:30 a.m. (New York City time) on May 29, 1998, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.

    The purposes of the Annual Meeting are (i) to elect directors, (ii) to consider and vote upon the proposed merger (the "Merger") of Digital Instruments, Inc., a California corporation ("Digital"), with and into Veeco pursuant to the Agreement and Plan of Merger, dated as of February 28, 1998, as amended (the "Merger Agreement"), among Veeco, Digital and the securityholders of Digital, (iii) to consider and vote upon an amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees Stock Option Plan (as amended to date, the "Employees' Plan") to increase the number of shares of Veeco common stock for which stock options may be granted pursuant to such plan from 1,426,787 shares to 2,126,787 shares, and (iv) to ratify the appointment of auditors.

    The Merger Agreement provides, among other things, that, upon consummation of the Merger, each issued and outstanding common share of Digital ("Digital Common Stock") will be converted into the right to receive such number of shares (the "Conversion Ratio") of the common stock, $.01 par value per share, of Veeco (the "Veeco Common Stock") as determined by dividing 5,583,725 by the aggregate number of shares of Digital Common Stock outstanding immediately prior to the consummation of the Merger, or approximately 107.3859 shares. The aggregate number of shares of Veeco Common Stock to be issued to Digital's stockholders will represent a total of 5,583,725 shares and approximately 38.4% of the total shares of the Veeco Common Stock anticipated to be outstanding immediately following the Merger. The Merger Agreement requires the approval of the Veeco stockholders (the "Veeco Stockholders"). Veeco's Board of Directors has unanimously approved the Merger Agreement, having determined that the acquisition of Digital pursuant to the Merger Agreement is fair and in the best interests of Veeco and the Veeco Stockholders. If the Veeco Stockholders approve the Merger, it is currently anticipated that the Merger will be consummated as promptly as practicable after the satisfaction of certain conditions to the Merger. The proposed Merger is described in the accompanying Proxy Statement which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction. I urge you to review carefully the Proxy Statement and accompanying Appendices.

    As more fully described in the Proxy Statement, holders of Veeco Common Stock are not entitled to appraisal rights in connection with the Merger.

    Your Board of Directors recommends a vote "FOR" each of the listed nominees for Director and "FOR" the Merger and each of the other proposals.

    Your vote is very important. Whether or not you are personally able to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. If you do attend the Annual Meeting, you may still revoke your proxy and vote in person. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ EDWARD H. BRAUN

                                          CHAIRMAN, CHIEF EXECUTIVE
                                          OFFICER AND PRESIDENT

                             VEECO INSTRUMENTS INC.

                                 TERMINAL DRIVE
                              PLAINVIEW, NY 11803

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 1998

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Veeco Instruments Inc. ("Veeco") will be held at 9:30 a.m. (New York City time) on May 29, 1998, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy
Statement:

        1.  Election of Seven (7) Directors;

        2. To consider and vote on the proposed merger (the "Merger") of Digital Instruments, Inc., a California corporation ("Digital"), with and into Veeco pursuant to the Agreement and Plan of Merger, dated as of February 28, 1998, as amended (the "Merger Agreement"), among Veeco, Digital and the securityholders of Digital;

        3. To consider and vote upon a proposed amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan, as amended to date, to increase the number of shares of the common stock of Veeco, par value $.01 per share, for which stock options may be granted pursuant to such plan from 1,426,787 shares to 2,126,787 shares;

        4. Ratification of the appointment of Ernst & Young LLP as auditors for Veeco for the fiscal year ending December 31, 1998; and

        5. The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 13, 1998 are entitled to notice of the Meeting. A certified list of stockholders entitled to vote at the Meeting will be available for examination, during business hours, by any stockholder for any purpose germane to the Meeting for a period of not less than ten days immediately preceding the Meeting at the offices of Veeco, Terminal Drive, Plainview, New York 11803.

                                          By order of the Board of Directors,

                                          /s/ JOHN F. REIN, JR.

                                          SECRETARY

May 9, 1998

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS CAN HELP VEECO AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE STOCKHOLDERS CANNOT BE TRANSACTED UNLESS AT LEAST 50% OF THE OUTSTANDING SHARES OF THE VEECO COMMON STOCK ARE REPRESENTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
PROXY STATEMENT...........................................................................................          1

PROPOSAL I--ELECTION OF DIRECTORS.........................................................................          2

MANAGEMENT................................................................................................          4
    Directors and Executive Officers......................................................................          4
    Nominees for Director.................................................................................          4
    Information Concerning the Board of Directors.........................................................          7

PROPOSAL 2--THE MERGER....................................................................................          8
    Introduction..........................................................................................          8
    The Parties to the Merger.............................................................................          8
    Background of the Merger..............................................................................          8
    Reasons for the Merger................................................................................         10
    Recommendation of Veeco's Board of Directors..........................................................         11
    Potential Effects of the Merger on the Veeco Stockholders and Veeco Stockholder Rights................         11
    Sales of Veeco Common Stock by the Stockholders of Digital May Have a Negative Effect on the Market
     for Veeco Common Stock...............................................................................         12
    Opinion of Financial Advisor..........................................................................         12
    Accounting Treatment..................................................................................         16
    Federal Income Tax Consequences of the Merger.........................................................         16
    Interest of Certain Persons in the Merger.............................................................         16
    Market Price for Veeco Common Stock and Related Stockholder Matters...................................         16

THE MERGER AGREEMENT......................................................................................         17
    The Closing...........................................................................................         17
    Conditions............................................................................................         18
    Registration Rights...................................................................................         19
    Noncompetition Agreements.............................................................................         19
    Affiliates Agreements.................................................................................         20
    Irrevocable Proxy.....................................................................................         20
    Acquisition of Related Entities.......................................................................         20
    Covenants.............................................................................................         20
    Indemnification.......................................................................................         22
    Termination; Amendment................................................................................         23
    Appraisal Rights......................................................................................         23

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED
    AND COMBINED FINANCIAL DATA...........................................................................         24

INFORMATION ABOUT VEECO...................................................................................         30
    Veeco's Business......................................................................................         30
    Recent Developments...................................................................................         30
    Industry Background...................................................................................         31
    Veeco's Products......................................................................................         32
    Process Equipment.....................................................................................         32
    Process Metrology Equipment...........................................................................         34
    Industrial Measurement Equipment......................................................................         38
    Strategic Alliances...................................................................................         39
    Sales and Service.....................................................................................         40

                                                                                                              PAGE
                                                                                                            ---------
    Customers.............................................................................................         41
    Engineering, Research and Development.................................................................         42
    Manufacturing.........................................................................................         43
    Backlog...............................................................................................         43
    Competition...........................................................................................         43
    Patents, Trademarks and Other Intellectual Property...................................................         44
    Environmental Matters.................................................................................         44
    Employees.............................................................................................         45
    Facilities............................................................................................         45
    Legal Proceedings.....................................................................................         46

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VEECO............         47

RISK FACTORS THAT MAY IMPACT FUTURE RESULTS OF VEECO......................................................         51

INFORMATION ABOUT DIGITAL.................................................................................         53
    Digital's Business....................................................................................         53
    Technology Background.................................................................................         53
    Company Background....................................................................................         55
    Digital Products......................................................................................         56
    Sales and Customer Support............................................................................         57
    Engineering, Research and Development.................................................................         60
    Manufacturing.........................................................................................         60
    Backlog...............................................................................................         61
    Competition...........................................................................................         61
    Patents, Trademarks and Other Intellectual Property...................................................         61
    Environmental Matters.................................................................................         61
    Executive Officers and Key Employees..................................................................         62
    Employees.............................................................................................         63
    Facilities............................................................................................         63
    Legal Proceedings.....................................................................................         63

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS OF DIGITAL........................................................         65

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................................................         68

PROPOSAL 3--AMENDMENT TO THE VEECO INSTRUMENTS INC. AMENDED AND RESTATED 1992 EMPLOYEES' STOCK OPTION
    PLAN..................................................................................................         74
    Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan.........................         74

COMPENSATION..............................................................................................         78
    Executive Compensation................................................................................         78
    Annual Compensation...................................................................................         78
    Option/SAR Grants in Last Fiscal Year.................................................................         80
    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.....................         81
    Director Compensation.................................................................................         81
    Compensation Committee Interlocks and Insider Participation...........................................         81

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................................................         82

CUMULATIVE TOTAL RETURN
    OF VEECO, PEER GROUP AND NASDAQ MARKET INDEX..........................................................         84

                                                                                                              PAGE
                                                                                                            ---------
PROPOSAL 4--RATIFICATION OF THE APPOINTMENT OF
    ERNST & YOUNG LLP AS AUDITORS.........................................................................         85

SECURITY OWNERSHIP........................................................................................         86

CERTAIN TRANSACTIONS......................................................................................         87

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT..............................................         88

OTHER MATTERS.............................................................................................         89

FINANCIAL STATEMENTS OF VEECO INSTRUMENTS INC. ...........................................................       VF-1

FINANCIAL STATEMENTS OF DIGITAL INSTRUMENTS INC. .........................................................       DF-1

APPENDIX A--AGREEMENT AND PLAN OF MERGER TOGETHER WITH
               AMENDMENT NO. 1

APPENDIX B--OPINION OF FINANCIAL ADVISOR

APPENDIX C--RESOLUTION APPROVING AMENDMENT TO VEECO INSTRUMENTS
              INC. AMENDED AND RESTATED 1992 EMPLOYEES' STOCK
              OPTION PLAN

                             VEECO INSTRUMENTS INC.
                                 TERMINAL DRIVE
                              PLAINVIEW, NY 11803

                                PROXY STATEMENT

    This Proxy Statement is being furnished to the stockholders (the "Veeco Stockholders") of Veeco Instruments Inc., a Delaware corporation ("Veeco"), in connection with the Annual Meeting of Stockholders of Veeco to be held at 9:30 a.m. (New York City time) on May 29, 1998, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York (the "Meeting"). The accompanying proxy is being solicited by Veeco's Board of Directors (the "Board of Directors") to be voted at the Meeting.

    Accompanying this Proxy Statement is a notice of the Meeting and a form of proxy solicited by the Board of Directors. Proxies in the accompanying form which are properly executed and duly returned to Veeco and not revoked prior to the voting at the Meeting will be voted as specified. If no contrary specification is made and if not designated as broker non-votes, the shares of common stock of Veeco, $.01 par value per share ("Veeco Common Stock") represented by the enclosed proxy will be voted FOR the election of the directors ("Directors") (Proposal 1), FOR the approval of the merger of Digital Instruments, Inc., a California corporation ("Digital"), with and into Veeco (the "Merger") (Proposal 2), FOR the approval of the amendment to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (as amended to date, the "Employees' Plan") (Proposal 3), and FOR the ratification of the appointment of Ernst & Young LLP as auditors (Proposal 4). In addition, the shares of Veeco Common Stock represented by the enclosed proxy will be voted by the persons named therein, in such persons' discretion, with respect to any other business which may properly come before the Meeting or any adjournments or postponements thereof. Any stockholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of Veeco written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting.

    The Merger Agreement provides, among other things, that, upon consummation of the Merger, each issued and outstanding common share of Digital ("Digital Common Stock") will be converted into the right to receive such number of shares (the "Merger Shares") of Veeco Common Stock as determined by dividing 5,583,725 by the aggregate number of shares of Digital Common Stock outstanding immediately prior to the consummation of the Merger, or approximately 107.3859 shares (the "Conversion Ratio"). The number of shares of Veeco Common Stock to be issued to stockholders of Digital will represent a total of 5,583,725 shares and approximately 38.4% of the total shares of Veeco Common Stock anticipated to be outstanding immediately following the Merger. The Merger Agreement requires the approval of the Veeco Stockholders. On May 8, 1998, the closing price of the Veeco Common Stock on The NASDAQ National Market ("NASDAQ") was $39.25. Veeco's Board of Directors has unanimously approved the Merger Agreement, having determined that the acquisition of Digital pursuant to the Merger Agreement is fair and in the best interests of Veeco and the Veeco Stockholders. Representatives of Ernst & Young LLP ("Ernst & Young"), Veeco's independent certified public accountants, will be present at the Meeting and may make a statement if they so desire. They also will be available to respond to appropriate questions. If the Veeco Stockholders approve the Merger, it is currently anticipated that the Merger will be consummated as promptly as practicable after the satisfaction of certain conditions to the Merger. Other than the filings of the Certificates of Merger (as defined in the Merger Agreement) with the Secretaries of State of the States of Delaware and California, as applicable, the filing of this Proxy Statement and the filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the waiting period thereunder (which has been terminated), there are no applicable federal or state regulatory requirements which must be complied with or federal or state approvals which must be obtained in connection with the Merger. Consummation of the Merger is subject to the satisfaction of a number of conditions, including among others, (i) each of the parties being satisfied that the Agreement between IBM Corporation and Digital dated March 1, 1993 will continue in full force and effect following the Merger and that Veeco will have the full benefit of the rights in favor of Digital set forth therein or with the terms of a substitute agreement; and (ii) that Digital shall have acquired 100% of the capital stock of Robin Hill Properties, Inc. and all of Virgil Elings' interest in Digital Instruments GmbH on terms satisfactory to Veeco. Although the Merger Agreement provides that the satisfaction of the conditions to Veeco's obligation to consummate the transaction are waivable by Veeco, Veeco has no present intention of waiving any material condition. If Veeco were to waive a material condition, it would resolicit proxies from the Veeco Stockholders. In the event Digital were to waive the satisfaction of a material condition to its obligation to consummate the transaction, Veeco would not resolicit proxies from the Veeco Stockholders.

    At the Meeting, the Veeco Stockholders will also be asked to consider and vote upon an amendment to the Employees' Plan to increase the number of shares of Veeco Common Stock for which stock options may be granted pursuant to such plan from 1,426,787 shares to 2,126,787 shares.

    In addition, the Veeco Stockholders will be asked to vote upon the ratification of the appointment of Ernst & Young LLP as auditors for Veeco for the fiscal year 1998.

    The Board of Directors has fixed the close of business on April 13, 1998 as the record date for the determination of the Veeco Stockholders who are entitled to receive notice of and to vote at the Meeting. The holders of 50% of the voting power of all issued and outstanding shares of Veeco Common Stock present in person, or represented by proxy, shall constitute a quorum at the Meeting. Directors shall be elected by a plurality of the votes cast at the Meeting (Proposal 1). An affirmative vote by the holders of a majority of the outstanding shares entitled to vote thereon is required for approval of Proposal
2. An affirmative vote by the holders of a majority of the votes cast at the Meeting at which a quorum is present is required for approval of each of Proposals 3 and 4.

    On April 13, 1998, the record date for the Meeting, Veeco had outstanding 8,965,493 shares of Veeco Common Stock. Each share of Veeco Common Stock is entitled to one vote with respect to (i) the election of Directors (Proposal 1),
(ii) the proposed Merger (Proposal 2), (iii) the proposed amendment to the Employees' Plan (Proposal 3), (iv) the ratification of the appointment of Ernst & Young LLP as auditors (Proposal 4), and (v) any other matters to be voted upon at the Meeting.

    In accordance with the laws of the State of Delaware, shares represented by proxies marked as abstentions or designated as broker non-votes will be counted for purposes of determining a quorum. Shares represented by proxies marked as abstentions will also be treated as present for purposes of determining the outcome of a vote on any matter, but will not constitute a vote "for" or "against" any matter and, thus, will be disregarded in the calculation of votes cast for the election of directors. Shares represented by proxies designated as broker non-votes, however, will not be treated as present for purposes of determining the outcome of a vote on any matter.

    To the extent that this Proxy Statement discusses expectations about market conditions or about market acceptance and future sales of Veeco's or Digital's products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the ability of Veeco to complete the Merger, the cyclical nature of the data storage and semiconductor industry, risks associated with the acceptance of new products by individual customers and by the marketplace, and other factors discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K and Annual Report to Stockholders.

                       PROPOSAL I--ELECTION OF DIRECTORS.

    Veeco's Certificate of Incorporation provides for a Board of Directors elected by Veeco Stockholders which is divided into three classes of Directors serving staggered terms. Class I ("Class I") Directors, to be elected at the Meeting, will each serve a three year term until the 2001 Annual Meeting of Stockholders. Class II ("Class II") Directors to be elected at the Meeting will each serve the remainder of a three year term until the 1999 Annual Meeting of Stockholders. Class III ("Class III") Directors to be elected at the

Meeting will each serve the remainder of a three year term until the 2000 Annual Meeting of Stockholders. The Board of Directors will be comprised of eleven (11) members, with each of Class I and Class II to consist of four (4) members and Class III to consist of three (3) members.

    At the Meeting, four (4) Class I Directors will be elected for a term expiring at the 2001 Annual Meeting of Stockholders. The Board of Directors has nominated Walter J. Scherr, currently a Class I Director, for re-election, and Heinz K. Fridrich, Roger D. McDaniel and Irwin H. Pfister, for election as Class I Directors. The Board of Directors has nominated James C. Wyant, currently a Class I Director, and John Gurley, for election as Class II Directors, to join the continuing Class II Directors, Joel A. Elftmann and Paul R. Low in serving terms that expire at the 1999 Annual Meeting of Stockholders. The Board of Directors has nominated Virgil Elings for election as a Class III Director, to join the continuing Class III Directors, Edward H. Braun and Richard A. D'Amore, in serving terms that expire at the 2000 Annual Meeting of Stockholders.

    Directors are elected by a plurality of the votes cast at the Meeting. Unless authority to vote is specifically withheld by appropriate designation on the face of the proxy or a broker or nominee has indicated on the face of the proxy its lack of discretionary authority to vote, the persons named in the accompanying proxy intend to vote the shares represented thereby for the persons whose names are set forth above as Directors of Veeco. Accordingly, only proxies marked "FOR" the nominees or unmarked (other than broker non-votes) will be counted as "votes" in determining election of Directors.

    The Board of Directors recommends that Stockholders vote FOR the Director nominees named above, and, unless a Stockholder gives instructions on the proxy card to the contrary or a broker non-vote is indicated on the proxy card, the appointees named thereon intend so to vote. Management does not contemplate that any of the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

    Virgil Elings and John Gurley, nominees to serve on the Board of Directors of Veeco, are the President and Vice President of Digital, respectively. Their election as directors would be unaffected by the failure to consummate the Merger.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and executive officers of the Company, as of March 31, 1998, are as follows:

NAME                                  AGE                             POSITION
--------------------------------      ---      ------------------------------------------------------
Edward H. Braun.................          58   Director, Chairman, Chief Executive Officer and
                                               President(3)
Richard A. D'Amore..............          44   Director(1)(2)(3)
Joel A. Elftmann................          58   Director(1)(2)
Dr. Paul R. Low.................          65   Director(1)(2)(3)
Walter J. Scherr................          73   Director
James C. Wyant, Ph.D. ..........          54   Director
Thomas A. Cully.................          52   Assistant Treasurer
Don R. Kania, Ph.D. ............          43   Chief Technology Officer
John P. Kiernan.................          36   Corporate Controller
Emmanuel N. Lakios..............          36   Executive Vice President--Worldwide Field Operations
Robert P. Oates.................          44   Vice President and General Manager-- Industrial
                                               Measurement Products
David S. Perloff, Ph.D. ........          56   President--Process Metrology Group
John F. Rein, Jr. ..............          51   Vice President--Finance, Chief Financial Officer,
                                               Treasurer and Secretary
Francis Steenbeke...............          52   Vice President--International Sales and Marketing

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating Committee

NOMINEES FOR DIRECTOR

    Additional nominees to serve as Directors of the Company are as follows:

    Heinz K. Fridrich.....         65  Director Nominee
    Roger D. McDaniel.....         59  Director Nominee
    Irwin H. Pfister......         53  Director Nominee
    John A. Gurley........         42  Director Nominee
    Virgil Elings,                     Director Nominee
      Ph.D. ..............         58

    EDWARD H. BRAUN has been a Director, Chairman, Chief Executive Officer and President of the Company since January 1990. Prior to 1990, Mr. Braun was employed as the Executive Vice President and Chief Operating Officer of Veeco Instruments Inc. (now Lambda Electronics, Inc.), the company from which the Company acquired its business operations (the "Predecessor"). Mr. Braun joined the Predecessor in 1966 as a Regional Sales Manager/Sales Engineer and held numerous positions with the Predecessor, including Director of Marketing, Director of Operations, and General Manager. Mr. Braun is a member of the board of Semiconductor Equipment and Materials International, of which he was Chairman of the Board in 1993.

    RICHARD A. D'AMORE has been a Director of the Company since January 1990. Mr. D'Amore has been a General Partner of Hambro International Venture Fund II, L.P. since 1982 and a General Partner of

North Bridge Venture Partners since 1992. In addition to the Company, Mr. D'Amore is a director of Solectron Corporation and Xionics Document Technologies.

    JOEL A. ELFTMANN has been a Director of the Company since May 1994. Mr. Elftmann has been the Chairman of the Board and President of FSI International ("FSI"), a manufacturer of semiconductor processing products, since 1983. From August 1983 through August 1989, and from May 1991 through the present, he also served as Chief Executive Officer of FSI.

    DR. PAUL R. LOW has been a Director of the Company since May 1994. Dr. Low has been the President and Chief Executive Officer of PRL Associates, a technology consulting firm, since founding the firm in 1992. Previously, Dr. Low was Vice President--General Manager, Technology Products for International Business Machines, Inc. ("IBM") from 1989 through 1992 and a member of IBM's Management Board from 1990 to 1992. Dr. Low is a director of Applied Materials Corporation, Integrated Packaging Assembly Corp., Solectron Corporation, VLSI Technology and Xionics Document Technologies.

    WALTER J. SCHERR has been a Director of the Company since January 1990. Since December 1995 Mr. Scherr has been employed by the Company as a consultant. From December 1993 through December 1995 he was Executive Vice President of the Company. From January 1990 through December 1993, he was the Chief Financial Officer of the Company. Mr. Scherr joined the Predecessor in 1986 as the General Manager of the Predecessor's UPA Technology division of the Predecessor's Instrument Group. Prior to joining the Predecessor, Mr. Scherr was the principal and founder of Visual Sciences, Inc./Panafax (the first publicly traded facsimile company); prior to that, he held a variety of other financial and operating management positions with Litton Industries and Sperry Gyroscope Co.

    THOMAS A. CULLY has been Assistant Treasurer of the Company since November, 1997 and was appointed an executive officer in January 1998. Prior to November, 1997, Mr. Cully was employed in various other financial management positions within the Company. Mr. Cully was employed by the Predecessor from 1979 to 1991, where he held the position of Manager of Internal Audit; prior to that, he held various audit positions with Ernst & Young LLP from 1972 to 1979.

    DON R. KANIA, PH.D. has been Chief Technology Officer of the Company since January 1998. Starting in 1993, Dr. Kania was a senior manager at Lawrence Livermore Laboratory where he directed the Advanced Microtechnology Program in the development of advanced sensors for data storage, extreme ultraviolet lithography for semiconductor manufacturing and several other leading-edge technologies. From 1991 to 1993, Dr. Kania was Research Director at Crystallume, a thin film diamond company. Dr. Kania's other experience includes nine years of research experience at the Department of Energy's Los Alamos and Livermore Laboratories.

    JOHN P. KIERNAN has been Corporate Controller of the Company since February 1995. Prior to joining the Company, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

    EMMANUEL N. LAKIOS has been Executive Vice President of Worldwide Field Operations since October 1997. From June 1991 to October 1997 Mr. Lakios had been Vice President and General Manager of Process Equipment. Prior to 1991, Mr. Lakios was employed in various other positions within the Company. Mr. Lakios joined the Predecessor in June 1984 as an engineer and held positions of Program Manager, Product Marketing Manager and Director of Engineering.

    ROBERT P. OATES has been Vice President and General Manager--Industrial Measurement Products since March 1995. From September 1994 until March 1995, Mr. Oates had been Vice President and General Manager--XRF Thickness Measurement Systems of the Company, and he was Vice President and Treasurer of the Company from January 1993 through September 1994. From January 1990 through December 1992, he was Assistant Treasurer of the Company. Mr. Oates was employed by the Predecessor from 1976 to 1990, where he held a variety of financial positions.

    DAVID S. PERLOFF, PH.D. has been President of Veeco Process Metrology since October 1997. Dr. Perloff was the founder of Prometrix Corporation in 1983, and served as its President until its acquisition by Tencor Instruments in 1993. At Tencor, he held the position of Vice President and General Manager of the Film Measurement Division until April 1996. Earlier, Dr. Perloff held various management positions at Corning Glass Works Signetics and N.V. Philips in the period 1969-1983.

    JOHN F. REIN, JR. has been Vice President--Finance and Chief Financial Officer of the Company since December 1993, and became Treasurer and Secretary of the Company in October 1994. Prior to joining the Company, Mr. Rein served for eight years as Vice President--Controller for Axsys Technologies, Inc. From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation; prior to that, he was on the audit staff of Ernst & Young LLP.

    FRANCIS STEENBEKE has been Vice President--International Sales and Marketing of the Company since January 1990. Mr. Steenbeke joined the Predecessor in 1968 as a sales engineer and held a variety of general management and sales positions with the Predecessor until January 1990.

    JAMES C. WYANT, PH.D. has been a director of the Company since July 1997. From 1984 to July 1997, Dr. Wyant was Chairman of the Board and President of Wyko Corporation. Dr. Wyant has been a Professor of Optical Sciences at the University of Arizona since 1974. Prior to joining the faculty at the University of Arizona, Dr. Wyant spent six years at the Itek Corporation, first as an optical engineer and later, as manager of advanced optical techniques.

    HEINZ K. FRIDRICH is a courtesy professor in the Department of Industrial and Systems Engineering of the University of Florida. He joined the University of Florida in 1994 after 43 years with the IBM Corporation. He began his career in Germany in 1950 and held a number of key management positions in Europe and the U.S. including Vice President and General Manager of IBM's largest development and manufacturing site for semiconductors and electronic packaging. In 1987, he was elected IBM Vice President responsible for worldwide manufacturing and quality until he retired in 1993. Mr. Fridrich graduated as a Diplom Ingenieur in Electrical Engineering in Germany and holds a Master of Science degree in Industrial Management from the Massachusetts Institute of Technology. He is a member of the German Society of Engineers and a Fellow of the Royal Academy of Engineering in the U.K. He is also a board member of Central Hudson Gas & Electric Company in Poughkeepsie, New York and Solectron Corp. in Milpitas, California. Prior to his retirement he was a member of the National Research Council and the Industrial Advisory Board of the American Society of Mechanical Engineers.

    ROGER D. MCDANIEL is President, chief Executive Officer and a Director of Integrated Process Equipment Corp. (NASDAQ National Market: IPEC), a leading manufacturer of chemical-mechanical planarization (CMP) equipment for the semiconductor industry. IPEC is headquartered in San Jose, California with operations in Phoenix, Arizona; Portland, Oregon; and a subsidiary, IPEC Precision, a manufacturer of advanced wafer polishing and metrology equipment, located in Bethel, Connecticut. Through August, 1996, Mr. McDaniel was chief Executive Officer of MEMC Electronic Materials, Inc., the world's second-largest producer of silicon wafers. Mr. McDaniel is a member of the Board of Directors, and past Chairman of SEMI--an international industry association of more than 2,000 semiconductor material and equipment manufacturers located in Asia, Europe and the United States. He also is a member of the board of Fluoroware, Inc. and of Anatel. A member of the U.S. Korea Committee on Business Cooperation, which is sponsored by the U.S. Department of Commerce and the Korean Ministry of Trade, Industry and Energy, Mr. McDaniel also serves on the Advisory Board to St. Louis University's Institute of International Business.

    IRWIN H. PFISTER is Executive Vice President and Corporate officer of Schlumberger Ltd. He is responsible for the management of the Test and Transactions Group, an international business segment serving the semiconductor, financial, telecom and retail petroleum industries. Mr. Pfister joined Schlumberger in May of 1986 and has held several management positions. From January of 1990 to June of 1997, Mr. Pfister was President of the Semiconductor Automated Test Equipment division.

    JOHN A. GURLEY co-founded Digital in 1987 and has served as its Vice President since that time. Previously, he designed flight simulators for Link Flight Simulation. Mr. Gurley has an M.S. in Physics from the University of California, Santa Barbara.

    VIRGIL ELINGS, PH.D. co-founded Digital in 1987 and has served as its President since that time. Previously, Dr. Elings was Professor of Physics at the University of California, Santa Barbara. Dr. Elings has a Ph.D. in Physics from Massachusetts Institute of Technology and a B.S. in Mechanical Engineering from Iowa State University.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee reviews the scope and results of the audit and other services provided by the Company's independent auditors. The Compensation Committee sets the compensation levels of senior management and administers the Employees' Plan and the Veeco Instruments Inc. Employees Stock Purchase Plan. All members of the Compensation Committee are (x) "Non-Employee Directors," within the meaning of Rule 16b-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and (y) "outside directors" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and any applicable regulations. The Nominating Committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board of Directors with respect thereto. The Audit and Compensation Committees each currently consists of Richard A. D'Amore, Paul R. Low and Joel A. Elftmann. The Nominating Committee currently consists of Edward
H. Braun, Richard A. D'Amore and Paul R. Low. During the fiscal year ended December 31, 1997, the Audit Committee and the Compensation Committee each met twice and the Nominating Committee met once.

    During the fiscal year ended December 31, 1997, the Company's Board of Directors held five meetings (including regularly scheduled and special meetings). All of the current Directors attended at least 80% of the meetings of the Board of Directors and of the Board of Directors committees of which they were members during the fiscal year ended December 31, 1997.

    Class I Directors hold office until the 2001 Annual Meeting of Stockholders, Class II Directors hold office until the 1999 Annual Meeting of Stockholders and Class III Directors hold office until the 2000 Annual Meeting of Stockholders. Executive officers are appointed by the Board of Directors and hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

                             PROPOSAL 2--THE MERGER

INTRODUCTION

    The following discussion includes summary information about the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A. The following information summarizing the terms of the Merger Agreement is expressly qualified by reference to the full Merger Agreement set forth in Appendix A. The following summary is not a substitute for a careful reading of the Merger Agreement.

THE PARTIES TO THE MERGER

    VEECO. Veeco, which was incorporated in Delaware in 1989, acquired its business operations from a company that was founded in 1945 under the same name. Veeco is engaged in the design, manufacture, marketing and servicing of a broad line of precision process equipment and process metrology equipment used to manufacture and test microelectronic products for high-growth microelectronic markets such as thin film magnetic heads and advanced semiconductor devices as well as for a broad range of industrial applications. Veeco sells its products worldwide to many of the leading data storage and semiconductor manufacturers. In addition, Veeco sells its products to companies in the flat panel display and high frequency device industries, as well as to other industries, research and development centers and universities. Veeco's manufacturing and research and development facilities are located in Plainview, New York, Orangeburg, New York, Ronkonkoma, New York, Tucson, Arizona and Santa Barbara, California. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. The executive offices of Veeco are located at Terminal Drive, Plainview, New York 11803, and its telephone number is (516) 349-8300.

    DIGITAL. Digital, which was incorporated in California in 1987, develops, designs, manufactures and markets several types of very high resolution instruments, generically known as Scanning Probe Microscopes, which image and measure surface topography, as well as a wide range of other sample characteristics. Digital's products provide the high-end response to an increasing demand for instruments that resolve the smaller and smaller features of a variety of high technology materials, most importantly in the data storage and semiconductor industries. Digital's manufacturing and research and development facilities and main sales offices are located at its main facility in Santa Barbara, California, with sales representatives and distributors worldwide. The executive offices of Digital are located at 112 Robin Hill Road, Santa Barbara, California 93117, and its telephone number is (805) 967-1400.

BACKGROUND OF THE MERGER

    From time to time, Veeco has conducted preliminary discussions with numerous merger and acquisition candidates who primarily manufacture high precision test and measurement equipment for the microelectronics industry. In March 1997, Edward H. Braun, Veeco's Chairman, Chief Executive Officer and President, and Virgil Elings, Digital's President, exchanged general information about their businesses. Both agreed that further discussion should be pursued.

    During 1997, management of Digital continued to meet with Mr. Braun to discuss the possibility of a merger or acquisition. On April 3-5, 1997, Walter
J. Scherr, a member of Veeco's Board of Directors and a consultant to Veeco, met with Virgil Elings and other members of Digital management at Digital's headquarters in Santa Barbara, California to discuss the companies' respective businesses and how they might compliment each other as part of a combined entity. These discussions were followed by meetings in Santa Barbara in mid-June, 1997 between Mr. Scherr, Virgil Elings and other members of Digital management during which they principally discussed technological developments being worked on in the process metrology area by each of the companies and potential synergies that could result from a merger or other business combination, as well as the financial results of each business.

    On July 28, 1997, Digital entered into a letter of intent providing for Digital to merge with Zygo Corporation. On October 8, 1997, Digital and Zygo announced their mutual decision to terminate the letter of intent. Thereafter, Virgil Elings and John Gurley, Digital's Executive Vice President, next met with Mr. Braun, Mr. Scherr and John F. Rein, Jr., Veeco's Vice President--Finance and Chief Financial

Officer, at Veeco's headquarters in Plainview, New York on October 30, 1997 and discussed the markets served by the respective companies and the advantages of combining the two companies. On November 14 and 15, 1997, Mr. Braun, James C. Wyant, a member of Veeco's Board of Directors, and David Perloff, President--Process Metrology of Veeco, met in Las Vegas with Virgil Elings to discuss the terms of a preliminary merger proposal proposed by Veeco in which the Digital stockholders would receive shares of Veeco Common Stock in exchange for their common shares of Digital. Throughout November 1997, the parties continued to discuss Veeco's preliminary proposal and developments in the businesses of the respective companies.

    In early December 1997, representatives of Veeco's and Digital's management commenced more serious discussions as to a possible merger of the two companies. These discussions led to a jointly developed proposal providing for Digital to merge into Veeco in a transaction that would involve an exchange of shares and which would be accounted for in accordance with the "pooling of interests" method required by Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the parties began to conduct business and legal due diligence reviews. Meetings continued among the principals into December 1997, as the parties negotiated documentation relating to a potential merger. However, due to volatility in the stock prices of technology stocks, including the price of Veeco Common Stock, in mid-December 1997, Veeco and Digital mutually agreed to continue to evaluate the potential transaction during the next several weeks.

    In January and February 1998, the parties continued to meet by telephone, and, on February 9, 1998, Veeco announced that it had signed an agreement in principle to merge with Digital. Subsequent to the announcement of the agreement in principle, representatives of Veeco and Digital continued to negotiate the terms of the Merger Agreement and to conduct business and legal due diligence reviews. Meetings continued among the principals and their counsel throughout February 1998 to continue due diligence and to complete negotiation of the Merger Agreement.

    The jointly developed merger proposal resulted from the underlying conviction of management of both Veeco and Digital that the combination of the two companies would offer a broader range of products and services in the various markets historically served by both companies. The managements of both companies also believe that major customers in the data storage and semiconductor industries (as well as customers in other industries that purchase the companies' products and services) are more willing to do significant amounts of business with larger suppliers who are better able to provide worldwide service and support than smaller companies and that the merger will aid the combined company in this regard. They also believe that the combination will bolster the product lines of each of the companies by providing access to important technologies and the research and development efforts of the other. These mutually held convictions led to specific negotiations regarding the consideration to be paid in a business combination between the two companies. The parties jointly determined that the consideration to be received by the stockholders of Digital would be shares of Veeco Common Stock, both because of the opportunity for appreciation in value perceived by the Digital shareholders as well as to allow the transaction to qualify to be accounted for as a pooling of interests, which would provide significant advantages to the combined company. The final determination of the number of shares of Veeco Common Stock to be issued was not based on assigning a particular value to Digital but was based, among other things, upon the parties' separate views of the value of Digital's contribution to the combined company in the future, the consideration paid in similar business transactions in the industry and, ultimately, on what the stockholders of Digital would accept in exchange for their shares. The parties agreed that the consideration to be paid in the Merger would be a fixed number of shares of Veeco Common Stock in part because of the volatility inherent in stocks of companies in the semiconductor capital equipment industry. Because of such inherent volatility, the parties agreed that basing the merger consideration on any particular stock price was not appropriate and that a fixed number of shares more accurately reflected this agreement. Since Digital's stockholders are expected to have a significant ongoing interest in the combined company, such stockholders did not believe that basing such consideration on the value of the Veeco Common Stock at any point in time was in their best interests. The number of shares agreed upon was not based on the market value of the Veeco Common Stock as of any particular date. On February 27, 1998, the Board of Directors of Veeco approved the proposed transaction and authorized management to execute the Merger Agreement. The parties entered into an amendment to the Merger Agreement, dated as of April 30, 1998, which among other things, reduced the number of shares of Veeco Common Stock to be issued to Digital's stockholders in the Merger by 50,000 shares. The parties agreed to the reduction in the merger consideration to reflect the increase in the stock price of the Veeco Common Stock and the fact that Veeco would be acquiring, as a result of the Merger, all of Virgil Elings' interest in Digital Instruments GmbH, constituting 50% of the outstanding interests, rather than 100% of the interests in such entity.

REASONS FOR THE MERGER

    The Board of Directors believes that the Merger is in the best interests of the Veeco Stockholders and that the terms of the Merger are fair from a financial point of view to Veeco and the Veeco Stockholders. The Board of Directors came to its conclusion based upon a number of factors including the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Veeco's financial advisor, the full text of which is attached as Appendix B and which is discussed below. See "Opinion of Financial Advisor."

    The Board of Directors believes that the Merger is consistent with Veeco's objectives and strategies to gain access to new markets, technologies and products in order to maintain its competitive position and that the Merger will create a stronger company both from a financial and operational viewpoint. The Board of Directors considered a number of factors in reaching its determination that the Merger is in the best interests of the Veeco Stockholders. The Board of Directors believes that the addition of Digital's complementary product lines, manufacturing capabilities, engineering, research and development programs, sales, marketing and management personnel will allow the combined company to expand its product offerings and strengthen its position in the overall industry. The Board of Directors noted that the Merger will extend Veeco's current process metrology equipment product line to include a full range of scanning probe microscopes and thus offer Veeco's data storage and semiconductor customers a more complete range of measurement technologies for yield improvement and integrated test programs. The Board of Directors based its beliefs on the growth prospects of Digital's scanning probe microscopy products and the fact that the addition of Digital will allow for the marketing of Veeco's products to Digital's customers and the marketing of Digital's products to many of Veeco's customers. The Board of Directors determined that additional advantages would flow from a merger with Digital, including: (i) improving the variety and diversity of the product line available to be sold to customers of both companies because of the complementary products produced by each Company;
(ii) expansion of Veeco's worldwide customer base by the addition of Digital's international customers; (iii) enhancement of Veeco's purchasing power with its suppliers because of its increased size and buying power; (iv) lessening the present and future dependency on major customers because of an increased customer base; (v) strengthening and expanding customer service and support;
(vi) enhancement of Veeco's research and development efforts; and (vii) Digital's human resources, with numerous years of technical experience and strong academic training, would be made available to Veeco and its customers. The Board of Directors also considered the positive impact the Merger would have on the historical earnings per share of the combined companies on both a historical and a pro forma basis, and concluded, based upon the prospects of the companies, that the Merger would continue to have a positive impact on earnings per share in the future. See "Selected Pro Forma Combined Financial Data" included elsewhere in this Proxy Statement.

    The Board of Directors also considered the potential risks and disadvantages of the Merger. The Board of Directors considered the fact that a significant percentage of Digital's sales are attributable to the data storage industry, as is the case with Veeco. Accordingly, Veeco would continue to be heavily dependent on the data storage industry as a result of the Merger. The data storage industry has been characterized by cyclicality. The industry has experienced significant economic downturns at various times in the last decade, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. As a result, Veeco may experience greater period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy than it would otherwise experience. The Board of Directors also considered the substantial dilution in the percentage ownership of Veeco Common Stock of existing Veeco shareholders that will result from the issuance of Veeco Common Stock pursuant to the Merger, but approved the Merger despite such dilution for the reasons stated in the immediately preceding paragraph.

    In addition to the reasons discussed above under "Background of the Merger", the board of directors of Digital believes that the Merger is in the best interests of the stockholders of Digital because it will allow Digital to gain greater access to new markets, product lines and major customers in the data storage and semiconductor industries. In addition, pursuant to the Merger the stockholders of Digital will receive a publicly traded security in exchange for their shares of Digital Common Stock.

RECOMMENDATION OF VEECO'S BOARD OF DIRECTORS

    In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. All of the factors discussed above regarding the advisability of the Merger were carefully considered by Veeco's management and Board of Directors. Veeco entered into the Merger Agreement because its Board of Directors concluded that there are significant opportunities for growth in sales and earnings upon integrating both companies' operations and that the terms of the transaction are fair from a financial point of view to and in the best interests of Veeco and the Veeco Stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VEECO STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

POTENTIAL EFFECTS OF THE MERGER ON THE VEECO STOCKHOLDERS AND VEECO STOCKHOLDER
  RIGHTS

    Upon consummation of the Merger, the Veeco Stockholders will remain stockholders of Veeco, and their rights as stockholders of Veeco will continue to be governed by the Delaware General Corporation Law (the "DGCL"), Veeco's Certificate of Incorporation and Veeco's Amended and Restated By-Laws. Therefore, the rights of the Veeco Stockholders after the Merger will be identical to their current rights.

    Upon the consummation of the Merger, Edward H. Braun will continue as Chairman of the Board, Chief Executive Officer and President of Veeco. Pursuant to the Merger Agreement, Virgil Elings, President of Digital, will be appointed as a member of the Board of Directors of Veeco in the class of Veeco directors whose terms expire at Veeco's 2000 Annual Meeting of Stockholders and John Gurley, Executive Vice President of Digital, will be appointed as a member of the Board of Directors of Veeco in the class of Veeco directors whose terms expire at Veeco's 1999 Annual Meeting of Stockholders. It is contemplated that the employees and executive officers of Digital will be employed by Veeco following the Merger. The executive officers of Veeco will remain unchanged.

    As a result of the Merger, the stockholders of Digital will own approximately 38.4% of the total shares of Veeco Common Stock anticipated to be outstanding after the Merger and the Veeco Stockholders will own the remaining 61.6% of such shares. Virgil Elings and his sons, Jeffrey and Michael Elings, will collectively directly own approximately 35.7% of the Digital Common Stock expected to be outstanding immediately prior to the Merger and Virgil Elings will control approximately an additional 33.3% of the Digital Common Stock as trustee under various voting trust agreements. The voting trust agreements will terminate upon consummation of the Merger. John Gurley will directly own approximately 28.5% of the Digital Common Stock expected to be outstanding immediately prior to the Merger. As a result of the Merger, Virgil Elings will own approximately 9.6%, Jeffrey Elings will own approximately 4.2%, Michael Elings will own approximately 3.7%, Betty Elings-Wells, Virgil Elings' former wife, will own approximately 9.1%, and John Gurley will own approximately 11.0% of the total shares of Veeco Common Stock anticipated to be outstanding after the Merger and collectively these individuals will be the largest stockholders of Veeco. The Board of Directors of Veeco determined that, while a significant amount of the voting power of Veeco would be held by these individuals as a result of the Merger, this fact will also incentivize Dr. Elings and Mr. Gurley to continue their focus on Digital's growth and on Digital's future contribution to Veeco's overall financial strength.

SALES OF VEECO COMMON STOCK BY THE STOCKHOLDERS OF DIGITAL MAY HAVE A NEGATIVE
  EFFECT ON THE MARKET FOR VEECO COMMON STOCK

    The 5,583,725 shares of Veeco Common Stock to be issued to the stockholders of Digital will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), when they are issued, and will be "restricted securities" under Rule 144 of the Securities Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of Veeco's then outstanding shares and the average weekly trading volume during the four calendar weeks prior to such sale. Sales of shares pursuant to Rule 144 may have a depressive effect on the market price of Veeco equity securities.

    In connection with the Merger, the stockholders of Digital will be granted certain registration rights with respect to the shares of Veeco Common Stock they receive in the Merger. See "THE MERGER AGREEMENT--Registration Rights." Sale by the stockholders of Digital of shares registered for sale to the public pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "Commission") could have a depressive effect on the market price of Veeco equity securities. In addition, such registration rights could adversely impact the ability of Veeco to raise funds through the issuance of equity securities in the future.

OPINION OF FINANCIAL ADVISOR

    On February 27, 1998, Merrill Lynch, financial advisor to Veeco, delivered to the Veeco Board of Directors its oral opinion, subsequently confirmed in writing on such date, that, as of such date and based upon the factors and assumptions set forth in such opinion, the consideration to be paid by Veeco pursuant to the Merger is fair to Veeco from a financial point of view. References in this Proxy Statement to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of February 27, 1998. The Merrill Lynch Opinion was rendered prior to the amendment of the Merger Agreement and, therefore, assumes a higher exchange ratio than that resulting from such amendment which is described in this Proxy Statement. Under the engagement letter entered into between Veeco and Merrill Lynch, Merrill Lynch has no obligation to update its opinion and has not done so to consider the effects of the amendment to the Merger Agreement which reduced the merger consideration and, as a result, the exchange ratio, in a manner more favorable to the Veeco Stockholders.

    THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. HOLDERS OF VEECO SHARES ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE PAID BY VEECO PURSUANT TO THE MERGER. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF VEECO TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VEECO SHARES AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, Merrill Lynch among other things: (i) reviewed certain business and financial information relating to Veeco and Digital that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Veeco and Digital furnished by Veeco and Digital, respectively; (iii) conducted discussions with members of senior management of Veeco and Digital concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses before and after giving effect to the Merger; (iv) reviewed the market prices and valuation multiples for Veeco Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of Veeco and Digital and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant, (vii) reviewed the potential pro forma impact of the Merger; and (viii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions. No limitations were imposed by the Veeco Board of Directors upon Merrill Lynch with respect to investigations made or procedures followed by Merrill Lynch in rendering the Merrill Lynch Opinion.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Veeco or Digital. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinion of Merrill Lynch delivered to the Veeco Board of Directors on February 27, 1998 and Merrill Lynch's presentation to the Veeco Board of Directors were among several factors taken into consideration by the Veeco Board of Directors in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Veeco Board of Directors to approve the Merger.

    In connection with its review and in preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to, discussed with or reviewed by, Merrill Lynch, or publicly available, and Merrill Lynch did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Veeco or Digital. With respect to the financial forecast information furnished to or discussed by Merrill Lynch with Veeco or Digital, and the strategic and other benefits expected to result from the Merger, Merrill Lynch assumed that such forecasts and information were reasonably prepared and reflected the best currently available estimates and judgment of the managements of Veeco or Digital as to the expected future financial performance of Veeco or Digital, as the case may be, as well as such strategic and other benefits. In addition, Merrill Lynch assumed that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles and as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch assumed that the Merger will be consummated on the terms set forth in the Merger Agreement without waiver or amendment of any of the terms or conditions thereof. The Merrill Lynch Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of such opinion.

    The following is a summary of the material analyses performed by Merrill Lynch in arriving at its opinion delivered to the Veeco Board of Directors on February 27, 1998.

    COMPARABLE PUBLIC COMPANIES ANALYSIS. Using publicly available information and estimates of future financial results published by First Call Corporation, a financial data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors, Merrill Lynch compared certain financial and operating information and ratios for both Veeco (based upon First Call estimates) and Digital (based upon Digital management estimates) with the corresponding financial and operating information for a group of eight publicly traded companies engaged primarily in businesses which Merrill Lynch deemed to be relevant for the purpose of its analysis, consisting of ADE Corporation, Cyberoptics Corporation, FEI Company, KLA-Tencor Corporation, Micrion Corporation, Nanometrics Incorporated, Thermospectra Corporation, and Zygo Corporation (the "Merrill Lynch Comparable Companies").

    For purposes of this analysis, Merrill Lynch defined "total market value" as the price per share multiplied by the sum of the number of shares outstanding and the number of exercisable options outstanding less any cash proceeds from exercisable options and "total enterprise value" as total market value plus book value of total debt, minority interest and preferred stock less cash and equivalents. Merrill Lynch's calculations resulted in the following relevant ranges for the Merrill Lynch Comparable Companies: total market value as a multiple of calendar 1997 net income of 11.0x to 30.7x (with a median of 20.6x, a mean of 20.5x and Veeco at 18.6x); total market value as a multiple of projected calendar 1998 net income of 9.7x to 22.4x (with a median of 14.3x, a mean of 15.9x and Veeco at 19.9x); total enterprise value as a multiple of latest twelve months ("LTM") sales of 1.1x to 3.0x (with a median of 1.7x, a mean of 1.8x and Veeco at 1.7x); and total enterprise value as a multiple of LTM earnings before interest and tax ("EBIT") of 6.4x to 24.6x (with a median of 13.3x, a mean of 14.2x and Veeco at 11.0x). Merrill Lynch also observed that, based upon the Merger Consideration (valued as of February 24, 1998), the comparable multiples for Digital implied by the Merger were 19.5x for 1997 net income, 14.5x for projected 1998 net income, 3.7x LTM sales and 12.6x LTM EBIT.

    COMPARABLE ACQUISITION ANALYSIS. Merrill Lynch reviewed certain publicly available information regarding the consideration paid in acquisitions involving semiconductor and data storage capital equipment companies between February 1994 and February 1998 deemed comparable by Merrill Lynch (acquiror/target): PRI Automation, Inc./Equipe Technologies, Inc.; Electro Scientific Industries, Inc./ Applied Intelligent Systems, Inc.; Silicon Valley Group, Inc./Tinsley Laboratories, Inc.; Zygo Corporation/ Digital Instruments, Inc. (terminated); Thermo Optek Corporation/VG Systems Limited; Eaton Corporation/Fusion Systems Corporation; Novellus Systems, Inc./Varian Associates, Inc. (Thin Film Systems Business); Lam Research Corporation/OnTrak Systems, Inc.; Electroglass, Inc./Knights Technology, Inc.; Veeco Instruments Inc./Wyko Corporation; KLA Instruments Corporation/Tencor Instruments; Applied Materials, Inc./Opal, Inc.; Applied Materials, Inc./Orbot Instruments, Ltd.; FEI Company/Philips Industrial Electronics International B.V. (Philips Electron Optics business); Plasma & Materials Technologies, Inc./Electrotech Limited; Zygo Corporation/Technical Instrument Company; Zygo Corporation/NextStar Automation, Inc.; Teradyne, Inc./Megatest Corporation; Credence Systems Corporation/EPRO Corporation; and Tencor Instruments, Inc./Prometrix Corporation (the "Merrill Lynch Comparable Acquisitions"). With respect to its analysis described below, Merrill Lynch excluded certain of the Merrill Lynch Comparable Acquisitions in computing a particular multiple where (i) the relevant data with respect to the target were negative (rendering the multiple not meaningful) or were not publicly available (in the case of private targets), or (ii) the particular multiple for such acquisition was deemed by Merrill Lynch to be significantly above the range of multiples for the other Merrill Lynch Comparable Acquisitions and the inclusion would, in Merrill Lynch's opinion, distort the analysis.

    For purposes of this analysis, Merrill Lynch defined "offer value" as the offer price per share multiplied by the sum of the number of shares outstanding and the number of exercisable options outstanding less the proceeds from exercisable options and "transaction value" as offer value plus the book values of any preferred stock, short term debt, long term debt and the value of minority interests less cash and equivalents. Merrill Lynch examined the offer value in the Merrill Lynch Comparable Acquisitions as a multiple of LTM net income (with the exception of the Electro Scientific Industries, Inc./Applied Intelligent Systems, Inc. acquisition, the Electroglass, Inc./Knights Technology, Inc. acquisition, the FEI Company/Philips Industrial Electronics International B.V. (Philips Electron Optics business) acquisition, the Zygo Corporation/Technical Instrument Company acquisition, the Zygo Corporation/NextStar Automation, Inc. acquisition and the Teradyne, Inc./Megatest Corporation acquisition). Merrill Lynch also examined the transaction value in the Merrill Lynch Comparable Acquisitions as a multiple of LTM EBIT (with the exception of the Electro Scientific Industries, Inc./Applied Intelligent Systems, Inc. acquisition, the Eaton Corporation/Fusion Systems Corporation acquisition, the Electroglass, Inc./Knights Technology, Inc. acquisition, the FEI Company/Philips Industrial Electronics International B.V. (Philips Electron Optics business) acquisition, the Zygo Corporation/NextStar Automation, Inc. acquisition, and the Teradyne, Inc./Megatest Corporation acquisition) and as a multiple of LTM revenues. The offer value as a multiple of LTM net income for such acquisitions ranged from 13.0x to 48.0x (with a median of 18.8x and a mean of 25.0x). The transaction value as a multiple of LTM EBIT for such acquisitions ranged from 7.7x to

30.4x (with a median of 11.6x and a mean of 14.0x) and the transaction value as a multiple of LTM revenues for such acquisitions ranged from 0.8x to 4.9x (with a median of 2.2x and a mean of 2.5x). Merrill Lynch also observed that, based upon the Merger Consideration (valued as of February 24, 1998) the multiples for Digital implied by the Merger were 19.5x LTM net income, 12.6x LTM EBIT and 3.7x LTM revenues.

    PRO FORMA EPS ANALYSIS. Merrill Lynch analyzed the pro forma effects of the Merger on projected calendar 1998 earnings per share ("EPS") for the combined entity based upon information provided by the managements of Veeco and Digital. In its analysis, Merrill Lynch assumed that the Merger will qualify as a pooling of interests for accounting purposes. This analysis indicated that the Merger would be accretive to Veeco's earnings per share in calendar 1998.

    CONTRIBUTION ANALYSIS. Merrill Lynch observed that, after giving effect to the issuance of Veeco Common Stock in the Merger, Digital shareholders would hold 38.1% of the then outstanding shares of Veeco Common Stock (computed on a fully diluted basis). Merrill Lynch compared the pro forma relative equity interest in the combined entity to the relative contributions of Veeco and Digital to the revenues, EBIT and net income of the combined entity. Merrill Lynch observed that in calendar 1996, calendar 1997 and estimated calendar 1998 (based upon estimates provided by the managements of Veeco and Digital), respectively: Digital would contribute 30.3%, 23.7% and 25.7% to the revenue of the combined entity; 51.2%, 36.1% and 39.8% to the EBIT of the combined entity; and 50.5%, 35.7% and 38.4% to the net income of the combined entity.

    The summary set forth above, while containing all material elements of the analyses performed by Merrill Lynch, does not purport to be a complete description of such analyses. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion.

    The Veeco Board of Directors selected Merrill Lynch to render a fairness opinion on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with Veeco and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Pursuant to a letter agreement, Veeco has agreed to pay Merrill Lynch (i) a fee of $300,000 payable on delivery of the Merrill Lynch Opinion and
(ii) if the Merger is consummated, a transaction fee of $2.0 million. Any fee previously paid to Merrill Lynch pursuant to clause (i) of this paragraph will be deducted from any fee to which Merrill Lynch is entitled pursuant to clause
(ii). Veeco also agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) incurred in connection with its engagement and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement.

    In the past, Merrill Lynch has provided financial advisory services to Veeco and may continue to do so, and may receive fees for the rendering of such services. In the ordinary course of its securities business, Merrill Lynch may actively trade equity securities of Veeco for its own account and the accounts of its customers, and Merrill Lynch therefore may hold a long or short position in such securities.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for as a pooling of interests for accounting purposes. The assets and liabilities of Veeco and Digital will be carried forward at their historical book values. The reported income of Veeco and Digital for prior periods will be combined and restated as income for the combined company. As a result, financial statements will be presented on a single combined basis on both a prospective and historical basis. Ernst & Young has delivered a letter to Veeco and Arthur Andersen

LLP has delivered a letter to Digital, in each case dated the date of this Proxy Statement, regarding each such firm's concurrence with the conclusions of the managements of Veeco and Digital, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement. The receipt of these letters are conditions to the obligations of Veeco and Digital to consummate the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    It is a condition to the obligations of Veeco under the Merger Agreement that Veeco shall have received the opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and (ii) Veeco and Digital will each be a party to a reorganization within the meaning of Section 368(b) of the Code. Consistent with such opinion, no gain or loss will be recognized by Veeco, the Veeco Stockholders or Digital as a result of the Merger. It is a condition to the obligations of Digital under the Merger Agreement that Digital shall have received the opinion of Marilyn Barrett, Esq. dated the Closing Date to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Veeco and Digital will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

INTEREST OF CERTAIN PERSONS IN THE MERGER

    Certain directors and executive officers of Veeco beneficially own shares of Veeco Common Stock, as set forth under "SECURITY OWNERSHIP."

MARKET PRICE FOR VEECO COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Veeco Common Stock is quoted on NASDAQ under the symbol "VECO". The 1998, 1997 and 1996 high and low closing prices are as follows:

                                                    1998                  1997                  1996
                                            --------------------  --------------------  --------------------
                                              HIGH        LOW       HIGH        LOW       HIGH        LOW
                                            ---------  ---------  ---------  ---------  ---------  ---------
First Quarter.............................  $   37.19  $   20.38  $   31.38  $   21.88  $   15.63  $   11.13
Second Quarter............................      42.13*     36.44*     41.50      25.75      19.25      12.50
Third Quarter.............................                            72.50      38.50      15.00       9.88
Fourth Quarter............................                            59.50      19.19      22.00      11.38

------------------------

*   Information through May 8, 1998.

    On February 9, 1998, the trading day preceding its public announcement of the execution of the Agreement in Principle, the high and low sale prices for the Veeco Common Stock on NASDAQ were $29.50 and $26.50, respectively. On February 27, 1998, the trading day preceding its public announcement of the execution of the Merger Agreement, the high and low sale prices for the Veeco Common Stock on NASDAQ were $35.50 and $34.38, respectively. On May 8, 1998, the closing price for the Veeco Common Stock on NASDAQ was $39.25. As of May 8, 1998, Veeco had approximately 135 stockholders of record.

    Veeco has not paid dividends on its Common Stock. Veeco intends to retain future earnings, if any, for the development of its business and, therefore, does not anticipate that the Board of Directors will declare or pay any dividends on Veeco Common Stock in the foreseeable future. In addition, the provisions of Veeco's current credit facility limit Veeco's ability to pay dividends. The Board of Directors will determine future dividend policy based on Veeco's results of operations, financial condition, capital requirements and other circumstances.

                              THE MERGER AGREEMENT

    The Merger will be consummated in accordance with the terms and conditions set forth in the Merger Agreement. The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

THE CLOSING

    The closing of the Merger (the "Closing") is scheduled to occur on the second business day following the day on which the last of the conditions to the obligations of the parties to consummate the transaction are fulfilled or waived or such other date as the parties to the Merger Agreement determine, but in no event later than June 30, 1998, or such later date as the parties to the Merger Agreement may agree (the "Closing Date").

    It is anticipated that immediately prior to the Merger there will be 51,996.8 shares of Digital capital stock issued and outstanding which will be converted into the right to receive 5,583,725 shares of Veeco Common Stock.

    The total of 5,583,725 shares to be issued pursuant to the Merger Agreement will represent approximately 38.4% of the total shares of Veeco Common Stock anticipated to be outstanding after the Merger. Virgil Elings, the President of Digital, and his sons, Jeffrey and Michael Elings, will collectively directly own approximately 35.7% of the Digital Common Stock expected to be outstanding immediately prior to the Merger and Virgil Elings will control approximately an additional 33.3% of the Digital Common Stock expected to be outstanding immediately prior to the Merger as trustee under various voting trust agreements. The voting trust agreements will terminate upon consummation of the Merger. John Gurley, the Executive Vice President of Digital, will directly own approximately 28.5% of the Digital Common Stock expected to be outstanding immediately prior to the Merger. As a result of the Merger, Virgil Elings will own 1,390,873 shares of Veeco Common Stock, Jeffrey Elings will own 603,198 shares, Michael Elings will own 536,930 shares, Betty Elings-Wells, Virgil Elings' former wife, will own 1,323,532 shares and John Gurley will own 1,594,681 shares, or approximately 9.6%, 4.2%, 3.7%, 9.1% and 11.0%, respectively, of the total shares of Veeco Common Stock anticipated to be outstanding after the Merger. The share amounts were calculated on the same basis as the Conversion Ratio. The Conversion Ratio was based on arm's length negotiations between Digital and Veeco. Based on an assumed market price of $39.25 for each share of Veeco Common Stock (the closing price of the Veeco Common Stock on NASDAQ on May 8, 1998), the 5,583,725 shares to be issued to Digital securityholders in the Merger would have a value of $219,161,206.

CONDITIONS

    CONDITIONS TO OBLIGATIONS OF VEECO. The obligation of Veeco to consummate the Merger is subject to the fulfillment or waiver by Veeco, on or prior to the Closing Date, of the following conditions, among others: (i) the representations and warranties, as set forth in the Merger Agreement, made by Digital and its securityholders shall have been true in all material respects on and as of the Closing Date; (ii) each of Digital's and its securityholders' obligations under the Merger Agreement shall have been performed in all material respects on or prior to the Closing Date; (iii) no investigation, suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened by any public authority or private person before any court, agency or administrative body in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Merger Agreement or the consummation of the transactions contemplated thereby; (iv) all licenses and other consents or approvals of governmental entities or third parties necessary for consummation of the Merger shall have been obtained, and the requirements of the HSR Act applicable to the transactions contemplated by the Merger Agreement shall have been complied with, and the waiting period thereunder shall have expired or been terminated; (v) on or prior to the date on which this Proxy Statement is first mailed to Veeco Stockholders, a fairness opinion to the effect that the consideration to be paid to Digital's stockholders in the Merger is fair from a financial point of view to Veeco shall have been provided by Merrill Lynch (which condition has been fulfilled); (vi) on or prior to the date on which this Proxy Statement is first mailed to Veeco Stockholders, Veeco shall have received a letter from Ernst & Young, dated the date of this Proxy Statement, regarding its concurrence with the conclusions of the management of Veeco as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement;
(vii) no holder of outstanding Digital Common Stock shall have validly elected, pursuant to California law, to demand an appraisal of such Digital Common Stock;
(viii) no material adverse change shall have occurred, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change, in the assets, properties, condition (financial or otherwise), prospects or results of operations of Digital and its subsidiaries taken as a whole from the date of the Merger Agreement to the Closing Date; (ix) the approval of the Merger Agreement and the Merger by the Veeco Stockholders shall have been obtained; (x) each of the executive officers of Digital shall have entered into a noncompetition agreement with Veeco, the terms of which are more fully described below; (xi) an opinion of Richard Clark, Esq., general counsel of Digital, reasonably satisfactory to Veeco and its counsel, shall have been delivered to Veeco; (xii) each of the affiliates of Digital (as defined in the Merger Agreement) shall have entered into an affiliates agreement, the terms of which are more fully described below; (xiii) Veeco shall have received an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Veeco and Digital will each be a party to a reorganization within the meaning of Section 368(b) of the Code; (xiv) each of the Certificates of Merger (as defined in the Merger Agreement) shall have been accepted for filing by the Secretaries of State of the States of Delaware and California, as applicable; (xv) Veeco shall be satisfied in its reasonable discretion either
(a) that the Agreement dated March 1, 1993 between International Business Machines Corporation ("IBM") and Digital (the "IBM Agreement") will continue in full force and effect following the Merger and that Veeco will have the full benefit of the rights in favor of Digital set forth therein or (b) with the terms of a substitute agreement among IBM, Veeco and Digital; (xvi) Digital shall have acquired 100% of the capital stock of Robin Hill Properties, Inc., a California corporation ("Robin Hill"), the owner of the property occupied by Digital as its headquarters; PROVIDED, that in the event such acquisition shall not have occurred, the Merger Agreement may be amended to provide for this condition to be satisfied by Veeco's direct acquisition of 100% of the capital stock of Robin Hill in exchange for 133,725 shares of Veeco Common Stock and the aggregate merger consideration will be reduced by 133,725 shares; and (xvii) Digital shall have acquired all of Virgil Elings' ownership interest, constituting 50% of the aggregate ownership interests, in Digital Instruments GmbH, a company organized under the laws of Germany ("Digital GmbH"), on terms satisfactory to Veeco.

    Veeco has no present intention of waiving any of the conditions to its obligations to consummate the Merger. However, if Veeco decides to waive any such condition and management of Veeco believes that the failure to satisfy such condition would have a material adverse economic impact on the Veeco Stockholders, Veeco would resolicit proxies from the Veeco Stockholders.

    CONDITIONS TO OBLIGATIONS OF DIGITAL. The obligation of Digital to consummate the Merger is subject to the fulfillment or waiver, on or prior to the Closing Date, of the following conditions, among others: (i) Veeco's representations and warranties, as set forth in the Merger Agreement, shall have been true in all material respects on and as of the Closing Date; (ii) each of Veeco's obligations under the Merger Agreement shall have been performed in all material respects on or prior to the Closing Date; (iii) no investigation, suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened by any public authority or private person before any court, agency or administrative body in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Merger Agreement or the consummation of the transactions contemplated thereby; (iv) all licenses and other consents or approvals of governmental entities or third parties necessary for consummation of the

Merger shall have been obtained and the requirements of the HSR Act applicable to the transactions contemplated by the Merger Agreement shall have been complied with, and the waiting period thereunder shall have expired or been terminated; (v) on or prior to the date on which this Proxy Statement is first mailed to Veeco Stockholders, Digital shall have received a letter from Arthur Andersen LLP, dated the date of this Proxy Statement, regarding its concurrence with the conclusions of the management of Digital as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement; (vi) no material adverse change shall have occurred, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change, in the assets, properties, condition (financial or otherwise), prospects or results of operations of Veeco and its subsidiaries taken as a whole from the date of the Merger Agreement to the Closing Date;
(vii) the approval of the Merger Agreement and the Merger by the Veeco Stockholders shall have been obtained; (viii) Veeco shall have entered into a registration rights agreement with the stockholders of Digital, the terms of which are more fully described below; (ix) each of the affiliates of Veeco (as defined in the Merger Agreement) shall have entered into an affiliates agreement, the terms of which are more fully described below; (x) an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Veeco, reasonably satisfactory to Digital, shall have been delivered to Digital; (xi) Digital shall have received an opinion of Marilyn Barrett, Esq., to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Veeco and Digital will each be a party to a reorganization within the meaning of Section 368(b) of the Code; (xii) each of the Certificates of Merger (as defined in the Merger Agreement) shall have been accepted for filing by the Secretaries of State of the States of Delaware and California, as applicable; and (xiii) Digital shall be satisfied in its reasonable discretion either (a) that the IBM Agreement will continue in full force and effect following the Merger and that Veeco will have the full benefit of the rights in favor of Digital set forth therein or (b) with the terms of a replacement agreement among IBM, Veeco and Digital.

REGISTRATION RIGHTS

    In connection with the Merger, the stockholders of Digital will receive certain piggyback and demand registration rights with respect to the Merger Shares. During the first year following the Closing, the stockholders of Digital will be entitled to exercise their piggyback registration rights and prohibited from exercising their demand registration rights. Thereafter, the stockholders of Digital will be permitted to exercise both their piggyback and demand registration rights. The Digital stockholders may require Veeco to effect one
(1) "demand" registration; PROVIDED, that in the event such Stockholders are unable to register and sell at least 75% of the shares requested to be registered, the Digital Stockholders will be entitled to require Veeco to effect one (1) additional demand registration, subject to certain limitations. With respect to the demand registration rights, the Digital stockholders will be permitted to offer for public sale, an amount equal to at least 30% of the Merger Shares held at such time by all of the Digital stockholders. Veeco will bear all expenses incident to the registration of such shares, excluding underwriters' discounts and commissions.

NONCOMPETITION AGREEMENTS

    In connection with the Merger, each executive officer of Digital who is also a stockholder of Digital will enter into a noncompetition agreement with Veeco, pursuant to which he will agree not to, among other things, (i) use or disclose any confidential information relating to Digital and its business obtained by the executive officer before or after the Merger except, among other situations, in the ordinary course of the executive officer's duties as an employee of Veeco or (ii) compete with Veeco or solicit or otherwise interfere with employees, customers or suppliers of Veeco for a period of time beginning upon consummation of the Merger and ending two years after the termination of the executive officer's employment with Veeco, as such period may be extended pursuant to the terms of the agreement.

AFFILIATES AGREEMENTS

    In connection with the Merger, each affiliate of Digital and Veeco (a "Digital Affiliate" or a "Veeco Affiliate") has entered into an affiliates agreement with Veeco pursuant to which such affiliate has agreed, among other things, not to sell, exchange, pledge, dispose of or otherwise reduce such affiliate's risk relative to his or her shares of Veeco Common Stock (including, in the case of Digital Affiliates, by disposing of Digital Common Stock) during the period beginning thirty (30) days prior to the effective time of the Merger and until financial results covering no less than thirty days of combined operations of Veeco and Digital have been filed by Veeco with the SEC or published by Veeco in an Annual Report, Quarterly Report, Current Report, quarterly earnings report, press release or other issuance. Each Digital Affiliate further agreed that (i) as of, and at no time prior to, the effective time of the Merger, respectively, such Digital Affiliate will have no plan or intent to dispose of more than fifty percent (50%) of Veeco Common Stock to be acquired by such Digital Affiliate upon consummation of the Merger and (ii) such Digital Affiliate is not aware of, or participating in, any plan to dispose of Veeco Common Stock, the fair market value of which would exceed fifty percent (50%) of the fair market value of all of the outstanding shares of Digital Common Stock immediately prior to the Merger. In addition, each Digital Affiliate agreed to certain standard restrictions on transfer in connection with any sale of restricted shares of Veeco Common Stock.

IRREVOCABLE PROXY

    In connection with the execution of the Merger Agreement, Virgil Elings, individually and as trustee under various voting trusts, Jeffrey Elings, Peter Maivald, Matthew Longmire and Pamela Wrobel Longmire, who collectively hold more than 50% of the Digital Common Stock, have granted to Veeco irrevocable proxies to vote such stockholders' shares of Digital Common Stock (i) in favor of the Merger Agreement and the Merger and any actions in furtherance thereof, (ii) against any action, any failure to act, or agreement that would result in a breach of any covenant, representation, warranty or agreement of Digital under the Merger Agreement and (iii) on any matters recommended by Digital's board of directors for approval by Digital's stockholders.

ACQUISITION OF RELATED ENTITIES

    Prior to the Closing of the Merger, Digital will acquire a 100% ownership interest in Robin Hill and all of Virgil Elings' ownership interest, constituting 50% of the aggregate ownership interests, in Digital GmbH. Unless otherwise noted, all references to Digital in the financial statements and financial data contained in this Proxy Statement include the accounts of Digital and Robin Hill; such statements and data include Digital GmbH using the equity method of accounting. In the event that the Robin Hill acquisition shall not have occurred, the parties may amend the Merger Agreement to provide for the direct acquisition by Veeco of Robin Hill. In such event, Veeco will acquire Robin Hill in exchange for shares of Veeco Common Stock and the aggregate merger consideration will be reduced accordingly.

    Robin Hill owns the land and building occupied by Digital as its headquarters and located at 112 Robin Hill Road, Santa Barbara, California 93117. Robin Hill is currently owned by Virgil and Jeffrey Elings, who collectively own or control approximately 64% of Digital as of the date hereof.

    Digital GmbH sells Digital's products in Germany and assists other European distributors of Digital's products with customer service and support. See "INFORMATION ABOUT DIGITAL--Sales and Customer Support." Digital GmbH is currently owned by Virgil Elings and John Gurley, who collectively own or control approximately 88.6% of Digital as of the date hereof.

COVENANTS

    CERTAIN COVENANTS OF DIGITAL. Digital has agreed that, prior to the Closing, it will, among other things: (i) permit reasonable access to, and investigation of, its properties and books and records; (ii) conduct its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, pay and cause its subsidiaries to pay debts and taxes when due, preserve its and its subsidiaries' business organization and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its subsidiaries; (iii) except as permitted by the Merger Agreement, not, and not permit its subsidiaries, to take, or fail to take, any action as a result of which it is reasonably likely that, among other things, (a) Digital's or such subsidiary's authorized or issued capital stock will change, (b) Digital's or such subsidiary's Articles of Incorporation or By-Laws will be amended, (c) salary, benefits or compensation to any stockholder, director, officer or employee will be paid or increased, other than in the ordinary course of business and other than annual salaries paid to newly hired employees not in excess of $50,000 and annual increases in salary not in excess of $10,000 per employee, (d) any benefit plan will be adopted or amended by Digital or such subsidiary or payments thereunder increased, (e) any asset or property of Digital or such subsidiary will be destroyed, damaged or lost, where such damage, destruction or loss could reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Digital, (f) any material contract with Digital or such subsidiary will be materially amended, renewed or terminated, (g) a material asset or property of Digital or such subsidiary will be sold, leased or otherwise disposed of, (h) long-term debt of Digital or such subsidiary in excess of $10,000 will be incurred or assumed, (i) a claim, liability or obligation of Digital or such subsidiary will be paid, discharged or satisfied other than in the ordinary course of business consistent with past practice, (j) any material claims or rights of Digital or such subsidiary will be cancelled or waived, (k) any accounting method used by Digital or such subsidiary will materially change or (l) Digital or such subsidiary will merge or consolidate with or into any other person; (iv) not (a) declare or pay any dividends or make any other distributions in respect of its capital stock except for distributions to Digital's stockholders prior to the Merger in an aggregate amount to be determined under the Merger Agreement, or (b) take any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests; (v) use its best efforts to obtain consents of all persons and governmental entities necessary for the consummation of the Merger; (vi) comply in a timely fashion with the requirements of all environmental laws applicable to the transfer of its business; (vii) file or cause to be filed on a timely basis all tax returns of Digital and each of its subsidiaries; (viii) notify Veeco of (a) any event, condition or circumstance that would constitute a violation or breach of the Merger Agreement or would constitute the non-satisfaction of the conditions set forth in the Merger Agreement if the same were to continue to exist as of the Closing Date or (b) any event, occurrence or transaction that would have been required to be disclosed in any schedule or statement delivered under the Merger Agreement had the same existed as of the date of the Merger Agreement; (ix) cause all indebtedness owed to Digital or any of its subsidiaries by any affiliate (as defined in the Merger Agreement) (other than wholly-owned subsidiaries) to be paid in full prior to Closing; (x) not (a) solicit or entertain any third-party offers relating to the acquisition of any capital stock of Digital or any of its subsidiaries or all or any substantial portion of Digital's or any of its subsidiaries' business or (b) participate in any discussions or negotiations with any third party relating thereto; (xi) provide Veeco with an affiliates agreement from each affiliate of Digital (as defined in the Merger Agreement); (xii) promptly following execution of the Merger Agreement, file a Pre-Merger Notification and Report Form in accordance with the HSR Act and respond in good faith and in cooperation with Veeco to any request for information by any governmental entity in connection therewith; and
(xiii) use its best efforts to do all things necessary to consummate the Merger.

    CERTAIN COVENANTS OF VEECO. Veeco has agreed that, prior to the consummation of the Merger, it will, among other things: (i) permit reasonable access to, and investigation of, its properties and books and records; (ii) conduct its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, pay and cause its subsidiaries to pay debts and taxes when due, preserve its and its subsidiaries' business organization and preserve its relationship with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its subsidiaries; (iii) except as permitted by the Merger Agreement, not do, cause or permit it or any of its subsidiaries to do, cause or permit (a) subject to the matters contemplated by this Proxy Statement, any amendments to its Certificate of Incorporation or By-Laws, (b) issue or authorize any securities in respect of or in substitution for shares of its capital stock, (c) declare or pay any dividends or make any other distributions in respect of its capital stock, (d) take any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests; (iv) use its best efforts to obtain consents of all persons and governmental entities necessary for the consummation of the Merger; (v) notify Digital of (a) any event, condition or circumstance that would constitute a violation or breach of the Merger Agreement or would constitute the non-satisfaction of the conditions set forth in the Merger Agreement if the same were to continue to exist as of the Closing Date or (b) any event, occurrence or transaction that would have been required to be disclosed in any schedule or statement delivered under the Merger Agreement had the same existed as of the date of the Merger Agreement;
(vi) take all action necessary to hold a meeting of its stockholders to consider and vote upon the Merger and prepare and file a proxy statement to be used in connection therewith; (vii) take all necessary steps to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Veeco Common Stock in connection with the Merger; (viii) file with NASDAQ a Notification Form for Listing of Additional Shares; (ix) provide Digital with an affiliates agreement from each affiliate of Veeco (as defined in the Merger Agreement); (x) promptly following execution of the Merger Agreement, file a Pre-Merger Notification and Report Form in accordance with the HSR Act and respond in good faith and in cooperation with Digital to any request for information by any governmental entity in connection therewith; (xi) cause Virgil Elings and John Gurley to be elected as members of the Board of Directors of Veeco; (xii) permit Digital to make distributions to its stockholders prior to the Merger in an aggregate amount to be determined under the Merger Agreement; and (xiii) use its best efforts to do all things necessary to consummate the Merger.

INDEMNIFICATION

    INDEMNIFICATION BY THE DIGITAL STOCKHOLDERS. Pursuant to the Merger Agreement, the Digital stockholders have agreed to jointly and severally indemnify and hold harmless Veeco and each of its respective directors, officers, employees, agents, representatives, controlling persons and affiliates (the "Veeco Indemnitees") against and from all losses incurred by the Veeco Indemnitees to the extent any such loss arises out of (i) any inaccuracy in any representation or warranty of Digital contained in the Merger Agreement; (ii) any failure by Digital to perform or comply with any covenant or agreement contained in the Merger Agreement; (iii) any claim for brokerage or finder's fees or similar payments in connection with the Merger other than brokers, finders or investment bankers retained by Veeco; (iv) any claim asserted against Digital by any direct or indirect holder or former holder of capital stock or other securities of Digital; or (v) Veeco's enforcement of these indemnification provisions; provided, the Veeco Indemnitees shall not be entitled to indemnification for the matters described in clauses (i) and (ii) above until all such damages exceed $500,000 and then only for such damages in excess of such amount. Damages shall not exceed the product of 558,372 shares of Veeco Common Stock multiplied by the average of the closing bid prices on NASDAQ for one (1) share of Veeco Common Stock for the twenty (20) trading days ending on the trading day immediately preceding the Closing Date; provided that such limitations shall not apply to any Digital stockholder to the extent of damages arising from fraud on the part of such Digital stockholder.

    INDEMNIFICATION BY VEECO. Pursuant to the Merger Agreement, Veeco has agreed to indemnify and hold harmless the Digital stockholders from all losses incurred by them to the extent any such loss arises out of (i) any inaccuracy in any representation or warranty by Veeco contained in the Merger Agreement; (ii) any failure by Veeco to perform or comply with any covenant or agreement contained in the Merger Agreement; (iii) any claim for brokerage or finder's fees or similar payments in connection with the Merger other than brokers, finders or investment bankers retained by Digital or Digital's stockholders; or
(iv) the Digital stockholders' enforcement of these indemnification provisions; provided, that the Digital stockholders, as a group, shall not be entitled to indemnification for the matters described in clauses (i) and (ii) above until all such damages exceed $500,000 and then only for such damages in excess of such amount. Damages shall not exceed the product of 558,372 shares of Veeco Common Stock multiplied by the average of the closing bid prices on NASDAQ for one (1) share of Veeco Common Stock for the twenty (20) trading days ending on the trading day immediately preceding the Closing Date; provided that such limitations shall not apply to Veeco to the extent of damages arising from fraud on the part of Veeco.

    Notwithstanding the foregoing, neither Veeco nor the Digital stockholders will have any liability for indemnification for any claim, other than a claim relating to certain specified environmental disclosures, that is not asserted on or before the date upon which the audited financial statements of Veeco and its subsidiaries for the fiscal year ending December 31, 1998 are issued.

TERMINATION; AMENDMENT

    The Merger Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of the parties; (ii) by any party if any governmental entity shall have issued an order, decree, injunction, judgment or taken any other action restraining or otherwise prohibiting the Merger and such order or other action is final and nonappealable; (iii) by any party on or after June 30, 1998, or such later date as the parties to the Merger Agreement may agree; and
(iv) by any party if the satisfaction of any condition to the obligations of the terminating party has been rendered impossible.

    The Merger Agreement may be amended by action taken by the respective Boards of Directors of Veeco and Digital at any time; provided, however, that no amendment may be made which under the California General Corporation Law would require the further approval of the stockholders of Digital without obtaining such approval, and following approval by stockholders of Veeco, no amendment may be made which under the DGCL would require the further approval of the stockholders of Veeco without obtaining such approval. In the event that the parties enter into a material amendment to the Merger Agreement, Veeco will resolicit proxies from the Veeco Stockholders.

APPRAISAL RIGHTS

    Under Section 262 of the DGCL, appraisal rights are available for the holder of shares of any class or series of stock of a constituent corporation in a merger who dissents from the merger, provided, however, that no such appraisal rights shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. Because the Veeco Common Stock is quoted on NASDAQ, holders of Veeco Common Stock are not entitled to appraisal rights.

                 SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED
                          AND COMBINED FINANCIAL DATA

    The selected historical consolidated data of Veeco as of and for the years ended December 31, 1993 through 1997 have been derived from its audited historical consolidated financial statements and notes thereto, which as of December 31, 1996 and 1997 and for the years ended December 31, 1995 through 1997 are included elsewhere herein, and should be read in conjunction with such financial statements and notes thereto. The selected historical combined data of Digital as of and for the years ended December 31, 1993 through 1997 have been derived from its audited historical combined financial statements and notes thereto, which as of December 31, 1996 and 1997 and for the years ended December 31, 1995 through 1997 are included elsewhere herein, and should be read in conjunction with such financial statements and notes thereto.

    The selected unaudited pro forma combined financial data give effect to the proposed Merger under the pooling of interests method of accounting. The unaudited pro forma combined financial data are based on the historical consolidated financial statements of Veeco and the historical combined financial statements of Digital. The unaudited pro forma combined balance sheet assumes that the Merger took place on December 31, 1997 and combines Veeco's December 31, 1997 audited consolidated balance sheet with Digital's December 31, 1997 audited combined balance sheet. The unaudited pro forma combined statements of income assume that the Merger took place as of January 1, 1995 and combine Veeco's consolidated statements of income, with Digital's combined statements of income for the years ended December 31, 1995, 1996 and 1997, respectively.

    The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial statements included elsewhere herein and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Combined Financial Statements."

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA(1):
  Net sales......................................................  $ 165,408  $ 115,042  $  85,825  $  60,031  $  52,237
  Cost of sales..................................................     88,177     62,201     44,666     33,674     29,563
                                                                   ---------  ---------  ---------  ---------  ---------
  Gross profit...................................................     77,231     52,841     41,159     26,357     22,674
  Costs and expenses.............................................     51,597     36,166     29,768     21,574     20,863
  Merger expenses................................................      2,250     --         --         --         --
  Write-off of purchased in-process technology...................      4,200     --         --         --         --
  Legal fees and claims related to litigation....................     --         --         --          2,051        995
                                                                   ---------  ---------  ---------  ---------  ---------
  Operating income...............................................     19,184     16,675     11,391      2,732        816
  Interest (income) expense--net.................................       (525)      (798)      (152)     2,999      2,667
                                                                   ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes and extraordinary item.......     19,709     17,473     11,543       (267)    (1,851)
  Income tax provision (benefit).................................      7,426      6,638      2,306       (708)       (20)
                                                                   ---------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary item........................     12,283     10,835      9,237        441     (1,831)
  Extraordinary (loss), net of $355 tax benefit..................     --         --         --           (679)    --
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income (loss)..............................................  $  12,283  $  10,835  $   9,237  $    (238) $  (1,831)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

EARNINGS PER SHARE:
  Income (loss) before extraordinary item........................  $    1.39  $    1.25  $    1.13  $    0.09  $   (0.39)
  Extraordinary (loss)...........................................                                       (0.14)
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income (loss)..............................................  $    1.39  $    1.25  $    1.13  $   (0.05) $   (0.39)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

DILUTED EARNINGS PER SHARE:
  Income (loss) before extraordinary item........................  $    1.32  $    1.22  $    1.09  $    0.08  $   (0.39)
  Extraordinary (loss)...........................................                                       (0.12)
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income (loss)..............................................  $    1.32  $    1.22  $    1.09  $   (0.04) $   (0.39)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding..............................      8,808      8,667      8,166      4,995      4,738
Diluted weighted average shares outstanding......................      9,324      8,906      8,484      5,472      4,738

                                                                                    AS OF DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA(1):
  Cash and cash equivalents......................................  $  18,505  $  23,465  $  18,525  $   3,425  $   1,534
  Working capital................................................     54,386     49,361     39,307     16,683     10,273
  Excess of cost over net assets acquired, net...................      4,318      4,448      4,579      4,710      4,840
  Total assets...................................................    127,739     96,797     79,610     50,816     43,221

  Long-term debt (including current installments)................      2,563      2,669      2,766      2,839     27,734
  Shareholders' equity...........................................     81,782     66,270     55,254     31,347      3,094

------------------------
(1) Veeco completed an initial public offering (the "IPO") on December 6, 1994 in which $24,290,000 of net proceeds were received by Veeco. The net proceeds were used to repay the Company's outstanding debt and for working capital and other general corporate purposes. Prior to the IPO, the Company was highly leveraged with approximately $23,700,000 of debt and accrued interest outstanding. Veeco completed a follow-on offering on July 31, 1995 (the "Follow-On Offering") in which $14,460,000 of net proceeds were received by Veeco. The net proceeds have been used for general corporate purposes. Prior to the completion of the IPO, Veeco incurred significant interest expense on its outstanding debt. Since the completion of the IPO and the Follow-On Offering, Veeco has earned net interest income.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
    Net sales..............................................  $  51,320  $  50,017  $  38,151  $  24,928  $  19,969
    Cost of sales..........................................     22,503     21,320     17,027     11,685     10,039
                                                             ---------  ---------  ---------  ---------  ---------
    Gross profit...........................................     28,817     28,697     21,124     13,243      9,930
    Costs and expenses.....................................     14,357     11,879      9,006      6,778      4,971
                                                             ---------  ---------  ---------  ---------  ---------
    Operating income.......................................     14,460     16,818     12,118      6,465      4,959
    Interest income (expense)..............................       (532)      (453)      (331)        98         96
                                                             ---------  ---------  ---------  ---------  ---------
    Income before income taxes.............................     13,928     16,365     11,787      6,563      5,055
    Income tax provision...................................        184        303        191        124        111
                                                             ---------  ---------  ---------  ---------  ---------
    Net income.............................................  $  13,744  $  16,062  $  11,596  $   6,439  $   4,944
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                                                              AS OF DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
    Cash and cash equivalents..............................  $   1,939  $   2,857  $   2,337  $   2,185  $     889
    Working capital........................................     14,392     12,633     10,017      8,860      7,353
    Total assets...........................................     31,892     16,542     13,638     11,827      8,901
    Long term debt (including current installments)........     14,793      8,000      8,000     --         --
    Shareholders' equity...................................     11,976      5,299      3,194      9,563      7,824

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
STATEMENT OF INCOME DATA:
Net sales....................................................................  $  216,728  $  165,059  $  123,976
Cost of sales................................................................     110,680      83,521      61,693
                                                                               ----------  ----------  ----------
Gross profit.................................................................     106,048      81,538      62,283
Costs and expenses...........................................................      65,954      48,045      38,774
Merger expenses..............................................................       2,250      --          --
Write-off of purchased in-process technology.................................       4,200      --          --
                                                                               ----------  ----------  ----------
Operating income.............................................................      33,644      33,493      23,509
Interest (expense) income....................................................          (7)        345        (179)
                                                                               ----------  ----------  ----------
Income before income taxes...................................................      33,637      33,838      23,330
Income tax provision.........................................................      12,817      12,963       7,054
                                                                               ----------  ----------  ----------
Net income...................................................................  $   20,820  $   20,875  $   16,276
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

EARNINGS PER SHARE: (1)

Net income per common share..................................................  $     1.45  $     1.46  $     1.18
Diluted net income per common share..........................................  $     1.40  $     1.44  $     1.16
Weighted average shares outstanding..........................................      14,392      14,251      13,750
Diluted weighted average shares outstanding..................................      14,908      14,490      14,068

                                                                                AS OF
                                                                             DECEMBER 31,
                                                                                 1997
                                                                             ------------

BALANCE SHEET DATA:
Cash and cash equivalents..................................................   $   20,444
Working capital............................................................       65,267
Excess of cost over net assets acquired, net...............................        4,318
Total assets...............................................................      161,120
Long-term debt (including current installments)............................       17,356
Shareholders' equity.......................................................       90,247

------------------------

(1) Shares used in computing pro forma combined earnings per share is based upon the pro forma weighted average number of outstanding common and equivalent shares, if dilutive, of Veeco and Digital for each period at the exchange ratio of 107.3859 shares of Veeco Common Stock for each share of Digital Common Stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following table sets forth certain historical per share data of Veeco and Digital and unaudited pro forma combined per share data of Veeco and unaudited equivalent pro forma per share data of Digital, in each case after giving effect to the Merger on a pooling of interests basis at the Conversion Ratio (107.3859 shares of Veeco Common Stock for each share of Digital Common Stock). This data should be read in conjunction with the selected historical consolidated and combined financial data, the pro forma combined financial statements, the historical consolidated financial statements of Veeco and the historical combined financial statements of Digital and the notes thereto which are included elsewhere in this Proxy Statement. The pro forma combined and equivalent pro forma financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as indicative of future operations. Veeco has never declared or paid cash dividends on its shares of capital stock. Digital is an S Corporation, and, consistent therewith, has made aggregate distributions to its stockholders of 10,000,000, 14,000,000, and 18,000,000 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively.

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
HISTORICAL VEECO:
Net income per share (1).............................................................  $    1.39  $    1.25  $    1.13
Diluted net income per share (2).....................................................       1.32       1.22       1.09
Book value per share (3).............................................................       9.20     --         --

HISTORICAL PRO FORMA DIGITAL:
Net income per share (4).............................................................     169.51     200.26     140.76
Diluted net income per share (5).....................................................     167.83     198.27     139.37
Book value per share (6).............................................................     232.57     --         --

PRO FORMA COMBINED:
Net income per share (7).............................................................       1.45       1.46       1.18
Diluted net income per share (8).....................................................       1.40       1.44       1.16
Book value per share (9).............................................................       6.23     --         --

EQUIVALENT PRO FORMA DIGITAL:
Net income per share (10)............................................................     155.71     156.78     126.72
Diluted net income per share (11)....................................................     150.34     154.64     124.57
Book value per share (12)............................................................     669.01     --         --

------------------------

(1) The historical net income per share of Veeco is based upon the weighted average number of common shares of Veeco Common Stock outstanding for each period.

(2) The historical diluted net income per share of Veeco is based upon the weighted average number of common and equivalent shares of Veeco Common Stock outstanding for each period.

(3) The historical book value per share of Veeco is computed by dividing shareholders' equity by the number of shares of Veeco Common Stock outstanding at the end of the period.

(4) The historical pro forma net income per share of Digital is based upon the weighted average number of common shares of Digital outstanding for each period and includes provisions for income taxes, based upon the statutory rates in effect during the periods presented, as if Digital was a C corporation for each period.

(5) The historical pro forma diluted net income per share of Digital is based upon the weighted average number of common and equivalent shares of Digital Common Stock, outstanding for each period and includes provision for income taxes, based upon the statutory rates in effect during the periods presented, as if Digital was a C Corporation for each period.

(6) The historical pro forma book value of Digital per share is computed by dividing shareholders' equity by the number of shares of Digital Common Stock outstanding at the end of the period.

(7) The pro forma combined net income per share is based upon the pro forma weighted average number of common shares of (i) Veeco Common Stock outstanding for each period and (ii) Digital Common Stock outstanding for each period multiplied by the Conversion Ratio.

(8) Pro forma combined diluted net income per share is based upon the pro forma weighted average number of common and equivalent shares of (i) Veeco Common Stock outstanding for each period and (ii) Digital Common Stock outstanding for each period multiplied by the Conversion Ratio.

(9) The pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the sum of the number of shares of (i) Veeco Common Stock outstanding at the end of the period and (ii) Digital Common Stock outstanding at the end of the period multiplied by the Conversion Ratio.

(10) The equivalent pro forma net income per share of Digital is computed by multiplying pro forma combined net income per share by the Conversion Ratio.

(11) Equivalent pro forma diluted net income per share of Digital is computed by multiplying pro forma combined net income per share by the Conversion Ratio.

(12) The equivalent pro forma book value per share of Digital is computed by multiplying the pro forma combined book value per share by the Conversion Ratio.

                            INFORMATION ABOUT VEECO

VEECO'S BUSINESS

    Veeco is a leader in the design, manufacture, marketing and servicing of a broad line of precision process equipment and process metrology equipment used to manufacture and test microelectronic products for the data storage and semiconductor industries. Demand for Veeco's products has been driven by the increasing miniaturization of microelectronic components; the need for manufacturers to meet reduced time-to-market schedules while ensuring the quality of those components; and, in the data storage industry, the introduction of new magnetoresistive (MR) and giant magnetoresistive (GMR) thin film magnetic heads (TFMHs) which require additional Veeco process steps. The ability of Veeco's products to deposit precise thin films, precisely etch sub-micron patterns and make critical surface measurements in these components enables manufacturers to improve yields and quality in the fabrication of advanced microelectronic devices, such as semiconductor wafers and TFMHs.

    Veeco sells its products worldwide to many of the leading data storage and semiconductor manufacturers, including Seagate Technology, Inc. ("Seagate"), Read-Rite Corp. ("Read-Rite"), IBM Corporation ("IBM"), Applied Magnetics Corp. ("AMC"), SAE Magnetics ("SAE"), Quantum Corp. ("Quantum") and Siemens AG ("Siemens"). In addition, Veeco sells its products to companies in the flat panel display and high frequency device industries, as well as to other industries, research and development centers and universities.

    Veeco acquired its business operations from a company that was founded in 1945 under the same name (the "Predecessor"). In August 1989, Edward H. Braun, Veeco's Chairman, Chief Executive Officer and President, who was then the Executive Vice President and Chief Operating Officer of the Predecessor, incorporated Veeco Instruments Acquisition Corp. with certain other members of Veeco's senior management for the purpose of acquiring a substantial portion of the assets used in the Predecessor's industrial equipment product group business (the "Equipment Group"). In January 1990, Veeco Instruments Acquisition Corp. completed its acquisition of these assets (the "Acquisition") for approximately $29,200,000 and the assumption of substantially all of the liabilities of the Equipment Group relating to such assets. In connection with the Acquisition, the Predecessor changed its name to "Lambda Electronics Inc." and Veeco Instruments Acquisition Corp. changed its name to "Veeco Instruments Inc."

    On December 6, 1994, Veeco completed an initial public offering whereby 2,500,000 shares of Veeco Common Stock were issued and sold at $11.00 per share. The net proceeds were used to repay Veeco's debt and for working capital and other general corporate purposes.

    On July 31, 1995, Veeco completed a follow-on offering in which 2,300,000 shares of Veeco Common Stock were sold, 800,000 of which were sold by Veeco and 1,500,000 of which were sold by certain selling stockholders, at the public offering price of $20.00 per share. The net proceeds received by Veeco have been and will be used for working capital and general corporate purposes, including potential acquisitions.

RECENT DEVELOPMENTS

    In July 1997, Veeco acquired all of the outstanding capital stock of Wyko Corporation, an Arizona corporation ("Wyko"), through the merger of Veeco Acquisition Corp., a wholly-owned subsidiary of Veeco formed for the purpose of the acquisition, into Wyko. Following the consummation of the acquisition, Wyko became a wholly-owned subsidiary of Veeco. Pursuant to the merger, the former stockholders of Wyko received a total of 2,863,810 shares of Veeco Common Stock, and former optionholders of Wyko received options to purchase 136,190 shares of Veeco Common Stock. Wyko designs, manufactures, markets and services a broad line of high performance, non-contact optical process metrology systems. Veeco believes that the acquisition of Wyko greatly enhances Veeco's process metrology product line by adding products utilizing phase shifting interferometry ("PSI"), vertical shifting interferometry ("VSI") and other technologies not previously employed in Veeco's process metrology products. This extension of Veeco's product line will enable it to better serve current customers of Veeco's process metrology products and to attract new customers by offering a broad range of measurement technologies for yield improvement and integrated test programs.

    In April 1997, Veeco acquired certain assets of the Media and Magnetics Applications Division ("MMA") of Materials Research Corporation. Such assets were previously employed by MMA in developing a line of high performance physical vapor deposition sputtering equipment (the "PVD Equipment") used in advanced MR/GMR thin film head and magnetic disk fabrication. Veeco believes that the acquisition of MMA provides Veeco customers with a wide selection of deposition technologies to address MR/GMR applications. The PVD Equipment broadens Veeco's process and product capability which also includes Ion Beam Etch, Diamond Like Carbon and Ion Beam Deposition. As a result of the acquisition, Veeco is capable of handling up to twenty-three etch and deposition process steps required in the fabrication of a typical MR head.

INDUSTRY BACKGROUND

    TRENDS IN THE DATA STORAGE INDUSTRY. The market for disk drives has grown rapidly in recent years, driven by corporate and consumer use of storage intensive products such as networked personal computers (PCs), Windows NT, client servers and the Internet, among others. Disk drive storage capacity, measured in areal density, is similarly increasing rapidly to satisfy this market demand.

    The capacity of disk drives is largely determined by the capability of the magnetic recording heads, which read and write signals onto hard disks. With more storage capacity requiring multiple disks per drive, magnetic head production is growing faster than the overall disk drive industry. Most magnetic heads in use have been inductive, but new designs utilize magnetoresistive (MR) heads and giant magnetoresistive (GMR) heads, which allow the higher areal densities required to store more data. The manufacture of MR heads is extremely complex, involving the highly precise layering of magnetic and dielectric materials.

    TRENDS IN THE SEMICONDUCTOR INDUSTRY. Similar to the data storage industry, the demand for semiconductor devices has increased at a tremendous pace over the last several years. The long-term growth of microelectronic products has been driven by the trend toward smaller and faster components, which requires advances in semiconductor processing and metrology equipment. Current technology trends include smaller feature sizes (sub-.25 micron linewidths), larger substrates (i.e.: the transition to 300mm wafers) and the increased use of metrology in the manufacturing process. Fabrication of these miniaturized components requires an increasing number of manufacturing process steps. For example, a typical one megabit DRAM with a smallest feature size of one micron requires approximately 150 manufacturing steps. In comparison, a 64 megabit DRAM is currently being manufactured in volume with a smallest feature size of .35 microns using approximately 350 manufacturing steps. The increased number of manufacturing steps in semiconductor and TFMH fabrication includes greater use of precise etching and deposition equipment and process metrology systems to ensure critical process control and product quality. Growth in the etching, deposition and process metrology markets is driven by end-users' requirements for greater performance capabilities, and by the increasing miniaturization of components, which has resulted in a demand for equipment capable of etching and measuring sub-micron features (i.e. below one micron).

    MICROELECTRONICS MANUFACTURING PROCESS. Semiconductor devices (e.g. integrated circuits) and mass memory storage devices (TFMHs) are fabricated by performing a complex series of process steps on a silicon substrate or wafer. The three primary categories of wafer processing steps are deposition, photolithography and etching. During deposition, layers of conductive or insulating films are deposited on an unpatterned wafer. During photolithography (also known as "patterning"), the wafer is covered with light-sensitive material called photoresist, which is then exposed to light projected in patterns which form integrated circuit components. During etching (which may be accomplished by several processes, including ion beam etching), certain areas of the patterned (metal or insulating) film are removed to leave the desired circuit pattern. Ion beam etching involves a precisely controlled, highly collimated broad ion beam removing material from a substrate by physically sputtering any material not protected by a finely patterned photo resist mask. Ion beam systems are also increasingly important for the deposition of thin films. Physical vapor deposition provides a thin film coating process by means of sputtering.

    Each of these steps is typically repeated several times during the fabrication process, with alternating layers of conducting and insulating films being deposited each time to create a multi-layered structure. Similarly, the production of thin film magnetic heads includes many steps of patterning, etch and deposition.

    The resulting finished wafer or TFMH consists of many integrated circuits. Depending on the specific design of a given integrated circuit, a variety of film thickness and a number of layers and film types will be used to achieve desired performance characteristics. Process metrology systems are used repeatedly throughout the fabrication process to monitor process accuracy and repeatability by measuring critical dimensions and other physical features such as film thickness, line width, step height, sidewall angle and surface roughness. In the data storage industry, there has recently been a trend toward the increased use of in-line metrology products for yield improvement and integrated test programs in the production of TFMHs and hard disks. Since the new heads are more complicated to manufacture, there is a greater need for 100% testing of critical process steps.

    Manufacturers base their purchases of metrology systems on a variety of criteria, including resolution, accuracy, repeatability, ease of use, total cost of ownership (which depends upon factors including system cost, throughput, reliability, operating costs, up-time and service response time), the value of the data produced and the accuracy and speed with which the measurement parameter (for example, step height or film thickness) can be determined. In addition, as metrology systems are incorporated into the production process, automated features such as cassette-to-cassette wafer handling and pattern recognition have become increasingly important, as has the ability of a system to communicate with other systems within the manufacturing process.

VEECO'S PRODUCTS

    PROCESS EQUIPMENT

    Veeco's process equipment product line, which includes ion beam etching and deposition (deposition includes ion beam deposition (IBD), diamond-like carbon coating deposition and physical vapor deposition), offers a broad range of technologically advanced products to customers in the data storage and semiconductor industries. Veeco's process equipment products are used in the manufacture of microelectronics products including MR/GMR TFMHs.

    Veeco develops and produces ion beam etching systems, sold under the Microetch brand name. These systems etch precise, complex features for use primarily by data storage and semiconductor manufacturers in the fabrication of discrete and integrated microelectronic devices such as TFMHs. Veeco believes that it holds the leadership position in the overall market for ion beam etching systems, and believes that it is the leading seller of ion beam systems utilized for production of thin film magnetic heads.

    Ion beam etching permits precise submicron low temperature etching of any material, including many which cannot be etched by other processes, and has emerged as a leading fabrication process in the thin film magnetic head data storage industry for both circuit patterning and micromachining. This technology is utilized in multiple steps of the advanced thin film magnetic head fabrication process. In addition, as the demand for integrated circuits and microsensors with sub-micron features grows, Veeco believes the demand for ion beam etching systems will increase.

    Veeco's ion beam etching product line has progressed from use principally in research and development applications to automated systems used in production. This evolution was driven by the incorporation of features such as automated wafer handling, advanced substrate cooling technique and load-locked process control which increases throughput and yield.

    Ion beam deposition provides greater control of precise deposition rate, film morphology and incorporated contaminants than traditional processes used in the manufacture of semiconductors or data storage devices. Ion beams can be used two ways to deposit films. Beams can directly deposit material by breaking down a feed gas and accelerating non-volatile components at the substrate in a controlled manner (e.g., diamond like carbon coatings for thin film magnetic head slider coatings); or, a beam can be directed at a material target of the required element or alloy, and have an ion beam sputtered film precisely deposited on the substrate (e.g., giant magneto-resistive read elements in thin film magnetic heads).

    Veeco's PVD systems provide a thin film coating process by means of sputtering. PVD systems are used throughout the thin film magnetic head industry to deposit thin films as well as insulating materials for construction of the read and write elements for magnetic storage devices.

    Process equipment sales were approximately $84,530,000, $53,198,000 and $33,184,000 and accounted for approximately 51%, 46% and 39% of Veeco's net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

    The following table summarizes Veeco's major products in its process equipment product line and the principal industries to which it offers such products:

                                                           VEECO PROCESS EQUIPMENT PRODUCT OFFERINGS
                                                    -------------------------------------------------------
                                                        DATA            SEMI-         OPTICAL, INDUSTRIAL
PRODUCT                                                STORAGE        CONDUCTOR           & RESEARCH
--------------------------------------------------  -------------  ---------------  -----------------------
Etching Systems:
  Microetch Single Substrate Loadlock System......            x               x                    x
  Microetch Single Cassette Loadlock System.......            x               x                    x
  Microetch Cluster System........................            x               x                    x

Deposition Systems:
  Ion Beam Deposition System......................            x               x                    x
  Diamond Like Carbon Deposition System...........            x                                    x
  PVD System......................................            x

    The process equipment product line consists of the following:

    MICROETCH SINGLE SUBSTRATE LOADLOCK SYSTEM. The RF350 is an Ion Beam etch system which receives substrates from a single substrate loadlock. Loadlock is a transfer module from which substrates are moved to the process chamber without breaking the process chamber vacuum. The RF350 provides submicron, low temperature, low pressure anisotropic (highly directional) etching of any material, including many multi-layer films that cannot be etched by known reactive processes. This system is ideal for R&D environments which do not require automated handling of multiple substrates for high volume work. These systems are priced in the range of $600,000 to $700,000.

    MICROETCH SINGLE CASSETTE LOADLOCK SYSTEM. The RF350S is a single cassette loadlock system which can automatically process a cassette load of substrates from the loadlock. This system is used in higher volume manufacturing applications and can handle heavier substrates such as "row bars" which are many TFMHs grouped onto individual carriers. The RF350 and the RF350S feature an RF ion source that provides higher etch rates and increased time between maintenance. These systems are priced in the range of $800,000 to $950,000.

    Each Process Equipment product is available as a single loadlock system or in a Cluster tool configuration. The cluster system has multiple cassette and multiple process chamber capability. These systems provide flexibility and throughput by either permitting the etch process to occur in up to three parallel chambers or by combining ion beam etch with ion beam deposition or physical vapor deposition. A wide array of process operations is possible without having to remove the substrate from the high vacuum environment. These systems have the advantage of single wafer etching for uniformity, repeatability and process control. The system is targeted at the most advanced thin film head and semiconductor memory applications. The cluster system uses Veeco's enhanced control system and patented "flow cool" substrate cooling technology. Sales prices for Veeco's Cluster systems range from $1,100,000 to $3,100,000.

    ION BEAM DEPOSITION SYSTEMS. IBD-350 ion beam deposition systems utilize the process module concept of the etching systems, allowing the deposition module to be mated to Veeco's Cluster System platform to allow either parallel or sequential etch/deposition processes. The IBD-350 offers high purity thin film layers and maximum uniformity and repeatability. Sales prices for Veeco's Secondary Ion Beam Deposition Systems range from $750,000 to $2,600,000.

    DIAMOND-LIKE CARBON DEPOSITION SYSTEMS. Veeco's DLC-350V diamond like carbon deposition system has been developed to deposit protective coatings on advanced TFMHs. The system consists of a single cassette vacuum load lock and a high vacuum processing chamber with two ion beam sources. Sales prices of these systems range from $600,000 to $1,000,000.

    PHYSICAL VAPOR PVD SYSTEMS. Veeco's PVD Cymetra systems are available in either a planetary or static configuration which can be used to deposit films in several ways. The planetary configuration produces a high degree of uniformity, repeatability and process control. Multiple targets of different materials are provided in a single chamber to permit deposition of a stack of films. The planetary systems range in price from $1,400,000 to $2,500,000.

    The PVD Cymetra systems are also available in static configurations. These consist of individual chambers dedicated to a single target material. The static systems range in price from $650,000 to $1,600,000.

PROCESS METROLOGY EQUIPMENT

    Veeco's process metrology product line, which includes stylus profilers, non-contact atomic force microscopes, laser based scatterometers and optical interferometers, offers a broad range of innovative products to customers in the semiconductor, data storage and flat panel display industries, as well as in other industries.

    Process metrology sales were approximately $61,431,000, $42,090,000 and $34,296,000 and accounted for approximately 37%, 37% and 40% of Veeco's net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

    The following table summarizes Veeco's major products in its process metrology equipment product line and the principal industries to which it offers such products:

                                                                   VEECO PROCESS METROLOGY PRODUCT OFFERINGS
                                                                -----------------------------------------------
                                                                    DATA            SEMI-         FLAT PANEL
PRODUCT                                                            STORAGE        CONDUCTOR         DISPLAY
--------------------------------------------------------------  -------------  ---------------  ---------------
Dektak Stylus Profilers.......................................            x               x
Dektak Flat Panel Display Profilers...........................                                             x
Dektak Atomic Force Microscope................................            x               x
Dektak TMS Scatterometers.....................................            x               x
Wyko NT 2000 Optical Profilers................................                            x
Wyko SP3000 Bump Measurement Profiler System..................                            x
Wyko HD 2000 Optical Profilers................................            x
Wyko Macro-Contour Measurement System.........................            x
Wyko SATIS Static Attitude Test Inspection System.............            x


                                                                 OPTICAL, INDUSTRIAL,
                                                                      RESEARCH &
PRODUCT                                                             MICRO-MACHINING
--------------------------------------------------------------  -----------------------
Dektak Stylus Profilers.......................................                 x
Dektak Flat Panel Display Profilers...........................
Dektak Atomic Force Microscope................................
Dektak TMS Scatterometers.....................................
Wyko NT 2000 Optical Profilers................................                 x
Wyko SP3000 Bump Measurement Profiler System..................
Wyko HD 2000 Optical Profilers................................                 x
Wyko Macro-Contour Measurement System.........................                 x
Wyko SATIS Static Attitude Test Inspection System.............                 x

STYLUS PROFILERS

    Veeco's stylus profiler systems are manufactured at its facility in Santa Barbara, California. Veeco's line of stylus profiler systems all utilize the same principle of operation. A precision translation stage creates relative motion between the sample and a diamond tipped stylus. As the sample moves under the stylus, surface variations cause vertical translation of the stylus, which is tracked and measured. This data is then used to produce cross-sectional representations and/or a magnified contour map, which is displayed on a video monitor. Stylus profilers' applications include height, width, pitch and roughness measurements of features on semiconductor devices, magnetic and optical storage media (e.g., hard drives), flat panel displays, and hybrid circuits. Veeco believes that its stylus profiler products are recognized for their accuracy, repeatability, ease of use and technology features, as well as features designed for industry specifications and customer needs. Each of Veeco's stylus profilers incorporates a proprietary software package.

    Veeco's stylus profiler products include:

    DEKTAK STYLUS PROFILERS. The Dektak line of stylus profilers permits testing of wafers, hard disks, circuit hybrids, optics and other precision surfaces. The Series V product line consists of advanced stylus profilers which incorporate leading edge performance and features such as photo-like 3D rendering software, a low inertia/low force stylus head, high precision stage control and positioning, host communication software and mini-environment compatible design for operation in fully automated manufacturing environments. The V300SI is a 300mm profiler designed specifically for next generation 300mm wafer fabs, and is the industry's first 300mm stylus profiler. The Dektak stylus profilers can sample up to 65,000 points per scan, which is particularly important for applications such as hard disk substrates and optics analysis. The Dektak D(3) and D(3)ST models are designed for measuring fine geometries on 150mm and smaller samples. These systems are used for both thick-film hybrid and thin film microelectronic applications. Sales prices of the Dektak stylus profilers range from approximately $30,000 to $300,000.

    DEKTAK FLAT PANEL DISPLAY PROFILERS. The Dektak OSP Stylus Profilers are designed to measure deposition thickness and surface roughness during manufacture of flat panel display (FPDs). In May 1997, Veeco, introduced the OSP 1100, an innovative overhead scanning profiler for very large FPD substrates and assemblies. The OSP 1100 offers the largest sample handling capability in the industry while providing a smaller footprint and greater performance than any other comparable tool. These advanced surface profilers are capable of precise measurements of step heights, line widths and surface texture of flat panel substrate up to 1100mm x 1100mm. In addition, this product line offers a cassette-to-cassette wafer handling option and pattern recognition for fully automated operation. Sales prices of the Dektak OSP Stylus Profilers range from approximately $100,000 to $300,000.

    NON-CONTACT ATOMIC FORCE MICROSCOPES

    Veeco is IBM's exclusive worldwide sales and marketing representative to market, sell and service IBM-manufactured SXM Atomic Force Microscopes to the semiconductor and data storage industries. See "--Strategic Alliances." The AFM technology used in the products is a variation of a technique invented by two IBM scientists who shared the Nobel Prize in Physics in 1986 for their invention.

    SXM Atomic Force Microscopes are automated, in-line manufacturing inspection tools which are capable of non-contact, non-destructive nanometer scale three dimensional measurement and imaging of sub-micron structures in ambient conditions. (A nanometer is equal to one-billionth of a meter.) By scanning a probe tip across a surface at a distance of approximately 30 angstroms or less, extremely precise measurements of sub-microscopic features can be produced, with resolution down to less than three angstroms or less. These measurements include height, width, roughness and sidewall angle characteristics. A "critical dimension" (CD) option permits the user to profile vertical sidewalls, measure sidewall angles and obtain true width measurements of sub-micron lines and trenches. Unlike alternative technologies, SXM Atomic Force Microscopes have the unique ability to make precise three dimensional measurements without damaging or breaking the wafer, which at the time of measurement may have a manufacturing cost of between $10,000 and $100,000.

    By permitting measurements on features with dimensions as small as 0.18 microns, and on substrates measuring 200 mm or 300 mm, Veeco believes that SXM Atomic Force Microscopes provide the precise measurements that data storage and semiconductor manufacturers require in their current and next generation products. See "--Strategic Alliances."

    Sales prices of SXM Atomic Force Microscopes range from approximately $750,000 to $1,250,000.

    LASER-BASED SCATTEROMETER

    Veeco is Schmitt Measurement Systems, Inc.'s ("Schmitt") exclusive distributor for the Texture Measurement System ("TMS") product line for all regions of the world excluding Japan. The TMS products are laser based scatterometers which directly measure microroughness using a technique referred to as Total Integrated Scatter or T.I.S. The TMS products quickly and repeatably measure microroughness as small as a few angstroms for applications such as disk texture for the hard drive industry as well as backside/frontside roughness of bare silicon wafers. The TMS product line includes the TMS 2000 for hard drive disks, the TMS 2000W for wafers up to 200mm in diameter and the TMS 3000W for 300mm wafers. In December 1997, Veeco introduced the DTM 2000, a high speed automated disk inspection tool, capable of processing up to 1200 disks/hour. Pricing of these systems ranges from $65,000 to $165,000.

    OPTICAL INTERFEROMETRY PRODUCTS

    Veeco's interferometry process metrology products are produced by Wyko at its facility in Tucson, Arizona.

    Substantially all Wyko instruments are designed to make non-contact surface measurements using interferometry technology. Wyko instruments employ either white light or laser sources to measure surface roughness and shape by creating interference patterns from the optical path difference between the test surface and a reference surface. Using a combination of phase shifting interferometry
(PSI) and vertical scanning interferometry (VSI), these instruments are designed to rapidly and precisely measure and characterize a range of surface sizes and shapes.

    MICRO-STRUCTURE MEASUREMENTS. Wyko pioneered the use of PSI, developed in 1983, and VSI, developed in 1992, to measure surfaces as smooth as .03 nanometers or as rough as 2 millimeters. Interferometry, coupled with microcomputers and state of the art software, is a powerful method of rapidly measuring and characterizing surface microstructure on a variety of surface types.

    Wyko's current principal micro-structure surface measurement equipment products consist of:

    NT 2000. Manufacturers of precision parts and components use the NT 2000 line of microstructure measurement instruments to measure surface roughness, heights, and shapes. Customers use the Wyko systems because they are non-contact, offer both areal measurements and high-resolution linear profiles and provide high-precision, quantitative results with extensive software analysis.

    The NT 2000 incorporates both PSI and VSI to obtain measurement results on surfaces as smooth as 0.3 nanometers or as rough as 2 millimeters. This combination of technologies provides the basis for a broad range of applications in many industries. The semiconductor industry uses these instruments to measure wafer roughness, CMP polishing pad surfaces and wafer edges.

    Manufacturers in semiconductor-related industries use the NT 2000 for measuring probe card patterns, IC patterns, microsensors, magnetic ink, detector arrays and micro-machined devices in silicon. As an engineering research and development instrument, or a failure analysis tool used by quality engineering departments, the data generated during measurement may be analyzed by the Wyko Vision-TM- proprietary software package that includes statistical analysis, image processing, database options and graphical displays.

    Wyko has also developed special packaging and software applications to extend the NT 2000 technology nationally and internationally to a broad industry base. Extensions include applications for automotive engine cylinder measurements and analox roll testing in the print industry. Sales prices of the NT2000 range from $110,000 to $280,000.

    SP3000. For advanced packaging applications, Wyko has developed a specialized version of the NT 2000 (identified as the SP3000 Bump Measurement Profiler System) for measuring surface height, bump volume and diameter and bump coplanarity on silicon wafers and ceramic substrates. This instrument provides greater accuracy than traditional laser scanning techniques which may miss peaks, underestimate heights, and are often less determinate in focusing with coatings. The SP3000 accommodates 4 to 8 inch wafers without any hardware change. The fully-automated SP3000 integrates a vertical scanning interference microscope (based on the NT 2000) with precision robotic wafer handling and Wyko's measurement and analysis software. The SP3000 provides rapid, accurate and repeatable measurements of surfaces at the bump, die, wafer, substrate and lot level and reports bump statistics in accordance with pre-configured computerized instructions on bump location and pass/fail criteria. Measurements are compared to the customer's drawings, which disclose feature locations to automatically determine missing, bridged and extra features. Sales prices of the SP3000 range from $360,000 to $480,000.

    HD 2000. The HD 2000 instruments are a line of microstructure measurement equipment used by manufacturers of mass memory components including manufacturers of heads, disks, drives and suspensions. Manufacturers of mass memory components use the HD 2000 to measure surface roughness, heights, and shape. These customers use the Wyko systems because they are non-contact, fast, repeatable, and offer both areal measurement and high-resolution linear profiles and provide high-precision, quantitative results with extension software analysis specific to this industry. HD 2000 instruments are used for research and development, production control, process improvement, final parts inspection, incoming parts inspection, and field failure analysis.

    The Wyko proprietary software for the HD 2000 provides a number of benefits to Wyko customers including immediate feedback on new head design parameters, reduction in the product design cycle, and a

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
reduction in the time required to transfer new product designs from engineering to manufacturing. Sales prices of the HD2000 range from $90,000 to $170,000.

    MACRO-CONTOUR MEASUREMENTS. Macro-contour measurement equipment is designed to obtain measurements of part sizes ranging from less than one inch to 24 inches. Wyko instruments used to measure surface figure are typically of Fizeau or Twyman-Green interferometry designs and incorporate algorithms for phase ramping, phase stepping, phase unwrapping, data reduction and analysis.

    A primary application for the macro-contour instruments is in the measurement of hard disk shape in the mass memory market. These instruments measure the flatness and performance parameters of disks at each stage in the manufacturing process. Manufacturers use these instruments to measure disks made of a range of substrates including metals, glass and ceramics.

    Wyko macro-contour instruments are used to monitor performance throughout the production process, including unpolished disk blanks, in-process disks during polishing, and disks assembled in drives. All macro-contour instruments include Wyko proprietary software for analyzing shape, runout, velocity and acceleration. Data may be analyzed graphically in three dimensions, two-dimensional profiles, and contour plots.

    Macro-contour measurement equipment is also used in the optics industry to measure optical surface figure and transmitted wavefront accuracy. Sales prices of the macro-contour measurement system range from $41,000 to $110,000.

    ANGLE AND DISTANCE MEASUREMENTS. In 1994, Wyko introduced the Static Attitude Test probe (SAT). In collaboration with its leading customers, Wyko combined laser triangulation and auto-collimation to produce an instrument to accurately measure the position and angular orientation of the surface of the suspensions used in magnetic head production. With the Static Attitude Test Inspection System ("SATIS"), a sophisticated fixture properly references the position of the suspension relative to its mounting boss and elevator point positions. In manual mode, an operator uses a micrometer to set the offset distance while monitoring the distance on a computer screen. The measurement is made in less than one fifth of a second. Software provides rapid data analysis. Sales prices of the SATIS system range from $55,000 to $100,000.

INDUSTRIAL MEASUREMENT EQUIPMENT

    Veeco's industrial measurement products include X-Ray fluorescence thickness measurement systems as well as leak detection/vacuum equipment. These products have applications in a wide range of industries including electronic, aerospace, transportation and semiconductor. Industrial measurement sales were approximately $19,447,000, $19,754,000 and $18,345,000 and accounted for approximately 12%, 17% and 21% of Veeco's net sales, respectively, for the years ended December 31, 1997, 1996 and 1995, respectively.

    X-RAY FLUORESCENCE THICKNESS MEASUREMENT SYSTEMS

    Veeco believes that its XRF systems incorporate an advanced technology for non-destructive thickness and composition measurement of plated parts, providing high accuracy and precision on a cost-effective basis. As industries increase their emphasis on tighter process control manufacturing specifications (e.g., ISO 9000), XRF technology has become important due to its speed, repeatability, accuracy and non-destructive measurement capability. Due to increased miniaturization of components in the microelectronics industry and the increased need for on-line production testing, Veeco believes that the XRF market will continue to grow and that XRF technology will be brought into new applications, such as fine-pitch printed circuit board production and the measurement of multi-layered microelectronic and metal finishing corrosion resistant coatings. Veeco's XRF products incorporate Veeco's XPert software package, which operates in an MS-DOS or Microsoft Windows environment and offers features including advanced user-friendly interface and sophisticated statistical data analysis.

    Veeco's XRF product line includes the following products:

    XR SERIES. The XR Series is an advanced XRF product line designed to measure plating thickness and composition for the high-end circuit board and microelectronics interconnect, packaging and data storage applications. The XR Series has a small diameter beam, automated servo driven staging and laser focus capability. The software, which operates in the Microsoft Windows environment, features a real-time video window, a user configurable interface, and point and shoot sample positioning. Sales prices for the XR Series range from approximately $30,000 to $175,000.

    SEA SERIES. The SEA Series, produced by Seiko Instruments and marketed in North America and Europe by Veeco, features micro XRF measurement capabilities for deposition thickness, composition and uniformity of thin film magnetic pole structures, hard disks and microelectronic devices. It also provides the ability to analyze the constituent elements of a bulk sample-elemental analysis. Sales prices of these products range from approximately $50,000 to $170,000. See "--Strategic Alliances."

    LEAK DETECTION/VACUUM EQUIPMENT

    For over 50 years, Veeco (and its predecessors) have produced mass spectrometry leak detection equipment used for the non-destructive precise identification of the size and location of leaks in sealed components. Leak detectors are used in a broad range of electronic, aerospace and transportation products, with applications in the production of automotive airbags, semiconductor devices, air conditioning and refrigeration components, chemical valves, medical devices such as pacemakers, and fiber optic cable production. Veeco also produces vacuum components, including vacuum pumping stations and gauges, which are sold primarily to research and university customers.

    Veeco's leak detection product line includes the following products:

    AUTOMATIC PORTABLE LEAK DETECTORS. Fully automatic low-cost portable leak detectors provide gross and fine leak detection for a wide range of applications, including use in semiconductor cleanrooms. They feature automatic tuning and calibrating and require minimal operator training. Sales prices of the portable leak detectors range from approximately $20,000 to $30,000.

    CONSOLE LEAK DETECTORS. Designed for production use, Veeco's line of console leak detectors feature an automatic monitor display and a unique dual mass spectrometer for high resolution and accuracy. Sales prices of the console leak detectors range from approximately $30,000 to $50,000.

    ILD-4000 INDUSTRIAL LEAK DETECTION SYSTEMS. The ILD-4000's are industrial leak detection systems for high production, in-line process testing applications. Sales prices of the industrial leak detectors range from approximately $70,000 to $2,000,000.

    MAGNETIC VACUUM ANNEALING OVEN. The MVAO 1000 Magnetic Vacuum Annealing Oven is designed to heat and magnetically align thin film layers during the manufacturing process of TFMHs. Sales prices range from $500,000 to $1,500,000.

STRATEGIC ALLIANCES

    Veeco's overall business strategy includes the formation of alliances with strategic partners with complementary products or businesses, to assist Veeco in gaining access to new markets, technologies and products.

    IBM AGREEMENT. As part of its strategy, Veeco is party to agreements with IBM (as amended, the "IBM Agreement") with respect to the IBM-manufactured Atomic Force Microscopes ("SXM Products") one of which is in the development phase. Pursuant to the IBM Agreement, Veeco has been appointed exclusive worldwide sales and marketing representative to market, service and sell the SXM Products to customers in the semiconductor and data storage industries. With respect to one type of SXM Product, the

IBM Agreement expires in October 1998 and Veeco, at its option, may extend the agreement to October 2000. With respect to the other type of SXM Product, the IBM Agreement expires three years from the product completion date (which Veeco anticipates to be in July 1998) or around July 2001 and Veeco, at its option, may extend the agreement for an additional two years. Pursuant to the IBM Agreement, Veeco has agreed to purchase a minimum number of SXM Products. At December 31, 1997, Veeco's aggregate purchase commitment under the IBM Agreement was approximately $8,000,000.

    Pursuant to the IBM Agreement, in the event that IBM (a) discontinues production of either of the SXM Products, (b) is unable to provide sufficient production of either of the SXM Products, or (c) fails to provide required support for either of the SXM Products, IBM has agreed to grant Veeco an exclusive worldwide license to manufacture such SXM Product for sale to the semiconductor and data storage industries. In such event, the parties have agreed to negotiate a mutually agreeable royalty and license agreement.

    In the event of such a discontinuance, Veeco's ability to manufacture and distribute the SXM Products on a timely basis could be disrupted until such time as Veeco's production operations for the SXM Products are established and the parties conclude the royalty and license agreement. IBM is obligated to ship SXM Products for which orders have been accepted by IBM prior to the effective date of such discontinuance, and to provide Veeco with an opportunity to purchase additional quantities of SXM Products to meet Veeco's requirements. Under the IBM Agreement, IBM would not be liable for any lost profits or other consequential damages (including damages based upon third-party claims) incurred by Veeco as a result of IBM's actions (or inactions) with respect to the IBM Agreement.

    Pursuant to the IBM Agreement, IBM may, and has in the past, licensed intellectual property rights relating to Atomic Force Microscopy technology to third parties.

    OTHER STRATEGIC ALLIANCES. Since 1968, Ulvac has been the exclusive distributor of Veeco's (and its predecessors) stylus surface profiler products in Japan and in 1993, Ulvac was appointed as the exclusive distributor of the SXM Workstation in Japan. The current Distribution Agreement between Veeco and Ulvac was initially entered into on December 15, 1974 and will remain in effect until either party gives the other 90 days' prior notice of its intention to terminate such Agreement.

    On September 18, 1996, Veeco entered into a Distribution Agreement (the "Schmitt Distribution Agreement") with Schmitt pursuant to which Veeco was appointed the worldwide exclusive distributor for certain products of Schmitt (with certain exceptions). Under the Schmitt Distribution Agreement, Veeco will market, sell and service Schmitt's current product line as well as assist in engineering and automating Schmitt products for volume production applications. Effective January 1, 1998, the parties entered into a new agreement with similar terms. The term of the new Schmitt Distribution Agreement ends on December 31, 1999, and is automatically renewed for consecutive two-year periods unless either party notifies the other of its intention to terminate the Agreement six months prior to the expiration of the then current term.

    Veeco believes that these strategic alliances enable the Company to continue to access new technologies and introduce innovative products in a cost-efficient manner and will expand Veeco's worldwide customer base. Future strategic arrangements may take the form of joint ventures or joint research and development projects, as well as acquisitions or other business combinations.

SALES AND SERVICE

    SALES. Veeco sells its products worldwide through a combination of direct (i.e., Veeco-employed) sales representatives and independent distributors, whose territories do not overlap within a product line. Veeco believes that the size, location and expertise of its sales organization represents a competitive advantage in the markets it serves. Veeco employs approximately 78 sales professionals in its worldwide sales and marketing organization, with sales offices located in Tucson, Arizona; San Jose California; Santa

Barbara, California; Santa Clara, California; Tustin, California; Chelmsford, Massachusetts; Minneapolis, Minnesota; Orangeburg, New York; Plainview, New York; Ronkonkoma, New York; Dourdan, France; Munich, Germany; Watford, England; Hong Kong, China; Hsinchu, Taiwan and Tokyo, Japan. In addition to Ulvac, Veeco has entered into exclusive distribution agreements with several independent distributors throughout the world. None of these independent distributors accounted for more than 10% of Veeco's sales during the year ended December 31, 1997. See "--Customers."

    Independent distributors typically carry a full line of Veeco's products within a product line, and some distributors distribute products from more than one of Veeco's product lines. Most distributors also provide product support and servicing for the Veeco products sold by them.

    See Note 8 to the Veeco Consolidated Financial Statements for data pertaining to Veeco's net sales to unaffiliated customers by geographic area and for Veeco's United States operations export sales.

    SERVICE. Veeco recognizes that its customer service organization is a significant factor in Veeco's success. Field service and customer support are provided on a worldwide basis from eight service centers in the United States, three in Europe (Dourdan, France; Watford, England; and Munich, Germany) and six in Asia (Osaka, Japan; Tokyo, Japan; Hong Kong, China; Bangkok, Thailand; Hsinchu, Taiwan and Penang, Malaysia). In addition, Veeco-authorized distributors provide service and technical support for the Veeco products they represent. The large installed base of its process equipment, process metrology and industrial measurement products combined with Veeco's worldwide support centers and its field service responsiveness provides opportunities for future sales to new and existing customers.

    Veeco provides service and support on a warranty, service contract or on an individual service-call basis. New systems typically carry a one-year warranty, which includes the replacement of defective parts and associated labor costs. Veeco also offers enhanced warranty coverage and services.

    Veeco offers several types of service contracts, including preventive maintenance plans, on-call and on-site service-call plans and other comprehensive service arrangements, product and application training, consultation services and a 24-hour hotline service, for certain products.

    Approximately 22% of Veeco's 1997 net sales were generated from service and support and the sale of spare parts and components. These results are included in Veeco's process equipment sales, process metrology sales and industrial measurement sales.

CUSTOMERS

    Veeco sells its products to many of the world's major data storage, semiconductor, and flat panel display manufacturers, and to customers in other industries, research centers and universities. For the year ended December 31, 1997, approximately 65% of Veeco's total net sales were to customers in the data storage industry; approximately 19% were sales to customers in the semiconductor industry; approximately 2% were sales to customers in the flat panel display industry; and the remaining approximately 14% of net sales were to other industry customers and to universities and research centers.

    Sales to Seagate, which utilizes products primarily from Veeco's process equipment and process metrology product lines, totaled $29,303,000, $16,025,000 and $17,369,000 representing 18%, 14% and 20% of Veeco's net sales for the years ended December 31, 1997, 1996 and 1995, respectively. According to industry reports, Seagate is one of the world's largest disk drive manufacturers.

    Sales to Read-Rite, which utilizes products primarily from Veeco's process equipment and process metrology product lines, totaled $23,076,000, $16,915,000 and $6,926,000, representing 14%, 15% and 8% of Veeco's net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

    Sales to IBM, which utilizes products primarily from Veeco's process equipment and process metrology product lines, totaled $12,165,000, $6,245,000 and $821,000, representing 7.3%, 5.4% and 1.0% of Veeco's net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

    Excluding sales to Seagate, Read-Rite and IBM sales to the next five top customers accounted for 17%, 18% and 21%, in the aggregate, of total net sales of Veeco for the years ended December 31, 1997, 1996 and 1995, respectively.

    End-users of Veeco's products in each of the following categories include:

                                                                  FLAT PANEL                 MICRO-MACHINED
DATA STORAGE                        SEMICONDUCTOR                   DISPLAY              AND OPTICS AND RESEARCH
---------------------------  ---------------------------  ---------------------------  ---------------------------
Applied Magnetics            AMD                          Applied Komatsu              3M
DAS Devices                  AT & T                       Casio Computer               AMP
Headways Technology          CNET/SGS Thomson             Dai Nippon                   Eastman Kodak
Hutchinson Technology        Hewlett Packard              Print                        Hughes Missile Systems
IBM                          Hyundai                      Dai Nippon                   Lawrence Livermore
Komag                        Lucent Technology            Screen                       National Laboratory
Maxtor                       Micron                       IBM Japan                    Lockheed Martin
Mitsumi                      Mitsubishi                   Samsung                      Rockwell
Quantum                      Motorola                     Sumitomo                     Rosemont
Read-Rite                    NEC                          Corp.                        Schott Glass
SAE Magnetics                Samsung                      Toshiba Corp.                Siecor
Seagate                      Siemens                                                   Vistakon
Sony                         Texas Instruments
Storage Technology           Toshiba
Yamaha                       White Oak Semiconductor

ENGINEERING, RESEARCH AND DEVELOPMENT

    Veeco believes that continued and timely development of new products and enhancements to existing products are necessary to maintain its competitive position and relies on a combination of its own internal expertise and strategic alliances with other companies to enhance its research and development efforts. Veeco utilizes information supplied by its distributors and customers to design and develop new products and product enhancements and to reduce time-to-market for these products. Through its strategic alliances, Veeco has obtained the rights to sell additional products on a timely and cost efficient basis. See "--Strategic Alliances."

    Veeco's engineering, research and development programs are organized by product line; new products have been introduced into each of Veeco's product lines in each of 1997, 1996 and 1995. During 1997, Veeco added 11 new products to its product lines: the IBD-350 Ion Beam Deposition System, the DLC-350V Diamond Like Coating System and Cymetra PVD Physical Vapor Deposition System to its process equipment product line; the Dektak OSP 1100 Stylus Profiler, the Dektak SXM-320 Critical Dimension Atomic Force Microscope, the Dektak DTM 2000 Automated Scatterometer, the Wyko SP3000 Optical Profiler and the Wyko PTR-2100 Optical Profiler to its process metrology product line; and the System XR XRF Thickness & Composition Measurement Systems, the System XA XRF Thickness & Composition Measurement Systems and the MVAO 1000 Magnetic Vacuum Annealing Oven to its industrial measurement product line.

    Engineering research and development expenses of Veeco were approximately $18,436,000, $12,464,000 and $9,157,000, or approximately 11% of net sales, for each of the years ended December 31, 1997, 1996 and 1995, respectively. These expenses consisted primarily of salaries, project material and other product development and enhancement costs.

MANUFACTURING

    Veeco's principal manufacturing activities, which consist of design, assembly and test operations, take place at its Plainview, New York headquarters, where ion beam systems are produced, in Orangeburg, New York, where its PVD systems are produced, in Ronkonkoma, New York, where its XRF and leak detection/ vacuum equipment product lines are produced, in Santa Barbara, California, where the stylus surface metrology system product line is produced and in Tucson, Arizona, where interferometry products are produced. SXM Atomic Force Microscopes sold by Veeco are manufactured by IBM at its Boca Raton, Florida facility. The laser-based scatterometers sold by Veeco are manufactured by Schmitt in Portland, Oregon.

    Veeco's manufacturing and research and development functions have been organized by product line. Veeco believes that this organizational structure allows each product line manager to more closely monitor the products for which he is responsible, resulting in more efficient sales, marketing, manufacturing and research and development. Veeco seeks to emphasize customer responsiveness, customer service, high quality products and a more interactive management style. By implementing these management philosophies, Veeco believes that it has increased its competitiveness and positioned itself for future growth.

    Certain of the products sold by Veeco are obtained from single sources pursuant to written agreements. Veeco relies upon IBM for manufacture of SXM Atomic Force Microscopes and termination of Veeco's agreement with IBM or other disruptions in the supply of product could have an adverse effect on Veeco's results of operations. In addition, certain of the components and sub-assemblies included in Veeco's other products are obtained from a single source or a limited group of suppliers. Although Veeco does not believe it is dependent upon any supplier of the components and sub-assemblies referred to in the previous sentence as a sole source or limited source for any critical components (other than as set forth above), the inability of Veeco to develop alternative sources, if required, or an inability to meet a demand or a prolonged interruption in supply or a significant increase in the price of one or more components could adversely affect Veeco's operating results.

BACKLOG

    Veeco's backlog consists generally of product orders for which a purchase order has been received and which are scheduled for shipment within twelve months. Because a large percentage of Veeco's orders require products to be shipped in the same quarter in which the order was received, and due to possible changes in delivery schedules, cancellations of orders and delays in shipment, Veeco does not believe that the level of backlog at any point in time is an accurate indicator of Veeco's performance.

COMPETITION

    Veeco faces substantial competition from established competitors in each of the markets that it serves, some of which have greater financial, engineering, manufacturing and marketing resources than Veeco. In addition, to a lesser extent many of Veeco's product lines face competition from alternative technologies, some of which are better established than those used by Veeco in its products. Significant marketing factors for surface metrology and ion beam systems include system performance, accuracy, repeatability, ease of use, reliability, cost of ownership, and technical service and support. Veeco believes it competes favorably on the basis of these factors in each of Veeco's served markets for such products. None of Veeco's competitors competes with Veeco across Veeco's product lines.

    Veeco's process equipment systems compete with other equipment system manufacturers such as Commonwealth Scientific Corporation, Hitachi, Nordiko, CVC and Balders.

    In the market for process metrology systems, Veeco competes with system manufacturers such as Digital, Hitachi, Ltd., KLA-Tencor Instruments, Applied Materials--OPAL and Zygo Corporation.

    In the XRF market, Veeco competes with other manufacturers of XRF products, including CMI International and Fischer, Inc. In the leak detector/vacuum equipment market, Veeco competes primarily with Varian Associates, Inc., Leybold A.G. and Alcatel, NV.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

    Veeco's success depends in part on its proprietary technology. Although Veeco attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that Veeco will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently.

    Veeco has more than 50 patents covering its various products which Veeco believes provides it with a competitive advantage. Veeco has a policy of seeking patents when appropriate on inventions concerning new products and improvements as part of its on-going research, development and manufacturing activities. Veeco believes that there are no patents which are critical to Veeco's operations, and that the success of its business depends primarily on the technical expertise, innovation, creativity and marketing and distribution ability of its employees.

    Veeco also relies upon trade secret protection for its confidential and propriety information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Veeco's trade secrets or disclose such technology or that Veeco can meaningfully protect its trade secrets.

    Veeco is the licensee of certain intellectual property owned by IBM which is associated with the SXM Workstation, including "SXM," which is a registered trademark owned by IBM. See "--Strategic Alliances."

ENVIRONMENTAL MATTERS

    In October 1993, the California Regional Water Quality Control Board, Central Coast Region (the "RWQCB") issued a Cleanup and Abatement Order ("CAO") for the site (the "Site") of a facility which was leased by a predecessor ("Old Sloan") of Sloan Technology Corp., a subsidiary of Veeco ("Sloan") in Santa Barbara, California. The CAO declared that Lambda Electronics Inc. ("Lambda"), Veeco and certain other parties had caused or permitted certain hazardous waste to be discharged into waters of the State at the Site where they create, or threaten to create, a condition of nuisance. (Veeco is named as a "discharger" in the CAO because it acquired the assets and liabilities of Old Sloan pursuant to the Acquisition; in addition, Veeco may be required to indemnify Lambda for obligations incurred by Lambda as a result of Old Sloan's operations.)

    In compliance with the CAO, Veeco submitted a corrective action plan for remediating contaminated soils at the Site, by excavating them, spreading them, tilling them, and then refilling the excavated areas with these soils. The RWQCB approved this corrective action plan on June 6, 1994 and on November 29, 1994, the Santa Barbara County Air Pollution Control District exempted the corrective action activities from the District's air permit requirements. The soil remediation was completed in September 1995. Veeco is currently performing post soil remediation groundwater monitoring.

    Reports prepared by consultants hired by Veeco and by owners of the Site indicate elevated levels of certain contaminants in samples of groundwater underneath the Site. Veeco's consultants have recommended that additional groundwater assessment activities and the preparation of a groundwater corrective action workplan, as required by the CAO, should await the results of groundwater testing conducted by other parties near the Site. Until that time, Veeco (with the acquiescence of the RWQCB) is monitoring groundwater contamination levels at the Site on a semi-annual basis, and is reviewing the results of third party groundwater assessment and monitoring activities being conducted in the vicinity of the Site. Veeco cannot predict the extent of groundwater contamination and cannot determine at this time whether any or all of the groundwater contamination may be attributable to the activities of neighboring parties. Veeco may be held responsible for the costs of remediating any groundwater contamination under or in the vicinity of the Site but Veeco cannot predict the potential scope of such costs at this time.

    Pursuant to the Acquisition, Veeco is required to pay, and has paid for each of the past seven years, up to $15,000 per year of the expenses incurred in connection with the operation of certain equipment used in connection with the monitoring and remediation of certain environmental contamination at Veeco's Plainview, New York facility. Veeco may under certain circumstances also be obligated to pay up to an additional $250,000 in connection with the implementation of a comprehensive plan of environmental remediation at the Plainview facility; pursuant to the terms of the Acquisition, Lambda (as well as its corporate parent, Unitech, and certain of Lambda's subsidiaries) are required to pay all other costs and expenses relating to any such plan of environmental remediation. Because no such comprehensive plan of remediation has been required to date, Veeco is not in a position to estimate more precisely what any actual liability might be.

    Veeco is aware that petroleum hydrocarbon contamination has been detected in the soil at the site of the facility leased by its Sloan subsidiary in Santa Barbara, California (the "Sloan Building"). For 18 months after the Acquisition, Veeco owned all of the outstanding capital stock of a company which held title to the Sloan Building, and a leasehold in the property on which the Sloan Building is located. In July 1991, the capital stock of such company was transferred to Lambda, pursuant to provisions in the agreement relating to the Acquisition. Although there appears to be no evidence that the petroleum constituents found in the soil are associated with any activities of Sloan at the Sloan Building, under Federal and California environmental statutes, current "owners and operators" and "owners and operators" at the time of disposal of hazardous substances may be deemed liable for removal and remediation of contamination at a facility. In connection with the Acquisition, Lambda and Unitech plc agreed to indemnify Veeco for liabilities incurred by Veeco which arise from the environmental contamination at the site, and any costs and expenses relating to the remediation thereof.

EMPLOYEES

    At December 31, 1997, Veeco had approximately 595 full time employees, comprised of 171 in manufacturing and testing, 78 in sales and marketing, 95 in service and support, 173 in engineering, research and development, and 78 in general administration and finance. The success of Veeco's future operations depends in large part on Veeco's ability to recruit and retain engineers, technicians and other highly-skilled professionals who are in considerable demand. There can be no assurance that Veeco will be successful in retaining or recruiting key personnel. None of Veeco's employees is represented by a labor union and Veeco has never experienced a work stoppage, slowdown or strike. Veeco considers its employee relations to be good.

    None of Veeco's senior management or key employees is subject to an employment agreement; in addition, none of such individuals is subject to an agreement not to compete with Veeco. However, Mr. Walter Scherr, a director of Veeco, is party to a consulting agreement with Veeco.

FACILITIES

    Veeco's corporate headquarters and manufacturing and research and development facilities for process equipment systems are located in an 80,000 square foot building in Plainview, New York, which is owned by Veeco. Veeco also manufactures and designs products in four other sites in the United States, which include a 100,000 square foot facility in Orangeburg, New York, owned by Veeco, a 100,000 square foot facility in Tucson, Arizona, owned by Veeco, a 40,000 square foot facility in Ronkonkoma, New York, leased by Veeco and a 25,000 square foot facility in Santa Barbara, California, leased by Veeco. The Tucson facility is subject to a mortgage, which at December 31, 1997 had an outstanding balance of $2,563,000. The Ronkonkoma and Santa Barbara leases expire in 2003.

    Veeco also leases facilities located in San Jose, California; Santa Clara, California; Tustin, California; and Chelmsford, Massachusetts for use as sales and service centers for certain of its products. Subsidiaries of Veeco lease space for use as sales and service centers in Dourdan, France; Munich, Germany; Watford, England; Hong Kong, China; Hsinchu, Taiwan and Tokyo, Japan.

    Veeco believes that it will be able to either renew the lease for the Sloan Building on satisfactory terms or find a suitable substitute for such facility. Based on the foregoing, Veeco believes its facilities are adequate to meet its current needs.

    Certain levels of environmental contamination have been detected at the Plainview, New York and Santa Barbara, California facilities of Veeco. See "--Environmental Matters."

LEGAL PROCEEDINGS

    Wyko, a subsidiary of the Company, is a defendant in a patent infringement lawsuit filed in June 1988 in the United States District Court for the District of Arizona, titled ZYGO CORPORATION V. WYKO CORPORATION (Number CIV 88-454 TUC
JLQ). The suit alleged that certain Wyko products infringed Zygo's patents, and sought monetary damages and an injunction. The case was decided adversely to Wyko in June 1994. Wyko appealed the decision which was partially reversed by a decision of the Court of Appeals, Zygo Corp. v. Wyko Corp., 79 F.3d 1563 (Fed. Cir. 1996), with an opinion determining that only certain Wyko products made in 1988 and 1989 infringed a patent. The case has been remanded to the District Court for a redetermination of damages. Wyko has been ordered to establish and fund an escrow account in the amount of $1,500,000 until a final decision is reached. The Company believes this escrow amount exceeds the amount sought in final recovery by the plaintiff.

    See "--Environmental Matters" for a description of certain environmental matters involving the Company. Except as described herein and therein, there are no material legal proceedings involving Veeco or any of its subsidiaries.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF VEECO

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the relationship (in percentages) of selected items of Veeco's consolidated statements of income to its total net sales:

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                          -------------------------------
                                                                                            1997       1996       1995
                                                                                          ---------  ---------  ---------
Net sales...............................................................................      100.0%     100.0%     100.0%
Cost of sales...........................................................................       53.3       54.1       52.0
                                                                                          ---------  ---------  ---------
Gross profit............................................................................       46.7       45.9       48.0
Operating expenses:
  Research and development..............................................................       11.1       10.8       10.7
  Selling, general and administrative...................................................       20.1       20.6       23.9
  Amortization..........................................................................        0.2        0.2        0.2
  Other-net.............................................................................       (0.2)      (0.2)      (0.1)
  Merger expenses.......................................................................        1.4     --         --
  Write-off of purchased in-process technology..........................................        2.5     --         --
                                                                                          ---------  ---------  ---------
Total operating expenses................................................................       35.1       31.4       34.7
                                                                                          ---------  ---------  ---------
Operating income........................................................................       11.6       14.5       13.3
Interest income, net....................................................................        0.3        0.7        0.1
                                                                                          ---------  ---------  ---------
Income before income taxes..............................................................       11.9       15.2       13.4
Income tax provision....................................................................        4.5        5.8        2.6
                                                                                          ---------  ---------  ---------
Net income..............................................................................        7.4%       9.4%      10.8%
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

YEARS ENDED DECEMBER 31, 1997 AND 1996

    Net sales were $165,408,000 for the year ended December 31, 1997 representing an increase of approximately $50,366,000, or 43.8%, when compared to the year ended December 31, 1996. The increase reflects growth in Veeco's process equipment and process metrology product lines. Sales in the U.S. increased approximately 70%, while international sales included a 24% increase in Asia Pacific, a 27% increase in Europe and a 4% decrease in Japan.

    Veeco received approximately $164,000,000 of orders in 1997 compared to approximately $135,700,000 in 1996, reflecting both the increased demand for high density hard drives and the continued industry transition to the next generation MR thin film magnetic heads as well as increased semiconductor industry investment in advanced products. The book to bill ratio was .99 to 1 for the year ended December 31, 1997.

    Sales of process equipment increased by 59% to approximately $84,530,000 in 1997 compared to 1996, driven principally by increased demand from the data storage industry for equipment used in the production of MR and GMR heads for high density hard drives. Of this increase, approximately 39% was due to growth in volume, with the balance of the increase due to a shift in customer demand to multi-process modules with increased automation which resulted in an approximately 47% higher average selling price of a system. Sales of process metrology products increased by 46% to approximately $61,431,000 in 1997 compared to 1996 principally as a result of increased sales of Wyko optical interferometers, Dektak stylus profilers and scatterometers and atomic force microscopes. Sales of Wyko optical interferometers increased by 81%, reflecting increased acceptance by the semiconductor industry of non-contact optical measurement for advanced packaging. Sales of Dektak stylus profilers and scatterometers increased by

21% reflecting acceptance in the semiconductor and data storage industries of new product introductions. Atomic force microscope sales increased 15% reflecting increased demand for advanced semiconductor applications. Sales of industrial measurement products were approximately $19,447,000 in 1997 and remained relatively flat compared to 1996.

    Gross profit increased to approximately $77,231,000, or 46.7% of net sales for 1997, compared to $52,841,000, or 45.9% of net sales for 1996. This increase in gross margin is principally attributable to increased sales of process equipment and process metrology products which yield higher gross margin than industrial measurement products.

    Research and development expense increased by approximately $5,972,000 to approximately $18,436,000, or 11.1% of net sales in 1997 compared to approximately $12,464,000 or 10.8% of sales in 1996, due to increased R&D investment in process equipment and process metrology. Increased R&D investment was made in process equipment in PVD and in IBD. In process metrology, increased investments were made in Wyko optical interferometer products for both data storage and semiconductor market products along with investments in Dektak stylus profilers for the semiconductor, data storage and flat panel display markets.

    Selling, general and administrative expenses increased by approximately $9,597,000 to 20.1% of net sales in 1997 from 20.6% for 1996. Selling expense increased $7,103,000, principally comprised of sales commissions related to higher sales volume, increased compensation and travel expense as a result of additional sales and service personnel required to support Veeco's growth and an increase in advertising and marketing to support new products.

    Operating expenses in 1997 include merger costs incurred in connection with the merger with Wyko Corporation of approximately $2,250,000, consisting of investment banking, legal and other transaction costs. Operating expenses in 1997 also include the effect of a $4,200,000 charge in connection with the acquisition of the PVD business pertaining to data storage of Materials Research Corporation representing the write-off of the fair values of in-process engineering and development projects that have not reached technological feasibility and have no future alternative uses.

    Income taxes amounted to $7,426,000 or 37.7% of income before income taxes for 1997 as compared to $6,638,000 or 38.0% of income before income taxes for 1996.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    Net sales were $115,042,000 for the year ended December 31, 1996 representing an increase of approximately $29,217,000, or 34.0%, for the fiscal year ended December 31, 1996 as compared to 1995. The increase reflects growth in all three of Veeco's product lines--process equipment, process metrology and industrial measurement. Sales in the U.S. increased approximately 34%, while international sales included a 50% increase in Asia Pacific and a 59% increase in Japan and a 2% decrease in Europe.

    Sales of process equipment increased by 60.3% to approximately $53,198,000 in 1996 compared to 1995. Of this increase, approximately 55.9% is due to growth in volume, with the balance of the increase attributable to an approximately 27.7% higher average selling price of a system resulting from a shift in customer demand to multi-process modules with increased automation. This growth was principally driven by increased demand for mass memory storage due to the capacity ramp up in both magnetoresistive and inductive thin film magnetic heads required in high density hard drives. Sales of process metrology products increased by 22.7% to approximately $42,090,000 in 1996 compared to 1995 principally as a result of increased sales of Wyko products for mass memory, semiconductor and microelectronics and SXM Workstations for semiconductor applications. Sales of industrial measurement products increased by 7.7% to approximately $19,754,000 in 1996 compared to 1995 as a result of the introduction of new products in the leak detection product line.

    Veeco received approximately $135,700,000 of orders in 1996 compared to approximately $99,300,000 million of orders in 1995 for a 37% increase. This resulted in a book to bill ratio of 1.18 to 1 for 1996.

    Gross profit increased to approximately $52,841,000, or 45.9% of net sales for 1996, compared to $41,159,000, or 48.0% of net sales for 1995. The decline in gross margin percentage was principally due to product and geographic mix changes in process metrology and industrial measurement products lines.

    Research and development expense increased by approximately $3,307,000 to approximately $12,464,000, or 10.8% of net sales in 1996 compared to approximately $9,157,000 or 10.7% of sales in 1995, as Veeco increased its R&D investment in each of its product lines with particular emphasis in process equipment.

    Selling, general and administrative expenses increased by approximately $3,323,000 in 1996, but decreased as a percentage of sales to 20.6% for 1996 from 23.9% for 1995. Selling expense increased $2,857,000 principally comprised of sales commissions related to higher sales volume, as well as increased compensation and travel expense as a result of additional sales and service personnel required to support Veeco's growth.

    Income taxes amounted to $6,638,000 or 38.0% of income before income taxes for 1996 as compared to $2,306,000 or 20.0% of income before income taxes for 1995. Veeco's effective tax rate in 1995 was lower as a result of Veeco recognizing previously unrecognized deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

    Veeco generated approximately $6,813,000 of cash from operations in 1997 compared to approximately $8,669,000 and $2,015,000 in 1996 and 1995, respectively, primarily as a result of (i) net income in 1997 (plus non-cash charges for depreciation and amortization and the write-off of purchased in-process technology) of $18,132,000 plus (ii) increases of accounts payable, accrued expenses and other current liabilities, income taxes payable and other operating assets and liabilities of $8,267,000, $573,000, $2,457,000 and $816,000, respectively. These items were partially offset by an increase in accounts receivable, inventories and deferred income taxes of $9,533,000, $12,190,000 and $1,709,000, respectively. Accounts receivable, inventory, and accounts payable increased primarily as a result of increased volume. Cash from operations in 1996 resulted from (i) net income in 1996 (plus non-cash charges for depreciation and amortization) of $12,704,000 plus (ii) increases of accounts payable, accrued expenses, income taxes payable and changes in operating assets and liabilities of $2,888,000, $2,791,000, $508,000 and $929,000, respectively. These items were partially offset by increases in accounts receivable, inventories and deferred income taxes of $2,664,000, $7,592,000, and $895,000, respectively. The increases in accounts receivable, inventories, accounts payable and accrued expenses are attributable to the increased 1996 sales volume.

    Working capital totaled approximately $54,386,000 at December 31, 1997, compared to approximately $49,361,000 at December 31, 1996.

    Veeco used $13,481,000 for investing activities in 1997 compared to $3,883,000 and $1,155,000 in 1996 and 1995, respectively. Cash used for investing activities in 1997 primarily related to the PVD acquisition ($4,375,000) and capital expenditures ($9,106,000). Capital expenditures in 1997 were principally for manufacturing facilities, laboratory and test equipment and business system upgrades. Cash used for investing activities in 1996 and 1995 were for capital expenditures. Veeco expects capital expenditures in 1998 will remain flat when compared to 1997.

    Veeco generated $1,917,000 of cash from financing activities in 1997 compared to a use of $7,000 in 1996 and generation of $14,384,000 of cash from investing activities in 1995. Cash generated in 1997 primarily resulted from the exercise of stock options.

    The Company has a $30,000,000 Credit Facility (the "Credit Facility") which may be used for working capital, acquisitions and general corporate purposes. The Credit Facility bears interest at the prime rate of the lending banks, but is adjustable to a maximum rate of 3/4% above the prime rate in the event the Company's ratio of debt to cash flow exceeds a defined ratio. A LIBOR based interest rate option is also provided. As of December 31, 1997 there were no amounts outstanding under the Credit Facility. The Credit Facility is secured by substantially all of the Company's personal property.

    Pursuant to sales and marketing agreements with IBM, Veeco has agreed to purchase a minimum number of IBM-manufactured Atomic Force Microscopes ("SXM Products"), one of which is in the development phase, for sale by Veeco to customers in the semiconductor and data storage industries. As of December 31, 1997, Veeco's aggregate purchase commitment for SXM Products under these agreements was approximately $8,000,000 which are required to be purchased by December, 1998. See "Strategic Alliances".

    The Company believes that the cash generated from operations, funds available from the Credit Facility described above and existing cash balances will be sufficient to meet the Company's projected working capital and other cash flow requirements through 1998.

              RISK FACTORS THAT MAY IMPACT FUTURE RESULTS OF VEECO

    Certain information provided by Veeco, statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements which are "forward-looking statements" which involve risks and uncertainties. The following risk factors should be considered by shareholders of and by potential investors in Veeco.

    CYCLICALITY OF DATA STORAGE AND SEMICONDUCTOR INDUSTRIES. The data storage and semiconductor industries have been characterized by cyclicality. These industries have experienced significant economic downturns at various times in the last decade, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. Recently, the data storage industry has been plagued by inventory oversupply and poor operating results and Veeco's data storage is anticipating a weak first half of 1998. Veeco also sells product to companies located throughout the world. International markets provide Veeco with growth opportunities along with additional risk. Many Pacific Rim countries are currently experiencing economic difficulties, which could result in reduced demand for Veeco's products from customers in this area. Veeco may experience substantial period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy.

    RAPID TECHNOLOGICAL CHANGE; IMPORTANCE OF TIMELY PRODUCT INTRODUCTION. The data storage and semiconductor manufacturing industries are subject to rapid technological change and new product introductions and enhancements. Veeco's ability to remain competitive will depend in part upon its ability to develop in a timely and cost effective manner new and enhanced systems at competitive prices. In addition, new product introductions or enhancements by Veeco's competitors could cause a decline in sales or loss of market acceptance of Veeco's existing products. Increased competitive pressure could also lead to intensified price competition resulting in lower margins, which could materially adversely affect Veeco's business, financial condition and results of operations. The success of Veeco in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including product selections, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing processes, effective sales, service and marketing and product performance in the field. Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for the products under development and the equipment required to produce such products. There can be no assurance that Veeco will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

    LIMITED SALES BACKLOG. Veeco derives a substantial portion of its sales from the sale of a relatively small number of systems which typically range in purchase price from approximately $750,000 to $3,500,000. As a result, the timing of recognition of revenue for a single transaction could have a material adverse affect on Veeco's sales and operating results. Veeco's backlog at the beginning of a quarter typically does not include all sales required to achieve Veeco's sales objective for that quarter. Moreover, all customer purchase orders are subject to cancellation or rescheduling by the customer with limited or no penalties. Therefore, backlog at any particular date is not necessarily representative of actual sales for any succeeding period. Veeco's net sales and operating results for a quarter may depend upon Veeco obtaining orders for systems to be shipped in the same quarter that the order is received. Veeco's business and financial results for a particular period could be materially adversely affected if an anticipated order for even one system is not received in time to permit shipping during the period.

    HIGHLY COMPETITIVE INDUSTRY. The data storage and semiconductor capital equipment industries are intensely competitive. A substantial investment is required by customers to install and integrate capital equipment into a production line. As a result, once a manufacturer has selected a particular vendor's capital equipment, Veeco believes that the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, Veeco expects to experience difficulty in selling to a particular customer for a significant period of time if that customer selects a competitor's capital equipment. Veeco expects its competitors to continue to develop enhancements to and future generations of competitive products that may offer improved price or performance features. New product introductions and enhancements by Veeco's competitors could cause a significant decline in sales or loss of market acceptance of Veeco's systems in addition to intense price competition or otherwise make Veeco's systems or technology obsolete or noncompetitive. Increased competitive pressure could lead to reduced demand and lower prices for Veeco's products, thereby materially adversely affecting Veeco's operating results. There can be no assurance that Veeco will be able to compete successfully in the future.

    YEAR 2000. Veeco has determined that it will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. Veeco has recently installed a new business information system for its process equipment and industrial measurement product lines, which is year 2000 compliant. The cost of such system was capitalized. Veeco is in the process of assessing the costs and benefits of upgrading, modifying or replacing its current process metrology product line information systems in order to make them year 2000 compliant. Such evaluation includes the option of extending the Company's new business information system to its process metrology product lines in the event that modification of existing software is not feasible. The Company expects to complete its evaluation and implementation by mid-1999, which is prior to any anticipated impact on its systems. Veeco does not believe it has significant exposure to year 2000 with significant suppliers, large customers and financial institutions. Veeco does not expect the cost of the year 2000 initiatives to be material to Veeco's consolidated results of operations or financial position.

    FOREIGN OPERATIONS. Approximately 8.3%, 10.5%, and 14.9% of Veeco's net sales for the years ended December 31, 1997, 1996 and 1995, respectively, were derived from sales denominated in foreign currencies. The effect of foreign currency exchange rate fluctuations on such revenues is largely offset to the extent expenses of Veeco's international operations are incurred and paid for in the same currencies as those of its revenues.

    Veeco has mitigated its exposure to foreign currency transaction adjustments by substantially offsetting assets denominated in foreign currencies with foreign currency liabilities. Veeco generally has not engaged in foreign currency hedging transactions. Foreign currency translation adjustments of $631,000, $104,000 and ($128,000) were charged (credited) to Shareholder's Equity for the years ended December 31, 1997, 1996 and 1995, respectively. The aggregate exchange gains and (losses) included in determining consolidated results of operations were ($34,000), ($153,000), and $100,000 for the years ended December 31, 1997, 1996 and 1995 respectively.

    DEPENDENCE ON MICROELECTRONICS INDUSTRY. Veeco's business depends in large part upon the capital expenditures of data storage, semiconductor and flat panel display manufacturers which accounted for the following percentages of Veeco's net sales:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1997         1996         1995
                                                                              -----        -----        -----
Data storage.............................................................          65%          56%          42%
Semiconductor............................................................          19           26           32
Flat panel display.......................................................           2            3            5

    Veeco cannot predict whether the growth experienced in the microelectronics industry in the recent past will continue.

                           INFORMATION ABOUT DIGITAL

DIGITAL'S BUSINESS

    Digital develops, designs, manufactures and markets several types of very high resolution instruments, generically known as Scanning Probe Microscopes
(SPMs), which are used to image and measure surface topography as well as a wide range of other sample characteristics. SPMs, which include Scanning Tunneling Microscopes (STMs) and Atomic Force Microscopes (AFMs) and are the newest segment in the microscopy field, provide the high-end response to an increasing demand for instruments that resolve the smaller and smaller features of a variety of high technology materials, most importantly semiconductor and data storage devices. SPMs are also used to resolve nanometer-scale features on a wide variety of other materials, ranging from DNA to razor blade edges. Digital was one of the first and believes it is one of the leading commercial manufacturers of SPMs.

TECHNOLOGY BACKGROUND

    SPMs date from the early 1980s, and include the highest resolution imaging devices ever developed. SPMs operate by scanning a probe over a sample surface, detecting the interaction of the probe with the surface and controlling the vertical motion of the probe, usually in response to the interaction, to a very fine degree. The amount of control required, plotted against the position of the probe, provides the data to construct a three-dimensional map of the sample surface.

    The Atomic Force Microscope, the dominant type of SPM in the commercial market, "feels" the sample surface directly using a probe consisting of a very sharp tip mounted on a microscopic spring arm (a cantilever). The interaction of the probe with the surface is detected by measuring deflections of the cantilever with an optical beam system. AFMs permit resolution at the molecular level. Digital developed some of the first AFMs used in commercial applications and most of the SPMs manufactured and sold by Digital are AFMs.

    The first SPM, the Scanning Tunneling Microscope, was developed by IBM and earned the Nobel Prize for its inventors. STMs rely on the formation of an electric current between the probe, a very sharp tip, and the sample surface to detect their interaction. STMs permit the imaging of individual atoms. However, because they rely on an electric current, they cannot image non-conductive surfaces, a limitation not shared by AFMs. Digital manufactures and sells STMs with atomic resolution, but, because of the built-in limitations of the technology relative to AFMs, sales have been relatively small in recent years. STM capability is provided as an accessory to the AFM on Digital's NanoScope MultiMode SPM.

    In addition to SPMs, the microscope market includes electron beam (including ion beam) and light-based (classical light, interferometric and confocal) microscopes. Digital believes that electron beam microscopes accounted for about 50% of the total world-wide microscope market and that light-based microscopes accounted for about 44% of that market.

    ELECTRON BEAM MICROSCOPES. The most common of these devices for industrial applications is the Scanning Electron Microscope (SEM), which was developed in the 1930s. SEMs operate by focusing a high-energy electron or ion beam onto a sample maintained in a vacuum and capturing reflected or emitted electrons to make an image of the sample. In theory, sufficiently high-energy beams can yield lateral atomic resolution, but vertical resolution to any degree is not obtainable (other than by the destructive procedure of cutting the sample at the point of interest and resolving the vertical feature laterally). In practice, achieving atomic resolution, or even close to atomic resolution, is quite difficult. In addition, sample preparation for these devices can be difficult and rules out their use in certain applications. Nevertheless, over the past five years, SEMs have increasingly replaced classical light microscopes in certain high technology manufacturing applications, particularly the manufacture of semiconductor devices, where lateral resolution requirements exceed optical limits.

    LIGHT-BASED MICROSCOPES.

    INTERFEROMETRIC MICROSCOPES. These devices operate by splitting a beam of light and focusing one of the resulting beams onto a reference surface and the other beam onto the surface of the sample. Combining the reflections from the two surfaces produces a pattern of bright and dark lines (referred to as fringes). The number, shape and position of the lines are then analyzed to provide data on the topography of the sample. Interferometric microscopes produce nanometer-scale vertical resolution, but lateral resolution is limited to that achievable with light-based instruments.

    CONFOCAL MICROSCOPES. These devices operate by focusing high-intensity light through a small aperture onto the surface of the sample and collecting the reflected light through one or more very small apertures arrayed at the back focal point. This arrangement produces an image of a very thin slice of the sample surface and minimizes collection of reflected light outside the focal point. Three-dimensional images of a larger portion of the sample surface are obtained by scanning the instrument in the desired direction. Confocal microscopes produce vertical resolution several orders of magnitude lower than interferometric microscopes and lateral resolution somewhat higher than those microscopes.

    In addition to microscopes, stylus profilometry, another measurement technology, is used in high technology manufacturing applications. These instruments are somewhat similar to SPMs in that a sample surface is scanned relative to a probe and the vertical motion of the probe against its position is measured. However, stylus profilometers are only capable of resolution on the order of interferometric microscopes and, therefore, are not as useful in measuring certain critical dimensions as are AFMs.

    SPMs, and particularly AFMs, are highly useful devices because they have a unique combination of attributes not found in any other single microscope or measurement technology. They can directly measure both lateral and vertical shapes with the highest resolution of any measurement device and with direct 3D capability. Light-based instruments, including interferometric and confocal microscopes, run out of lateral resolution for measurements of less than half the wavelength of light, or about 250 nanometers. SPMs are useful down to the atomic, i.e. subnanometer, scale (STMs) or near atomic scale (AFMs). AFMs can directly measure with the highest resolution sample properties other than topography, including magnetic field (such as magnetic bits on a hard disk); electric field; hardness (such as thin film integrity); electric charge density (such as dopant concentrations in semiconductors); temperature (such as temperature distribution in disk drive recording head elements); and various chemical properties (such as the difference in binding preference among biological molecules). AFMs make these measurements on almost any surface; in air, vacuum or under fluids; with minimal sample preparation; and, with Digital's high end instruments, very rapid throughput.

    The superior resolution achieved by AFMs is due to the combination of several key technologies. AFM cantilevers are manufactured using highly specialized microlithography techniques, and these spring arms are among the most sensitive manmade mechanical devices. The optical beam detection system used in most AFMs has to be able to measure less than one angstrom deflections of the cantilever (an angstrom is one-tenth of a nanometer; the diameter of an atom is about two angstroms) to achieve the requisite resolution. The scanners used in AFMs must be capable of subangstrom motion control, while scanning at high speeds and maintaining high mechanical rigidity. Very sophisticated software and electronics are necessary to track the sample surface using vertical feedback, the most common technique in AFMs. Finally, the manufacture of AFMs requires many unusual and difficult process steps not found in other instruments. In sum, while relatively easy to operate, AFMs are exceedingly complex instruments, requiring significant understanding and capability in many technologies and disciplines.

    The resolution achievable with SPMs and the diverse measurements they make possible are of increasing importance in high technology manufacturing applications, including the manufacture of semiconductor and data storage devices. Over time, the feature sizes in integrated circuits and inductive and magnetoresistive elements of data storage devices have continually shrunk. Today, the smallest feature sizes on integrated circuits are on the order of 250 nanometers. Plans are in place to fabricate integrated circuits with feature sizes as small as 180 and then 130 nanometers within the next few years.

    Microscopes and other measurement technologies are used repeatedly throughout the integrated circuit and thin film head fabrication processes to monitor process accuracy by measuring critical dimensions and other physical properties such as film thickness, grain size, line width, step height, magnetic and electric fields, sidewall angles and surface roughness. In many cases, these measurements require as much as ten or even one hundred times the resolution required to resolve feature size. This is because as feature size shrinks, clearances shrink even more. Moreover, as feature size shrinks, more measurements are needed to maintain yields.

    As the variety and number of films to be measured multiplies and feature size shrinks, AFMs are increasingly the instrument of choice. AFMs provide the necessary lateral resolution for today's feature sizes. AFMs provide the direct 3D capability requisite to measuring a multilayered 3D product like an integrated circuit or a thin film head. AFM measurements are non-destructive measurements, an increasingly important factor as the value of processed wafers increases. In addition, AFMs lend themselves to the rapid sample throughput requisite to in-line manufacturing.

COMPANY BACKGROUND

    Digital was founded in 1987 by Virgil Elings, then a professor of physics at the University of California, Santa Barbara, and one of his graduate students, John Gurley. Digital was profitable in its first year of operations and has been profitable in all subsequent years.

    Digital's first product, the Nanoscope I STM, was the first compact, relatively easy to use STM. The Nanoscope I was soon followed by the Nanoscope II STM which was equipped with the first digitally programmable surface tracking feedback electronics employed on a SPM. Digital feedback greatly reduced the need to re-design complicated analog electronics every time an instrument was improved or expanded.

    The STM was an important first step in scanning probe microscopy, but STMs have not developed into commonly used measurement instruments. Digital's introduction of the first commercial AFM in 1990 established scanning probe microscopy as a truly versatile tool capable of solving real problems in many different fields, and has since accounted for the bulk of Digital's business.

    Early AFMs (and STMs) were compact devices which rigidly enclosed small specimens, dime-sized or smaller, to maintain the required mechanical stability for molecular or atomic scale measurements. Recognizing that commercial application of the technology would require nanometer scale measurements on relatively large samples, and not molecular or atomic scale measurements on smaller samples, Digital developed the first large sample SPM (the LSS SPM) under a contract with IBM. The LSS SPM allowed the probe to be scanned anywhere on a sample the size of an 8" semiconductor wafer. This instrument represented a major advance in the technology and has been very popular with the integrated circuit and data storage industries.

    An early problem with AFMs was that the user had to operate either in continuous contact with the sample (contact mode) or extremely close to, but without contact with, the sample (non-contact mode). While contact mode was readily available on commercial instruments, non-contact mode was available on only a few laboratory instruments. Contact mode permits very high resolution, but for many samples of commercial interest, such as those drawn from most steps in semiconductor processing, it is destructive to the sample surface. This drawback can be fixed by scanning under liquid, but industrial users are usually unwilling to immerse samples for measurement. Non-contact mode is non-destructive to the sample but is less stable than contact mode and sacrifices significant resolution. In order to resolve these problems, Digital introduced and patented a new mode, which it called TappingMode, that achieves the resolution and stability of contact mode for most applications, and a light touch that approaches non-contact mode. TappingMode delivers non-destructive, high resolution data quickly and easily, and is amenable to making more than one measurement at a single pass, such as combining the measurement of a sample's topography with the measurement of its magnetic or electric field. TappingMode along with the LSS SPM (and its successors, the Dimension series
AFMs) opened up the industrial applications of scanning probe microscopy and formed the basis of Digital's leadership position in these applications.

    More recently, Digital has introduced specialized AFM products such as the Bioscope, an AFM specifically designed for biological applications; an AFM that allows combining topography measurement with thermal mapping; an AFM that measures extremely small capacitance variations in semiconductor devices and correlates them with electrical carrier distribution; and an AFM that makes certain specific critical dimension measurements. Digital has also developed a completely automated AFM for integrated circuit device applications, which includes automatic wafer handling guided by machine vision, probe degradation monitoring and automatic probe loading and exchange.

DIGITAL PRODUCTS

    NanoScope-Registered Trademark-SPMs are designed to be easy to learn to use and easy to use, key factors with any high-technology product. Users can be productive quickly and access more advanced features as they become more proficient. Key design features incorporated into all systems include:

    - A fast, easy-to-use 32-bit multitasking software user interface that allows analysis of previously collected scans while simultaneously scanning new samples.

    - A dual monitor configuration, one for text and one for graphics.

    - Top-view video optics integration with the best clarity, easiest alignment and highest resolution available for quick location of areas of interest for scanning.

    - Sample and probe tip mounting that is quick and intuitive for the basic systems and fully automated (including both tip evaluation and exchange) for some advanced systems.

    - A scanning procedure that is not only simple to run but also protects samples from damage with a precisely controlled automated tip approach mechanism.

    - A hardware design that makes it easy to change microscopes, scanners, adapters and scanning techniques without using any tools.

    - Customizability that allows adaptation of the system to perform challenging and innovative experiments, without writing software or macro code.

    - Software upgrades so that instruments stay up with the latest developments.

    Digital Instruments' NanoScope SPM systems comprise a microscope, a controller system and a Pentium-based PC. Following are brief descriptions of the major product offerings. With the exception of the STM, all SPMs support all the major scanning probe microscopy imaging modes.

    NANOSCOPE STMS

    The STM provides resolution unequaled by any other probe microscope, but is limited to electrically conductive samples. The STM is the SPM of choice for atomic resolution and electrochemical applications. Sales prices of Digital's NanoScope STMs are approximately $40,000, including controller.

    NANOSCOPE MULTIMODE-TM- SPMS

    Digital's MultiMode AFM is capable of providing the highest resolution images of any AFM in current use. The MultiMode is used for smaller samples (maximum of about 15mm diameter) where near atomic resolution and superior flexibility are required. Sales prices are approximately $120,000, including controller. More than 600 MultiMode AFMs have been installed by Digital.

    BIOSCOPE-TM- SPMS

    Digital's BioScope was the first atomic force microscope specifically designed for the biological sciences, including biotechnology and pharmaceuticals. The BioScope incorporates an AFM with an inverted optical microscope specially modified to reduce noise and improve image quality. It is adaptable for most optical techniques (fluorescence, phase contrast, Nomarski/DigitalC etc.) with an effective magnification range of 25 to >10,000,000X. Sales prices of the Bioscope are approximately $140,000, including controller and basic inverted optical microscope.

    NANOSCOPE DIMENSION-TM- SERIES SPMS

    Digital's Dimension series SPMs are designed for flexibility, convenience and ease of use. First introduced in 1993, they quickly became the best-selling SPMs worldwide. The patented TrakScan-TM- laser tracking system makes setup easy and tracks the probe tip to enhance image and measurement quality. The optical beam deflection system provides extremely low noise floor. Available at three price/performance levels, the Dimension series support both small and large samples including whole semiconductor wafers, magnetic storage disks, CD/DVD disks and masters and other large samples.

    DIMENSION 3100 SPM (SUCCESSOR TO THE DIMENSION 3000). Basic, high versatility imaging with limited automation for samples up to 200mm diameter. General purpose SPM with small footprint and mid-range price. Sales prices are approximately $130,000, including controller.

    DIMENSION 5000 SPM. Adds a highly accurate, repeatable sample positioning stage equipped with optical linear encoders. Accommodates samples up to 350mm diameter. Optimized for the integrated circuit and computer data storage markets. Sales prices are approximately $220,000, including controller.

    DIMENSION 9000 SPM (SUCCESSOR TO THE DIMENSION 7000). Adds full automation specifically for integrated circuit applications including cassette-to-cassette wafer handling for up to 200mm wafers. The 9000 meets clean room specifications for full fab-compatibility and is optimized for failure analysis, defect inspection and roughness measurements. This product includes the first complete SPM automation package, including tip evaluation and automated tip exchange, overcoming a major objection to SPMs for on-line integrated circuit processing applications. Digital expects to ship the first 9000 in March 1998. Sales prices will be approximately $700,000, including controller.

    THE NANOSCOPE III SYSTEM CONTROLLER

    Digital's controllers provide the software and electronics that drive its entire line of instruments. The use of digital tracking and feedback control insures that scans are performed with accuracy and speed at all scan sizes and positions on the sample. Digital also sells a lower priced controller, the NanoScope E controller, for STM applications and in order to provide an economical entry to AFM.

SALES AND CUSTOMER SUPPORT

    Digital markets and sells its products in the US through direct sales staff and independent distributors and internationally through distributors, representatives and, via OEM arrangements, resellers. Direct sales staff includes three in-house personnel and four domestic salespersons located in the Northwest (based in San Jose), Northeast (Maryland), Midwest (Chicago), and Western (Austin) regions. A domestic distributor covers the Southeast (Tennessee).

    More than twenty distributors and representatives, including Digital's affiliate, Digital GmbH of Mannheim, Germany, cover international sales. Digital GmbH, established in mid-1995, covers sales in Germany and assists other European distributors and representatives with sales and customer service and support. During its first full year of operations, Digital GmbH doubled sales of Digital products in Germany.

    The sales process for Digital products typically involves sales, marketing and applications personnel. Customers are encouraged to visit a demonstration facility or to have Digital personnel visit their site. Santa Barbara is the primary demonstration site to perform product demonstrations, with a second site in Pennsylvania. Most major distributors are equipped with demonstration systems and staff.

    Digital's marketing efforts cover a wide range of activities. Digital exhibits at more than 60 trade shows covering a wide variety of markets from semiconductors, data storage and materials science to applied physics, plastics and biological sciences. Digital advertises in a variety of trade journals and conducts a substantial direct mail effort, including the company's NANOVATIONS newsletter. Digital also conducts a substantial publicity effort, including placement of new product and news releases in over 75 trade publications. Staff- and customer-written technical articles appear frequently in trade publications. Digital has established a worldwide web site, and it now receives more than 1,000 inquiries annually through its site. The site contains product information, company news, over twenty application notes and an innovative NANOTHEATER showcasing company- and customer-generated images and measurements in a virtual theater motif.

    Digital's full-time customer service and support group in Santa Barbara currently consists of seven highly trained individuals, supplemented by the scientific, engineering and applications staff as needed. In addition, most major international distributors also provide some trained customer service and support personnel, aided in Europe by the Digital GmbH team and in Asia by Digital's Technical Liaison Office in Tokyo. Digital believes that its customers are highly satisfied with its service and support of customers and products. Digital also offers training programs and extended maintenance/service contracts to its customers.

    See Note 6 of Digital's Combined Financial Statements for data pertaining to Digital's net sales by geographic area and for Digital's United States operations' export sales.

    The changing proportions of the company's sales reflect the growing proportion of industrial customers compared to research customers. As SPMs become more accepted as process monitors for high technology manufacturing, Digital expects that there will be more customers in Asia, an important center for such manufacturing. Sales to customers for research applications in the US and Europe continue to grow, but most of Digital's sales growth over the last three years has been due to the sale of larger, more expensive systems to industrial customers.

    One segment of Digital's customer mix includes industrial, academic and government research groups in biology, materials science, geology, environmental science, chemicals/polymers and optics. This group of customers is usually interested in a single application and sample format and tends to buy small sample, manual systems. These customers typically purchase instruments in the $80,000 to $150,000 price range, and account for about 1/3 of Digital's revenues, primarily in the US and Europe.

    Another segment of Digital's customer base is large company and independent microscopy or analytical labs. This group of customers provides analytical services either within their own organization or to the public, and tends to require versatility in both application and sample format. These customers tend to buy large sample, fully configured systems in the $150,000 to $300,000 price range. This is a growing segment of Digital's business and accounts for about 50% of revenues, primarily in Asia and the US.

    The last and potentially most important segment of Digital's customer base is manufacturers that have a need for very high resolution monitoring of manufacturing processes. In order to serve this market, Digital continues to improve its products to take SPM technology from operator intensive instruments that produce high resolution images to automatic instruments that produce reliable and repeatable data. The market for these instruments is almost exclusively in Asia and the US, and they sell in the $500,000 to $1,000,000 price range.

    Digital's customers include major industrial, academic and government institutions worldwide throughout the world. Sales to Toyo Corporation, Digital's Japanese distributor and largest customer, accounted for 24%, 26% and 32% of Digital's net sales for the years ended December 31, 1997, 1996 and 1995, respectively. Other than Toyo Corporation, no one customer has accounted for more than 10% percent of Digital's sales during the last three years.

    Although Digital's products embody a single broad technology, they serve an extremely broad range of applications. This market breadth may help to insulate Digital from downturns in any specific market segment. Digital has continued to diversify into new markets both by identifying new applications for its existing products and providing new products and enhancements of existing products. Some of the principal applications/markets Digital currently serves are as follows:

    - Integrated Circuits (28% of 1997 revenues) : Imaging of silicon wafers with manual or automatic site selection to image multiple locations in succession. Characterization of silicon surface roughness, step-heights, defects in semiconductors and metallization, sub-micron geometry devices, grain size of polycrystalline films, gate oxide integrity, mask development, electromigration and deposited layers/films on silicon wafers, as well as measurement of critical dimensions and step heights and characterization of defects on resist.

    - Materials and Surface Characterization (27%): Characterization of surface roughness, surface structure, grain size and defects for optical materials, paints and coatings, metals and alloys, thin films, liquid crystals, cosmetics, geological samples and many others.

    - Data Storage and Magnetic Materials (22%): Imaging of topography and magnetic domains on magnetic and magneto-optical hard disks, compact disks
      (CDs) and digital versatile disks (DVDs), audio and video tape, floppy disks, read/write heads (including pole tip recession) and other magnetic materials such as Permalloy and garnet films. Characterization of surface roughness, texturing, defects, damage, grain size, and wear resistance--all with complete separation of magnetic and topographic information and resolution far better than other methods and with little or no sample preparation.

    - Plastics and Polymers (9%): Characterization of surface morphology, nanostructure, chain packing and conformation, as well as studies of nanomechanical properties, crystallization, surface stiffness and force measurements.

    - Biotechnology and Life Sciences (8%): In situ imaging of DNA, chromatin structure, biomacromolecules, cellular motion and morphology, membranes and viruses, as well as studies of protein/enzyme interactions, protein adsorption, cell surface antigens and intracellular interactions, synaptic release and signal transduction processes--all in biological fluids or in air and with little or no sample preparation.

    - Electrochemistry (2%): In situ, real-time imaging of adsorbate structures and surface chemical processes, and studies of underpotential deposition, electroplating, electropolymerization, electropolishing and corrosion, as well as battery research and general materials characterization.

    End-users of Digital's products in each of the following categories include:

                   MATERIALS AND
                   SURFACE                                        PLASTICS AND
SEMICONDUCTOR      CHARACTERIZATION          DATA STORAGE           POLYMERS                OTHER
-----------------  ----------------------  -----------------  --------------------  ---------------------
Anam               Dow Corning             Akashic                  Bausch & Lomb   American Technologies
Hewlett Packard    Harvard University      Applied Magnetics    Cambridge Display   Amgen
Hoya               Holtronic Technologies  Hoya                        Technology   Diamonex
IBM                S.A.                    IBM                         Dai Nippon   Mayo Foundation
Intel              Hoya                    Komag                         Printing   Northwestern
Mitsubishi         Mitsubishi              Mitsubishi                    Co. Ltd.   University
National           Monsanto                Quantum                  Eastman Kodak   Olympus
  Semiconductor    NASA                    Read-Rite                        Exxon   Sandia National Lab
Powerchip          Nippon Steel            Samsung                           Fuji   Yale University
  Semiconductor    Rengo Co., Ltd.         Seagate               General Electric
Rockwell           Stanford University     Western Digital                Glidden
SGS Thompson       Westinghouse                                        Mitsubishi
United Micro-                                                      Osaka Gas Co.,
  Electronics                                                                Ltd.
United Silicon                                                  Sumitomo Chemical
                                                                    Union Carbide

ENGINEERING, RESEARCH AND DEVELOPMENT

    Digital operates in a new and technologically advanced field with an extraordinarily high rate of technological change and developing applications. As a result, Digital places great emphasis on research, product development and application development. Approximately one-third of Digital's employees are engaged in these activities. Many of the personnel involved in research and application development also remain involved in product development. In addition, Digital supports research at many Universities, including major support of the AFM laboratory at the University of California, Santa Barbara Physics Department.

    SPMs have wide application in many different technological and scientific areas, and many of these applications have the potential for substantial growth. In order to remain positioned to take advantage of growth applications, Digital must continue to support product development and application development in multiple areas. Presently Digital has ongoing significant development efforts in biological applications, magnetic field measurements, electrical characterization of semiconductors, indentation and wear, probe characterization, scanner design and optical techniques.

    Digital has also devoted a significant and ongoing effort to automating SPMs, and making them otherwise suitable for in-process cleanroom manufacturing. This effort has resulted in the first completely push-button AFM, requiring no operator intervention for up to a week at a time. Until this technological advance, AFM operation typically required the constant attention of a highly skilled operator. Other ongoing efforts in this area include higher throughput machines, 300 mm wafer capability and cleaner machines.

MANUFACTURING

    Digital's products are manufactured at its main facility in Santa Barbara, California. The manufacturing process consists primarily of assembly of certain electronic and structural components and complex final assembly of microscope systems. Electronic circuit card assembly is performed by a vendor, as is precision metal machining. Digital's products also rely on many items from vendors, both custom manufactured and standard components. The custom components tend to be single source, as is precision metal machining.

    Digital routinely monitors single or limited source supply parts and endeavors to ensure that adequate inventory is available to maintain manufacturing schedules should the supply of any part be interrupted.

Although Digital seeks to reduce its dependence on single and limited source suppliers, it has not qualified a second source for custom components supplied by single sources, or for precision metal machining, and the partial or complete loss of certain of these sources could have an adverse effect on Digital's results of operation and damage customer relationships.

    Digital moved to a new facility in May 1997 in which it uses about 45,500 sq. ft. of manufacturing and office space, approximately 50% more than the previous facility. Because of the increased demand for AFMs for in-process cleanroom manufacturing, the new facility includes one Class 1,000 cleanroom of about 2,000 sq. ft. for system assembly and testing and one Class 10,000 cleanroom of about 1,000 sq. ft. for component manufacturing, as well as a substantial amount of Class M7 space. The two cleanrooms are adjoining and will share both personnel and equipment anterooms. See "--Facilities."

BACKLOG

    Digital's backlog consists of purchase orders for which delivery has been committed during the three-month period succeeding the order in the case of most of its products and up to six months in the case of its most expensive automated products. Because a large percentage of orders involve delivery commitments of three months or less, and because delivery commitments are subject to delay or orders may be cancelled, Digital believes that its backlog at any time is not a reliable indicator of future performance. At December 31, 1997, Digital's backlog was $10.2 million, all of which is expected to be filled in 1998. At December 31, 1996, Digital's backlog was $7.9 million.

COMPETITION

    Digital has several competitors, including two companies dedicated solely to SPMs, as well as companies with more diversified product lines. These competitors produce products which are capable of performing, to a greater or lesser degree, some of the functions performed by Digital's products. Some of Digital's competitors have greater financial, manufacturing and marketing resources than Digital.

    Several other companies, including some larger microscopy companies, have targeted market niches, notably semiconductors in the case of Veeco's SXM Workstation, but also including UHV (ultra-high vacuum), electrochemistry and temperature-controlled systems.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

    Digital believes it has a strong intellectual property position, with over 25 patents granted and over 10 exclusive and non-exclusive licenses to patents owned by others. Because of Digital's early involvement in scanning probe microscopy, coupled with a relatively active intellectual property effort from the beginning, Digital has been able to obtain or exclusively license intellectual property that is basic to high performance SPM design. Digital continues to pursue intellectual property aggressively, with several active patent applications at any given time.

    Digital has a policy of seeking patents when appropriate on inventions concerning new products and improvements as part of its on-going research, product development, application development and manufacturing activities. While Digital believes its patents give it a significant competitive advantage, there can be no assurance that Digital will be able to continue to protect its technology adequately or that competitors will not be able to develop similar or superior technology independently. See "--Legal Proceedings."

ENVIRONMENTAL MATTERS

    Digital's headquarters building, 112 Robin Hill Road, Santa Barbara, California (the "Robin Hill Site"), was purchased by Robin Hill from Raytheon Company ("Raytheon") in November 1997. In 1994-95, Raytheon had carried out an environmental site assessment of its Hollister Avenue Campus, which included the Robin Hill Site, through one of its subsidiaries, Raytheon Engineers & Constructors, Inc. The assessment found quantities of certain volatile organic compounds, principally trichloroethene and benzene, above the applicable California maximum concentration levels, in aquifers lying approximately 40-50 feet below the Northeast and Southeast corners and along the Northern boundary of the Robin Hill Site, as well as the same and other compounds in deep and shallow aquifers and in the soil of certain portions of the rest of the Raytheon Hollister Avenue Campus. Raytheon reported the findings of the assessment to the California Regional Water Quality Control Board, Central Coast Region, and proposed for the Robin Hill Site that possible off-site sources of the compounds found under the site be investigated and for the rest of the Raytheon Hollister Avenue Campus that a study to determine feasibility and applicability of remediation of this part of the Campus be carried out by Raytheon. In response, the Water Quality Control Board suggested additional testing at the Robin Hill Site and acquiesced in Raytheon's proposed study of the rest of the Raytheon Hollister Avenue Campus. Digital understands that the Control Board has not as yet ordered an investigation of off-site sources of the compounds found under the Robin Hill Site, nor has it suggested remediation of the site.

    It was a condition of Robin Hill's purchase of the Robin Hill Site that Raytheon carry out additional testing at the site, including drilling and sampling additional monitoring wells, sampling the soil and resampling the existing monitoring wells. This testing was conducted by Raytheon Engineers & Constructors, working under the surveillance of Robin Hill's environmental consultant, PHR Environmental Consultants, Inc. The testing confirmed the findings of the earlier assessment at the Northeast and Southeast corners of the site, although at somewhat different levels (higher levels of TCP in the Southeast corner and lower levels in the Northeast corner), but did not find these chemicals above maximum concentration levels at the other tested portions of the site. In light of these findings, Robin Hill agreed to proceed with the purchase of the site. Digital understands that Raytheon intends to report these findings to the Water Quality Control Board.

    Under federal and California environmental statutes, current "owners and operators" of a contaminated site, such as Robin Hill and Digital, may be deemed liable for remediating such contamination. The agreement under which the purchase was consummated provides Robin Hill and its successors with full indemnification from Raytheon against further costs of investigating the Robin Hill Site and of remediating hazardous substances released upon or under the site before the purchase, as well as continued migration on and under the site of identified contaminants. Under the agreement, Raytheon is responsible for the conduct of discussions with governmental agencies, including the Water Quality Control Board, relative to investigations and remediation of the Robin Hill Site.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The executive officers and key employees of Digital are as follows:

                                                  EMPLOYEE
NAME                                                SINCE         AGE                         POSITION
-----------------------------------------------  -----------      ---      -----------------------------------------------
Virgil Elings, Ph.D............................        1987           58   Director and President
John A. Gurley.................................        1987           42   Director and Executive Vice President
Jeffrey Elings.................................        1993           29   Director and Assistant Secretary

    Virgil Elings co-founded Digital in 1987 and has served as its President since that time. Previously, Dr. Elings was Professor of Physics at the University of California, Santa Barbara. Dr. Elings has a Ph.D. in Physics from Massachusetts Institute of Technology and a B.S. in Mechanical Engineering from Iowa State University.

    John Gurley co-founded Digital in 1987 and has served as its Vice President since that time. Previously, he designed a flight simulator for Link Flight Simulation. Mr. Gurley has an M.S. in Physics from the University of California, Santa Barbara.

    Jeffrey Elings is Dr. Elings' son. He joined Digital in 1993 as an engineer after receiving a B.S. in Mechanical Engineering at the University of California, San Diego.

EMPLOYEES

    At December 31, 1997, Digital had approximately 130 full time employees, 29 in production, 22 in test and support, 34 in research and development, 17 in sales and marketing, 5 in applications and 23 in administration positions. Digital's future success depends on its continuing ability to identify, hire, train and retain highly qualified scientists, engineers and technicians. Competition for such personnel is intense, and there can be no assurance that in the future Digital will be able to attract, assimilate or retain personnel at the same levels as in the past. None of Digital's employees has been subject to an employment agreement or an agreement not to compete with Digital following termination of their employment. Following the Merger, Digital's executive officers will be subject to non-competition agreements. See "THE MERGER AGREEMENT--Noncompetition Agreements."

    None of Digital's employees is represented by a labor union and Digital has never experienced a work stoppage, slowdown or strike. Digital considers its employee relations to be good.

FACILITIES

    Digital's headquarters building, which includes its manufacturing and research and development facilities, is located in a 100,000 square foot building in Santa Barbara, California owned by an affiliate of Digital, Robin Hill Properties, Inc., a California corporation, the successor to Robin Hill. Prior to the Closing of the Merger, Digital will acquire a 100% ownership interest in Robin Hill. See "--Environmental Matters" and "THE MERGER AGREEMENT--Acquisition of Related Entities." Digital occupies about half the building under a long-term lease. About 16,500 square feet of the building are currently subject to a short-term lease to a third party. The remainder of the building is unoccupied and is intended to be made available for Digital's needs and other short-term lessees. The building is subject to a mortgage with an outstanding balance of $6.8 million at December 31, 1997.

    Digital also leases facilities in Chadds Ford, Pennsylvania, as a sales and product demonstration center; and Tokyo, Japan and Beijing, China, as product service centers. An affiliate of Digital, Digital Instruments, GmbH, leases facilities in Mannheim, Germany and a subsidiary of Digital leases facilities in Cambridge, England.

    Digital believes its facilities are adequate to meet its current needs.

LEGAL PROCEEDINGS

    PATENT INFRINGEMENT LITIGATION. In 1993 and 1996, Digital commenced two suits against TopoMetrix Corporation for infringement of a total of eight Digital patents, as well as one patent licensed exclusively by Digital from the University of California, and for a related claim, intentional interference with Digital's prospective business advantage, in the United States District Court, Northern District of California (Case Nos. C-96-2830 VRW and C-96-3604 VRW). TopoMetrix's answers to the complaints included allegations that certain of the patents in-suit are invalid or otherwise unenforceable and includes counterclaims alleging that Digital (1) illegally attempted to monopolize the AFM market in violation of Section 2 of the Sherman Act by seeking to enforce "fraudulently obtained and invalid patents," (2) intentionally interfered with TopoMetrix's prospective business advantage, (3) engaged in trade libel and (4) engaged in unfair competition. In addition, TopoMetrix moved to dismiss Digital's claim for intentional interference and that motion was granted by the court. Finally, in 1996 TopoMetrix commenced suit against Digital for misappropriation of trade secrets and inducing breach of contract in the California Superior Court, Santa Clara County (Case No. CV 759973). In connection with a mediation of the disputes underlying all suits, in May 1997 Digital and TopoMetrix agreed to a settlement and, as a result, all suits have been dismissed with prejudice. Neither party agreed to pay any material amount in connection with the settlement.

    OTHER LITIGATION. Digital is currently the defendant in an arbitration proceeding by one of its former foreign distributors for wrongful termination. The former distributor is seeking lost profits and commissions of approximately $3,000,000 plus exemplary damages and reimbursement of the costs of the proceeding. Other than claims for post-termination commissions, which are not material, based on the facts known to Digital and after consultation with its general counsel, Digital believes the claims asserted by its former distributor are without merit.

    Except as set forth above, there are no material legal proceedings involving Digital or any of its subsidiaries.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF DIGITAL

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship, for the periods indicated, of selected items from Digital's combined statements of income to net sales from such statements:

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1997       1996       1995
                                                                                        ---------  ---------  ---------
Net sales.............................................................................      100.0%     100.0%     100.0%
Cost of sales.........................................................................       43.8       42.6       44.6
                                                                                        ---------  ---------  ---------
Gross profit..........................................................................       56.2       57.4       55.4
Operating expenses:
  Research and development............................................................       11.8       10.5       10.9
  Selling, general and administrative.................................................       16.1       12.0       12.4
                                                                                        ---------  ---------  ---------
    Total.............................................................................       27.9       22.5       23.3
                                                                                        ---------  ---------  ---------
Income from operations................................................................       28.3       34.9       32.1
Other income (expense)................................................................       (1.1)      (2.2)      (1.2)
                                                                                        ---------  ---------  ---------
Income before provision for income tax................................................       27.1       32.7       30.9
Provision for income tax..............................................................        0.4        0.6        0.5
                                                                                        ---------  ---------  ---------
Net income............................................................................       26.8%      32.1%      30.4%
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

YEARS ENDED DECEMBER 31, 1997 AND 1996

    Net sales for the year ended December 31, 1997 were $51,320,000, representing an increase of $1,303,000 (2.6%) over net sales for the year ended December 31, 1996. The increase reflects growth in Digital's NanoScope Dimension SPM systems, partially offset by a decline in NanoScope MultiMode, NanoScope BioScope and other SPM systems and a slight decline in non-system sales (principally comprising microscopes sold without a controller, controllers sold without a microscope, cantilevers and upgrades). North American sales, which accounted for approximately 45% of 1997 net sales, increased by approximately 12.1% over 1996 net sales, while international sales declined by approximately 4.4% from the prior year, reflecting a 7.5% decline in Japan (about 24% of 1997 net sales), a 44.7% increase in the rest of Asia (about 15% of 1997 net sales) and a 27.5% decline in Europe (about 14% of 1997 net sales).

    Sales of NanoScope Dimension SPM systems increased by approximately 16.1% to $29,570,000 in 1997 compared to 1996. The amount of the percentage increase rose with the price of the system. The highest priced systems, the Dimension 7000 (the predecessor to the Dimension 9000) and the Dimension 5000, were sold primarily for integrated circuit and data storage applications. Approximately 21% of the overall increase resulted from growth in volume and 79% from higher average selling prices. Sales of NanoScope MultiMode, NanoScope BioScope and other SPM systems declined by approximately 20.2% to $10,905,000 in 1997, compared to 1996, with the largest percentage declines registered by the other SPM and NanoScope BioScope SPM systems. The aggregate amount of this decline in sales was partially offset by higher average selling prices. Non-system sales declined by approximately 0.4% to $10,845,000 in 1997 compared to 1996.

    Orders for the year ended December 31, 1997 were $54,003,000, an increase of $3,621,000 (7.2%) over orders for the year ended December 31, 1996. The increase is attributable to an increase in North American orders. The book to bill ratio was 1.05 to 1 for 1997.

    Gross profit in 1997 increased slightly to $28,817,000, from gross profit in 1996 of $28,697,000, but decreased as a percentage of net sales to 56.2% of net sales in 1997 as compared to 57.4% in 1996.

    Research and development expense in 1997 increased to $6,034,000, or 11.8% of net sales, from $5,238,000 in 1996, or 10.5% of net sales. The increase reflects increased investment in Digital products expected to be sold for integrated circuit and data storage applications.

    Selling, general and administrative expense increased to $8,272,000, or 16.1% of net sales in 1997, from $5,990,000 in 1996, or 12.0% of net sales.
Selling expense increased $1,892,000, reflecting increased commissions resulting from a shift in sales volume to distributors and representatives compensated through commissions, increased marketing expense related to the introduction of new products and applications and increased expense of foreign office operations. General and administrative expense increased $390,000, reflecting the cost of the move to a new facility in May 1997, double rent during the five months preceding the move and higher costs of occupancy in the new facility, offset by a reduction in legal costs as a result of the settlement of patent infringement litigation.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    Net sales for the year ended December 31, 1996 were $50,017,000, representing an increase of $11,866,000 (31.1%) over net sales for the year ended December 31, 1995. The increase reflects growth in all three of Digital's product groupings: NanoScope Dimension SPM systems; NanoScope MultiMode, NanoScope BioScope and other SPM systems; and non-system sales (principally comprising microscopes sold without a controller, controllers sold without a microscope, cantilevers and upgrades). North American sales, which accounted for approximately 42% of 1996 net sales, increased by about 20.0% over 1995 net sales, while international sales increased by about 40.3% over the prior year, reflecting a 9.0% increase in Japan (about 26% of 1996 net sales), a 91.9% increase in Europe (about 19% of 1996 net sales) and a 122.0% increase in the rest of Asia (about 11% of 1996 net sales).

    Sales of NanoScope Dimension SPM systems increased by approximately 40.5% to $25,467,000 in 1996 over 1995. The level of the percentage increase was greatest in the case of the highest priced system, the Dimension 7000 (the predecessor to the Dimension 9000) and least in the case of the next highest priced system, the Dimension 5000. Both these systems were sold primarily for integrated circuit and data storage applications. Approximately 10% of the overall increase resulted from growth in volume and 20% from higher average selling prices. Sales of NanoScope MultiMode, NanoScope BioScope and other SPM systems increased by approximately 10.7% to $13,662,000 in 1996 compared to 1995, with the largest percentage increase registered by the NanoScope BioScope SPM system partially offset by a percentage decline registered by the other SPM systems. About 37% of the overall increase resulted from growth in volume and 63% from higher average selling prices. Non-system sales increased by approximately 41.8% to $10,888,000 in 1996 compared to 1995.

    Orders for the year ended December 31, 1996 were $50,382,000, an increase of $7,892,000 (18.6%) over orders for the year ended December 31, 1995. The increase is attributable to a 9.9% increase in North American orders and a 31.2% increase in international orders. The book to bill ratio was 1.01 to 1 for 1996.

    Gross profit in 1996 increased to $28,697,000, or 57.4% of net sales, from gross profit in 1995 of $21,124,000, or 55.4% of net sales. The increase in gross margin is principally attributable to increased sales of NanoScope Dimension SPM systems which yield higher gross margins than Digital's other products.

    Research and development expense in 1996 increased to $5,238,000, or 10.5% of net sales, from $4,140,000 in 1995, or 10.9% of net sales. The increase reflects increased investment in Digital products expected to be sold for integrated circuit and data storage applications.

    Selling, general and administrative expense increased to $5,990,000, or 12.0% of net sales in 1996, from $4,732,000 in 1995, or 12.4% of net sales.
General and administrative expense increased $492,000, principally reflecting increased legal costs as a result of patent infringement litigation (previously such costs were reflected as a balance sheet item). Selling expense increased $766,000, primarily reflecting a shift in sales volume to distributors and representatives compensated through commissions.

LIQUIDITY AND CAPITAL RESOURCES

    Digital generated $11,663,000 in cash from operating activities in 1997, compared to $14,780,000 in 1996, primarily as a result of (i) net income in 1997 (plus noncash charges for depreciation and amortization, provision for doubtful accounts and miscellaneous items) of $14,489,000, plus (ii) increases in accrued liabilities, accounts payable and a decrease in prepaid expenses and other of $1,453,000, $427,000 and $164,000, respectively. These items were partially offset by increases in accounts receivable and inventories of $3,427,000 and $1,443,000, respectively. Accounts payable and accounts receivable increased because of larger than average monthly shipments in the last two months of the year. Accrued liabilities increased primarily because of increased personnel and increases in sales commissions and inventories increased primarily because of costs associated with the production of the Dimension 3000 in advance of any sales of that product.

    Cash from operating activities in 1996 of $14,780,000 compared to $10,012,000 in 1995, primarily resulted from (i) net income in 1996 (plus noncash charges for depreciation and amortization, provision for doubtful accounts and miscellaneous items) of $17,023,000, plus (ii) increases in accrued liabilities and accounts payable of $787,000 and $13,000, respectively. These items were partially offset by increases in accounts receivable and inventories and a decrease in prepaid expenses and other of $1,691,000, $1,092,000 and $260,000. Accrued liabilities, accounts receivable and inventories increased primarily because of increased volume during the year.

    Working capital totaled $14,392,000 at December 31, 1997, compared to $12,633,000 at December 31, 1996.

    Digital used $5,507,000 for investing activities in 1997, compared to $263,000 in 1996. Digital provided $140,000 from investing activities in 1995. Cash used for investing activities in 1997 related primarily to the purchase of and improvements to Digital's new headquarters building.

    Digital used $7,074,000 for financing activities in 1997, compared to $13,997,000 and $10,000,000 in 1996 and 1995, respectively. Cash used for financing activities in all years related primarily to the payment of cash dividends to Digital's shareholders. Digital was an S Corporation during each of these years.

    Digital believes that the cash generated from operations and existing cash balances will be sufficient to meet its projected working capital and other cash flow requirements for at least the next year.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements give effect to the proposed Merger under the pooling of interests method of accounting. The unaudited pro forma combined financial statements are based on the historical consolidated financial statements and notes thereto (as applicable) of Veeco and the historical combined financial statements and notes thereto (as applicable) of Digital which are included elsewhere herein. The unaudited pro forma combined balance sheet assumes that the Merger took place on December 31, 1997 and combines Veeco's December 31, 1997 consolidated balance sheet with Digital's December 31, 1997 combined balance sheet. The unaudited pro forma combined statements of income assume that the Merger took place as of January 1, 1995 and combine Veeco's consolidated statements of income with Digital's combined statements of income for the fiscal years ended December 31, 1997, 1996 and 1995, respectively.

    The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Commission. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

    Veeco and Digital estimate that they will incur direct transaction costs of approximately $5,000,000 associated with the Merger which will be charged to operations in the fiscal quarter in which the Merger is consummated. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that Veeco will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

    These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Veeco and the historical combined financial statements and the related notes thereto of Digital, which are included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                 HISTORICAL               PRO FORMA
                                                           ----------------------  -----------------------
                                                             VEECO      DIGITAL    ADJUSTMENTS   COMBINED
                                                           ----------  ----------  -----------  ----------
                         ASSETS
Current assets:
    Cash and cash equivalents............................  $   18,505  $    1,939   $  --       $   20,444
    Short-term investments...............................      --             150      --              150
    Accounts and trade notes receivables, net............      33,265      11,662      --           44,927
    Inventories..........................................      39,077       5,748      --           44,825
    Prepaid expenses and other current assets............       1,434         111      --            1,545
    Deferred income taxes................................       4,602      --           1,489(4)      6,091
                                                           ----------  ----------  -----------  ----------
Total current assets.....................................      96,883      19,610       1,489      117,982

Property, plant and equipment, net.......................      21,455      11,889      --           33,344
Investment in Digital Instruments, GmbH..................      --              30      --               30
Excess of cost over net assets acquired, net.............       4,318      --          --            4,318
Other assets.............................................       5,083         363      --            5,446
                                                           ----------  ----------  -----------  ----------
Total assets.............................................  $  127,739  $   31,892   $   1,489   $  161,120
                                                           ----------  ----------  -----------  ----------
                                                           ----------  ----------  -----------  ----------

          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable.....................................  $   20,093  $    1,267   $  --       $   21,360
    Accrued expenses.....................................      18,290       3,856       5,000(2)     27,146
    Income taxes payable.................................       3,999      --          --            3,999
    Current portion of long-term debt....................         115          95      --              210
                                                           ----------  ----------  -----------  ----------
Total current liabilities................................      42,497       5,218       5,000       52,715

Deferred income taxes....................................         702      --          --              702
Long-term debt...........................................       2,448       6,698      --            9,146
Note payable to stockholders.............................      --           8,000      --            8,000
Other liabilities........................................         310      --          --              310

Shareholders' Equity:
    Common stock of Veeco (25,000,000 shares authorized,
      8,891,994 actual shares and 14,475,719 pro forma
      shares issued and outstanding).....................          89      --              56(3)        145
    Common stock of Digital (100,000 shares authorized,
      50,250 actual shares and no pro forma shares issued
      and outstanding)...................................      --              93         (93)(3)     --
  Additional paid-in-capital--Veeco......................      51,469      --           3,005(3)     54,474
  Additional paid-in-capital--Digital....................      --              35         (35)(3)     --
  Robin Hill paid-in-capital.............................      --           2,933      (2,933)(3)     --
  Retained Earnings......................................      30,190       8,915      (3,511)   (4)     35,594
  Cumulative translation adjustment......................          34      --          --               34
                                                           ----------  ----------  -----------  ----------
Total shareholders' equity...............................      81,782      11,976      (3,511)      90,247
                                                           ----------  ----------  -----------  ----------
Total liabilities and shareholders' equity...............  $  127,739  $   31,892   $   1,489   $  161,120
                                                           ----------  ----------  -----------  ----------
                                                           ----------  ----------  -----------  ----------

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        HISTORICAL               PRO FORMA
                                                                   ---------------------  -----------------------
                                                                     VEECO      DIGITAL   ADJUSTMENTS   COMBINED
                                                                   ----------  ---------  -----------  ----------
Net sales........................................................  $  165,408  $  51,320   $  --       $  216,728
Cost of sales....................................................      88,177     22,503      --          110,680
                                                                   ----------  ---------  -----------  ----------
Gross profit.....................................................      77,231     28,817      --          106,048
Costs and expenses...............................................      51,597     14,357                   65,954
Merger expenses..................................................       2,250     --          --            2,250
Write-off of purchased in-process technology.....................       4,200     --          --            4,200
                                                                   ----------  ---------  -----------  ----------
Operating income.................................................      19,184     14,460      --           33,644
Interest income (expense)........................................         525       (532)     --               (7)
                                                                   ----------  ---------  -----------  ----------
Income before income taxes.......................................      19,709     13,928      --           33,637
Income tax provision.............................................       7,426        184       5,207(4)     12,817
                                                                   ----------  ---------  -----------  ----------
Net income.......................................................  $   12,283  $  13,744   $  (5,207)  $   20,820
                                                                   ----------  ---------  -----------  ----------
                                                                   ----------  ---------  -----------  ----------
EARNINGS PER SHARE:
Net income per common share......................................  $     1.39                          $     1.45(5)
Diluted net income per common share..............................  $     1.32                          $     1.40(5)
Weighted average shares outstanding..............................       8,808                  5,584       14,392
Diluted weighted average shares outstanding......................       9,324                  5,584       14,908

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     VEECO      DIGITAL   ADJUSTMENTS   COMBINED
                                                                   ----------  ---------  -----------  ----------
                                                                        HISTORICAL               PRO FORMA
                                                                   ---------------------  -----------------------
Net sales........................................................  $  115,042  $  50,017   $  --       $  165,059
Cost of sales....................................................      62,201     21,320      --           83,521
                                                                   ----------  ---------  -----------  ----------
Gross profit.....................................................      52,841     28,697      --           81,538
Costs and expenses...............................................      36,166     11,879                   48,045
                                                                   ----------  ---------  -----------  ----------
Operating income.................................................      16,675     16,818      --           33,493
Interest income (expense)........................................         798       (453)     --              345
                                                                   ----------  ---------  -----------  ----------
Income before income taxes.......................................      17,473     16,365      --           33,838
Income tax provision.............................................       6,638        303       6,022(4)     12,963
                                                                   ----------  ---------  -----------  ----------
Net income.......................................................  $   10,835  $  16,062   $  (6,022)  $   20,875
                                                                   ----------  ---------  -----------  ----------
                                                                   ----------  ---------  -----------  ----------
EARNINGS PER SHARE:
Net income per common share......................................  $     1.25                          $     1.46(5)
Diluted net income per common share..............................  $     1.22                          $     1.44(5)
Weighted average shares outstanding..............................       8,667                  5,584       14,251
Diluted weighted average shares outstanding......................       8,906                  5,584       14,490

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      VEECO     DIGITAL   ADJUSTMENTS   COMBINED
                                                                    ---------  ---------  -----------  ----------
                                                                         HISTORICAL              PRO FORMA
                                                                    --------------------  -----------------------
Net sales.........................................................  $  85,825  $  38,151   $       0   $  123,976
Cost of sales.....................................................     44,666     17,027      --           61,693
                                                                    ---------  ---------  -----------  ----------
Gross profit......................................................     41,159     21,124      --           62,283
Costs and expenses................................................     29,768      9,006                   38,774
                                                                    ---------  ---------  -----------  ----------
Operating income..................................................     11,391     12,118      --           23,509
Interest income (expense).........................................        152       (331)     --             (179)
                                                                    ---------  ---------  -----------  ----------
Income before income taxes........................................     11,543     11,787      --           23,330
Income tax provision..............................................      2,306        191       4,557(4)      7,054
                                                                    ---------  ---------  -----------  ----------
Net income........................................................  $   9,237  $  11,596   $  (4,557)  $   16,276
                                                                    ---------  ---------  -----------  ----------
                                                                    ---------  ---------  -----------  ----------
EARNINGS PER SHARE:
Net income per common share.......................................  $    1.13                          $     1.18(5)
Diluted net income per common share...............................  $    1.09                          $     1.16(5)
Weighted average shares outstanding...............................      8,166                  5,584       13,750
Diluted weighted average shares outstanding.......................      8,484                  5,584       14,068

  See accompanying notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. PERIODS COMBINED

    The Veeco consolidated balance sheet as of December 31, 1997 has been combined with the Digital combined balance sheet as of December 31, 1997.

    The Veeco consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 have been combined with the Digital combined statements of income for the years ended December 31, 1997, 1996 and 1995, respectively.

2. MERGER COSTS

    Veeco and Digital estimate they will incur direct transaction costs of approximately $5,000,000 associated with the Merger, consisting of fees for investment banking, legal, accounting, financial printing and other related charges which will be charged to operations in the fiscal quarter in which the Merger is consummated. The unaudited pro forma balance sheet includes the effect of such costs.

3. EXCHANGE OF STOCK

    Entry reflects the reclassification of additional paid-in capital of Digital GmbH, Robin Hill and Digital Common Stock into Common Stock of Veeco and additional paid in capital of Veeco resulting from the issuance of Veeco Common Stock.

4. PRO FORMA INCOME TAXES

    The adjustment for deferred income taxes in the Unaudited Pro Forma Combined Balance Sheet reflects an adjustment to provide for the cumulative deferred taxes as if Digital was a C-Corporation. The adjustment for income taxes in the Unaudited Pro Forma Combined Statement of Operations is to reflect income taxes for Digital at the statutory rates in effect during the periods presented as if it were a C-Corporation.

5. PRO FORMA EARNINGS PER SHARE

    The unaudited pro forma combined earnings per share and equivalent share is based upon the weighted average number of outstanding common and equivalent shares, if dilutive, of Veeco and Digital for each period at the exchange ratio of 107.3859 shares of Veeco Common Stock for each share of Digital Common Stock expected to be outstanding immediately prior to the Merger.

                            PROPOSAL 3--AMENDMENT TO
                THE VEECO INSTRUMENTS INC. AMENDED AND RESTATED
                       1992 EMPLOYEES' STOCK OPTION PLAN

    The Board of Directors has determined that it would be in the best interests of Veeco to further amend the Employees' Plan to provide that the number of shares of Veeco Common Stock for which stock options (the "Stock Options") may be granted pursuant to such plan be increased from 1,426,787 shares to 2,126,787 shares. Pursuant to the Employees' Plan, no employee may be granted Stock Options to purchase more than 100,000 shares, in the aggregate, of stock in any calendar year. As of March 10, 1998, Stock Options to purchase 1,014,258 shares, in the aggregate, granted pursuant to such plan were outstanding, and Stock Options to purchase 175,946 shares remained available for future grant thereunder. The proposed amendment would make 700,000 additional shares available for issuance upon exercise of Stock Options granted under the Employees' Plan. The Board of Directors believes that an increase in the number of Stock Options available for grant pursuant to the Employees' Plan is necessary in order to provide Veeco with an effective incentive to attract and retain key employees, including the additional employees to be employed by Veeco if the Merger is consummated. A VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE EMPLOYEES' PLAN SHOULD NOT BE DEEMED TO BE A VOTE TO APPROVE THE MERGER.

    Section 1.6 of the By-Laws of Veeco provides that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders. Therefore, the approval of the amendment to the Employees' Plan requires the affirmative vote of a majority of the votes cast at the Meeting.

    THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEES' PLAN IS IN THE BEST INTERESTS OF VEECO AND THE VEECO STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEES' PLAN AS DESCRIBED ABOVE AT THE MEETING AND IT IS INTENDED THAT PROXIES NOT MARKED TO THE CONTRARY AND NOT DESIGNATED AS BROKER NON-VOTES WILL BE SO VOTED. IN THE EVENT THAT PROPOSAL 3 IS NOT APPROVED BY THE VEECO STOCKHOLDERS AT THE MEETING, THE EMPLOYEES' PLAN IN EFFECT AS OF THE DATE HEREOF WILL REMAIN IN FULL FORCE AND EFFECT.

VEECO INSTRUMENTS INC. AMENDED AND RESTATED 1992 EMPLOYEES' STOCK OPTION PLAN

    The following is a summary description of the Employees' Plan in effect as of the date hereof. The Employees' Plan was adopted and approved by the Board of Directors and the Veeco Stockholders in 1992, and became effective on April 15, 1992 (the "Effective Date"). The first amendment and restatement of the Employees' Plan was approved and adopted by the Board of Directors and the Veeco Stockholders on October 15, 1994. The Employees' Plan was further restated in January 1995, further amended and restated in June 1995 and May 1996, and further amended in May 1997 and July 1997.

    The principal features of the Employees' Plan (as in effect as of the date hereof) are summarized below:

    The Employees' Plan provides for the granting of Stock Options to purchase shares of Veeco Common Stock to certain key employees (each an "Optionee") of Veeco and its subsidiaries, as such term is defined in Section 425 of the Code. The total number of shares of Veeco Common Stock for which Stock Options may be granted under the Employees' Plan may not exceed, in the aggregate, 1,426,787 shares, and no employee may be granted Stock Options to purchase more than 100,000 shares, in the aggregate, in any calendar year. (If Proposal 2 is adopted by the Veeco Stockholders at the Meeting, then the Employees' Plan will be amended to increase the number of shares of Veeco Common Stock for which Stock Options may be granted to 2,126,787.)

    The Employees' Plan is intended to provide an incentive to certain key employees and its subsidiaries in order to encourage them to remain in the employ of Veeco or any subsidiary and contribute to Veeco's success by granting them Stock Options.

    The Compensation Committee, in its sole discretion, at any time prior to April 15, 2002, may authorize the granting of Stock Options to such of the officers, managerial or supervisory personnel and other key employees of Veeco and its subsidiaries as it may select (approximately 175 employees as of December 31, 1997), and in such amounts as it shall designate, subject to the provisions of the Employees' Plan.

    Each Stock Option granted to an Optionee is evidenced by a written agreement (a "Stock Option Agreement") containing such provisions as approved by the Compensation Committee not inconsistent with the Employees' Plan and which need not be identical in respect of each Optionee. Stock Options granted under the Employees' Plan will have the following terms:

        (a) EXERCISE PRICE. The exercise price (the "Exercise Price") of a Stock Option equals the Fair Market Value (as defined below) per share of the Veeco Common Stock covered by the Stock Option at the time that the Stock Option is granted. "Fair Market Value" per share of Common Stock as of a particular date means, unless otherwise determined by the Compensation Committee, the closing price per share of the Veeco Common Stock as reported by NASDAQ for the last preceding date on which a sale was reported. The closing price per share of the Veeco Common Stock on May 8, 1998 as reported by NASDAQ was $39.25 per share.

        (b) TERM. No Stock Option may be exercised later than ten years from the date such Stock Option was granted and a Stock Option may terminate at an earlier date, as described below. No Stock Option may be transferred by an Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, the Stock Option is exercisable only by such Optionee or, in the case of disability, by such Optionee's personal representative.

        (c) VESTING. Unless otherwise provided in any Stock Option Agreement, Stock Options granted pursuant to the Employees' Plan become exercisable as follows:

               (i) with respect to one-third of the shares of the Veeco Common Stock covered by the Stock Option, on the first anniversary date of the grant of such Stock Option;

               (ii) with respect to an additional one-third of the shares of the Veeco Common Stock covered by the Stock Option, on the second anniversary date of the grant of such Stock Option; and

               (iii) with respect to the remaining one-third of the shares of the Veeco Common Stock covered by the Stock Option, on the third anniversary date of the grant of such Stock Option. For purposes of the Employees' Plan and this Proxy Statement, the term "Vested Options" means, with respect to any particular Optionee, those Stock Options which have become exercisable; and the term "Vested Shares" shall mean, with respect to any particular Optionee, those shares of the Veeco Common Stock subject to one or more Vested Options.

        (d) TERMINATION OF EMPLOYMENT. In the event (i) of a termination by Veeco of an Optionee's employment (other than for Cause, as defined in the applicable Stock Option Agreement), (ii) an Optionee voluntarily leaves the employ of Veeco or (iii) an Optionee dies or becomes disabled (as defined in the Employees' Plan) while the Optionee is employed by Veeco, such Optionee, his estate or his legal guardian, as the case may be, will be entitled to exercise the Optionee's Vested Options for a period of 90 days following the date of such termination, voluntary departure, death or disability. In the event that an Optionee's employment with Veeco is terminated by Veeco for Cause (as defined in the applicable Stock Option Agreement), such Optionee's right to exercise Vested Options will immediately terminate and all of such Optionee's Stock Options, whether or not vested, will be rendered null, void and unexercisable. Upon the occurrence of any of the termination events set forth above, non-Vested Options will terminate and be rendered null, void and unexercisable. Non-Vested Options which are so terminated may be reissued by Veeco pursuant to the Employees' Plan.

    The aggregate purchase price for the Veeco Common Stock to be issued upon the exercise of any Vested Options must be paid in full on the date of purchase. Payment may be made either in cash or in such other consideration as the Compensation Committee deems appropriate, including, but not limited to, the Veeco Common Stock already owned by the Optionee or the Veeco Common Stock to be acquired by the Optionee upon the exercise of Vested Options having a total fair market value, as determined by the Compensation Committee, equal to the aggregate purchase price, or a combination of cash and Veeco Common Stock having a total fair market value as so determined, equal to the aggregate purchase price.

    The total number of shares of the Veeco Common Stock which may be issued under the Employees' Plan, the number of shares of the Veeco Common Stock which may be purchased upon the exercise of Stock Options and the Exercise Price of such Stock Options will be adjusted for any increase or decrease in the number of outstanding shares of the Veeco Common Stock resulting from the payment of a Veeco Common Stock dividend on the Veeco Common Stock, a subdivision or combination of shares of the Veeco Common Stock or a reclassification of the Veeco Common Stock and in the event of a consolidation or a merger in which Veeco is the surviving corporation. After any merger of one or more corporations into Veeco in which Veeco is the surviving corporation, or after any consolidation of Veeco and one or more other corporations, each Optionee will be entitled, at no additional cost, upon any exercise of his Stock Options, to receive (subject to any required action by Veeco Common Stockholders), in lieu of the number of shares as to which such Stock Options will then be so exercised, the number and class of shares of the Veeco Common Stock or other securities to which such Optionee would have been entitled pursuant to the terms of the applicable agreement of merger or consolidation if at the time of such merger or consolidation such Optionee had been a holder of record of a number of shares of the Veeco Common Stock equal to the number of shares to which such Optionee's Stock Options may have then been so exercised. Comparable rights will accrue to each Optionee in the event of successive mergers or consolidation of the character described above.

    In the event of any sale of all or substantially all of the assets of Veeco, or any merger of Veeco into another corporation, or any dissolution or liquidation of Veeco or, in the discretion of the Board of Directors, any consolidation or other reorganization in which it is impossible or impracticable to continue in effect any Stock Options, all Stock Options granted under the Employees' Plan and not previously exercised will become exercisable by Optionees who are at such time in the employ of Veeco, commencing ten days before the scheduled closing of such event, and will terminate unless exercised at least one business day before the scheduled closing of such event; provided, however, that the Board of Directors may, in its discretion, require instead that all Stock Options granted under the Employees' Plan and not previously exercised be assumed by such other corporation on the basis provided in the preceding paragraph.

    Stock Options granted under the Employees' Plan are intended to be "nonqualified stock options" that will not be governed by the special tax treatment applicable to "incentive stock options" described in Sections 421 and 422 of the Code. The following is a summary description of the Federal income tax consequences of the Employees' Plan.

    The grant of a Stock Option under the Employees' Plan is not taxable to the Optionee at the time of grant. Upon the exercise of a Stock Option,

        (1) the Optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the Veeco Common Stock acquired on the date of exercise over the Exercise Price;

        (2) Veeco will be entitled to a deduction at the same time and in the same amount as the Optionee recognizes income; and

        (3) upon a sale of the Stock so acquired, the Optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the Veeco Common Stock sold.

    If payment of the Exercise Price is made entirely in cash, the tax basis of the Common Stock will be equal to its fair market value on the date of exercise, but not less than the Exercise Price, and the holding period will begin on the day after the date of exercise. If, with the consent of the Compensation Committee, the Optionee uses previously owned Veeco Common Stock to pay all or part of the Exercise Price, the transaction will not be considered to be a taxable disposition of the previously owned Veeco Common Stock. The Optionee's tax basis and holding period of the previously owned Veeco Common Stock will be carried over to the equivalent number of shares of Veeco Common Stock received on exercise. The tax basis of the additional shares of the Veeco Common Stock received upon exercise will be the fair market value of the Veeco Common Stock on the date of exercise, but not less than the amount of cash used in payment, and the holding period for such additional shares of the Veeco Common Stock will begin on the day after the date of exercise.

    Veeco does not impose restrictions on the resale of shares of the Veeco Common Stock obtained pursuant to the Employees' Plan; however, certain Optionees may be subject to restrictions on resale imposed by federal or state securities laws or by contract.

    The Employees' Plan is administered by the Compensation Committee. The Board of Directors may at any time terminate, amend or modify the Employees' Plan; provided, however, that no such action of the Board of Directors, without the approval of the Veeco Stockholders, may (i) effectuate any change for which stockholder approval is required to qualify under Rule 16(b)-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) subject to certain exceptions, effectuate any change inconsistent with the qualifications of Stock Options as "performance based" under Section 162(m) of the Code; and provided, further, that no amendment, modification or termination of the Employees' Plan may in any way affect any Stock Option theretofore granted under the Employees' Plan without the consent of the then holder of the Stock Option.

    THE FULL TEXT OF THE PROPOSED RESOLUTION AMENDING THE EMPLOYEES' PLAN IS ATTACHED HERETO AS APPENDIX C.

    Future grants of Stock Options under the Employees' Plan are not currently determinable. The table below, however, sets forth the Stock Options granted under the Employees' Plan to the Named Officers and groups indicated during 1997 and a value of such Stock Options (all of which are currently unexercisable).

                                                                                                             NUMBER OF
NAME & POSITION                                                                       DOLLAR VALUE (1)     STOCK OPTIONS
----------------------------------------------------------------------------------  ---------------------  -------------
Edward H. Braun
  Chairman, Chief Executive Officer and President.................................           --                 60,000
Emmanuel N. Lakios
  Executive Vice President of Field Operations....................................           --                 32,000
John F. Rein, Jr.
  Vice President-Finance, Chief Financial Officer, Treasurer and Secretary........               --             42,000
Francis Steenbeke
  Vice President-International Sales and Marketing................................           --                 10,000
Robert P. Oates
  Vice President and General Manager-Industrial Measurement Products..............           --                 10,000
Dr. Timothy J. Stultz
  Vice President and General Manager Process Metrology--Santa Barbara.............           --                 20,000
Executive Group...................................................................           --                164,000
Non-Executive Director Group......................................................           --                 20,000
Non-Executive Officer Employee Group(2)...........................................           --                450,300

------------------------

(1) All stock options granted during 1997 had an exercise price in excess of the closing price of $22.00 per share of Veeco Common Stock on December 31, 1997, as reported by NASDAQ. Therefore, at December 31, 1997, all stock options were "out of the money".

(2) Does not include Stock Options which have been cancelled.

                                  COMPENSATION

EXECUTIVE COMPENSATION

    The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of Veeco and each of the four most highly compensated executive officers (as defined in Rule 3b-7 promulgated under the Securities Exchange Act) of Veeco (other than the Chief Executive Officer) whose total annual salary and bonus for the year ended December 31, 1997 was in excess of $100,000 (collectively, the "Named Officers"):

                              ANNUAL COMPENSATION

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                               SECURITIES
                                                                              OTHER ANNUAL     UNDERLYING      ALL OTHER
                                           YEAR     SALARY(1)    BONUS(2)   COMPENSATION(3)    OPTIONS(#)    COMPENSATION
                                         ---------  ----------  ----------  ----------------  -------------  -------------
Edward H. Braun........................       1997  $  315,131  $  185,000     $   10,200          60,000      $   2,352(4)(5)
Chairman, Chief Executive                     1996     288,950      55,000         10,200          12,000          1,800(4)
  Officer and President                       1995     274,918     108,000         10,200          25,000          1,800(4)
Emmanuel N. Lakios.....................       1997     185,539     120,000          8,400          32,000          1,605(4)(5)(6)
Executive Vice President                      1996     143,720     242,033          8,400          12,000          2,094(4)(5)(6)
of Field Operations                           1995     125,650     165,500          8,400          35,000          6,981(4)(5)(6)
John F. Rein, Jr.......................       1997     175,480      80,000          8,400          42,000          2,847(4)(5)(6)
Vice President--Finance,                      1996     151,186      30,000          8,400          10,000          2,259(4)(5)(6)
Chief Financial Officer,                      1995     140,150      60,000          8,400          20,000          1,926(4)(5)(6)
  Treasurer and Secretary
Francis Steenbeke (7)..................       1997     147,570      40,000         44,400(8)       10,000         --
Vice President--International                 1996     142,910      40,000         44,400(8)        8,000         --
  Sales and Marketing                         1995     148,828      60,000         36,663(8)       15,000         --
Robert P. Oates........................       1997     133,240       5,000          8,400          10,000          1,867(4)(5)(6)
Vice President and General                    1996     123,700       7,575          8,400           5,000          1,853(4)(5)(6)
  Manager--Industrial                         1995     119,769      10,000          8,400          15,000          1,838(4)(5)(6)
  Measurement Products
Dr. Timothy J. Stultz..................       1997     178,729      --             38,400(9)       20,000          2,490(4)(5)(6)
Vice President and General                    1996     165,769      25,000         70,090          10,000          2,365(4)(5)(6)
  Manager--Process Metrology--                1995     147,663      60,000         24,214(9)       15,000          1,679(4)(5)(6)
  Santa Barbara

------------------------

(1) Amounts shown include the dollar value of base salary (cash and non-cash) earned and received by the Named Officers.

(2) Bonuses listed for 1997 include bonuses for the year ended December 31, 1997, all or part of which were paid in March 1998. Bonuses listed for 1996 include bonuses for the year ended December 31, 1996, all or part of which were paid in February 1997. Bonuses listed for 1995 include bonuses for the year ended December 31, 1995, all or part of which were paid in February 1996.

(3) Unless otherwise described in other notes to this table, reflects reimbursement for automobile-related expenses. Does not include any discount a Named Officer received on the purchase of Veeco Common Stock from Veeco under the Employees' Stock Purchase Plan since full-time employees generally are eligible to participate in such plan.

(4) Reflects payments by Veeco of premiums for group term life insurance.

(5) Reflects contributions by Veeco to Veeco's 401(k) Plan.

(6) Reflects payments by Veeco of premiums for supplemental long-term disability insurance.

(7) Certain components of Mr. Steenbeke's compensation have been paid in French Francs. In 1997, Mr. Steenbeke was paid 859,740 French Francs in salary. In 1996, Mr. Steenbeke was paid 813,156 French Francs in salary and 227,600 French Francs in bonus. In 1995, Mr. Steenbeke was paid 742,560 French Francs in salary, 302,200 French Francs in bonus and 90,525 French Francs as a portion of his other annual compensation.

(8) For 1997 and 1996, includes an $8,400 car allowance and a $36,000 housing allowance paid to Mr. Steenbeke. For 1995, includes a $15,000 housing allowance and a $21,663 automobile allowance (the equivalent of $18,163 of which was paid in French Francs) paid to Mr. Steenbeke. The 1996 allowances and 1995 allowances (other than the $18,163 (or 90,525 French Francs) automobile allowance) were provided because Mr. Steenbeke was required to perform services for Veeco in the United States for the entire year in 1997 and 1996 and for five months during 1995.

(9) In addition to a reimbursement of $8,400 in each of 1995, 1996 and 1997 for automobile-related expenses, Dr. Stultz was paid, in connection with his relocation to Santa Barbara, California, a housing allowance of $15,814 in 1995, $61,690 in 1996 and $30,000 in 1997. See also "Certain Transactions".

    The following table sets forth certain information concerning individual grants of stock options made during 1997 to the Named Officers. Also reported are potential realizable values of each such stock option at assumed annual rates of stock price appreciation for the term of the option representing the product of (a) the difference between: (i) the product of the closing price per share of Veeco Common Stock as reported by NASDAQ on the date of the grant ($25.625 on January 17, 1997 and $29.25 on April 25, 1997, respectively) and the sum of one plus the adjusted stock price appreciation rate (5% and 10%) compounded annually over the term of the option (10 years) and (ii) the exercise price of the option ($24.875 for grants on January 17, 1997 and $31.00 for grants on April 25, 1997); and (b) the number of shares of Veeco Common Stock underlying the option grant at December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                                       ------------------------------                ANNUAL RATES OF STOCK
                                          NUMBER OF      % OF TOTAL                                          PRICE
                                         SECURITIES     OPTIONS/SARS     EXERCISE OR                    APPRECIATION FOR
                                         UNDERLYING      GRANTED TO      BASE PRICE                      OPTION TERM($)
                                        OPTIONS/SARS    EMPLOYEES IN         PER       EXPIRATION   ------------------------
                 NAME                    GRANTED(1)      FISCAL YEAR     SHARE($)(2)     DATE(3)        5%          10%
--------------------------------------  -------------  ---------------  -------------  -----------  ----------  ------------
Edward H. Braun.......................       20,000            3.03%      $  24.875      01/17/07   $  337,300  $    831,700
Edward H. Braun.......................       40,000            6.06%      $   31.00      04/25/07   $  665,600  $  1,794,400
Emmanuel N. Lakios....................       12,000            1.82%      $  24.875      01/17/07   $  202,380  $    499,020
Emmanuel N. Lakios....................       20,000            3.03%      $   31.00      04/25/07   $  332,800  $    897,200
John F. Rein, Jr......................       12,000            1.82%      $  24.875      01/17/07   $  202,380  $    499,020
John F. Rein, Jr......................       30,000            4.55%      $   31.00      04/25/07   $  499,200  $  1,345,800
Francis Steenbeke.....................       10,000            1.52%      $  24.875      01/17/07   $  168,650  $    415,850
Robert P. Oates.......................       10,000            1.52%      $  24.875      01/17/07   $  168,650  $    415,850
Dr. Timothy J. Stultz.................       10,000            1.52%      $  24.875      01/17/07   $  168,650  $    415,850
Dr. Timothy J. Stultz.................       10,000            1.52%      $   31.00      04/25/07   $  166,400  $    448,600

------------------------

(1) On January 17, 1997 and April 25, 1997, respectively, pursuant to the Employees' Plan, options to acquire an aggregate of 146,300 shares and 120,000 shares, respectively, of Veeco Common Stock were granted to certain employees of Veeco, including the Named Officers. The options granted to the Named Officers become exercisable as follows: (i) for one-third of the shares covered thereby, on the first anniversary of the grant date; (ii) for an additional one-third of the shares covered thereby, on the second anniversary of the grant date; and (iii) for the remaining shares covered thereby, on the third anniversary of the grant date. See "Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan."

(2) Represents the closing price per share of the Veeco Common Stock as reported by NASDAQ on the last date preceding the date of grant on which a sale was reported. See "Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan."

(3) Options may terminate at an earlier date upon the occurrence of certain events. See "Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan."

    The following table sets forth certain information concerning the number of shares of Veeco Common Stock acquired upon the exercise of options by the Named Officers during 1997 and the value realized upon such exercises determined by calculating the positive spread between the exercise price of the options exercised and the closing price of the Veeco Common Stock on the date of exercise. Also reported are the number of options to purchase Veeco Common Stock held by the Named Officers as of December 31, 1997 and values for "in-the-money" options that represent the positive spread between the exercise price of the outstanding options ($4.50 to $14.50) and the closing price ($22.00) of the Veeco Common Stock on December 31, 1997 as reported by NASDAQ.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                        VALUE OF UNEXERCISED
                                NUMBER OF                 NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                               SECURITIES               OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END
                                ACQUIRED      VALUE     --------------------------  -----------------------------
NAME                           ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------------  -----------  ----------  -----------  -------------  --------------  -------------
Edward H. Braun..............      --           --          20,666        76,334      $  173,744     $   131,881
Emmanuel N. Lakios...........      31,222   $  765,926      --            51,667          --         $   180,003
John F. Rein, Jr.............      --           --          46,666        55,334      $  709,995     $   107,505
Francis Steenbeke............      12,667   $  311,300      --            20,333          --         $    83,123
Robert P. Oates..............      22,120   $  792,460      11,666        18,334      $   98,703     $    68,114
Dr. Timothy J. Stultz........      15,000   $  505,000      13,333        31,667      $  111,248     $    93,128

DIRECTOR COMPENSATION

    Directors, other than those who are employees of Veeco, receive a per meeting fee of $2,000 for attendance at Board of Directors and committee meetings. In addition, each of the current non-employee directors received 16,999 options, in the aggregate, to purchase Veeco Common Stock pursuant to the Directors Plan, and under such plan each non-employee director who meets the eligibility criteria for such plan will receive an annual grant of 7,000 options. Mr. Braun, the Chairman, Chief Executive Officer and President of Veeco, receives no compensation for his service as a director.

    Veeco is party to an agreement with Walter J. Scherr, a director of Veeco, pursuant to which he is employed as a consultant to Veeco with respect to acquisition and new business opportunities, as well as other matters. During 1997, Mr. Scherr received $78,967 pursuant to such consulting arrangement. On April 25, 1997, Mr. Scherr also received options to purchase 20,000 shares of Veeco Common Stock at an exercise price of $31.00 per share pursuant to Employees' Plan. Mr. Scherr also received a discretionary additional payment of $35,000 in consideration for services with respect to mergers and acquisitions activities in 1997, which payment was made in March 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Veeco's Compensation Committee is comprised of Messrs. D'Amore, Elftmann and Low.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    The Compensation Committee of the Board of Directors is comprised of three outside, non-employee directors. The Committee reviews and approves all of Veeco's executive compensation programs. The Compensation program is based on the following principles:

        1) Executive officers' compensation should be tied to annual performance goals that maximize Veeco Stockholder value.

        2) Veeco emphasizes variable incentive compensation in order to ensure continuously improving corporate performance and to align the interests of executive officers with those of Veeco Stockholders.

        3) Compensation must be competitive in order to attract, motivate and retain the management talent needed to achieve Veeco's business objectives.

    In determining competitive levels, the committee reviews information of comparative companies from both independent survey data and public company filings.

COMPONENTS OF COMPENSATION

    Veeco's executive compensation program consists of three principal elements:

        1) Base Salary--Base salaries have been set within salary ranges based on compensation reports published by Radford Associates and Alexander and Alexander Consulting Group and a study performed by Ernst & Young LLP on comparable size and type manufacturing companies. Individual salary increases are based on the officer's contribution to Veeco and the relationship of current pay to the current value of the job.

        2) Annual Incentive Awards--Annual incentive awards are based on performance against objectives in the calendar year and are ordinarily payable in the first quarter of the succeeding year. Incentive awards for executive officers are a percentage of base salary. The percentage can range to up to 80% of base salary for the chief executive officer and up to 60% of base salary for the other executive officers for achievement of 110% of business plan objectives. In exceptional circumstances, when Veeco or a business unit exceeds 110% of planned objectives, the Compensation Committee may selectively make incentive awards at a higher level. Annual incentive awards are based on selected financial criteria tied to the annual business plan. In 1997, this plan was objectively based on operating income criteria and subjectively on the ability of executive management to strategically position Veeco for growth.

        3) Stock Option Grants--Stock option grants are awarded as a recognition of exceptional current performance and an expectation of continued high quality contribution to enhancing Veeco Stockholder value. The committee believes that stock options encourage officers to relate their long-term economic interests to those of other Veeco Stockholders. Stock options are granted at fair market value on the date of grant and vest over three years. The options have an exercise period of ten years from the date of grant.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The compensation of Veeco's Chief Executive Officer, Edward H. Braun, is determined by the Compensation Committee in accordance with the policies described above relating to all executive officers' compensation. In particular, the Compensation Committee established Mr. Braun's base salary after an evaluation of his personal performance and the committee's objective to have his base salary comparable with salaries being paid to similarly situated chief executive officers. Mr. Braun's bonus was based upon Veeco's operating income achieved compared with the 1997 business plan, as well as development of and progress in Veeco's long-term goals and strategies.

POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Code limits to $1,000,000 per year Veeco's tax deduction for compensation paid to each of the Named Officers, unless certain requirements are met. The Compensation Committee believes it unlikely in the short term that such limitation will affect Veeco. The Compensation Committee's present intention is to structure executive compensation so that it will be fully deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and the Veeco Stockholders but which may result in Veeco paying certain items of compensation that may not be fully deductible.

                    Submitted by the Compensation Committee:

                               Richard A. D'Amore
                                  Paul R. Low
                                Joel A. Elftmann

                            CUMULATIVE TOTAL RETURN
                  OF VEECO, PEER GROUP AND NASDAQ MARKET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  DOLLARS

                                                    VEECO INSTRUMENTS INC.        PEER GROUP INDEX         NASDAQ MARKET INDEX
11/29/94                                                            100.00                  100.00                      100.00
12/94                                                                92.57                   86.68                      100.09
3/95                                                                128.00                  112.90                      103.04
6/95                                                                153.14                  160.56                      112.73
9/95                                                                240.00                  178.42                      125.61
12/95                                                               132.57                  129.09                      124.60
3/96                                                                137.14                  109.50                      130.35
6/96                                                                129.14                   96.85                      140.01
9/96                                                                132.57                   92.02                      143.87
12/96                                                               201.14                  120.29                      150.64
3/97                                                                268.57                  145.07                      142.48
6/97                                                                354.29                  205.58                      169.15
9/97                                                                577.71                  279.00                      197.22
12/97                                                               201.14                  170.52                      184.79
ASSUMES $100 INVESTED ON NOV. 29, 1994
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 1997

                                          VEECO
         QUARTERLY PERIOD              INSTRUMENTS                    NASDAQ
              ENDING                      INC.        PEER GROUP   MARKET INDEX
-----------------------------------  ---------------  -----------  -------------
             11/29/94                      100.00         100.00        100.00
             12/31/94                       92.57          86.68        100.09
              3/31/95                      128.00         112.90        103.04
              6/30/95                      153.14         160.56        112.73
              9/30/95                      240.00         178.42        125.61
             12/31/95                      132.57         129.09        124.60
              3/31/96                      137.14         109.50        130.35
              6/30/96                      129.14          96.85        140.01
              9/30/96                      132.57          92.02        143.87
             12/31/96                      201.14         120.29        150.64
              3/31/97                      268.57         145.07        142.48
              6/30/97                      354.29         205.58        169.15
              9/30/97                      577.71         279.00        197.22
             12/31/97                      201.14         170.52        184.79

------------------------

    Information is presented beginning with November 29, 1994, the date on which the Common Stock was registered under Section 12 of the Exchange Act, and assumes $100 invested on November 29, 1994 and reinvestment of dividends, if any.

    The peer group chosen by Veeco consists of the following corporations:
Applied Materials, Inc., FSI International, Inc., KLA-Tencor Corporation, LAM Research Corp., Mattson Technology, Inc., Novellus Systems, Inc., Silicon Valley Group, Inc. and Ultratech Stepper, Inc.

                 PROPOSAL 4--RATIFICATION OF THE APPOINTMENT OF
                         ERNST & YOUNG LLP AS AUDITORS

    The Board of Directors has appointed the firm of Ernst & Young LLP, independent certified public accountants, to examine the financial statements of Veeco for the year ending December 31, 1998. Ernst & Young LLP has been employed as independent auditors of Veeco since 1990. Stockholders are asked to ratify the action of the Board of Directors in making such an appointment.

    If the appointment of Ernst & Young LLP for fiscal year 1998 is not ratified by the Stockholders, the selection of other independent auditors will be considered by the Board of Directors.

    Representatives of Ernst & Young LLP will be present at the Meeting and may make a statement if they so desire. They also will be available to respond to appropriate questions.

    Section 1.6 of the Bylaws of Veeco provides that action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders. Therefore, the ratification of the appointment of Ernst & Young LLP as auditors requires the affirmative vote of a majority of the votes cast at the Meeting.

    The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as auditors and it is intended that proxies not marked to the contrary and not designated as broker non-votes will be so voted.

                               SECURITY OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of Veeco Common Stock as of April 15, 1998 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco Common Stock, (ii) each director of Veeco, (iii) all executive officers and directors of Veeco as a group and (iv) certain persons who will acquire shares of Veeco Common Stock pursuant to the Merger. Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares that each of them beneficially owns, subject to community property laws where applicable.

                                                                    SHARES OF COMMON STOCK
                                                                    BENEFICIALLY OWNED(1)
                                                                   ------------------------
                                                                                                PERCENT OF        PERCENT OF
                                                                                               TOTAL SHARES      TOTAL SHARES
                                                                                                OUTSTANDING       OUTSTANDING
                                                                                               PRIOR TO THE        AFTER THE
NAME OF BENEFICIAL OWNER                              SHARES       OPTIONS(2)      TOTAL          MERGER            MERGER
------------------------------------------------    -----------    ----------    ----------   ---------------   ---------------
James C. Wyant, Ph.D.(3)........................      2,100,127        --         2,100,127         23.4%             14.4%
John A. Gurley..................................      1,594,681(7)     --         1,594,681       --                  11.0
Virgil Elings(4)(5).............................      1,390,873(7)     --         1,390,873       --                   9.6
Betty Elings-Wells(4)(6)........................      1,323,532(7)     --         1,323,532       --                   9.1
John B. Hayes(8)................................        763,683        --           763,683          8.5               5.2
EQSF Advisers, Inc.(9)..........................        464,200        --           464,200          5.2               3.2
Edward H. Braun.................................        223,019        52,999       276,018          3.1               1.9
Walter J. Scherr................................        --             16,665        16,665       *                 *
Richard A. D'Amore..............................         16,701        16,999        33,700       *                 *
Paul R. Low.....................................        --             16,999        16,999       *                 *
Joel A. Elftmann(10)............................          2,000        16,999        18,999       *                 *
John F. Rein, Jr. ..............................          1,328        70,666        71,994       *                 *
Francis Steenbeke...............................         74,339        10,999        85,338       *                 *
Emmanuel N. Lakios..............................            937        26,332        27,269       *                 *
Robert P. Oates.................................         10,617        21,666        32,283       *                 *
Dr. Timothy J. Stultz...........................            589        28,332        28,921       *                 *
All Executive Officers and Directors as a Group
  (12 persons prior to the Merger; 14 persons
  after the Merger)(11).........................      5,416,164(12)    284,698    5,700,862         29.4%             38.4%

------------------------

*   Denotes less than a 1% interest.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 15, 1998 upon the exercise of warrants and/or stock options. Each person's percentage ownership is determined by assuming that warrants and stock options held by such person (but not those held by any other person) which are exercisable within 60 days of March 1, 1998 have been exercised.

(2) Represents stock options exercisable within 60 days of April 15, 1998.

(3) Dr. Wyant shares voting and dispositive power over 2,100,127 shares of Veeco Common Stock with his wife, Louise Wyant.

(4) Does not include 603,198 shares to be held by Jeffrey Elings and 536,930 shares to be held by Michael Elings, sons of Virgil Elings and Betty Elings-Wells, after the Merger. Virgil Elings and Betty Elings-Wells will disclaim ownership to these shares.

(5) Does not include 1,323,532 shares to be held by Betty Elings-Wells, Virgil Elings' former wife, after the Merger. Mr. Elings will disclaim beneficial ownership of these shares.

(6) Does not include 1,390,873 shares to be held by Virgil Elings, Betty Elings-Wells' former husband, after the Merger. Ms. Elings will disclaim beneficial ownership of these shares.

(7) To be issued in the Merger.

(8) This information is based on a Schedule 13D filed with the Commission in August 1997. Mr. Hayes' business address is c/o Wyko Corporation, 2650 East Elvira Road, Tucson, Arizona 85706.

(9) This information is based solely on a Schedule 13G filed with the Commission in February 1998. EQSF Advisers, Inc. beneficially owns and holds sole dispositive and voting power over 464,200 shares of Veeco Common Stock. The address of EQSF Advisers, Inc. is 767 Third Avenue, New York, NY 10017.

(10) Includes 2,000 shares of the Veeco Common Stock held by the Elftmann Family Limited Partnership, a family limited partnership of which Mr. Elftmann is the general partner.

(11) Assumes all director nominees are elected to the Veeco Board of Directors.

(12) Includes shares to be issued to John A. Gurley and Virgil Elings in the Merger.

                              CERTAIN TRANSACTIONS

    On January 17, 1997, options to purchase shares of the Veeco Common Stock were issued to each of the following executive officers and significant employees in the following amounts pursuant to the Employees' Plan, all at an exercise price of $24.875 per share (the fair market value at the date of grant): Edward H. Braun, options to purchase 20,000 shares; John F. Rein, Jr., options to purchase 12,000 shares; Francis Steenbeke, options to purchase 10,000 shares; Emmanuel N. Lakios, options to purchase 12,000 shares; Robert P. Oates, options to purchase 10,000 shares; Dr. Timothy J. Stultz, options to purchase 10,000 shares; John P. Kiernan, options to purchase 2,000 shares; and Thomas A. Cully, options to purchase 500 shares. On April 25, 1997, options to purchase shares of the Veeco Common Stock were issued to each of the following executive officers in the following amounts pursuant to the Employees' Plan, all at an exercise price of $31.00 per share (the fair market value at the date of grant):
Edward H. Braun, options to purchase 40,000 shares; John F. Rein, Jr., options to purchase 30,000 shares; Emmanuel N. Lakios, options to purchase 20,000 shares; and Dr. Timothy J. Stultz, options to purchase 10,000 shares. Also on April 25, 1997, options to purchase 20,000 shares at an exercise price of $31.00 per share were issued to Walter J. Scherr under the Employees' Plan. On December 12, 1997, pursuant to the Employees' Plan, options to purchase 90,000 shares were issued to David S. Perloff at an exercise price of $26.875 per share (fair market value on the date of grant). On January 5, 1998, pursuant to the Employees' Plan, options to purchase 25,000 shares were issued to Don R. Kania at an exercise price of $24.4375 per share (fair market value on date of grant).

    In May 1997, 21,000 options, in the aggregate, were granted to the non-employee directors pursuant to the Directors Plan.

    An involuntary petition for relief under Chapter 7 of Title 11 of the United States Code was filed against Peak Systems, Inc. (case no. 93-48654) in the United States Bankruptcy Court for the Northern District of California on December 10, 1993, and an Order for Relief was granted by the Court to the petitioning creditors on January 13, 1994. As of March 1, 1998, such case remained open. Dr. Timothy J. Stultz, Veeco's Vice President and General Manager--Process Metrology-Santa Barbara, was President and Chief Executive Officer of Peak Systems, Inc. from September 1983 to November 1993.

    In May 1996, Veeco made a loan to Dr. Timothy J. Stultz to finance the purchase of his home in the principal sum of $100,000, with simple interest on unpaid principal at the rate of 5% per annum. Interest is payable annually, on each January 5 during the term of the loan. The principal and all accrued but unpaid interest will be due in full in one lump sum on January 5, 2001. The loan is secured by a second mortgage on the property. Dr. Stultz prepaid $20,000 of principal in 1997.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Exchange Act requires Veeco's officers and directors, and persons who own more than ten percent of a registered class of Veeco's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation of the Commission to furnish Veeco with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain persons that no Forms 5 were required for those persons, Veeco believes that during the fiscal year ended December 31, 1997, Veeco's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to come before the Meeting. Should any other business properly come before the Meeting, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

    The cost of preparing and mailing this Proxy Statement and the accompanying proxy, and the cost of solicitation of proxies on behalf of the Board of Directors, will be borne by Veeco. Veeco has retained Shareholder Communications Corp. ("SCC") to solicit proxies. SCC may contact the Veeco Stockholders by mail, telephone, telex, telegraph and personal interviews. SCC will receive from Veeco a fee of $7,500 for such services, plus reimbursement of out-of-pocket expenses, and Veeco has agreed to indemnify SCC against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws. Some personal solicitation also may be made by directors, officers and employees without special compensation, other than reimbursement for expenses.

    Proposals which Veeco Stockholders wish to include in Veeco's proxy materials relating to the 1999 Annual Meeting of Stockholders must be received by Veeco no later than January 9, 1999. Any such proposals will comply with the requirements of the Securities and Exchange Commission's proxy solicitation rules.

    PLEASE PROMPTLY COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE.

                                          By order of the Board of Directors,

                                          /s/ JOHN F. REIN, JR.

                                          Secretary

Plainview, New York
May 9, 1998

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial statements of Veeco Instruments Inc. and subsidiaries:

Report of Independent Auditors......................................................  VF-2
Consolidated Balance Sheets at December 31, 1997 and 1996...........................  VF-3
Consolidated Statements of Income for the years ended
  December 31, 1997, 1996 and 1995..................................................  VF-4
Consolidated Statements of Shareholders' Equity
  for the years ended December 31, 1997, 1996 and 1995..............................  VF-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..................................................  VF-6
Notes to Consolidated Financial Statements..........................................  VF-7
Schedule II--Valuation and Qualifying Accounts......................................  VF-24

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors

Veeco Instruments Inc.

    We have audited the accompanying consolidated balance sheets of Veeco Instruments Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule included elsewhere herein. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veeco Instruments Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Melville, New York
February 9, 1998

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31
                                                                                          ---------------------
                                                                                             1997       1996
                                                                                          ----------  ---------
                                                    ASSETS
Current assets:
  Cash and cash equivalents.............................................................  $   18,505  $  23,465
  Accounts and trade notes receivable, less allowance for
    doubtful accounts of $755 in 1997 and $553 in 1996..................................      33,265     24,114
  Inventories...........................................................................      39,077     25,351
  Prepaid expenses and other current assets.............................................       1,434      1,229
  Deferred income taxes.................................................................       4,602      2,448
                                                                                          ----------  ---------
Total current assets....................................................................      96,883     76,607

Property, plant and equipment at cost, net..............................................      21,455     13,087
Excess of cost over net assets acquired, less accumulated
  amortization of $1,040 in 1997 and $910 in 1996.......................................       4,318      4,448
Other assets............................................................................       5,083      2,655
                                                                                          ----------  ---------
Total assets............................................................................  $  127,739  $  96,797
                                                                                          ----------  ---------
                                                                                          ----------  ---------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................................  $   20,093  $  11,875
  Accrued expenses......................................................................      18,290     13,719
  Income taxes payable..................................................................       3,999      1,546
  Current portion of long-term debt.....................................................         115        106
                                                                                          ----------  ---------
Total current liabilities...............................................................      42,497     27,246
Deferred income taxes...................................................................         702        257
Long-term debt..........................................................................       2,448      2,563
Other liabilities.......................................................................         310        461

Shareholders' equity:
  Common stock, 25,000,000 and 9,500,000 shares authorized;
    8,891,994 and 8,699,831 shares issued and outstanding
    at December 31, 1997 and 1996, respectively.........................................          89         87
Additional paid-in capital..............................................................      51,469     47,611
Retained earnings.......................................................................      30,190     17,907
Cumulative translation adjustment.......................................................          34        665
                                                                                          ----------  ---------
Total shareholders' equity..............................................................      81,782     66,270
                                                                                          ----------  ---------
Total liabilities and shareholders' equity..............................................  $  127,739  $  96,797
                                                                                          ----------  ---------
                                                                                          ----------  ---------

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                             YEAR ENDED DECEMBER 31
                                                                       ----------------------------------
                                                                          1997        1996        1995
                                                                       ----------  ----------  ----------

                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                  SHARE DATA)
Net sales............................................................  $  165,408  $  115,042  $   85,825
Cost of sales........................................................      88,177      62,201      44,666
                                                                       ----------  ----------  ----------
Gross profit.........................................................      77,231      52,841      41,159
Costs and expenses:
  Research and development expense...................................      18,436      12,464       9,157
  Selling, general and administrative expense........................      33,319      23,722      20,399
  Amortization expense...............................................         275         237         202
  Other--net.........................................................        (433)       (257)         10
Merger expenses......................................................       2,250      --          --
Write-off of purchased in-process technology.........................       4,200      --          --
                                                                       ----------  ----------  ----------
                                                                           58,047      36,166      29,768
                                                                       ----------  ----------  ----------
Operating income.....................................................      19,184      16,675      11,391
Interest income, net.................................................         525         798         152
                                                                       ----------  ----------  ----------
Income before income taxes...........................................      19,709      17,473      11,543
Income tax provision.................................................       7,426       6,638       2,306
                                                                       ----------  ----------  ----------
Net income...........................................................  $   12,283  $   10,835  $    9,237
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------

Earnings per share:
  Net income per common share........................................  $     1.39  $     1.25  $     1.13
  Diluted net income per common share................................  $     1.32  $     1.22  $     1.09

  Weighted average shares outstanding................................   8,808,000   8,667,000   8,166,000
  Diluted weighted average shares outstanding........................   9,324,000   8,906,000   8,484,000

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                            COMMON STOCK        ADDITIONAL   RETAINED    CUMULATIVE
                                                       -----------------------    PAID-IN    EARNINGS    TRANSLATION
                                                         SHARES      AMOUNT       CAPITAL    (DEFICIT)   ADJUSTMENT      TOTAL
                                                       ----------  -----------  -----------  ---------  -------------  ---------
Balance at December 31, 1994.........................   7,812,527   $      79    $  32,792   $  (2,165)   $     641    $  31,347
Exercise of stock options............................      38,497      --               82                                    82
Net proceeds from public offering....................     800,000           8       14,452                                14,460
Translation adjustment...............................                                                           128          128
Net income...........................................                                            9,237                     9,237
                                                       ----------         ---   -----------  ---------          ---    ---------
Balance at December 31, 1995.........................   8,651,024          87       47,326       7,072          769       55,254

Exercise of stock options and stock issuances under
  stock purchase plan................................      48,807      --              285      --           --              285
Translation adjustment...............................      --          --           --          --             (104)        (104)
Net income...........................................      --          --           --          10,835       --           10,835
                                                       ----------         ---   -----------  ---------          ---    ---------
Balance at December 31, 1996.........................   8,699,831          87       47,611      17,907          665       66,270

Exercise of stock options and stock issuances under
  stock purchase plan................................     192,163           2        2,068      --           --            2,070
Translation adjustment...............................      --          --           --          --             (631)        (631)
Stock option income tax benefit......................      --          --            1,790      --           --            1,790
Net income...........................................      --          --           --          12,283       --           12,283
                                                       ----------         ---   -----------  ---------          ---    ---------
Balance at December 31, 1997.........................   8,891,994   $      89    $  51,469   $  30,190    $      34    $  81,782
                                                       ----------         ---   -----------  ---------          ---    ---------
                                                       ----------         ---   -----------  ---------          ---    ---------

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
OPERATING ACTIVITIES
Net income.......................................................................  $  12,283  $  10,835  $   9,237
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................................      1,649      1,869      1,490
  Deferred income taxes..........................................................     (1,709)      (895)       (46)
  Write-off of purchased in-process technology...................................      4,200     --         --
  Changes in operating assets and liabilities:
    Accounts receivable..........................................................     (9,533)    (2,664)    (7,235)
    Inventories..................................................................    (12,190)    (7,592)    (5,250)
    Accounts payable.............................................................      8,267      2,888      1,402
    Accrued expenses and other current liabilities...............................        573      2,791      2,779
    Income taxes payable.........................................................      2,457        508        714
    Other, net...................................................................        816        929     (1,076)
                                                                                   ---------  ---------  ---------
Net cash provided by operating activities........................................      6,813      8,669      2,015
                                                                                   ---------  ---------  ---------

INVESTING ACTIVITIES
Capital expenditures, net........................................................     (9,106)    (3,883)    (1,155)
Net assets of business acquired..................................................     (4,375)    --         --
                                                                                   ---------  ---------  ---------
Net cash used in investing activities............................................    (13,481)    (3,883)    (1,155)
                                                                                   ---------  ---------  ---------

FINANCING ACTIVITIES
Net proceeds from public stock offering..........................................     --         --         14,460
Exercise of stock options and issuance of stock under stock purchase plan........      2,070        285         82
Long-term debt repayments........................................................       (153)       (97)       (34)
Other............................................................................     --           (195)      (124)
                                                                                   ---------  ---------  ---------
Net cash provided by (used in) financing activities..............................      1,917         (7)    14,384
                                                                                   ---------  ---------  ---------
Effect of exchange rate changes on cash and cash equivalents.....................       (209)       161       (144)
                                                                                   ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents.............................     (4,960)     4,940     15,100
Cash and cash equivalents at beginning of period.................................     23,465     18,525      3,425
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of period.......................................  $  18,505  $  23,465  $  18,525
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            SEE ACCOMPANYING NOTES.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS COMBINATIONS AND BASIS OF PRESENTATION

    On July 25, 1997, a wholly-owned subsidiary of Veeco Instruments Inc. ("Veeco" or the "Company") merged into Wyko Corporation ("Wyko") of Tucson, Arizona, a leading supplier of optical interferometric measurement systems for the data storage and semiconductor industries. Under the merger, Wyko shareholders received 2,863,810 shares of Veeco common stock and holders of options to acquire Wyko common stock received options to acquire an aggregate of 136,190 shares of Veeco common stock. The merger was accounted for as a pooling of interests transaction and, accordingly, historical financial data has been restated to include Wyko data. Merger expenses of approximately $2,250,000 pertaining to investment banking, legal fees and other one-time transaction costs were charged to operating expenses during the year ended December 31, 1997.

    The following table displays the revenues and net income of the separate companies for the periods preceding the business combination and the post merger amounts through December 31, 1997:

                                                                                      YEAR ENDED DECEMBER 31
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
Revenues:
  Veeco (pre-merger)...........................................................  $   71,211  $   96,832  $  72,359
  Wyko.........................................................................      18,285      18,210     13,466
  Veeco (post-merger)..........................................................      75,912      --         --
                                                                                 ----------  ----------  ---------
  Combined.....................................................................  $  165,408  $  115,042  $  85,825
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
Net income:
  Veeco (pre-merger)...........................................................  $    2,723  $    8,038  $   6,792
  Wyko.........................................................................       3,472       2,797      2,445
  Veeco (post-merger)..........................................................       6,088      --         --
                                                                                 ----------  ----------  ---------
  Combined.....................................................................  $   12,283  $   10,835  $   9,237
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

    On April 10, 1997, Veeco acquired from Materials Research Corporation, certain assets of the PVD ("Physical Vapor Deposition") data storage business for cash of $4,375,000 plus the assumption of certain liabilities. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values as determined by an independent appraisal, including $4,200,000 allocated to in-process engineering and development projects. The associated projects had not reached technological feasibility and had no alternative future uses and thus the amounts allocated to such projects have been expensed as of the date of acquisition.

2. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Veeco designs, manufactures, markets and services a broad line of precision process equipment and process metrology systems used to manufacture and test microelectronic products for the data storage and semiconductor industries. The company sells its products worldwide to many of the leading semiconductor and data storage manufacturers. In addition, the Company sells its products to companies in the flat panel display and high frequency device industries, as well as to other industries, research and development centers and universities.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Veeco and its subsidiaries. Intercompany items and transactions have been eliminated in consolidation.

REVENUE

    Revenue is recognized when title passes to the customer, generally upon shipment. Service and maintenance contract revenues are recorded as deferred income, which is included in other accrued expenses, and recognized as income on a straight-line basis over the service period of the related contract. The Company provides for (1) the estimated costs of fulfilling its installation obligations and (2) warranty costs at the time the related revenue is recorded.

CASH FLOWS

    The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Interest paid during 1997, 1996 and 1995 was approximately $445,000, $301,000 and, $393,000, respectively. Income taxes paid in 1997, 1996 and 1995 was approximately $5,186,000, $6,403,000 and $956,000, respectively.

INVENTORIES

    Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

DEPRECIABLE ASSETS

    Depreciation and amortization are generally computed by the straight-line method and are charged against income over the estimated useful lives of depreciable assets. Amortization of equipment recorded under capital lease obligations is included in depreciation of property, plant and equipment.

INTANGIBLE ASSETS

    Excess of cost of investment over net assets of business acquired is being amortized on a straight-line basis over 40 years. Other intangible assets, included within other assets on the balance sheet, consisting principally of purchased technology, patents, software licenses and deferred finance costs of $3,300,000 and $892,000 at December 31, 1997 and 1996, respectively, are net of accumulated amortization of $1,025,000 and $577,000. Other intangible assets are amortized over periods ranging from 3 to 17 years.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ENVIRONMENTAL COMPLIANCE AND REMEDIATION

    Environmental compliance costs include ongoing maintenance, monitoring and similar costs. Such costs are expensed as incurred. Environmental remediation costs are accrued when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

FOREIGN OPERATIONS

    Foreign currency denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet date. Resulting translation adjustments due to fluctuations in the exchange rates are recorded as a separate component of shareholders' equity. Income and expense items are translated at the average exchange rates during the respective periods.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to expense as incurred and include expenses for development of new technology and the transition of the technology into new products or services.

ADVERTISING AND PROMOTIONAL EXPENSE

    The cost of advertising is expensed as of the first showing. The Company incurred $3,280,000, $2,264,000 and $1,433,000 in advertising costs during 1997,
1996 and 1995, respectively.

STOCK BASED COMPENSATION

    The Company continues to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options is set equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities.

    The fair values of the Company's debt, including current maturities, are estimated using discounted cash flow analyses, based on the estimated current incremental borrowing rates for similar types of securities. The carrying amount of the Company's debt at December 31, 1997 and 1996 approximates fair value.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share." Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

    The following table sets forth the reconciliation of weighted average shares outstanding and diluted weighted average shares outstanding:

                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
Weighted average shares outstanding........................................   8,808,000   8,667,000   8,166,000
Dilutive effect of stock options...........................................     516,000     239,000     318,000
                                                                             ----------  ----------  ----------
Diluted weighted average shares outstanding................................   9,324,000   8,906,000   8,484,000
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statements No. 130 "Reporting Comprehensive Income," and No. 131 "Disclosures About Segments of an Enterprise and Related Information." These statements are effective for fiscal years commencing after December 15, 1997. The Company will be required to comply with the provisions of these statements in fiscal 1998. The Company has not assessed the effect that these new standards will have on its consolidated financial statements and/or disclosures.

RECLASSIFICATIONS

    Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

3. BALANCE SHEET INFORMATION

                                                                              DECEMBER 31
                                                                      ----------------------------
                                                                          1997           1996
                                                                      -------------  -------------
Inventories:
  Raw materials.....................................................  $  21,671,000  $  11,159,000
  Work in process...................................................      7,253,000      6,406,000
  Finished goods....................................................     10,153,000      7,786,000
                                                                      -------------  -------------
                                                                      $  39,077,000  $  25,351,000
                                                                      -------------  -------------
                                                                      -------------  -------------

                                                                              DECEMBER 31             ESTIMATED
                                                                      ----------------------------     USEFUL
                                                                          1997           1996           LIVES
                                                                      -------------  -------------  -------------
Property, plant and equipment:
  Land..............................................................  $   3,166,000  $   2,166,000
  Buildings and improvements........................................     10,310,000      7,777,000    10-31 years
  Machinery and equipment...........................................     17,807,000     11,853,000      3-7 years
  Leasehold improvements............................................        516,000        150,000      3-7 years
                                                                      -------------  -------------
                                                                         31,799,000     21,946,000
  Less accumulated depreciation and amortization....................     10,344,000      8,859,000
                                                                      -------------  -------------
                                                                      $  21,455,000  $  13,087,000
                                                                      -------------  -------------
                                                                      -------------  -------------

                                                                              DECEMBER 31
                                                                      ----------------------------
                                                                          1997           1996
                                                                      -------------  -------------
Accrued expenses:
  Litigation reserve................................................  $   1,500,000  $   1,500,000
  Payroll and related benefits......................................      4,096,000      2,632,000
  Taxes, other than income..........................................      1,971,000      2,289,000
  Deferred service contract revenue.................................        594,000        532,000
  Customer deposits and advanced billings...........................      2,262,000      3,861,000
  Installation and warranty.........................................      4,497,000        971,000
  Other.............................................................      3,370,000      1,934,000
                                                                      -------------  -------------
                                                                      $  18,290,000  $  13,719,000
                                                                      -------------  -------------
                                                                      -------------  -------------

4. LONG-TERM DEBT

    The Company has a credit facility (the "Credit Facility") which may be used for working capital, acquisitions and general corporate purposes. The Credit Facility provides the Company with up to $30 million of availability. The Credit Facility's interest rate is the prime rate of the lending banks, but is adjustable to a maximum rate of 3/4% above the prime rate in the event the Company's ratio of debt to cash flow exceeds a defined ratio. A LIBOR based interest rate option is also provided. The Credit Facility expires July 31, 1999, but under certain conditions is convertible into a term loan, which would amortize quarterly through July 31, 2002.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

4. LONG-TERM DEBT (CONTINUED)
    The Credit Facility is secured by substantially all of the Company's personal property as well as the stock of its domestic subsidiaries. The Credit Facility also contains certain restrictive covenants, which among other things, impose limitations with respect to incurrence of certain additional indebtedness, incurrence of liens, payments of dividends, long-term leases, investments, mergers, consolidations and specified sales of assets. The Company is also required to satisfy certain financial tests.

    As of December 31, 1997 and 1996, no borrowings were outstanding under the Company's Credit Facility.

    Long-term debt consists of a mortgage note which was refinanced in October 1995. The note, which bears interest at a rate of 8.5%, matures on October 14, 2002 and is collateralized by a parcel of land and a building. Long-term debt matures as follows:

1998............................................................  $ 115,000
1999............................................................    125,000
2000............................................................    136,000
2001............................................................    149,000
2002............................................................  2,038,000
                                                                  ---------
                                                                  2,563,000
Less current portion............................................    115,000
                                                                  ---------
                                                                  $2,448,000
                                                                  ---------
                                                                  ---------

5. STOCK COMPENSATION PLANS

    Pro forma information regarding net income and earnings per share is determined as if the Company had accounted for its stock options granted subsequent to December 31, 1994 under the fair value method estimated at the date of grant using a Black-Scholes option pricing model. The Company's pro forma information follows:

                                                                                      DECEMBER 31
                                                                       ------------------------------------------
                                                                           1997           1996           1995
                                                                       -------------  -------------  ------------
Pro forma net income.................................................  $  11,040,000  $  10,337,000  $  8,889,000
Pro forma diluted earnings per share.................................  $        1.20  $        1.17  $       1.06

FIXED OPTION PLANS

    The Company has two fixed option plans. The Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (the "Stock Option Plan") provides for the grant to officers and key employees of up to 1,426,787 options (224,546 options available for future grants as of December 31, 1997) to purchase shares of Common Stock of the Company. Stock options granted pursuant to the Stock Option Plan become exercisable over a three-year period following the grant date and expire after ten years. The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, as amended, (the "Directors' Option Plan"), provides for the automatic grant of stock options to each member of the Board of Directors of the Company who is not an employee of the Company. The Directors' Option Plan provides for the grant of up to 115,000 options (64,003 options available for future grants as of December 31, 1997) to

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

5. STOCK COMPENSATION PLANS (CONTINUED)
purchase shares of Common Stock of the Company. Such options granted are exercisable immediately and expire after ten years. In connection with the merger with Wyko, holders of the then outstanding Wyko stock options received options to purchase an aggregate of 136,190 shares of Veeco common stock.

    The fair values of these options at the date of grant was estimated with the following weighted-average assumptions for 1997, 1996 and 1995: risk-free interest rate of 6.3%, no dividend yield, volatility factor of the expected market price of the Company's common stock of 50% and a weighted-average expected life of the option of four years.

    A summary of the Company's stock option plans as of December 31, 1995, 1996 and 1997, and changes during the years ended on those dates is presented below:

                                                                                           1996               1997
                                                             1995                ------------------------  -----------
                                                -------------------------------                WEIGHTED-
                                                                   OPTION                       AVERAGE
                                                  SHARES           PRICE           SHARES      EXERCISE      SHARES
                                                   (000)         PER SHARE          (000)        PRICE        (000)
                                                -----------  ------------------  -----------  -----------  -----------
Outstanding at beginning of year..............         340       $ .69to $11.00         606    $    8.85          658
Granted.......................................         314        9.50to  22.75         175        13.68          681
Exercised.....................................         (38)        .69to   4.50         (32)        2.68         (165)
Forfeited.....................................         (10)        .69to  13.38         (91)       13.67          (20)
                                                     -----   ------------------         ---   -----------       -----
Outstanding at end of year....................         606       $ .69to $22.75         658    $    9.44        1,154
                                                     -----   ------------------         ---   -----------       -----
                                                     -----   ------------------         ---   -----------       -----
Options exercisable at year-end...............         204       $ .69to $13.38         324    $    5.72          330
Weighted-average fair value of options granted
  during the year.............................                           $ 6.62                $    6.24


                                                    WEIGHTED-
                                                     AVERAGE
                                                    EXERCISE
                                                      PRICE
                                                -----------------
Outstanding at beginning of year..............      $    9.44
Granted.......................................          32.22
Exercised.....................................           9.76
Forfeited.....................................          21.60
                                                       ------
Outstanding at end of year....................      $   22.64
                                                       ------
                                                       ------
Options exercisable at year-end...............      $    9.25
Weighted-average fair value of options granted
  during the year.............................      $   14.83

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

5. STOCK COMPENSATION PLANS (CONTINUED)
    The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                          OPTIONS OUTSTANDING
                      -----------------------------------------------------------            OPTIONS EXERCISABLE
                            NUMBER                                                 ----------------------------------------
                          OUTSTANDING                                                     NUMBER
                        AT DECEMBER 31,     WEIGHTED-AVERAGE                            OUTSTANDING
      RANGE OF               1997               REMAINING       WEIGHTED-AVERAGE   AT DECEMBER 31, 1997   WEIGHTED-AVERAGE
   EXERCISE PRICE           (000'S)         CONTRACTUAL LIFE     EXERCISE PRICE           (000'S)          EXERCISE PRICE
--------------------  -------------------  -------------------  -----------------  ---------------------  -----------------
  $  0.69.........                 2                  4.8           $    0.69                    2            $    0.69
1.27..............                95                   .5                1.27                   95                 1.27
2.18 - 3.00.......                70                  8.0                2.54                   70                 2.54
4.50..............                19                  6.6                4.50                   19                 4.50
9.50 - 13.38......               197                  7.6               12.67                   91                12.81
14.50 - 21.50.....               116                  8.2               15.13                   32                16.66
24.88 - 31.00.....               426                  9.4               27.26               --                   --
37.63 - 50.25.....               192                  9.7               40.32                   21                45.75
57.25 - 57.25.....                37                  9.8               57.25               --                   --
                               -----                  ---              ------                  ---               ------
0.69 - 57.25......             1,154                  8.9           $   22.64                  330            $    9.25
                               -----                  ---              ------                  ---               ------
                               -----                  ---              ------                  ---               ------

EMPLOYEE STOCK PURCHASE PLAN

    Under the Veeco Instruments Inc. Employee Stock Purchase Plan (the "Plan"), the Company is authorized to issue up to 250,000 shares of Common Stock to its full-time domestic employees, nearly all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 6% of their annual base earnings withheld to purchase the Company's Common Stock. The purchase price of the stock is 85% of the lower of its beginning-of-year or end-of-year market price. Under the Plan, the Company issued 12,996 shares, 14,278 shares and 16,476 shares to employees in 1997, 1996 and 1995, respectively. The fair value of the employees' purchase rights were estimated using the following assumptions for 1997, 1996 and 1995, respectively: no dividend yield for all years; an expected life of one year, one year and six months; expected volatility of 70%, 70% and 64%; and risk-free interest rates of 5.3%, 5.2% and 5.7%. The weighted-average fair value of those purchase rights granted in 1997, 1996 and 1995 was $6.58, $5.20 and $5.40, respectively.

    As of December 31, 1997, the Company has reserved 1,442,260 and 206,250 shares of common stock for issuance upon exercise of stock options and issuance of shares pursuant to the Plan, respectively.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

6. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                                                               DECEMBER 31
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Deferred tax liabilities:
  Tax over book depreciation..........................................................  $    702,000  $    257,000
Deferred tax assets:
  Inventory valuation.................................................................     2,247,000     1,704,000
  Foreign net operating loss carryforwards............................................     1,084,000       795,000
  Warranty and installation...........................................................     1,878,000       379,000
  Other...............................................................................       387,000       365,000
                                                                                        ------------  ------------
Total deferred tax assets.............................................................     5,596,000     3,243,000
Valuation allowance...................................................................      (994,000)     (795,000)
                                                                                        ------------  ------------
Net deferred tax assets...............................................................     4,602,000     2,448,000
                                                                                        ------------  ------------
Net deferred taxes....................................................................  $  3,900,000  $  2,191,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    For financial reporting purposes, income (loss) before income taxes consists of:

                                                            YEAR ENDED DECEMBER 31
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Domestic........................................  $  19,726,000  $  17,770,000  $  11,282,000
Foreign.........................................        (17,000)      (297,000)       261,000
                                                  -------------  -------------  -------------
                                                  $  19,709,000  $  17,473,000  $  11,543,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

6. INCOME TAXES (CONTINUED)
    Significant components of the provision (benefit) for income taxes are presented below:

                                                                                  YEAR ENDED DECEMBER 31
                                                                         -----------------------------------------
                                                                             1997           1996          1995
                                                                         -------------  ------------  ------------
Current:
  Federal..............................................................  $   7,371,000  $  6,442,000  $  3,310,000
  Foreign..............................................................        306,000       129,000       379,000
  State................................................................      1,458,000     1,239,000       280,000
  Utilization of research tax credits..................................       --            (277,000)     (909,000)
  Utilization of net operating losses..................................       --             --           (708,000)
                                                                         -------------  ------------  ------------
                                                                             9,135,000     7,533,000     2,352,000
Deferred:
  Federal..............................................................     (1,517,000)     (795,000)      171,000
  Foreign..............................................................       --             --            (90,000)
  State................................................................       (192,000)     (100,000)     (127,000)
                                                                         -------------  ------------  ------------
                                                                            (1,709,000)     (895,000)      (46,000)
                                                                         -------------  ------------  ------------
                                                                         $   7,426,000  $  6,638,000  $  2,306,000
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

    The following is a reconciliation of the income tax expense computed using the federal statutory rate to the Company's actual income tax expense:

                                                                                   YEAR ENDED DECEMBER 31
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Tax at U.S. statutory rates.............................................  $  6,898,000  $  6,069,000  $  3,924,000
State income taxes (net of federal benefit).............................       741,000       553,000        87,000
Goodwill amortization...................................................        46,000        46,000        44,000
Nondeductible merger expenses...........................................       700,000       --            --
Other nondeductible expenses............................................       116,000        52,000        56,000
Recognition of previously unrecognized deferred tax assets, net.........       --            --           (314,000)
Operating losses not currently realizable...............................       335,000       225,000       212,000
Operating losses currently realizable...................................       (13,000)      --         (1,582,000)
Research and development tax credit.....................................      (619,000)     (184,000)     (113,000)
Benefit of foreign sales corporation....................................      (479,000)     (173,000)     (144,000)
Other...................................................................      (299,000)       50,000       136,000
                                                                          ------------  ------------  ------------
                                                                          $  7,426,000  $  6,638,000  $  2,306,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Several of the Company's foreign subsidiaries have net operating loss carryforwards for foreign tax purposes of approximately $2,700,000 at December 31, 1997, a portion of which expires in years 1998 through 2002 and a portion for which the carryforward period is unlimited.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

7. COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

    Veeco is party to agreements with IBM, as amended (the "IBM Agreements"), with respect to the IBM-manufactured Atomic Force Microscopes ("SXM Products"), pursuant to which, Veeco has been appointed exclusive worldwide sales and marketing representative to market, service and sell the SXM Products to customers in the microelectronic and data storage industries. Pursuant to the IBM Agreements, Veeco has agreed to purchase a minimum number of SXM Products. At December 31, 1997, Veeco's purchase commitment under these agreements which extend through February 2001 was approximately $8,000,000.

    Minimum lease commitments as of December 31, 1997 for property and equipment under operating lease agreements (exclusive of renewal options) are payable as follows:

1998............................................................  $1,300,000
1999............................................................  1,132,000
2000............................................................    901,000
2001............................................................    853,000
2002............................................................    856,000
Thereafter......................................................    617,000
                                                                  ---------
                                                                  $5,659,000
                                                                  ---------
                                                                  ---------

    Rent charged to operations amounted to $1,334,000, $921,000 and $816,000 in 1997, 1996 and 1995, respectively. In addition, the Company is obligated under the leases for certain other expenses, including real estate taxes and insurance.

    In compliance with a Cleanup and Abatement Order ("CAO") issued by the California Regional Water Quality Control Board, Central Coast Region, the Company completed soil remediation of a site which was leased by a predecessor of the Company in September 1995. The cost of the soil remediation was approximately $35,000. The Company is currently performing post-soil remediation groundwater monitoring at the site. Reports prepared by consultants indicate certain contaminants in samples of groundwater from underneath the site. The Company cannot predict the extent of groundwater contamination at the site and cannot determine at this time whether any or all of the groundwater contamination may be attributable to activities of neighboring parties. The Company cannot predict whether any groundwater remediation will be necessary or the costs, if any, of such remediation.

    The Company may, under certain circumstances, be obligated to pay up to $250,000 in connection with the implementation of a comprehensive plan of environmental remediation at its Plainview, New York facility. The Company has been indemnified for any liabilities it may incur in excess of $250,000 with respect to any such remediation. No comprehensive plan has been required to date. Despite such indemnification, the Company does not believe that any material loss or expense is probable in connection with any remediation plan that may be proposed.

    The Company is aware that petroleum hydrocarbon contamination has been detected in the soil at the site of a facility leased by the Company in Santa Barbara, California. The Company has been indemnified for any liabilities it may incur which arise from environmental contamination at the site. Despite such indemnification, the Company does not believe that any material loss or expense is probable in connection with any such liabilities.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

7. COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS (CONTINUED)
    The Company is a defendant in a patent infringement lawsuit filed in June 1988 in the United States District Court for the District of Arizona. The suit alleged that certain Company products infringed the plaintiff's patents, and sought monetary damages and an injunction. The case was decided adversely to the Company in June 1994. The Company appealed the decision which was partially reversed by a decision of the Court of Appeals, with an opinion determining that only certain Company products made in 1988 and 1989 infringed a patent. The case has been remanded to the District Court for a redetermination of damages. The Company has been ordered to establish and fund an escrow account in the amount of $1,500,000 until a final decision is reached. Such amount is included in other assets. The Company believes this escrow amount exceeds the amount sought in final recovery by the plaintiff. The Company has established a corresponding litigation reserve of $1,500,000. Management does not believe the ultimate resolution of this matter will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

    The Company's business depends in large part upon the capital expenditures of data storage, semiconductor and flat panel display manufacturers which accounted for the following percentages of the Company's net sales:

                                                                                 DECEMBER 31
                                                                       -------------------------------
                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Data storage.........................................................       65.1%      56.0%      41.6%
Semiconductor........................................................       18.9       26.0       32.4
Flat panel display...................................................        2.2        3.2        5.1

    The Company cannot predict whether the growth experienced in the microelectronics industry in the recent past will continue.

    Sales to one customer accounted for approximately 18%, 14% and 20% and sales to another customer accounted for approximately 14%, 15% and 8% of the Company's net sales during the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, accounts receivable due from two customers represented 20% and 21% of aggregate accounts receivable, respectively.

    The Company manufactures and sells its products to companies in different geographic locations. The Company performs periodic credit evaluations of its customers' financial condition, generally does not require collateral, and where appropriate, requires that letters of credit be provided on foreign sales. Receivables generally are due within 30-60 days. The Company's net accounts receivable are concentrated in the following geographic locations:

                                                                              DECEMBER 31
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
United States...........................................................  $  17,189  $  12,970
Europe..................................................................      5,867      3,769
Far East................................................................      9,778      7,128
Other...................................................................        431        247
                                                                          ---------  ---------
                                                                          $  33,265  $  24,114
                                                                          ---------  ---------
                                                                          ---------  ---------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

8. FOREIGN OPERATIONS AND GEOGRAPHIC AREA INFORMATION

    Information as to the Company's foreign operations and geographic area information (assets not specifically identified to Europe and the Far East are included in the United States amounts) is summarized below:

                                             NET SALES
                                      UNAFFILIATED CUSTOMERS            OPERATING INCOME (LOSS)          TOTAL ASSETS
                                 ---------------------------------  -------------------------------  ---------------------
                                    1997        1996       1995       1997       1996       1995        1997       1996
                                 ----------  ----------  ---------  ---------  ---------  ---------  ----------  ---------
                                                                      (IN THOUSANDS)
United States..................  $  160,968  $  110,273  $  80,292  $  19,209  $  17,106  $  11,265  $  117,816  $  89,059
Europe (1).....................      12,436      11,214     11,863        584        (69)       651       8,786      6,953
Japan..........................       1,262         915        913       (609)      (231)      (394)      1,137        785
Eliminations...................      (9,258)     (7,360)    (7,243)    --           (131)      (131)     --         --
                                 ----------  ----------  ---------  ---------  ---------  ---------  ----------  ---------
                                 $  165,408  $  115,042  $  85,825  $  19,184  $  16,675  $  11,391  $  127,739  $  96,797
                                 ----------  ----------  ---------  ---------  ---------  ---------  ----------  ---------
                                 ----------  ----------  ---------  ---------  ---------  ---------  ----------  ---------


                                   1995
                                 ---------

United States..................  $  70,281
Europe (1).....................      8,790
Japan..........................        539
Eliminations...................     --
                                 ---------
                                 $  79,610
                                 ---------
                                 ---------

------------------------

(1) Principally reflects the Company's operations and assets in France, United Kingdom and Germany.

    Export sales from the Company's United States operations are as follows:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Asia Pacific.................................................  $  30,033  $  24,146  $  16,140
Japan........................................................     16,353     17,433     10,615
Europe.......................................................      4,088      1,814      1,704
Other........................................................      1,298        748        822
                                                               ---------  ---------  ---------
                                                               $  51,772  $  44,141  $  29,281
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The aggregate foreign exchange gains and (losses) included in determining consolidated results of operations were $(34,000), $(153,000) and $100,000 in 1997, 1996, and 1995, respectively.

9. DEFINED CONTRIBUTION BENEFIT PLANS

    The Company maintains two defined contribution plans under Section 401(k) of the Internal Revenue Code. Principally all of the Company's domestic full-time employees are eligible to participate in one or the other plan. Under the plans, employees may contribute up to a maximum of 18% or 20% of their annual wages. Employees are immediately vested in their contributions. The plans provide for matching contributions by the Company, which vest over a five-year period. Company contributions to the plans were $296,000, $205,000 and $108,000 in 1997, 1996 and 1995, respectively.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                      COL. C
                                                             ------------------------
                                                  COL. B            ADDITIONS                           COL. E
                                               ------------  ------------------------                -------------
                   COL. A                       BALANCE AT   CHARGED TO   CHARGED TO      COL. D      BALANCE AT
---------------------------------------------  BEGINNING OF   COSTS AND      OTHER     ------------     END OF
                 DESCRIPTION                      PERIOD      EXPENSES     ACCOUNTS     DEDUCTIONS      PERIOD
---------------------------------------------  ------------  -----------  -----------  ------------  -------------
Deducted from asset accounts:
  Year ended December 31, 1997
    Allowance for doubtful accounts..........  $    553,000   $ 248,000    $  --       $     46,000   $   755,000
    Valuation allowance on net deferred tax
      assets.................................       795,000     199,000       --            --            994,000
                                               ------------  -----------  -----------  ------------  -------------
                                               $  1,348,000   $ 447,000    $  --       $     46,000   $ 1,749,000
                                               ------------  -----------  -----------  ------------  -------------
                                               ------------  -----------  -----------  ------------  -------------
Deducted from asset accounts:
  Year ended December 31, 1996
    Allowance for doubtful accounts..........  $    592,000   $  50,000    $  --       $     89,000   $   553,000
    Valuation allowance on net deferred tax
      assets.................................     1,913,000      --           --          1,118,000       795,000
                                               ------------  -----------  -----------  ------------  -------------
                                               $  2,505,000   $  50,000    $  --       $  1,207,000   $ 1,348,000
                                               ------------  -----------  -----------  ------------  -------------
                                               ------------  -----------  -----------  ------------  -------------
Deducted from asset accounts:
  Year ended December 31, 1995:
    Allowance for doubtful accounts..........  $    458,000   $ 147,000    $  --       $     13,000   $   592,000
    Valuation allowance on net deferred tax
      assets.................................     2,858,000      --           --            945,000     1,913,000
                                               ------------  -----------  -----------  ------------  -------------
                                               $  3,316,000   $ 147,000    $  --       $    958,000   $ 2,505,000
                                               ------------  -----------  -----------  ------------  -------------
                                               ------------  -----------  -----------  ------------  -------------

                           DIGITAL INSTRUMENTS, INC.
                                 AND AFFILIATES

                         COMBINED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1997, 1996 and 1995
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Digital Instruments, Inc.

and affiliates:

    We have audited the accompanying combined balance sheets of DIGITAL INSTRUMENTS, INC. (a California corporation) and affiliates as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Instruments, Inc. and affiliates as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Los Angeles, California
February 28, 1998

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

              COMBINED BALANCE SHEETS--DECEMBER 31, 1997 AND 1996

                                                                                             1997        1996
                                                                                          ----------  ----------
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.............................................................  $1,939,000  $2,857,000
  Short-term investments................................................................     150,000      49,000
  Accounts receivable, net of allowance of $250,000 in 1997 and 1996....................  11,662,000   8,390,000
  Inventories...........................................................................   5,748,000   4,305,000
  Prepaid expenses and other............................................................     111,000     275,000
                                                                                          ----------  ----------
    Total current assets................................................................  19,610,000  15,876,000
                                                                                          ----------  ----------
PROPERTY, PLANT AND EQUIPMENT:
  Land and building.....................................................................   9,708,000      --
  Equipment.............................................................................   1,125,000     440,000
  Office furniture and fixtures.........................................................     776,000     676,000
  Building improvements.................................................................   1,525,000      77,000
                                                                                          ----------  ----------
                                                                                          13,134,000   1,193,000
Less--Accumulated depreciation and amortization.........................................  (1,245,000)   (774,000)
                                                                                          ----------  ----------
                                                                                          11,889,000     419,000
                                                                                          ----------  ----------
INVESTMENT IN DIGITAL INSTRUMENTS GmbH..................................................      30,000      53,000
PATENTS AND OTHER, net of accumulated amortization of $476,000 in 1997 and $381,000 in
  1996..................................................................................     363,000     194,000
                                                                                          ----------  ----------
                                                                                          $31,892,000 $16,542,000
                                                                                          ----------  ----------
                                                                                          ----------  ----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable......................................................................  $1,267,000  $  840,000
  Accrued liabilities...................................................................   3,856,000   2,403,000
  Current portion of long-term debt.....................................................      95,000      --
                                                                                          ----------  ----------
    Total current liabilities...........................................................   5,218,000   3,243,000

NOTES PAYABLE TO STOCKHOLDERS...........................................................   8,000,000   8,000,000

LONG-TERM DEBT, net of current portion..................................................   6,698,000      --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock of DI:
    Authorized--100,000 shares, no par value Issued and outstanding--50,250 shares in
     1997 and 1996......................................................................      93,000      93,000
  Additional paid in capital............................................................      35,000      35,000
  Robin Hill capital....................................................................   2,933,000      --
  Retained earnings.....................................................................   8,915,000   5,171,000
                                                                                          ----------  ----------

    Total stockholders' equity..........................................................  11,976,000   5,299,000
                                                                                          ----------  ----------
                                                                                          $31,892,000 $16,542,000
                                                                                          ----------  ----------
                                                                                          ----------  ----------

 The accompanying notes are an integral part of these combined balance sheets.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
NET SALES...........................................................  $  51,320,000  $  50,017,000  $  38,151,000
COST OF SALES.......................................................     22,503,000     21,320,000     17,027,000
                                                                      -------------  -------------  -------------
    Gross profit....................................................     28,817,000     28,697,000     21,124,000

OPERATING EXPENSES:
  General and administrative........................................      2,726,000      2,336,000      1,844,000
  Selling...........................................................      5,546,000      3,654,000      2,888,000
  Research and development..........................................      6,034,000      5,238,000      4,140,000
                                                                      -------------  -------------  -------------
                                                                         14,306,000     11,228,000      8,872,000
                                                                      -------------  -------------  -------------
    Income from operations..........................................     14,511,000     17,469,000     12,252,000

OTHER INCOME (EXPENSE):
  Interest income...................................................        126,000        124,000        100,000
  Interest expense..................................................       (658,000)      (577,000)      (431,000)
  Other income......................................................         20,000         71,000         74,000
  Other expense.....................................................        (71,000)      (722,000)      (208,000)
                                                                      -------------  -------------  -------------
                                                                           (583,000)    (1,104,000)      (465,000)
                                                                      -------------  -------------  -------------
    Net income before provision for income taxes....................     13,928,000     16,365,000     11,787,000

PROVISION FOR INCOME TAXES..........................................        184,000        303,000        191,000
                                                                      -------------  -------------  -------------

NET INCOME..........................................................  $  13,744,000  $  16,062,000  $  11,596,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Net income before provision for income taxes....................     13,928,000     16,365,000     11,787,000

PRO FORMA PROVISION FOR
INCOME TAXES (UNAUDITED)............................................      5,391,000      6,325,000      4,748,000
                                                                      -------------  -------------  -------------

PRO FORMA NET INCOME (UNAUDITED)....................................  $   8,537,000  $  10,040,000  $   7,039,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these combined statements.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                         DI
                                                    COMMON STOCK      ADDITIONAL
                                                --------------------    PAID-IN     ROBIN HILL     RETAINED
                                                 SHARES     AMOUNT      CAPITAL      CAPITAL       EARNINGS         TOTAL
                                                ---------  ---------  -----------  ------------  -------------  -------------
Balance at December 31, 1994..................     50,000  $  50,000   $  --       $    --       $   9,513,000  $   9,563,000
Investment in DI GmbH.........................     --         --          35,000        --            --               35,000
Net income....................................     --         --          --            --          11,596,000     11,596,000
Distributions to stockholders.................     --         --          --            --         (18,000,000)   (18,000,000)
                                                ---------  ---------  -----------  ------------  -------------  -------------
Balance at December 31, 1995..................     50,000     50,000      35,000        --           3,109,000      3,194,000
Issuance of common stock......................        250     43,000      --            --            --               43,000
Net income....................................     --         --          --            --          16,062,000     16,062,000
Distributions to stockholders.................     --         --          --            --         (14,000,000)   (14,000,000)
                                                ---------  ---------  -----------  ------------  -------------  -------------
Balance at December 31, 1996..................     50,250     93,000      35,000        --           5,171,000      5,299,000
Contributions.................................     --         --          --          2,933,000       --            2,933,000
Net income....................................     --         --          --            --          13,744,000     13,744,000
Distributions to stockholders.................     --         --          --            --         (10,000,000)   (10,000,000)
                                                ---------  ---------  -----------  ------------  -------------  -------------
Balance at December 31, 1997..................     50,250  $  93,000   $  35,000   $  2,933,000  $   8,915,000  $  11,976,000
                                                ---------  ---------  -----------  ------------  -------------  -------------
                                                ---------  ---------  -----------  ------------  -------------  -------------

   The accompanying notes are an integral part of these combined statements.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................  $  13,744,000  $  16,062,000  $  11,596,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................        566,000        172,000        333,000
    Provision for doubtful accounts.................................        155,000        150,000       --
    Impairment of patents...........................................       --              668,000       --
    Equity in net loss (income) of DI GmbH..........................         23,000        (69,000)        50,000
    Loss on sale of short-term investments..........................          1,000       --               34,000
    Compensation related to stock purchase..........................       --               40,000       --
    Change in operating assets and liabilities:
      Accounts receivable...........................................     (3,427,000)    (1,691,000)    (1,707,000)
      Inventories...................................................     (1,443,000)    (1,092,000)      (468,000)
      Prepaid expenses and other....................................        164,000       (260,000)        (6,000)
      Accounts payable..............................................        427,000         13,000        (38,000)
      Accrued liabilities...........................................      1,453,000        787,000        218,000
                                                                      -------------  -------------  -------------
    Net cash provided by operating activities.......................     11,663,000     14,780,000     10,012,000
                                                                      -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment........................     (5,141,000)      (184,000)      (248,000)
  Investment in patents.............................................       (264,000)       (79,000)      (579,000)
  Sale (purchase) of short-term investments, net....................       (102,000)      --              967,000
                                                                      -------------  -------------  -------------
    Net cash provided by (used in) investing activities.............     (5,507,000)      (263,000)       140,000
                                                                      -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt........................................         (7,000)      --             --
  Distributions to stockholders.....................................    (10,000,000)   (14,000,000)   (10,000,000)
  Issuance of common stock..........................................       --                3,000       --
  Robin Hill capital contribution...................................      2,933,000       --             --
                                                                      -------------  -------------  -------------
    Net cash used in financing activities...........................     (7,074,000)   (13,997,000)   (10,000,000)
                                                                      -------------  -------------  -------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................       (918,000)       520,000        152,000

CASH AND CASH EQUIVALENTS, beginning of year........................      2,857,000      2,337,000      2,185,000
                                                                      -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year..............................  $   1,939,000  $   2,857,000  $   2,337,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these combined statements.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS

    Digital Instruments, Inc. (DI), a California corporation, designs, manufactures, markets and distributes ultra high-resolution atomic microscopes. DI's primary customers are industrial companies, universities and government agencies, through direct sales and distributors or representatives.

    Digital Instruments GmbH (DI GmbH), a German company, exclusively distributes DI's products in Germany and Eastern Europe. DI GmbH was founded by two of DI's stockholders in May 1995.

    Robin Hill Properties, LLC (Robin Hill), a California limited liability company, was established in 1997 by two of DI's stockholders to purchase the building occupied by DI. Except for the building and land occupied by DI and the corresponding note payable, Robin Hill is immaterial to the combined financial statements.

    DI and its stockholders have entered into an agreement with Veeco Instruments Inc. to merge DI in a tax free exchange to be accounted for as a pooling of interests according to Accounting Principles Board (APB) Opinion 16 (see Note 13). One of the founders and a significant stockholder of DI and his family are considered a control group and accordingly the accompanying financial statements present the financial position and results of operations of DI, Robin Hill and the 50 percent equity investment in DI GmbH owned by such founder on a combined basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The accompanying combined financial statements include the accounts of DI and Robin Hill, collectively referred to as "the Companies". All significant intercompany balances and transactions have been eliminated.

    DI GmbH has been combined in the accompanying financial statements using the equity method. In determining the equity in earnings, intercompany profits on sales from DI to DI GmbH were deducted.

SHORT-TERM INVESTMENTS

    Short-term investments consist of various bonds and government obligations with original maturities in excess of three months. At December 31, 1997 and 1996, the fair market value of these temporary investments, classified as "available-for-sale securities" under Statement of Financial Accounting Standards (SFAS) No. 115, approximated cost; thus no unrealized holding gains or losses were reported in the accompanying combined balance sheets.

CONCENTRATION OF RISK

    The Company had cash balances of $2,151,000 and $3,049,000 at December 31, 1997 and 1996, respectively, at financial institutions which were in excess of federally insured amounts.

    DI's accounts receivable are unsecured and DI is at risk to the extent that such amount becomes uncollectable. Customers are located worldwide.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories include cost of materials, labor and manufacturing overhead and are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Raw materials.....................................................  $  3,606,000  $  3,096,000
Work-in-process...................................................     1,275,000       990,000
Finished goods....................................................       867,000       219,000
                                                                    ------------  ------------
                                                                    $  5,748,000  $  4,305,000
                                                                    ------------  ------------
                                                                    ------------  ------------

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using straight line and accelerated methods (primarily double-declining balance) over estimated useful lives of 39.5 years for the building and five to seven years for equipment and office furniture and fixtures. Building improvements are amortized on a straight-line basis over ten years.

    The Companies capitalize expenditures which materially increase asset lives and charge ordinary repairs and maintenance to operations as incurred. Maintenance and repairs expense was approximately $71,000, $54,000 and $37,000 in 1997, 1996 and 1995, respectively. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is included in operations.

PATENTS

    The legal costs to obtain patents are capitalized and amortized over an estimated useful life of 5 years on a straight-line basis. Amortization expense related to patents in 1997, 1996 and 1995 were $95,000, $75,000 and $182,000, respectively. During 1996, DI wrote off all costs relating to the defense of certain of its patents. The net book value of these patent defense costs relating to years prior to 1996 amounted to approximately $668,000 and is reflected in other expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of notes payable to stockholders and long-term debt approximate fair value as interest rates approximate market rates for similar instruments.

REVENUE RECOGNITION

    DI recognizes revenue on product at the time of shipment.

RESEARCH AND DEVELOPMENT

    All costs and expenses related to the development and improvement of products are expensed as incurred. Software development costs are expensed until a working prototype is developed. Software

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) development costs incurred subsequent to the development of the working prototype are insignificant and have been expensed as well.

WARRANTY EXPENSE

    DI warrants its products against defects over a one-year period. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

STATEMENTS OF CASH FLOWS

    The Companies consider all liquid investments with an original maturity of three months or less to be cash equivalents; investments with maturities between three and 12 months are considered to be short-term investments.

    During 1995, the stockholders of DI received distributions in the amount of $8,000,000 in the form of promissory notes. During 1997, Robin Hill purchased the building occupied by DI for approximately $9.7 million. Of this amount, $6.8 million was financed and represented by a note payable. The non-cash portion of these transactions are excluded from the combined statements of cash flows.

    The Companies paid interest of approximately $658,000, $433,000 and $432,000 in 1997, 1996 and 1995, respectively. The Companies paid income taxes of approximately $184,000, $303,000 and $191,000, in 1997, 1996 and 1995,
respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW AUTHORITATIVE PRONOUNCEMENTS

    In 1997, the Companies adopted SFAS No. 129 "Disclosure of Information About Capital Structure". SFAS No. 129 requires certain disclosures regarding the Companies' capital structure including rights and privileges of shares outstanding, conversion information, liquidation preference and redemption requirements. The adoption of SFAS No. 129 did not have a material effect on the financial statements of the Companies.

    In June 1997, the Financial Accounting Standards Board (FASB) introduced SFAS No. 130 "Reporting Comprehensive Income". SFAS No. 130 requires certain disclosures regarding changes in the equity of the Companies that result from transactions and other economic events other than transactions with stockholders. SFAS No. 130 will be adopted by the Companies in 1998. Management does not expect the adoption of this standard to have a material effect on the Companies' financial position or results of operations.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". The statement requires disclosures for segments determined using the "management approach", which is based on the way the chief operating decision-maker organizes segments within a company. This statement is effective for the year ending December 31, 1998, and it must be applied on a limited basis to interim periods thereafter. The standard will have no effect on the Companies' financial position or statement of operations, but will change the presentation of segment information in the financial statements.

3. ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Payroll related...................................................  $  1,617,000  $  1,037,000
Royalties.........................................................     1,097,000       920,000
Commissions.......................................................       718,000       232,000
Warranty..........................................................       141,000        66,000
Sales tax.........................................................        25,000         4,000
Interest..........................................................       144,000       144,000
Other.............................................................       114,000       --
                                                                    ------------  ------------
                                                                    $  3,856,000  $  2,403,000
                                                                    ------------  ------------
                                                                    ------------  ------------

4. LONG-TERM DEBT

    Long-term debt consists of a note payable, with an original balance of $6,800,000, which is secured by the building and associated land. The note bears interest at 7.75 percent for the first five years with a final payment due in December 2007. At the end of five years, the interest rate will change each year based on the bank's index rate plus 1.75 percent. This note is being amortized over 25 years with a balloon payment due at the end of ten years. The debt is guaranteed by the two owners of Robin Hill.

    Future principal maturities of long-term debt as of December 31, 1997 are as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
      1998......................................................................  $     95,000
      1999......................................................................       101,000
      2000......................................................................       109,000
      2001......................................................................       118,000
      2002......................................................................       127,000
      Thereafter................................................................     6,243,000
                                                                                  ------------
                                                                                  $  6,793,000
                                                                                  ------------
                                                                                  ------------

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

5. INCOME TAXES

    DI has filed an election to be taxed as an S-corporation for both federal and state income tax purposes. While the election is in effect, all taxable income, deductions, losses and credits of DI will be included in the tax returns of the stockholders. Accordingly, for federal income tax purposes, no tax benefit, liability or provision has been reflected in the accompanying combined financial statements. For California State tax purposes, an S-corporation is subject to a 1.5 percent tax on taxable income. Robin Hill has elected to be taxed as a partnership. The Companies account for income taxes under the provisions of SFAS No. 109.

    The unaudited pro-forma income taxes and pro-forma net income information reflected in the combined statements of income assumes that the Companies were taxed as C-Corporations for all periods presented.

    Differences between the provision for income taxes and income taxes at the statutory income tax rate for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                                                 PRO FORMA
                                                          HISTORICAL                            (UNAUDITED)
                                              ----------------------------------  ----------------------------------------
                                                 1997        1996        1995         1997          1996          1995
                                              ----------  ----------  ----------  ------------  ------------  ------------
Income taxes at the statutory federal
  rate......................................  $   --      $   --      $   --      $  4,736,000  $  5,564,000  $  4,007,000
State income taxes, net of federal income
  tax effect................................     209,000     246,000     177,000       814,000     1,004,000       723,000
Permanent differences.......................       1,000       1,000       1,000        20,000        14,000        13,000
Research and Development credit.............      (3,000)     (3,000)     --          (204,000)     (228,000)      --
Other.......................................     (23,000)     59,000      13,000        25,000       (29,000)        5,000
                                              ----------  ----------  ----------  ------------  ------------  ------------
                                              $  184,000  $  303,000  $  191,000  $  5,391,000  $  6,325,000  $  4,748,000
                                              ----------  ----------  ----------  ------------  ------------  ------------
                                              ----------  ----------  ----------  ------------  ------------  ------------

6. CONCENTRATION OF RISK

    In 1997, 1996 and 1995, the Companies' largest customer accounted for 24, 26 and 32 percent, respectively, of net sales. In each of these years, the Companies' largest customer was DI's Japanese distributor. The Companies' sales by region were as follows:

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
USA.............................................................        45%        42%        45%
Japan...........................................................        24%        26%        32%
Europe..........................................................        14%        19%        14%
Asia............................................................        15%        11%         6%
Other...........................................................         2%         2%         3%
                                                                  ---------  ---------  ---------
                                                                       100%       100%       100%
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    At December 31, 1996, DI's Japanese distributor accounted for 12 percent of accounts receivables. At December 31, 1997 and 1996, DI GmbH accounted for more than ten percent of accounts receivables (see Note 9).

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

6. CONCENTRATION OF RISK (CONTINUED)
    In 1997, 1996 and 1995, the Company's three largest vendors represented 22 percent, 29 percent and 25 percent of total purchases, respectively.

7. ROYALTIES

    DI has arrangements with three universities, three companies, three research institutes, the United States government and two individuals to use patents in accordance with license agreements. Royalties and license fees expensed under these agreements approximated $716,000, $986,000 and $1,189,000 in 1997, 1996 and 1995, respectively.

8. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    DI leases equipment under operating leases which expire through March 2002. Total rent expense was approximately $645,000, $487,000 and $450,000 for 1997, 1996 and 1995, respectively.

    At December 31, 1997, the future annual minimum lease payments under these leases are as follows:

YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------------------------
1998....................................................................................         $  140,000
1999....................................................................................             78,000
2000....................................................................................             78,000
2001....................................................................................             78,000
2002....................................................................................              5,000
                                                                                                   --------
                                                                                                 $  379,000
                                                                                                   --------
                                                                                                   --------

LEGAL MATTERS

    One patent licensor to DI has asserted that DI has incorrectly calculated royalties for the patent on which DI has paid royalties since inception of the license agreement. Management believes the resolution of the matter will not have a material adverse impact on the Companies' financial position or results of operations.

    DI is the defendant in a lawsuit by one of its former distributors alleging wrongful termination and other claims. The former distributor is seeking lost profits and commissions of approximately $3,000,000 plus exemplary damages and the costs of the proceedings. Management, in consultation with legal counsel, believes the resolution of the matter will not have a material adverse impact on the Companies' financial position or results of operations.

    DI is party to other legal proceedings incidental to its business. Certain claims, suits or complaints arising out of the normal course of business have been filed or were pending against the Companies. Although it is not possible to predict the outcome of such litigation, based on the facts known to the Companies and after consultation with counsel, management believes that such litigation will not have a material adverse effect on its financial position or results of operation.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
EMPLOYMENT AGREEMENT

    On January 27, 1994, DI entered into an employment agreement with one of its current employees promising a grant of one percent of the then outstanding DI common stock upon sale of more than 50 percent of DI's common stock to an outside investor or a public offering.

9. RELATED PARTY TRANSACTIONS

    DI makes purchases from a company which is owned partially by an individual who is also employed by DI and whose son has a management position in DI. Payments to this related company in 1997, 1996 and 1995 were approximately $3,120,000, $2,937,000 and $2,386,000, respectively.

    Balances and transactions with DI GmbH that are reflected in the accompanying financial statements are as follows:

                                                                        1997          1996
                                                                    ------------  ------------
Accounts receivable...............................................  $  1,788,000  $    922,000
Inventory.........................................................       --             56,000
Sales.............................................................     3,025,000     3,461,000

10. EQUITY TRANSACTIONS

    In April 1995, the stockholders of DI received distributions in the amount of $8,000,000 in the form of unsecured promissory notes, bearing interest at
7.21 percent per annum with interest due quarterly and principal due on or before March 31, 2000. DI expensed approximately $577,000, $577,000 and $432,000 for 1997, 1996 and 1995, respectively, in interest relating to these notes.

    In July 1996, DI's Board of Directors approved the issuance of 250 shares of the DI's common stock to an employee based on a November 9, 1990 agreement. Under the agreement, the employee was entitled to purchase 250 shares of stock at $10 per share after a five year period. The difference between the purchase price and the fair market value of the shares, as determined by the board of directors (at the date of the agreement), was charged to compensation expense in the accompanying financial statements.

11. RETIREMENT PLAN

    In April 1995, DI established a 401(k) retirement plan (the Plan) for substantially all of its employees. Pursuant to the Plan, eligible employees may make salary deferral contributions from their monthly compensation up to a maximum as determined by the Internal Revenue Service. DI may make discretionary contributions under the Plan. No such contributions were made in 1997, 1996 or 1995.

12. BUILDING PURCHASE

    In connection with the lease of operating facilities and offices, DI had an option to purchase the building and associated land on which the facilities are located. In September 1997, DI transferred this option to Robin Hill, the company owned by two of DI's stockholders. Robin Hill exercised the option and purchased the building and associated land in November 1997.

                    DIGITAL INSTRUMENTS, INC. AND AFFILIATES

                               DECEMBER 31, 1997

12. BUILDING PURCHASE (CONTINUED)
    The former owner of the land has disclosed that there are hazardous substances present in the ground under the building. The Companies' management believes that the comprehensive indemnification clause that is part of the purchase contract provides adequate protection against any environmental issues that may arise.

13. SUBSEQUENT EVENT

    On February 28, 1998, DI and its stockholders signed an Agreement and Plan of Merger with Veeco Instruments Inc. (Veeco). The merger will be accounted for as a pooling of interests according to APB No. 16 with Veeco being the surviving corporation. In connection with the merger, the owners of DI and affiliates in the accompanying combined financial statements will receive 5,633,725 shares of Veeco stock.

    Subsequent to year-end, DI established a subsidiary, Digital Instruments
(UK) Limited (DI UK). DI UK will be DI's exclusive distributor for the United Kingdom and Ireland.

    Subsequent to year-end, Robin Hill was merged into Robin Hill Properties, Inc., a California Corporation ("RHP"), with RHP being the surviving business entity. RHP will elect to be treated as an S-corporation.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            VEECO INSTRUMENTS INC.,
                           DIGITAL INSTRUMENTS, INC.
                                      AND
                              ITS SECURITYHOLDERS
                               FEBRUARY 28, 1998

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------
I.         DEFINITIONS.........................................................................................        A-1
           1.01 Certain Definitions............................................................................        A-1

II.        THE MERGER..........................................................................................        A-7
           2.01 The Merger.....................................................................................        A-7
           2.02 Effective Time of the Merger...................................................................        A-7
           2.03 Closing of the Merger..........................................................................        A-7
           2.04 Effects of the Merger..........................................................................        A-7
           2.05 Conversion of Shares...........................................................................        A-8
           2.06 Subsequent Action..............................................................................        A-9

III.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS..................................        A-9
           3.01 Organization of the Company....................................................................        A-9
           3.02 Capitalization.................................................................................        A-9
           3.03 Subsidiaries...................................................................................       A-10
           3.04 Authorization..................................................................................       A-11
           3.05 Financial Statements...........................................................................       A-11
           3.06 No Undisclosed Liabilities.....................................................................       A-12
           3.07 Compliance with Law; Governmental Authorizations...............................................       A-12
           3.08 No Conflicts...................................................................................       A-12
           3.09 Contracts......................................................................................       A-13
           3.10 Litigation.....................................................................................       A-14
           3.11 Books and Records..............................................................................       A-15
           3.12 Taxes..........................................................................................       A-15
           3.13 Absence of Certain Changes or Events...........................................................       A-16
           3.14 Employee Benefit Plans.........................................................................       A-17
           3.15 Intellectual Property..........................................................................       A-19
           3.16 Real Property..................................................................................       A-23
           3.17 Tangible Property..............................................................................       A-24
           3.18 Environmental Matters..........................................................................       A-25
           3.19 Labor Relations................................................................................       A-25
           3.20 Officers and Employees.........................................................................       A-26
           3.21 Insurance......................................................................................       A-26
           3.22 Brokers and Finders............................................................................       A-26
           3.23 Banking Relationships..........................................................................       A-26
           3.24 Transactions with Shareholders and Affiliates..................................................       A-27
           3.25 Accounts Receivable............................................................................       A-27
           3.26 Inventory......................................................................................       A-27
           3.27 Accuracy of Representations and Warranties.....................................................       A-27
           3.28 Pooling of Interests...........................................................................       A-27
           3.29 No Disposition.................................................................................       A-27
           3.30 Solvency.......................................................................................       A-28
           3.31 Disclosure.....................................................................................       A-28

IV.        REPRESENTATIONS AND WARRANTIES OF VEECO.............................................................       A-28
           4.01 Organization of Veeco..........................................................................       A-28
           4.02 Capitalization.................................................................................       A-29
           4.03 Non-Contravention..............................................................................       A-29

                                                                                                                   PAGE
                                                                                                                 ---------
           4.04 Reports........................................................................................       A-29
           4.05 Absence of Certain Changes.....................................................................       A-30
           4.06 No Undisclosed Liabilities.....................................................................       A-31
           4.07 Litigation.....................................................................................       A-31
           4.08 Restrictions on Business Activities............................................................       A-31
           4.09 Governmental Authorization.....................................................................       A-31
           4.10 Compliance With Laws...........................................................................       A-31
           4.11 Pooling of Interests...........................................................................       A-32
           4.12 Brokers and Finders............................................................................       A-32
           4.13 Accuracy of Representations and Warranties.....................................................       A-32
           4.14 Disclosure.....................................................................................       A-32

V.         COVENANTS...........................................................................................       A-32
           5.01 Access.........................................................................................       A-32
           5.02 Conduct of the Business of the Company Pending the Closing Date................................       A-32
           5.03 Conduct of Business of the Company and Veeco...................................................       A-33
           5.04 Consents.......................................................................................       A-34
           5.05 Environmental Transfer Laws....................................................................       A-34
           5.06 Tax Matters....................................................................................       A-34
           5.07 Notice of Breach; Disclosure...................................................................       A-34
           5.08 Payment of Indebtedness by Affiliates..........................................................       A-35
           5.09 No Negotiation.................................................................................       A-35
           5.10 Stockholder Approval...........................................................................       A-35
           5.11 FIRPTA.........................................................................................       A-36
           5.12 Blue Sky Laws..................................................................................       A-36
           5.13 Listing of Additional Shares...................................................................       A-36
           5.14 Affiliate Agreements...........................................................................       A-36
           5.15 Additional Agreements..........................................................................       A-37
           5.16 HSR Act Compliance.............................................................................       A-37
           5.17 Nomination of Director.........................................................................       A-37
           5.18 Distribution to Stockholders...................................................................       A-37

VI.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VEECO....................................................       A-38
           6.01 Representations and Warranties.................................................................       A-38
           6.02 Performance of Covenants.......................................................................       A-38
           6.03 Litigation.....................................................................................       A-38
           6.04 Consents and Approvals; HSR Act Compliance.....................................................       A-38
           6.05 Fairness Opinion...............................................................................       A-38
           6.06 Accounting Opinion.............................................................................       A-38
           6.07 Appraisals.....................................................................................       A-39
           6.08 Material Changes...............................................................................       A-39
           6.09 Stockholder Approval...........................................................................       A-39
           6.10 Delivery of Documents..........................................................................       A-39
           6.11 Legal Opinion..................................................................................       A-39
           6.12 Affiliate Agreements...........................................................................       A-39
           6.13 Tax Opinion....................................................................................       A-39
           6.14 Certificates of Merger.........................................................................       A-40
           6.15 IBM License....................................................................................       A-40
           6.16 Acquisition of Robin Hill Properties, Inc......................................................       A-40
           6.17 Acquisition of Digital Instruments GmbH........................................................       A-40

                                                                                                                   PAGE
                                                                                                                 ---------
VII.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................................................       A-40
           7.01 Representations and Warranties.................................................................       A-40
           7.02 Performance of Covenants.......................................................................       A-41
           7.03 Litigation.....................................................................................       A-41
           7.04 Consents and Approvals; HSR Act Compliance.....................................................       A-41
           7.05 Accounting Opinion.............................................................................       A-41
           7.06 Material Changes...............................................................................       A-41
           7.07 Stockholder Approval...........................................................................       A-41
           7.08 Delivery of Documents..........................................................................       A-41
           7.09 Legal Opinion..................................................................................       A-42
           7.10 Affiliate Agreements...........................................................................       A-42
           7.11 Tax Opinion....................................................................................       A-42
           7.12 Certificates of Merger.........................................................................       A-42
           7.13 IBM License....................................................................................       A-42

VIII.      INDEMNIFICATION; REMEDIES...........................................................................       A-42
           8.01 Survival.......................................................................................       A-42
           8.02 Indemnification by the Stockholders............................................................       A-43
           8.03 Indemnification by Veeco.......................................................................       A-43
           8.04 Procedure for Indemnification--Third Party Claims..............................................       A-44

IX.        TERMINATION.........................................................................................       A-45
           9.01 Termination Events.............................................................................       A-45
           9.02 Effect of Termination..........................................................................       A-45
           9.03 Amendment......................................................................................       A-45

X.         MISCELLANEOUS.......................................................................................       A-46
           10.01 Confidentiality...............................................................................       A-46
           10.02 Expenses......................................................................................       A-46
           10.03 Public Announcements..........................................................................       A-46
           10.04 Successors....................................................................................       A-46
           10.05 Further Assurances............................................................................       A-46
           10.06 Waiver........................................................................................       A-47
           10.07 Entire Agreement..............................................................................       A-47
           10.08 Governing Law.................................................................................       A-47
           10.09 Assignment....................................................................................       A-47
           10.10 Notices.......................................................................................       A-47
           10.11 Headings......................................................................................       A-48
           10.12 Counterparts..................................................................................       A-48
           10.13 Exhibits and Schedules........................................................................       A-48
           10.14 Severability..................................................................................       A-48
           10.15 No Third-Party Beneficiaries..................................................................       A-48
           10.16 Time of the Essence...........................................................................       A-48

                                                                                                                   PAGE
                                                                                                                 ---------

Exhibit    Agreement of Merger to be filed with the Secretary of State of the State of California
A-1

Exhibit     Certificate of Merger to be filed with the Secretary of State of the State
A-2         of Delaware

Exhibit B   FIRPTA Notification Letter; Form of Notice to Internal Revenue Service
            together with written authorization from Digital

Exhibit     Digital Affiliates Agreement
C-1

Exhibit     Veeco Affiliates Agreement
C-2

Exhibit D   Registration Rights Agreement

Exhibit E   Irrevocable Proxy

Exhibit F   Noncompetition Agreement

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of February 28, 1998, among Veeco Instruments Inc., a Delaware corporation ("VEECO"), Digital Instruments, Inc., a California corporation (the "COMPANY"), and the stockholders listed on Schedule 3.02(a) hereof (the "STOCKHOLDERS").

    The Boards of Directors of the Company and Veeco have determined that it is advisable and in the best interests of their respective stockholders for the Company to merge with and into Veeco with the result that Veeco shall be the surviving corporation (the "MERGER"), upon the terms and conditions set forth herein and in accordance with the provisions of the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL").

    NOW, THEREFORE, in consideration of the mutual covenants set forth herein, it is agreed as follows:

I. DEFINITIONS.

    1.01 CERTAIN DEFINITIONS. For purposes of this Merger Agreement, the following terms shall have the following meanings:

        (a) "AFFILIATE" of any Person shall mean a Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

        (b)  "BENEFIT PLANS" shall have the meaning set forth in Section
    3.14(a).

        (c)  "CERTIFICATES OF MERGER" shall have the meaning set forth in
    Section 2.02.

        (d) "CGCL" shall have the meaning set forth in the recitals to this Merger Agreement.

        (e)  "CLOSING" shall have the meaning set forth in Section 2.03.

        (f)  "CLOSING DATE" shall have the meaning set forth in Section 2.03.

        (g)  "COBRA" shall have the meaning set forth in Section 3.14(e).

        (h) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        (i) "COMMISSION" or "SEC" shall mean the United States Securities and Exchange Commission.

        (j) "COMPANY" shall have the meaning set forth in the recitals to this Merger Agreement.

        (k)  "COMPANY COMMON STOCK" shall mean the common shares of the Company.

        (l)  "CONSTITUENT CORPORATIONS" shall have the meaning set forth in
    Section 2.01.

        (m) "CONTRACT" shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument, lease or understanding, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

        (n)  "DAMAGES" shall have the meaning set forth in Section 8.02.

        (o) "DGCL" shall have the meaning set forth in the recitals to this Merger Agreement.

        (p) "DIGITAL AFFILIATES" shall have the meaning set forth in Section 5.14(a).

        (q)  "EFFECTIVE TIME" shall have the meaning set forth in Section 2.02.

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        (r)  "ENVIRONMENT" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments; ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        (s) "ENVIRONMENTAL LAWS" shall mean any state, federal or local laws, ordinances, codes or regulations relating to pollution, natural resources, protection of the Environment, or public health and safety, including, without limitation, laws and regulations relating to the handling and disposal of medical and biological waste.

        (t) "EQUITY SECURITIES" shall mean any (i) capital stock or any securities representing any other equity interest or (ii) any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

        (u) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        (v) "ERISA AFFILIATE" shall mean with respect to any person (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member,
    (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that person is a member, and (iii) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause (i) or (ii) is a member.

        (w) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        (x)  "FAIRNESS OPINION" shall have the meaning set forth in Section
    6.06.

        (y) "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.05.

        (z) "FIRPTA" shall mean the Foreign Investment and Real Property Tax Act of 1980.

        (aa) "GAAP" shall mean United States generally accepted accounting principles.

        (bb) "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        (cc) "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous or toxic waste, substance or material defined as such in (or for the purposes of) any Environmental Law, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited, or regulated by any Environmental Laws.

        (dd) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (ee) "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 3.15.

        (ff) "IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        (gg) "ISSUANCE DATE" shall have the meaning set forth in Section 8.01.

        (hh) "KNOWLEDGE" shall mean, (i) with respect to an individual, the actual knowledge, after reasonable inquiry, of such individual, and (ii) with respect to any Person other than an individual, the actual knowledge, after reasonable inquiry, of the officers and directors of such entity or other persons performing similar functions.

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        (ii)  "LAW" shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

        (jj) "LEASED REAL PROPERTY" shall have the meaning set forth in Section 3.16(b).

        (kk) "LEASED TANGIBLE PROPERTY" shall have the meaning set forth in
    Section 3.17(b).

        (ll)  "LEASES" shall have the meaning set forth in Section 3.16(b).

        (mm) "LICENSES" shall have the meaning set forth in Section 3.07(b).

        (nn) "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever.

        (oo) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any entity or group of entities, any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

        (pp) "MATERIAL CONTRACT" shall mean any Contract required to be listed on Schedule 3.09(a).

        (qq) "MERGER" shall have the meaning set forth in the recitals to this Merger Agreement.

        (rr) "MERGER AGREEMENT" shall mean this Agreement and Plan of Merger.

        (ss) "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.05(a).

        (tt) "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3.14(a).

        (uu) "NASDAQ" shall mean The NASDAQ Stock Market, Inc.

        (vv) "OWNED REAL PROPERTY" shall have the meaning set forth in Section 3.16(a).

        (ww) "OWNED TANGIBLE PROPERTY" shall have the meaning set forth in
    Section 3.17(a).

        (xx) "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        (yy) "PERSON" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

        (zz) "PROXY STATEMENT" shall have the meaning set forth in Section 5.10(b).

        (aaa) "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

        (bbb) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        (ccc) "STOCKHOLDER INDEMNITEES" shall have the meaning set forth in
    Section 8.03.

        (ddd) "STOCKHOLDERS" shall have the meaning set forth in the recitals to this Merger Agreement.

        (eee) "SUBSIDIARY" shall have the meaning set forth in Section 3.03.

        (fff) "SURVIVING CORPORATION" shall have the meaning set forth in Sec-tion 2.01.

        (ggg) "TANGIBLE PROPERTY LEASES" shall have the meaning set forth in Sec-tion 3.17(b).

        (hhh) "TAX" or "TAXES" shall mean any and all taxes (whether Federal, state, local or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes,

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    duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

        (iii) "TAX RETURNS" shall mean any returns, reports and forms required to be filed with any Governmental Authority.

        (jjj) "THREATENED" shall mean the following: a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        (kkk) "VEECO" shall have the meaning set forth in the recitals to this Merger Agreement.

        (lll) "VEECO AFFILIATES" shall have the meaning set forth in Section 5.14(b).

        (mmm)"VEECO AUTHORIZATIONS" shall have the meaning set forth in Section 4.09.

        (nnn) "VEECO BALANCE SHEET" shall have the meaning set forth in Section 4.06.

        (ooo) "VEECO BALANCE SHEET DATE" shall have the meaning set forth in
    Section 4.05.

        (ppp) "VEECO FINANCIAL STATEMENTS" shall have the meaning set forth in
    Section 4.04.

        (qqq) "VEECO OPTIONS" shall have the meaning set forth in Section
    4.02(b).

        (rrr) "VEECO'S BROKERS" shall have the meaning set forth in Section
    4.12.

        (sss) "VEECO SEC DOCUMENTS" shall have the meaning set forth in Section 4.04.

        (ttt) "VEECO SHARES" shall mean the common stock, $.01 par value per share, of Veeco.

        (uuu) "VEECO STOCKHOLDERS MEETING" shall have the meaning set forth in
    Section 5.10(a).

    1.02 The words "hereof," "herein," "hereby" and "hereunder," and words of like import, refer to this Merger Agreement as a whole and not to any particular Section hereof. References herein to any Section, Schedule or Exhibit refer to such Section of, or such Schedule or Exhibit to, this Merger Agreement, unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require.

II. THE MERGER.

    2.01 THE MERGER. At the Effective Time (as defined in Section 2.02 hereof) of the Merger, the Company shall be merged with and into Veeco. The separate existence of the Company shall thereupon cease and Veeco shall continue its corporate existence as the surviving corporation (the "SURVIVING CORPORATION") under the laws of the State of Delaware under its present name. The Company and Veeco are sometimes referred to collectively herein as the "CONSTITUENT CORPORATIONS".

    2.02  EFFECTIVE TIME OF THE MERGER.  At the Closing (as defined in Section
2.03 hereof), the parties hereto shall cause (i) an agreement of merger substantially in the form of EXHIBIT A-1 annexed hereto to be executed and filed with the Secretary of State of the State of California, as provided in Section 1103 of the CGCL and (ii) a certificate of merger substantially in the form of EXHIBIT A-2 annexed hereto to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL (collectively, the "CERTIFICATES OF MERGER"), and shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of such Certificates of Merger. The date and time of such effectiveness are referred to herein as the "EFFECTIVE TIME".

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    2.03  CLOSING OF THE MERGER.  Unless this Merger Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the "CLOSING") shall take place on the second business day following the day on which the last of the conditions set forth in Articles VI and VII hereof are fulfilled or waived, subject to applicable laws (the "CLOSING DATE"), at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022 unless another time, date or place is agreed to in writing by the parties hereto.

    2.04  EFFECTS OF THE MERGER.  At the Effective Time of the Merger:

        (a) the separate existence of the Company shall cease and the Company shall be merged with and into Veeco, which shall be the Surviving Corporation;

        (b) the Certificate of Incorporation and By-Laws of Veeco as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until each shall thereafter be amended in accordance with each of their terms and as provided by law;

        (c) the directors of Veeco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, subject to
    Section 5.17, and the officers of Veeco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified;

        (d) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

        (e) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

    2.05 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any further action on the part of Veeco, the Company, or any holder of any Equity Securities of the Constituent Corporations:

        (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Veeco Shares (the "Merger Consideration") as determined by dividing (x) 5,633,725 by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, upon surrender of the certificates to Veeco representing such shares of Company Common Stock.

        (b) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Veeco Shares or Company Common Stock), reorganization, recapitalization or other like change with respect to Veeco Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

        (c) No fraction of a Veeco Share will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Veeco Share (after aggregating all fractional shares of Veeco Shares to be received by such holder) shall receive from Veeco an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such

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    fraction, multiplied by (ii) the average closing price of a Veeco Share for the twenty most recent days that Veeco Shares have traded ending on the trading day immediately prior to the Effective Time, as reported on NASDAQ.

        (d) All Company Common Stock by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock, except the right to receive the Merger Consideration for the Company Common Stock upon the surrender of such certificate in accordance with this Section.

        (e) Promptly after the Effective Time, Veeco shall make available to an exchange agent designated by the Company and Veeco the Merger Consideration issuable in exchange for shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
    Section 2.05(c).

        (f) Promptly following proper delivery of a certificate representing Company Common Stock by the holder thereof to the exchange agent designated by the Company and Veeco, Veeco shall cause such exchange agent to deliver to such holder a certificate representing the Merger Consideration times the number of shares of Company Common Stock represented by the certificate so delivered by such holder.

    2.06 SUBSEQUENT ACTION. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

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III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.

    The Company and each of the Stockholders jointly and severally, represent and warrant to Veeco as follows:

    3.01 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its business or operations. The jurisdictions where the Company is so qualified to do business as a foreign corporation are set forth in Schedule 3.01. The Company has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. The Company has delivered to Veeco correct and complete copies of its Articles of Incorporation and By-Laws as in effect on the date hereof.

    3.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 50,250 are issued and outstanding as of the date hereof and 52,193.5 will be issued and outstanding immediately prior to the Closing. A complete list of the record and beneficial owners of all the issued and outstanding shares of Company Common Stock as of the date hereof and as of the time immediately prior to the Closing and the holdings of each such record and beneficial owner are set forth in
Schedule 3.02(a), and such shares are or immediately prior to the Closing will be owned of record and beneficially by such persons free and clear of all Encumbrances. All of the outstanding shares of Company Common Stock have been or immediately prior to the Closing will be duly authorized and validly issued and are or immediately prior to the Closing will be fully paid and nonassessable and were or immediately prior to the Closing will have been issued in conformity with applicable laws. No other shares of capital stock of the Company are or will be outstanding or held as treasury shares. Except as set forth in Schedule 3.02(a), no legend or other reference to any purported Lien appears upon any certificate representing shares of the Company Common Stock.

    (b) Except as set forth in Schedule 3.02(b), there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of the Company or any of its Subsidiaries, or any Contracts to restructure or recapitalize the Company or any of its Subsidiaries. There are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any such Subsidiary. All outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws. As of the Closing, no options, warrants, convertible securities or rights will be exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire shares of capital stock of the Company.

    (c) Contemporaneously with the execution and delivery of this Agreement Stockholders holding a majority of the outstanding Company Common Stock, calculated on a fully-diluted basis, have each executed and delivered an Irrevocable Proxy with respect to its shares of Company Common Stock in the form attached as Exhibit E.

    3.03 SUBSIDIARIES. Schedule 3.03 contains a list of each subsidiary of the Company, including as subsidiaries for the purposes of this Agreement Digital Instruments GmbH, a company organized under the laws of Germany, and Robin Hill Properties, Inc., a corporation organized under the laws of the State of California, both of which are now owned by Affiliates of the Company and both of which will become subsidiaries of the Company on or before the Closing (each, a "SUBSIDIARY" and collectively, the "SUBSIDIARIES"), including its name, jurisdiction of incorporation or organization, other jurisdictions in which it is qualified or licensed to do business as a foreign corporation, and capitalization (including the identity of each stockholder and the number of shares held by each). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Schedule 3.03, with full corporate power and authority to own its properties and to engage in its business as presently conducted and is not required to qualify or be licensed as a foreign corporation in any other

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jurisdiction where failure to so qualify could reasonably be expected to have a
Material Adverse Effect. Except as set forth on Schedule 3.03, all of the outstanding Equity Securities of each Subsidiary are owned of record and beneficially by the Company or one or more Subsidiaries, free and clear of Liens. No legend or other reference to any purported Lien appears upon any certificate representing equity securities of each Subsidiary. All of the outstanding Equity Securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws. There are no outstanding options, warrants, convertible securities or other rights to subscribe for, to purchase, or Contracts to issue or grant any rights to acquire, any Equity Securities of any Subsidiary or to restructure or recapitalize any Subsidiary. There are no outstanding Contracts of any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary. The Company has delivered or made available to Veeco complete and correct copies of the Certificate or Articles of Incorporation and By-Laws or other organizational documents of each Subsidiary, as in effect on the date hereof.

    3.04 AUTHORIZATION. The Company has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Certificates of Merger and to consummate the transactions contemplated hereby. Each of the Stockholders has the right, capacity and all requisite authority to execute, deliver and perform this Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificates of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement, the Certificates of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. As of the Closing, no stockholder of the Company will have any rights to dissent under applicable law and there will be no shares of the Company entitled to dissenters' or appraisal rights. This Merger Agreement has been duly and validly executed and delivered by the Company and each of the Stockholders and the Certificates of Merger when executed at the Closing will be duly and validly executed and delivered by the Company. This Merger Agreement constitutes a legal, valid and binding agreement of the Company and each of the Stockholders enforceable in accordance with its terms and the Certificates of Merger when executed at the Closing will be legal, valid and binding agreements of the Company enforceable in accordance with their terms.

    3.05 FINANCIAL STATEMENTS. The Company has delivered to Veeco (i) balance sheets for the Company as of December 31, 1996, 1995, 1994 and 1993, and related statements of income, stockholders' equity and cash flows for the fiscal years then ended, together with the audit reports thereon of Arthur Andersen LLP, (ii) unaudited balance sheets for Digital Instruments GmbH as of December 31, 1996 and 1997, and related statements of income for the fiscal years then ended (iii) an unaudited balance sheet for Robin Hill Properties, LLC as of December 31, 1997, and related statement of income for the fiscal year then ended and (iv) an unaudited combined balance sheet for the Company and its Subsidiaries as of December 31, 1997 and related combined statements of income, stockholders' equity and cash flows for the fiscal year then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements fairly present the financial condition, results of operations and cash flows of the Company or the Company and its Subsidiaries, as the case may be, on the dates and for the financial periods then ended, in accordance with GAAP consistently applied. There has been no material change in the Company's accounting policies, except as described in the notes to the Financial Statements.

    3.06 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any obligation or liability of any nature (matured or unmatured, fixed or contingent) which are material to the Company and its Subsidiaries, taken as a whole other than those (i) set forth or adequately provided for in the balance sheet of the Company or such Subsidiary, as the case may be, as at December 31, 1996, (ii) not required to be set forth on such balance sheet under GAAP, or (iii) incurred in the ordinary course of business since December 31, 1996 and consistent with past practice.

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    3.07  COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS.  (a) Each of the
Company and its Subsidiaries has complied in all respects with, is not in violation of, and has not received notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, except such failures to comply or violations as could not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) Each of the Company and each of its Subsidiaries has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "LICENSES") that are necessary for the business and operations of the Company or such Subsidiary, as the case may be, except where the failure to obtain or have any such Licenses could not reasonably be expected to have a Material Adverse Effect on the Company. All such Licenses are listed in Schedule 3.07(b), are in full force and effect, and no written notice of any material violation has been received by the Company or any Subsidiary in respect of any such License. Except as set forth in Schedule 3.07(b), the consummation of the transactions contemplated hereunder and the operation of the business of the Company by the Surviving Corporation in the manner in which it is currently operated will not require the transfer of any License that may not be transferred to the Surviving Corporation without the consent or approval of any Governmental Authority or other Person.

    3.08 NO CONFLICTS. Except as set forth in Schedule 3.08, the execution, delivery and performance by the Company of this Merger Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation or By-Laws or other organizational documents of the Company or any of its Subsidiaries, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their property or assets are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (c) subject to compliance with the HSR Act, violate any Law applicable to the Company or any of its Subsidiaries or (d) violate or result in the revocation or suspension of any License.

    3.09 CONTRACTS. (a) Schedule 3.09 contains a complete and accurate list, and the Company has delivered or made available to Veeco true and complete copies (or, in the case of oral contracts, summaries), of:

        (i) each Contract that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company or any of its Subsidiaries of an amount or value in excess of $200,000;

        (ii) each Contract that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any of its Subsidiaries in excess of $50,000;

       (iii) each lease, rental or occupancy agreement, license agreement, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 per annum;

        (iv) other than licensing agreements entered into in connection with product sales in the ordinary course of the Company's or any of its Subsidiaries' business, each material licensing agreement or any other material Contract with respect to patents, trademarks, copyrights, or other

    Intellectual Property, including material Contracts with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

        (v) each collective bargaining agreement and any other Contract to or with any labor union or other employee representative of a group of employees;

        (vi) each joint venture, partnership, and any other material Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

       (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

      (viii) each Contract providing for material payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

        (ix) each power of attorney that is currently effective and outstanding granted by and relating to the Company or any of its Subsidiaries;

        (x) each Contract that contains or provides for an express undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages;

        (xi) each Contract that is executory in whole or in part and involves capital expenditures in excess of $50,000;

       (xii) each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business; and

      (xiii) each Contract with any employee, director or officer.

    (b) Each Material Contract is in full force and effect and enforceable in accordance with its terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally).

    (c) Except as set forth in Schedule 3.09(c), each of the Company and each of its Subsidiaries has fulfilled in all material respects all obligations required pursuant to each Material Contract to have been performed by it.

    (d) Except as set forth in Schedule 3.09(d), none of the Company or any of its Subsidiaries has received any written notice of default under any Material Contract, no default (beyond any applicable grace or cure period) has occurred under any Material Contract on the part of the Company or any of its Subsidiaries or, to the Company's knowledge, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any default on the part of the Company or any of its Subsidiaries under any Material Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Material Contract.

    (e) Except as set forth in Schedule 3.09(e), no consent or approval of any party to any of the Material Contracts is required for the execution, delivery or performance of this Merger Agreement or the consummation of the transactions contemplated hereby to which the Company or any of its Subsidiaries is a party.

    (f) Except as set forth in Schedule 3.09(f), to the knowledge of the Company, no officer, director, agent, or employee of the Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to (i) engage in or continue any conduct, activity or practice relating to the business of the Company or such Subsidiary, as the case may be, or (ii) assign to the Company or to any other Person any rights to any invention, improvement or discovery.

    3.10 LITIGATION. Except as set forth in Schedule 3.10, there are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Company's knowledge, Threatened against the Company or any of its Subsidiaries before or by any Governmental Authority, and, to the Company's knowledge, no basis exists for any such action. Except as set forth in Schedule 3.10, none of the Company or any of its Subsidiaries is a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

    3.11 BOOKS AND RECORDS. The books and records of the Company and its Subsidiaries, all of which have been made available to Veeco, set forth in all respects all material transactions affecting the Company and its Subsidiaries, and such books and records have been properly kept and maintained and are complete and correct in all material respects.

    3.12 TAXES. Except as set forth in Schedule 3.12, the Company does not own stock, and has not previously owned stock, in any corporation. At all times since its formation, the Company has qualified as an "S corporation," as defined in Section 1361(a)(1) of the Code, for federal and all relevant state and local tax purposes and will continue to so qualify through the Closing Date. The Company and each Subsidiary has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by the Company or such Subsidiary pursuant to the Laws of each Governmental Authority with taxing power over the Company and its assets and business or any Subsidiary and its assets and business, except where such failure to file could not reasonable be expected to result in taxes, fines, penalties and other liabilities to the Company and its Subsidiaries in excess of $100,000 in the aggregate. Each Tax Return filed by the Company or any Subsidiary was true, correct and complete in all material respects when it was filed and each Tax Return that will be filed on or before the Closing Date will be true, correct and complete in all material respects when it is filed. The Company and each Subsidiary has delivered to Veeco complete copies of all Tax Returns that it has filed for the past three years. Each of the Company and each Subsidiary has paid all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Company or such Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Financial Statements. All Tax Returns required to be filed by the Company or any Subsidiary for the period from the date hereof up to and including the Closing Date have been or will be timely filed, and all Taxes for such period will be paid by the Company or such Subsidiary. Except as set forth in Schedule 3.12, all Tax Returns of the Company and each Subsidiary have been audited by the IRS or relevant Governmental Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1993. All deficiencies proposed (including interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such audits have been paid, reserved against in the Financial Statements, settled, or, as described in Schedule 3.12, are being contested in good faith by appropriate proceedings. All Taxes that the Company or any Subsidiary is, or was, required by Law to withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority. Except as set forth in Schedule 3.12, neither the Company nor any Subsidiary has given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which it may be liable. Except as set forth in Schedule 3.12, there are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any Subsidiary. Neither the Company nor any Subsidiary has agreed, nor is it required, to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary has, with regard to any assets or property held by the Company or any Subsidiary, filed a consent to the application of Section 341(f)(2) of the Code. There is no agreement, plan, arrangement, or other contract covering any employee or independent contractor of the Company or any Subsidiary that could give rise to the payment of any amount that could not be deductible by the Company, any Subsidiary or Veeco pursuant to Section 280G of the Code. Neither the Company nor any Subsidiary is a "U.S. real property holding corporation," as defined in Section 897(c)(2) of the Code. There is no tax sharing agreement that will require any payment by the Company or any Subsidiary after the date of this Merger Agreement. No Subsidiary is a "personal holding company," a "foreign personal holding company," a "passive foreign investment company," an "FSC" or a "DISC," as defined in Code Sections 542, 552, 1297, 922 and 992, respectively. No Subsidiary is a "controlled foreign corporation," as defined in Code Section 957, which has, or will have, accumulated earnings and profits (for purposes of Code Section 1248) for all taxable periods ending prior to and up to and including the Closing Date.

    3.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth herein and in Schedule 3.13, since December 31, 1996, neither the Company nor any of its Subsidiaries has:

    (a) changed any of the Company's or such Subsidiary's authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock of the Company or such Subsidiary; issued any Equity Security; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock; or, except as permitted by Section 5.18 hereof, declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

    (b) amended the Articles of Incorporation or By-laws or other organizational documents of the Company or such Subsidiary;

    (c) other than in the ordinary course of the Company's or such Subsidiary's business and other than annual salaries paid to newly hired employees not in excess of $50,000 per employee and annual increases in salary not in excess of $10,000 per employee, paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entered into any employment, severance, or similar Contract with any director, officer, or employee, since December 31, 1997;

    (d) adopted, amended or otherwise increased the payments to or benefits under, any Benefit Plan for or with any employees of the Company or such Subsidiary;

    (e) damaged, destroyed or lost any asset or property of the Company or such Subsidiary, whether or not covered by insurance, where such damage, destruction or loss could reasonably be expected to have a Material Adverse Effect on the Company;

    (f) materially amended, renewed, failed to renew, negotiated, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) of any Material Contract (or any Contract which if in existence would constitute a Material Contract), or defaulted (beyond any applicable notice or grace period) on any of its obligations under any Material Contract or entered into any new Material Contract or took any action that could reasonably be expected to jeopardize the continuance of its material supplier or customer relationships;

    (g) sold (other than sales of inventory in the ordinary course of business), leased, or otherwise disposed of any material asset or property of the Company or such Subsidiary or mortgaged, pledged, or imposed any Lien on any material asset or property of the Company or such Subsidiary, including the sale, lease, or other disposition of any of the Intellectual Property;

    (h) incurred or assumed any long-term debt (including obligations in respect of capital leases) in excess of $10,000, in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than endorsements of checks in the ordinary course) in excess of $10,000, in the aggregate, or (iii) made any loans, advances or capital contributions to, or investment in, any Person other than a Subsidiary (not including Digital Instruments GmbH) in excess of $10,000, in the aggregate;

    (i) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or failed to pay or otherwise satisfy any material claims, liabilities or obligations on a basis, and within the time, consistent with past practice;

    (j) cancelled or waived any material claims or rights;

    (k) except as described in the notes to the Financial Statements materially changed any of the accounting methods used by the Company or such Subsidiary;

    (l) merged or consolidated with or into any other Person; or

    (m) agreed, whether orally or in writing, to do any of the foregoing.

Except as set forth herein and in Schedule 3.13, since December 31, 1996, there has not been any Material Adverse Effect with respect to the Company.

    3.14 EMPLOYEE BENEFIT PLANS. (a) Except as set forth in Schedule 3.14(a), and except for customary payroll practices and policies, including overtime compensation, paid vacation, holiday and sick days, paid leaves of absence, travel and automobile allowances and expense reimbursements, in any case which are described in the employee handbook which has been delivered to Veeco, neither the Company nor any of its Subsidiaries (i) maintains or contributes to or has any obligation with respect to, and none of the employees of the Company or any of its Subsidiaries is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "BENEFIT PLANS"). None of the Benefit Plans is, and neither the Company nor any of its Subsidiaries (or any of their ERISA Affiliates) has ever maintained or had an obligation to contribute to, or incurred any other obligation with respect to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA, (a "MULTIEMPLOYER PLAN"), (iii) a "multiple employer plan," as defined in ERISA or the Code, or
(iv) a funded welfare benefit plan, as defined in Section 419 of the Code. Neither the Company nor any of its Subsidiaries has any agreement or commitment to create any additional Benefit Plan, or to modify or change any existing Benefit Plan. The Company and its Subsidiaries do not have any other ERISA Affiliates.

    (b) With respect to each Benefit Plan, the Company has heretofore delivered or caused to be delivered or made available to Veeco true, correct and complete copies of (i) all documents which comprise the most current version of each of such Benefit Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Benefit Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (w) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (x) the most current summary plan description (and any summary of material modifications), (y) the three most recent certified financial statements for each of the Benefit Plans for which such a statement is required or was prepared, and (z) for each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all IRS determination letters issued with respect to such Plan. Except as set forth in
Schedule 3.14(b), since the date of the documents delivered, there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, and none of the Benefit Plans has been or will be amended prior to the Closing Date. Except as set forth in Schedule 3.14(b), each of the Benefit Plans can be amended, modified or terminated by the Company or a Subsidiary within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code.

    (c) The Company and each of its Subsidiaries has performed and complied in all material respects with all of its obligations under and with respect to the Benefit Plans and each of the Benefit Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. Each Benefit Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred which reasonably could be expected to adversely affect such qualified status.

    (d) All group health plans covering employees of the Company or any of its Subsidiaries have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). Neither the Company nor any of its Subsidiaries has any obligation to provide health benefits or other non-pension benefits to retired or other former employees (or their beneficiaries), except as specifically required by COBRA.

    (e) Neither the Company, any of its Subsidiaries nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and
Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan nor have there been any fiduciary violations under ERISA which could subject the Company or any of its Subsidiaries (or any officer, director or employee thereof) to any penalty or Tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

    (f) Except as set forth in Schedule 3.14(f), with respect to any Benefit
Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending nor, to the knowledge of the Company, Threatened, other than routine claims for benefits, and (iii) there are no outstanding material liabilities for Taxes, penalties or fees.

    (g) Except as set forth in Schedule 3.14(g), neither the execution and delivery of this Merger Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

    3.15  INTELLECTUAL PROPERTY.

    (a) The Company or its Subsidiaries own or have the right to make, have made, use, sell, and license all new and useful inventions, discoveries and all letters patent (including but not limited to all reissues, extensions, renewals, divisions and continuations thereof and thereto (including continuations-in-part)) and all applications therefor; Use (as such term is defined below), sell and license all copyrights, mask works, trademarks and service marks and all registrations and applications for registration thereof; Use, sell and license all trade secrets, know-how, inventory, algorithms, methods, processes, protocols, methodologies, computer software (including but not limited to source code in object code and source code form), design, functional, technical and other specifications (for computer software and other properties) and all other tangible and intangible proprietary materials and information required for the conduct of the business of the Company and its Subsidiaries ("Intellectual Property"). For the purposes of this Section 3.15, "Use" (and as the context requires, "Used") means the right to use, execute, distribute, publish, reproduce, perform, display, transmit, make available, make modifications and prepare derivative works.

    (b) Except as set forth on Schedule 3.15(b), with respect to the Intellectual Property which the Company or its Subsidiaries own, and to the extent of their rights therein, Veeco shall have the right to (i) sue for (and otherwise assert claims for) and shall have no limitation on its ability to recover damages and obtain any and all other appropriate remedies available at law or equity for any past, present or future infringement, misappropriation or other violation thereof (and settle all such suits, actions and proceedings);
(ii) seek appropriate protection therefor (including where appropriate the right to seek copyright, trademark and service mark registrations and letters patent in the United States and all other countries and governmental divisions); and (iii) claim all rights and priority thereunder to the extent, if any, that the Company or any of its Subsidiaries is entitled to claim any such rights and priority notwithstanding the other provisions of this Agreement.

    (c) Schedule 3.15(c) sets forth a complete and accurate list (i) in subsection 1, of all letters patent owned by the Company or its Subsidiaries;
(ii) in subsection 2, of all U.S. Federal trademark and service mark registrations owned by the Company or its Subsidiaries; (iii) in subsection 3, of all U.S. common law trademarks and service marks owned by the Company or its Subsidiaries; (iv) in subsection 4, of all U.S. letters patent owned by the Company or its Subsidiaries which are as of the date hereof subject to a reissue proceeding in the U.S. Patent and Trademark Office (the "PTO"); (v) in subsection 5, of all applications for U.S. letters patent filed by and subject to ongoing prosecution by the Company or its Subsidiaries, (vi) in subsection 6, of all applications for letters patent in jurisdictions other than the United States filed by and subject to ongoing prosecution by the Company or its Subsidiaries; (vii) in subsection 7, of all applications for U.S. Federal trademark or service mark registrations filed by and subject to ongoing prosecution by the Company or its Subsidiaries; (viii) in subsection 8, of all applications for trademark or service mark registrations in jurisdictions other than the United States filed by and subject to ongoing prosecution by the Company or its Subsidiaries; and (ix) in subsection 9, of all patent interference and similar proceedings in which the Company (or any of its Subsidiaries) is involved, including but not limited to interferences and the like asserted against the Company and interferences and the like which the Company has provoked.

    (d) Except as set forth in Schedule 3.15(d), (i) all authorship in the computer software, documentation, software design, technical and functional specifications created by the Company or its Subsidiaries and used in products or services created by the Company or its Subsidiaries (including but not limited to the software in the controllers sold by the Company but excluding software owned by others that is part of hardware purchased by the Company for use in its products or services), is original and (ii) all computer software and related documentation manuals contained or Used in products of (including documentation and product and user manuals) or services provided by the Company or its Subsidiaries are owned by or licensed to the Company or its Subsidiaries and such licenses provide the Company or its Subsidiaries with the right to sublicense or otherwise authorize use of the licensed subject matter to their customers and authorized third party users.

    (e) (i) Except for third parties which have rights pursuant to the agreements set forth in Schedule 3.15(f)(B) and except for rights granted to the customers of the Company, the Company or its Subsidiaries have the sole and exclusive right to Use, sell and license each of the copyrights owned by the Company or its Subsidiaries and to make, Use, sell and license each item of Intellectual Property listed in Schedule 3.15(c), subsections 1 and 2, hereto (the foregoing collectively referred to as "Company-Owned IP Registrations") and
(ii) except as set forth in Schedule 3.15(e), the Company and its Subsidiaries have no knowledge that any of the Company-Owned IP Registrations are invalid, unenforceable or not subsisting. With the exception of copyright rights, all Company-Owned IP Registrations have been and currently remain duly registered with or issued by the appropriate governmental agency of the United States or of foreign countries as indicated in Schedule 3.15(c), subsections 1 and 2, hereto and all required maintenance and annuity fees have been paid in full to and all declarations required pursuant to 15 U.S.C. Sections 1058 and 1065 (and foreign counterparts to the same) have been accepted by the proper governmental authority.

    (f) (i) Schedule 3.15(f)(A) sets forth a complete and accurate list of the agreements, including but not limited to license agreements, and of all parties thereto under which the Company or any of its Subsidiaries obtains or is the beneficiary of any license or right to use any Intellectual Property right of any third party (singularly or collectively, a "Licensed-In Agreement" or the "Licensed-In Agreements") and (ii) Schedule 3.15(f)(B) sets forth a complete and accurate list of the material agreements, including but not limited to license agreements, to which the Company or any of its Subsidiaries is a party and pursuant to which a third party is authorized to Use any of the Intellectual Property rights of the Company or any of its Subsidiaries.

    (g) Except as set forth in Schedule 3.15(g), each of the copyrights owned by the Company or its Subsidiaries and each item of Intellectual Property listed in the Schedules delivered pursuant to Section 3.15(c) hereto, excluding subsection 9 thereof (the "Company-Owned IP") (i) is free and clear of any attachments, liens, security interests, UCC filings or any other encumbrances; (ii) is not subject to any outstanding judicial order, decree, judgment or stipulation or to any agreement restricting the scope of the Company's or its Subsidiaries' use thereof; (iii) together with each item of Intellectual Property which the Company or any of its Subsidiaries has a right to Use or practice pursuant to one or more Licensed-In Agreements, is not subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted, is pending or, to the knowledge of the Company, threatened which challenges or affects the rights of the Company or any of its Subsidiaries in the same.

    (h) Except as set forth in Schedule 3.15(h), (i) neither the Company nor any of its Subsidiaries has received any claim that, any cease and desist or equivalent letter regarding, or any other notice of any allegation to the effect that any of the Company's or the Subsidiaries' products, software, apparatus, methods or services which the Company or its Subsidiaries make, Use, sell, offer or provide infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party; (ii) the Company and its Subsidiaries have no knowledge of any unauthorized Use by, unauthorized disclosure to or by or infringement, misappropriation or other violation of any of their Intellectual Property by any third party or any current or former officer, employee, independent contractor, consultant or any other agent of the Company or any of its Subsidiaries (a "Company Agent" or the "Company Agents"); (iii) neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any third party against any claim of infringement, misappropriation or other violation of Intellectual Property rights other than indemnification provisions contained in purchase orders, customer agreements, Licensed-In Agreements or software licenses arising in the ordinary course of business; and
(iv) during the last ten (10) years neither the Company nor any of its Subsidiaries has been charged in any suit, action or proceeding with, or has charged others with, unfair competition, infringement, misappropriation, wrongful use of or any other violation or improper or illegal activity with respect to or affecting Intellectual Property or with claims contesting the validity, ownership or right to make, Use, sell, license or dispose of Intellectual Property.

    (i) Except as set forth in Schedule 3.15(i), (i) all computer software created by employees of the Company within the scope of their employment by the Company and used in Company products or services and all original copyrightable authorship therein is owned by the Company; (ii) all rights in all inventions and discoveries made, developed or conceived by Company Agents during the course of their employment (or other retention) by the Company and material to the business of the Company or its Subsidiaries or made, written, developed or conceived with the use or assistance of the Company's facilities or resources and which are the subject of one or more issued letters patent or applications for letters patent have been assigned in writing to the Company; (iii) the policy of the Company and its Subsidiaries requires each employee of the Company to sign documents confirming that he or she assign to the Company all Intellectual Property rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by the Company and relating to the business of the Company or its Subsidiaries or made, written, developed or conceived with the use or assistance of the Company's facilities or resources to the extent that ownership of any such Intellectual Property rights does not vest in the Company by operation of law, and to the extent that any employee of the Company has not executed such documents, the Company will require such employee to execute such documents at or before the Closing; and (iv) all Intellectual Property rights made, written, developed or conceived by each Company Agent during the course of his or her retention by the Company and material to the business of the Company or its Subsidiaries have been assigned or licensed to the Company or its Subsidiaries, except where the failure to have obtained one or more of such assignments or licenses would not have a Material Adverse Effect on the Company.

    (j) Except as set forth in Schedule 3.15(j), the Intellectual Property owned by, licensed to or Used by the Company or its Subsidiaries prior to the execution of this Agreement will enable Veeco subsequent to the Effective Time to fully carry on without restriction all aspects of the business of the Company and its Subsidiaries as and to the extent such business was carried on by the Company or its Subsidiaries prior to the Merger. Except as set forth in Schedule 3.15(j), the Company or its Subsidiaries either own all right, title and interest in, or have a valid, binding, continuing and transferable right to Use, all of such Intellectual Property.

    (k) To the extent that any moral rights or rights of droit moral are deemed to exist or apply in any jurisdiction to any computer software, documentation, specifications, products or other material (whether or not the Company or its Subsidiaries owns the copyright(s) therein) and that such rights are owned by or vest in the Company or its Subsidiaries or the Company Agents, the Company and its Subsidiaries agree to and hereby waive or hereby agree to seek a waiver in favor of the Company and its Subsidiaries, Veeco and its successors of any and all such moral rights or rights of droit moral, and in addition, the Company and its Subsidiaries agree and confirm that Veeco and its successors shall have the right to make derivative works of and in all other ways and by all means modify all software, specifications, documentation and other material subject to copyright protection owned by the Company or its Subsidiaries.

    (l) The Company believes that it has taken all reasonable and practicable steps to protect and preserve the confidentiality of all Intellectual Property (including without limitation trade secrets and source code) not subject to copyright or issued letters patent ("Confidential IP Information"). The Company believes that all Use by the Company or any of its Subsidiaries of Confidential IP Information not owned by the Company or any of its Subsidiaries has been and is pursuant to the terms of a written agreement between the Company (or one of its Subsidiaries) and the owner of such Confidential Information, or is otherwise lawful.

    (m) The Company and each of its Subsidiaries will do all acts necessary or reasonably requested to be done by Veeco in order to perfect title to the Intellectual Property in Veeco, including, without limitation, to execute and deliver to Veeco any and all oaths, assignments, affidavits and other documents in form and substance as may be requested by Veeco; to communicate all facts known to Company relating to the Intellectual Property; to furnish Veeco with any and all information, documents, materials or records of any kind in its control relating to the Intellectual Property; and to discharge its obligations under this subsection (m) promptly but in any event within such time period(s) as is required to allow Veeco to timely preserve or assert its rights in connection with the maintenance, enforcement or defense of the rights in Intellectual Property assigned to Veeco hereunder. The rights provided in this subsection (m) are cumulative of any rights of Veeco in this Agreement and shall be deemed transferable in whole or in part by Veeco to its successors and assigns.

    3.16 REAL PROPERTY. (a) Schedule 3.16(a) describes all real property owned by the Company and its Subsidiaries (the "OWNED REAL PROPERTY"). True and complete copies of all owners policies of title insurance obtained for the benefit of the Company or any of its Subsidiaries have been delivered or made available to Veeco. The Company or one or more of its Subsidiaries has good and marketable title to all of the Owned Real Property together with all buildings, improvements, fixtures (including, without limitation, all heating, plumbing, air conditioning, ventilation and electrical equipment), rights of way, easements and appurtenances thereto, free and clear of all Liens other than (i) municipal and zoning ordinances; (ii) recorded easements for public utilities serving the Real Property; and (iii) Liens for Taxes not yet due and payable, none of which materially interfere with the use or occupancy of any of the Real Property; and (iv) the Liens disclosed in Schedule 3.16(a). Except as set forth in Schedule 3.16(a), all Owned Real Property is legally occupied by the Company or any of its Subsidiaries and not by any tenants or other occupants. Except as set forth in Schedule 3.16(a), no Owned Real Property shall be subject to any lease or sublease at or immediately after the Closing.

    (b) Schedule 3.16(b) contains a list of all leases (collectively, the "LEASES") pursuant to which the Company or any of its Subsidiaries leases any real property (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY"). True and correct copies of the Leases have been delivered or made available to Veeco. All of the Leases are valid, binding and enforceable in accordance with their terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally), and are in full force and effect; the Company has received no notice, and has no knowledge, of any default by the Company or any of its Subsidiaries (beyond any applicable grace or cure period) under any of the Leases, and, to the Company's knowledge, no other party to any of the Leases is in breach or default thereunder; and all lessors under the Leases have or by the Closing Date will have consented to the consummation of the transactions contemplated hereby, to the extent that the applicable lease requires such consent, without requiring modification in the rights or obligations of the tenant under such Leases. No sublease by the Company or any of its Subsidiaries of any Leased Real Property is currently in effect. The Company's and its Subsidiaries' leasehold interests are subject to no Lien or other encumbrance created by the Company.

    3.17 TANGIBLE PROPERTY. (a) Schedule 3.17(a) contains the Company's and its Subsidiaries' depreciation ledger of all material machinery, equipment, fixtures, motor vehicles and other tangible personal property owned by the Company and its Subsidiaries (collectively, the "OWNED TANGIBLE PROPERTY"). Except as set forth in Schedule 3.17(a), the Company or one or more of its Subsidiaries has good title to all Owned Tangible Property free and clear of all Liens.

    (b) Schedule 3.17(b) contains a list as of the date indicated in such schedule of (i) all material machinery, equipment, fixtures and other tangible personal property owned by another Person subject to any capital lease or rental agreement that constitutes a Material Contract to which the Company or any of its Subsidiaries is a party (collectively, the "LEASED TANGIBLE PROPERTY") and
(ii) a list of the leases of the Leased Tangible Property (the "TANGIBLE PROPERTY LEASES"). Each of the Tangible Property Leases is in full force and effect and constitutes a valid and binding obligation of the Company or one or more of its Subsidiaries and, to the Company' s knowledge, the other party thereto, enforceable in accordance with its terms. The Company has received no notice, and has no knowledge, of any default by the Company or any of its Subsidiaries (beyond any applicable grace or cure period) under any of the Tangible Property Leases, and, to the Company's knowledge, no other party to any of the Tangible Property Leases is in breach or default thereunder.

    (c) Except as set forth in Schedule 3.17(c), all Owned Tangible Property and all Leased Tangible Property (collectively, the "TANGIBLE PROPERTY") is in good and usable working condition, normal wear and tear excepted, and is suitable for the purposes for which it is used or is being replaced according to the Company's or its Subsidiaries' replacement policy.

    3.18 ENVIRONMENTAL MATTERS. (a) Each of the Company's and its Subsidiaries' ownership and operation of its business is and has been in material compliance with all Environmental Laws. Each of the Company and its Subsidiaries has obtained all approvals necessary or required under all applicable Environmental Laws for the ownership and operation of its business, all such approvals are in effect, neither the Company nor its Subsidiaries has received written notice of any action to revoke or modify any of such approvals, and the ownership and operation of the Company's and its Subsidiaries' businesses is and has been in material compliance with all terms and conditions thereof. Except as set forth in Schedule 3.18(a), neither the Company nor its Subsidiaries has received written notice of any pending, or Threatened, claim or investigation by any Governmental Authority or any other Person concerning the Company's or such Subsidiary's potential liability under Environmental Laws in connection with the ownership or operation of its business. Except as set forth in Schedule 3.18(a), there has not been a Release of any Hazardous Substance at, upon, in, from or under any premises now or previously owned or occupied by the Company nor any of its Subsidiaries or upon which its assets are or were located at any time during the Company's or such Subsidiary's ownership and/or occupancy thereof. None of the Real Property has been or is used as a treatment, storage or disposal facility for Hazardous Substances; and, except as set forth in Schedule 3.18(a), no Hazardous Substances are present on any of the Real Property except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the Company's or such Subsidiary's business.

    (b) The Company has (i) provided or made available to Veeco all test results, records, notices, disclosures and reports in the Company's or any of its Subsidiaries' possession or control with respect to the Real Property and any real property previously owned or occupied by the Company or any of its Subsidiaries, including all correspondence with any Governmental Authority as described in Schedule 3.18(b), concerning any and all past and/or present health, safety and/or environmental issues or concerns and (ii) made all disclosures, including notice of a Release or Threatened Release of a Hazardous Substance, required of the Company or any of its Subsidiaries under any Environmental Law.

    (c) Except as set forth in Schedule 3.18(c), neither the Company nor any of its Subsidiaries has received written notice, or otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any Damages for which the Company or such Subsidiary could be liable arising pursuant to any Environmental Law.

    3.19 LABOR RELATIONS. Except as set forth in Schedule 3.19, neither the Company nor any of its Subsidiaries is conducting its business in violation of any applicable Laws relating to employment or labor, including, without limitation, those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of Taxes. Except as set forth in Schedule 3.19, no union or other collective bargaining unit has been certified as representing any of the employees of the Company or its Subsidiaries nor has the Company or any of its Subsidiaries agreed to recognize any union or other collective bargaining unit. Except as set forth in Schedule 3.19, there are no labor disputes pending or, to the knowledge of the Company and each of its Subsidiaries, Threatened, involving strikes, work stoppages, slowdowns or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to the knowledge of the Company, Threatened to be filed with the National Labor Relations Board against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no union representation or organizing effort pending or Threatened against the Company or any of its Subsidiaries.

    3.20 OFFICERS AND EMPLOYEES. The Company has previously delivered or made available to Veeco a true and complete list of the names and current salaries of all the employees of the Company and its Subsidiaries. Except as disclosed in
Schedule 3.20, there is no employment agreement, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company or any of its Subsidiaries is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement or (ii) which contains "change in control" provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Merger Agreement. Except as set forth in Schedule 3.20, no employee whose annual salary is in excess of $50,000 (exclusive of bonuses) has given notice to the Company or any of its Subsidiaries to cancel or otherwise terminate such person's relationship with the Company or its Subsidiaries.

    3.21 INSURANCE. Schedule 3.21 contains a complete list of all of the Company's and its Subsidiaries' policies of insurance in effect as of the date hereof. The insurance policies to which the Company or any of its Subsidiaries is a party provide, in the reasonable judgment of the Company's management, adequate insurance coverage for the assets and operations of the Company and its Subsidiaries in light of present insurance market conditions. All of such policies are in full force and effect, and there is no default (beyond any applicable grace or cure period) with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any liability policy in a timely fashion or in the manner or detail required by such liability policy, except any such failure as could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available copies of all such policies to Veeco. Except as set forth in Schedule 3.21, there are no outstanding unpaid premiums or claims, and no retroactive or retrospective premium adjustments with respect to such policies, and no notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to, or disallowance of any claim under, any such policy.

    3.22 BROKERS AND FINDERS. No broker, finder, agent or similar intermediary has acted on the Company's or any of its Subsidiaries' or any Stockholder's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any of its Subsidiaries or any Stockholder or any action taken by the Company or any of its Subsidiaries or any Stockholder.

    3.23 BANKING RELATIONSHIPS. Schedule 3.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries has a banking relationship. At the Closing, the Company will deliver to Veeco copies of all records in its or any of its Subsidiaries' possession, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts.

    3.24  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.  Except as set forth in
Schedule 3.24 and except for salary, benefits, other compensation and expense reimbursement payable in the ordinary course and consistent with past practices, there are no amounts in excess of $5,000 owing from the Company or any of its Subsidiaries to any present or former shareholder or Affiliate of the Company or any of its Subsidiaries, nor are there any amounts in excess of $5,000 owing from any such Person to the Company or any of its Subsidiaries, nor are there currently pending any transactions between the Company or any of its Subsidiaries and any such Person, nor since December 31, 1996 have there been any transactions between the Company or any of its Subsidiaries and any such Person.

    3.25 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 3.25, the accounts receivable of the Company and its Subsidiaries (a) are bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, (b) are current, and (c) have been properly accrued in accordance with GAAP consistently applied and any reserves or allowances for doubtful accounts have been properly accrued in accordance with GAAP consistently applied.

    3.26 INVENTORY. Except as set forth in Schedule 3.26, all the inventories of the Company and its Subsidiaries are suitable, useable and saleable in the ordinary course of business consistent with past practices, except to the extent of normal obsolescence or to the extent written down or reserved against. Except as set forth in Schedule 3.26, the inventories stated in the December 31, 1996 and December 31, 1997 balance sheets have been stated in accordance with GAAP consistently applied. The Company does not know of any adverse condition affecting a material source of materials available to the Company or any of its Subsidiaries.

    3.27 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to Veeco by the Company pursuant to this Merger Agreement or referred to in this Merger Agreement or in any such other agreement, certificate or document will be true and correct at the Closing Date with the same force and effect as if made on that date.

    3.28 POOLING OF INTERESTS. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or stockholders has taken any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests.

    3.29 NO DISPOSITION. None of the Digital Affiliates has any plan or intention to sell, exchange, or otherwise dispose of a number of shares of Veeco Shares received in the Merger that would reduce such Digital Affiliate ownership of Veeco Shares to a number of shares having a value, as of the Effective Time, of less than 80 percent of the value of all of the formerly outstanding stock of the Company held by such Digital Affiliate as of the Effective Time. For purposes of this representation, shares of Company Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Veeco Shares will be treated as outstanding Company Common Stock as of the Effective Time and shares of Company Common Stock and Veeco Shares held by the Digital Affiliates and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are considered in making this representation.

    3.30 SOLVENCY. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code and the fair market value of the assets of the Company will, as of the Effective Time, exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

    3.31 DISCLOSURE. No representation or warranty contained in this Merger Agreement and none of the information furnished by the Company or any of the Stockholders set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by the Company or any of the Stockholders to Veeco, or its accountants, counsel or other advisers pursuant to this Merger Agreement or referred to in this Merger Agreement or in any such other document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF VEECO.

    Veeco hereby represents and warrants to the Company as follows:

    4.01 ORGANIZATION OF VEECO. (a) Veeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon its business or operations. The jurisdictions in which Veeco is so qualified to do business as a foreign corporation are set forth in Schedule
4.01. Veeco has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. Veeco has delivered to the Company correct and complete copies of its Certificate of Incorporation and By-Laws as in effect on the date hereof.

    (b) Veeco has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Certificates of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificates of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Veeco. Prior to the Closing, the execution, delivery and performance of this Merger Agreement, the Certificates of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby will be duly and validly authorized by the stockholders of Veeco and no other corporate proceedings on the part of Veeco are necessary to authorize this Merger Agreement, the Certificates of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. As of the Closing, no stockholder of Veeco will have any rights to dissent under applicable law. This Merger Agreement has been duly and validly executed and delivered by Veeco, and the Certificates of Merger when executed at the Closing will be duly and validly executed and delivered by Veeco. This Merger Agreement constitutes a legal, valid and binding agreement of Veeco enforceable in accordance with its terms and the Certificates of Merger when executed at the Closing will be legal, valid and binding agreements of Veeco enforceable in accordance with their terms.

    4.02 CAPITALIZATION. (a) The authorized capital stock of Veeco consists of 25,000,000 Veeco Shares, of which 8,962,960 were issued and outstanding as of February 26, 1998 and 500,000 shares of preferred stock, none of which are outstanding. All of the outstanding Veeco Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws.

    (b) As of February 26, 1998, 1,067,121 Veeco Shares were issuable upon the exercise of options granted under the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan and under the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors and 135,190 Veeco Shares were issuable upon the exercise of options granted to shareholders of Wyko Corporation in the merger of a wholly-owned subsidiary of Veeco with and into Wyko Corporation in July 1997 (collectively, the "VEECO OPTIONS"). Except for the Veeco Options, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of Veeco, or any Contracts to restructure or recapitalize Veeco. There are no outstanding Contracts of Veeco to repurchase, redeem or otherwise acquire any Equity Securities of Veeco. All outstanding Equity Securities of Veeco have been duly authorized and validly issued in conformity with applicable laws.

    4.03 NON-CONTRAVENTION. The execution, delivery and performance by Veeco of this Merger Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Veeco, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Veeco under, any material Contract to which Veeco is a party or by which any of its property or assets are bound, or to which any of the property or assets of Veeco is subject, except for Contracts wherein the other party thereto has consented to the consummation of this transaction, (c) violate any Law applicable to Veeco or (d) violate or result in the revocation or suspension of any material license, permit, certificate, consent or approval from a Governmental Authority that is necessary for the business and operations of Veeco.

    4.04 REPORTS. Veeco has furnished to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Veeco since January 1, 1995, and, prior to the Effective Time, Veeco will have furnished the Company with true and complete copies of any additional statements, reports and documents filed with the SEC by Veeco prior to the Effective Time (collectively, the "VEECO SEC DOCUMENTS"). All documents required to be filed as exhibits to the Veeco SEC Documents have been so filed. All Veeco SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. The Veeco SEC Documents include all statements, reports and documents required to be filed by Veeco pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, the Veeco SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Veeco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Veeco SEC Document. None of Veeco's subsidiaries is required to file any statements, reports or documents with the SEC. The financial statements of Veeco and its subsidiaries, including the notes thereto, included in the Veeco SEC Documents (the "VEECO FINANCIAL STATEMENTS"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Veeco Financial Statements fairly present the consolidated financial condition, operating results and cash flows of Veeco and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and additional footnote disclosures). There has been no material change in Veeco's accounting policies except as described in the notes to the Veeco Financial Statements. At all times since January 1, 1995 Veeco has (i) filed as and when due all documents required to be filed with NASDAQ, and (ii) otherwise timely performed all of Veeco's obligations pursuant to the rules and regulations of NASDAQ.

    4.05 ABSENCE OF CERTAIN CHANGES. Since December 31, 1997 (the "VEECO BALANCE SHEET DATE"), Veeco and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred:
(i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Veeco; (ii) except as listed on Schedule 4.05, any acquisition, sale or transfer of any material asset of Veeco or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Veeco or any revaluation by Veeco of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Veeco, or any direct or indirect redemption, purchase or other acquisition by Veeco of any of its shares of capital stock; (v) except as listed on Schedule 4.05, any material contract entered into by Veeco or any of its subsidiaries, other than in the ordinary course of business and as provided to the Company, or any material amendment or termination of, or default under, any material contract to which Veeco or any of its subsidiaries is a party or by which it or any of them is bound; or (vi) any agreement by Veeco or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

    4.06 NO UNDISCLOSED LIABILITIES. Neither Veeco nor any of its subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) which are material to Veeco and its subsidiaries, taken as a whole, other than those (i) set forth or adequately provided for in the Balance Sheet of Veeco and its subsidiaries included in Veeco's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "VEECO BALANCE SHEET"), (ii) not required to be set forth on the Veeco Balance Sheet under GAAP, or (iii) incurred in the ordinary course of business since the Veeco Balance Sheet Date and consistent with past practice.

    4.07 LITIGATION. Except as disclosed in Veeco's Quarterly Report on Form 10-Q for the period ended September 30, 1997, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Veeco or any of its subsidiaries, Threatened against Veeco or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Veeco, and (ii) there is no judgment, decree or order against Veeco or any of its subsidiaries or, to the knowledge of Veeco or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Veeco.

    4.08 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Veeco or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Veeco or any of its subsidiaries, any acquisition of property by Veeco or any of its subsidiaries or the conduct of business by Veeco or any of its subsidiaries as currently conducted or as proposed to be conducted by Veeco or any of its subsidiaries.

    4.09 GOVERNMENTAL AUTHORIZATION. Veeco and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of Veeco's or any of its subsidiaries' business or the holding of any interest in its properties (collectively, the "VEECO AUTHORIZATIONS"), and all of such Veeco

Authorizations are in full force and effect, except where the failure to obtain or have any of such Veeco Authorizations could not reasonably be expected to have a Material Adverse Effect on Veeco.

    4.10 COMPLIANCE WITH LAWS. Each of Veeco and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Veeco.

    4.11 POOLING OF INTERESTS. Neither Veeco nor any of its subsidiaries nor, to the knowledge of Veeco, any of their respective directors, officers or stockholders has taken any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests.

    4.12 BROKERS AND FINDERS. Except for those Persons ("VEECO'S BROKERS") previously disclosed to the Company or its agents or representatives, no broker, finder, agent or similar intermediary has acted on Veeco's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with Veeco or any action taken by Veeco. Veeco shall pay all fees and disbursements of Veeco's Brokers.

    4.13 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Veeco set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to the Company by Veeco pursuant to this Merger Agreement or referred to in this Merger Agreement or in any such other agreement, certificate or document will be true and correct at the Closing Date with the same force and effect as if made on that date.

    4.14 DISCLOSURE. No representation or warranty contained in this Merger Agreement and none of the information furnished by Veeco set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by Veeco to the Company, or its accountants, counsel or other advisers pursuant to this Merger Agreement or referred to in this Merger Agreement or in any such other document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

V. COVENANTS.

    5.01 ACCESS. Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries to, provide Veeco and each of its authorized employees, agents, officers and representatives with reasonable access to the properties, books, records, Tax Returns, contracts, information, documents and personnel of the Company and its Subsidiaries as they relate to the Company's and its Subsidiaries' businesses as Veeco may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of the Company's and its Subsidiaries' businesses as it may deem appropriate or necessary. Between the date hereof and the Closing Date, Veeco shall, and shall cause its subsidiaries to, provide the Company and each of its authorized employees, agents, officers and representatives with reasonable access to the properties, books, records, Tax Returns, contracts, information, documents and personnel of Veeco and its subsidiaries as they relate to Veeco's and its subsidiaries' businesses as the Company may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of Veeco's and its subsidiaries' businesses as they may deem appropriate or necessary.

    5.02  CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING
DATE. Except as otherwise expressly permitted by this Merger Agreement, between the date hereof and the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Veeco, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.13 is reasonably likely to occur.

    5.03 CONDUCT OF BUSINESS OF THE COMPANY AND VEECO. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, each of the Company and Veeco agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due (subject (i) to good faith disputes over such debts or taxes and (ii) in the case of Taxes of the Company or any of its Subsidiaries, to Veeco's consent (which consent will not be unreasonably withheld or delayed) to the filing of material Tax Returns if applicable), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and agents and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of the Company and Veeco shall, and shall cause each of its subsidiaries to, confer with the other concerning operational matters of a material nature and otherwise report periodically to the other concerning the status of its business, operations and finances, and those of its subsidiaries. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither the Company nor Veeco shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

    (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws;

    (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Except as permitted by Section 5.18 hereof, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

    (c) POOLING. Take any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests; or

    (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.03(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

    5.04 CONSENTS. The Company and Veeco shall cooperate and use their respective best efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to the Material Contracts as are necessary for consummation of the transactions contemplated by this Merger Agreement and for the Surviving Corporation to enjoy all rights under such Material Contracts after the consummation of the transactions contemplated by this Merger Agreement.

    5.05 ENVIRONMENTAL TRANSFER LAWS. The Company shall, and shall cause its Subsidiaries to, comply in a timely fashion with the material requirements of all Environmental Laws applicable to the transfer of its business and any licenses associated with the operation of the business. The Company shall, and shall cause its Subsidiaries to, complete all necessary disclosure statements required by Environmental Laws applicable to the transfer of its business and provide the statements to Veeco prior to Closing, all in proper form for appropriate recordation and filing, except for actions or failures to take action which could not reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary.

    5.06 TAX MATTERS. Between the date hereof and the Closing Date, the Company and each Subsidiary shall file or cause to be filed on a timely basis all Tax Returns that are required to be filed by it pursuant to the Laws of each Governmental Authority with taxing power over it or its assets and businesses. Each of such Tax Returns will be true, correct and complete when filed. Neither the Company nor any Subsidiary shall make any election or file any amended Tax Return reflecting any position that could result in a material adverse Tax consequence to Veeco, the Company or the Subsidiary for any period beginning on or after the Effective Time. All transfer, documentary, gross receipts, sales, use and property gains Taxes, and liabilities similar in nature, imposed or payable on the sale or transfer of the Company's or any Subsidiary's business pursuant to this Merger Agreement or the consummation of any of the transactions contemplated hereby shall be paid by the Company. The Company and each Subsidiary shall timely file all required transfer Tax Returns and/or notices of the transfer of the Company's or any Subsidiary's business with the appropriate Governmental Authority. Veeco shall cooperate with the Company, which cooperation shall include, without limitation, providing information and executing and delivering documents, in connection with the Company's or any Subsidiary's obligations under this Section.

    5.07 NOTICE OF BREACH; DISCLOSURE. Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware occurring from the date hereof to the Closing Date that would constitute a violation or breach of this Merger Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI or VII, as the case may be or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof.

    5.08  PAYMENT OF INDEBTEDNESS BY AFFILIATES.  Except as set forth in
Schedule 5.08, the Company shall cause all indebtedness owed to the Company or any of its Subsidiaries by any Affiliate (other than wholly-owned Subsidiaries) to be paid in full prior to Closing.

    5.09 NO NEGOTIATION. Until such time, if any, as this Merger Agreement is terminated pursuant to Section 9.01, the Company shall not solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any other potential buyer or buyers of all or any substantial portion of the Company's or any of its Subsidiaries' business or any Equity Interest in the Company or any of its Subsidiaries and any such offers received by the Company shall promptly be rejected in writing. The Company shall promptly inform Veeco of any contact with any third party relating to the subject matter set forth above.

    5.10 STOCKHOLDER APPROVAL. (a) Veeco shall cause an annual or special meeting of its stockholders (the "VEECO STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of approving this Merger Agreement, the Merger and all actions contemplated hereby. Subject to their fiduciary duties under applicable law, the Board of Directors of Veeco will recommend that Veeco's stockholders approve the Merger and the adoption of the Merger Agreement. The Proxy Statement referred to below shall contain such recommendation. Subject to fiduciary obligations under applicable law, the Board of Directors of Veeco shall use its best efforts to solicit from stockholders of Veeco proxies in favor of the Merger and for the approval and adoption of this Merger Agreement and shall take all other action in its judgment necessary to secure the vote or consent of the stockholders required by the DGCL to effect the Merger.

    (b) As promptly as practicable after the date hereof, Veeco shall prepare, file with the Commission under the Exchange Act and use all reasonable efforts to have cleared by the Commission and mailed to its stockholders, a proxy (the "PROXY STATEMENT"), with respect to the Veeco Stockholder Meeting, the form and content of which shall be subject to the Company's reasonable approval. The Company shall cooperate with and provide its reasonable assistance to Veeco in the preparation and filing of the Proxy Statement. The Company shall provide to Veeco for inclusion in the preliminary Proxy Statement to be filed with the Commission an audited combined balance sheet for the Company and its Subsidiaries as of December 31, 1997 prepared in accordance with GAAP consistently applied, which will fairly present the financial condition of the Company and its Subsidiaries as of the date thereof. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to Veeco's stockholders and all amendments or supplements thereto. The information provided and to be provided by the Company and Veeco, respectively, for use in the Proxy Statement, on the date the Proxy Statement is first mailed to Veeco's stockholders and on the date of the Veeco Stockholder Meeting shall be true and correct in all material respects and shall not, on such dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made not misleading, and the Company and Veeco each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and take all steps necessary to cause such corrected information to be filed with the Commission and disseminated to the stockholders of Veeco, in each case as and to the extent required by applicable federal securities laws. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

    5.11 FIRPTA. The Company and each Subsidiary shall, prior to the Closing Date, provide Veeco with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT B attached hereto, which states that shares of capital stock of the Company and each Subsidiary do not constitute "United States real property interest" under Section 897(c) of the Code, for purposes of satisfying Veeco's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company and each Subsidiary shall have provided to Veeco, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT B annexed hereto along with written authorization for Veeco to deliver such form of notice to the IRS on behalf of the Company and each Subsidiary upon the Closing of the Merger.

    5.12 BLUE SKY LAWS. Veeco shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Veeco Shares in connection with the Merger. The Company shall use its reasonable efforts to assist Veeco as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Veeco Shares in connection with the Merger.

    5.13 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Veeco shall file with NASDAQ a Notification Form for Listing of Additional Shares with respect to the Merger Consideration.

    5.14 AFFILIATE AGREEMENTS. (a) Schedule 5.14(a) sets forth those Persons who are directors or executive officers holding shares of, or who the Company believes may otherwise be deemed to be "Affiliates" of, the Company (collectively, the "DIGITAL AFFILIATES"). The Company shall provide Veeco such information and documents as Veeco shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Veeco on or before March 12, 1998 (and in each case prior to the Effective Time) from each of the Digital Affiliates, an executed Affiliate Agreement substantially in the form of EXHIBIT C-1 annexed hereto. Veeco shall be entitled to place appropriate legends on the certificates evidencing any Veeco Shares to be received by such Digital Affiliates pursuant to the terms of this Merger Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Veeco Shares, consistent with the terms of such Affiliates Agreements.

    (b) Schedule 5.14(b) sets forth those Persons who are directors or executive officers holding shares of, or who Veeco believes may otherwise be deemed to be "Affiliates" of, Veeco (collectively, the "Veeco Affiliates"). Veeco shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Veeco shall use its reasonable efforts to deliver or cause to be delivered to the Company on or before March 12, 1998 (and in each case prior to the Effective Time) from each of the Veeco Affiliates, an executed Affiliate Agreement substantially in the form of EXHIBIT C-2 annexed hereto.

    5.15 ADDITIONAL AGREEMENTS. Subject to the terms and conditions provided in this Agreement, each of Veeco and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement (including the satisfaction of the conditions contained in Articles VI and VII hereof as required thereby).

    5.16 HSR ACT COMPLIANCE. The parties shall (i) promptly following execution and delivery of this Agreement, file Pre-Merger Notification and Report Forms in accordance with the HSR Act with respect to the transactions contemplated by this Agreement, (ii) promptly file any other required filings under the HSR Act, and (iii) respond in good faith, in cooperation with each other, to all requests for information, documentary or otherwise, by any Governmental Body pursuant to the HSR Act.

    5.17 NOMINATION OF DIRECTORS. In the event the Veeco Stockholder Meeting is held simultaneously with Veeco's annual meeting to elect directors, Veeco shall cause (i) Virgil Elings to be nominated to stand for election in the class of Veeco directors whose terms expire at Veeco's 2000 annual meeting of stockholders and (ii) John Gurley to be nominated to stand for election in the class of Veeco directors whose terms expire at Veeco's 1999 annual meeting of stockholders, in each case to take office immediately following the Effective Time. In the event the Veeco Stockholder Meeting is not held simultaneously with Veeco's annual meeting to elect directors, (i) Virgil Elings shall be appointed as a director of Veeco in the class of Veeco directors whose terms expire at Veeco's 2000 annual meeting of stockholders and (ii) John Gurley shall be appointed as a director of Veeco in the class of Veeco directors whose terms expire at Veeco's 1999 annual meeting of stockholders, in each case to take office immediately following the Effective Time.

    5.18 DISTRIBUTION TO STOCKHOLDERS. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to make distributions to the Stockholders prior to the Closing in an aggregate amount equal to the lesser of (a) the sum of (i) 45% of the Company's net income before income taxes for the period beginning January 1, 1998 and ending on the day immediately preceding the Closing Date, plus (ii) $750,000 or (b) the product of (i) the average percentage of net income before income taxes distributed to the Company's stockholders for the Company's 1996 and 1997 fiscal years times (ii) the Company's net income before income taxes for the period beginning January 1, 1998 and ending on the day immediately preceding the Closing Date.

VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VEECO.

    The obligation of Veeco to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by Veeco, on or before the Closing Date, of the following conditions:

    6.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company and the Stockholders contained in this Merger Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered to Veeco by the Company in connection with the transactions contemplated by this Merger Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

    6.02 PERFORMANCE OF COVENANTS. The Company and each Stockholder shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

    6.03 LITIGATION. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto shall be Threatened or pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

    6.04 CONSENTS AND APPROVALS; HSR ACT COMPLIANCE. All licenses and other consents or approvals of Governmental Authorities and the consents of the parties to any Material Contracts referred to in Section 5.04 shall have been obtained. The requirements of the HSR Act applicable to the transactions contemplated by this Merger Agreement shall have been complied with, and the waiting period thereunder shall have expired or been terminated.

    6.05 FAIRNESS OPINION. On or prior to the date on which the Proxy Statement is first mailed to stockholders of Veeco, the board of directors of Veeco shall have received the written opinion of Merrill Lynch & Co., Inc., financial advisor to Veeco, in form and substance reasonably satisfactory to Veeco, to the effect that the consideration to be paid to the stockholders pursuant to Section 2.05(a) hereof is fair from a financial point of view to Veeco (the "FAIRNESS OPINION").

    6.06 ACCOUNTING OPINION. On or prior to the date on which the Proxy Statement is first mailed to stockholders of Veeco, the board of directors of Veeco shall have received the written opinion of Ernst & Young LLP, dated the date of the mailing, the form and substance of which is reasonably satisfactory to Veeco, regarding the appropriateness of "pooling of interests" accounting for the Merger.

    6.07 APPRAISALS. No holder of Company Common Stock outstanding immediately prior to the Effective Time shall have validly elected, pursuant to California law, to demand appraisal of their Company Common Stock.

    6.08 MATERIAL CHANGES. There shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole, from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

    6.09 STOCKHOLDER APPROVAL. This Merger Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Veeco entitled to vote thereon at the Veeco Stockholder Meeting.

    6.10 DELIVERY OF DOCUMENTS. There shall have been delivered to Veeco the following:

        (i) a certificate of the Company, dated the Closing Date, signed by its Chief Executive Officer, to the effect that the conditions specified in Sections 6.01 and 6.02 have been fulfilled;

        (ii) a certificate of the Secretary of the Company certifying copies of
    (x) the Articles of Incorporation and By-Laws of the Company; (y) all requisite corporate resolutions of the Company approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of the Company executing this Merger Agreement;

        (iii) a registration rights agreement substantially in the form of Exhibit D annexed hereto, duly executed by each of the Stockholders; and

        (iv) a noncompetition agreement substantially in the form of Exhibit F annexed hereto, duly executed by each of the executive officers of the Company who are Stockholders.

    6.11 LEGAL OPINION. Veeco shall have received an opinion of Richard Clark, general counsel of the Company, reasonably satisfactory to Veeco and its counsel addressed to Veeco and dated the Closing Date.

    6.12 AFFILIATE AGREEMENTS. Veeco shall have received on or before March 12, 1998 from each of the Affiliates of the Company an executed Affiliate Agreement substantially in the form of EXHIBIT C-1 annexed hereto.

    6.13 TAX OPINION. Veeco shall have received a written opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, in form and substance reasonably satisfactory to Veeco, dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Veeco and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Veeco, the Company and certain Stockholders.

    6.14 CERTIFICATES OF MERGER. Prior to the Effective Time, each of the Certificates of Merger shall be accepted for filing with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, as applicable.

    6.15 IBM LICENSE. Veeco shall be satisfied in its reasonable discretion either (i) that the Agreement dated March 1, 1993 between International Business Machines Corporation and the Company will continue in full force and effect following the Closing and that Veeco will have the full benefit of the rights in favor of the Company set forth therein or (ii) with the terms of a substitute agreement among IBM, Veeco and the Company.

    6.16 ACQUISITION OF ROBIN HILL PROPERTIES, INC. The Company shall have acquired 100% of the capital stock of Robin Hill Properties, Inc., a California corporation, on terms satisfactory to Veeco, and Veeco shall have received evidence satisfactory to it of such acquisition; PROVIDED, HOWEVER, that in the event such acquisition shall not have occurred, this Agreement may be amended to provide for this condition to be satisfied by Veeco's direct acquisition of 100% of the capital stock of Robin Hill Properties, Inc. in exchange for 133,725 Veeco Shares and the number of Veeco Shares set forth in clause (x) of Section 2.05(a) shall thereupon be reduced by 133,725 Veeco Shares.

    6.17 ACQUISITION OF DIGITAL INSTRUMENTS GMBH. The Company shall have acquired a 100% ownership interest in Digital Instruments GmbH, a company organized under the laws of Germany, on terms satisfactory to Veeco, and Veeco shall have received evidence satisfactory to it of such acquisition; PROVIDED, HOWEVER, that in the event such acquisition shall not have occurred, this Agreement may be amended to provide for this condition to be satisfied by Veeco's direct acquisition of a 100% ownership interest in Digital Instruments GmbH in exchange for 21,588 Veeco Shares and the number of Veeco Shares set forth in clause (x) of Section 2.05(a) shall thereupon be reduced by 21,588 Veeco Shares.

VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

    The Company's obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

    7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Veeco contained in this Merger Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered to the Company by Veeco in connection with the transactions contemplated by this Merger Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

    7.02 PERFORMANCE OF COVENANTS. Veeco shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date.

    7.03 LITIGATION. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto directly or indirectly shall be Threatened or pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

    7.04 CONSENTS AND APPROVALS; HSR ACT COMPLIANCE. All licenses and other consents or approvals of Governmental Authorities and the consents of the parties to any Material Contracts referred to in Section 6.04 shall have been obtained. The requirements of the HSR Act applicable to the transactions contemplated by this Agreement shall have been complied with, and the waiting period thereunder shall have expired or been terminated.

    7.05 ACCOUNTING OPINION. On or prior to the date on which the Proxy Statement is first mailed to stockholders of Veeco, the board of directors of the Company shall have received the written opinion of Arthur Andersen LLP, dated the date of the mailing, the form and substance of which is reasonably satisfactory to the Company, regarding the appropriateness of "pooling of interests" accounting for the Merger.

    7.06 MATERIAL CHANGES. There shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of Veeco and its subsidiaries taken as a whole from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

    7.07 STOCKHOLDER APPROVAL. This Merger Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Veeco entitled to vote thereon at the Veeco Stockholders Meeting.

    7.08 DELIVERY OF DOCUMENTS. There shall have been delivered to the Company the following:

        (i) A certificate of Veeco, dated the Closing Date, signed by the Chief Executive Officer of Veeco to the effect that the conditions specified in Sections 7.01 and 7.02 have been fulfilled;

        (ii) a certificate of the Secretary of Veeco certifying copies of (x) the Certificate of Incorporation and By-Laws of Veeco; (y) all requisite corporate resolutions of Veeco approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of Veeco executing this Merger Agreement;

        (iii) a certificate of the Secretary of Veeco certifying the vote of the stockholders of Veeco at the Veeco Stockholder Meeting regarding the Merger; and

        (iv) a registration rights agreement substantially in the form of EXHIBIT D annexed hereto, duly executed by Veeco.

    7.09 LEGAL OPINION. The Company shall have received an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Veeco, reasonably satisfactory to the Company and its counsel addressed to the Company and dated the Closing Date.

    7.10 AFFILIATE AGREEMENTS. The Company shall have received on or before March 12, 1998 from each of the Affiliates of Veeco an executed Affiliate Agreement substantially in the form of EXHIBIT C-2 annexed hereto.

    7.11 TAX OPINION. The Company shall have received a written opinion of Marilyn Barrett, Esq., in form and substance reasonably satisfactory to the Company, dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Veeco and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Veeco, the Company and certain Stockholders.

    7.12 CERTIFICATES OF MERGER. Prior to the Effective Time, the Certificates of Merger shall be accepted for filing with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, as applicable.

    7.13 IBM LICENSE. The Company shall be satisfied in its reasonable discretion either (i) that the Agreement dated March 1, 1993 between International Business Machines Corporation and the Company will continue in full force and effect following the Closing and that Veeco will have the full benefit of the rights in favor of the Company set forth therein or (ii) with the terms of a substitute agreement among IBM, Veeco and the Company.

VIII. INDEMNIFICATION; REMEDIES.

    8.01 SURVIVAL. All representations, warranties and agreements contained in this Merger Agreement or in any certificate or other document delivered pursuant to this Merger Agreement shall survive the Closing or any termination of this Agreement for the time periods set forth herein; provided, that if the Closing occurs, (i) the Stockholders shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with by the Company or the Stockholders prior to the Closing, unless the Stockholders are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Veeco on or before (A) the date upon which the audited financial statements of Veeco and its subsidiaries for the fiscal year ended December 31, 1998 are issued (the "ISSUANCE DATE"), or (B) the third (3rd) anniversary of the Closing Date, in the case of any claim with respect to
Section 3.18 relating to the land and building occupied by the Company and located at 112 Robin Hill Road, Santa Barbara, California 93117; and (ii) Veeco shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing, unless on or before the Issuance Date, Veeco is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent known by the Stockholders.

    8.02 INDEMNIFICATION BY THE STOCKHOLDERS. Each of the Stockholders shall jointly and severally indemnify and hold harmless Veeco and each of its respective agents, representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "VEECO INDEMNITEES"), and shall reimburse the Veeco Indemnitees for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of any Stockholder or the Company in this Merger Agreement or in any certificate or other document required to be delivered by any Stockholder or the Company pursuant to this Merger Agreement or referred to in this Merger Agreement or in any such other certificate or document, (b) any failure of any Stockholder or the Company to perform or comply with any agreement to be performed or complied with by it in this Merger Agreement, (c) any claim by any Person for brokerage or finder's fees or similar payments in connection with any of the transactions contemplated hereunder as the result of brokers, finders or investment bankers retained by any Stockholder or the Company, (d) any claim by any direct or indirect holder or former holder of capital stock or warrants or other securities of the Company, or (e) Veeco's enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, the Company and the indemnifying Stockholders shall have no liability to Veeco under clause (a) or
(b) of this Section 8.02 until the aggregate amount of all Damages under such clauses exceeds $500,000 and then only for all such Damages in excess of such amount. Notwithstanding the foregoing, the maximum liability of the Stockholders pursuant to this Section 8.02 shall not exceed in the aggregate the product of 563,372 Veeco Shares multiplied by the average of the closing bid prices on NASDAQ for one (1) Veeco Share for the twenty (20) most recent days that Veeco Shares have traded ending on the trading day immediately prior to the Effective Time; provided that the limitations set forth in this Section 8.02 shall not apply to any Stockholder to the extent of Damages arising from fraud on the part of such Stockholder.

    8.03 INDEMNIFICATION BY VEECO. Veeco shall indemnify and hold harmless the Stockholders (the "STOCKHOLDER INDEMNITEES") and shall reimburse the Stockholder Indemnitees for any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Veeco in this Merger Agreement or in any certificate or other document required to be delivered by Veeco pursuant to this Merger Agreement or referred to in this Merger Agreement or in any such other certificate or document, (b) any failure by Veeco to perform or comply with any agreement to be performed or complied with by Veeco in this Merger Agreement, (c) any claim by any Person for brokerage or finder's fees or similar payments in connection with any of the transactions contemplated hereunder as the result of brokers, finders or investment bankers retained by Veeco, or (d) the Stockholder Indemnitees' enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, Veeco shall have no liability under clause (a) or (b) of this Section 8.03 until the aggregate amount of all Damages under such clauses exceeds $500,000 and then only for all such Damages in excess of such amount. Notwithstanding the foregoing, the maximum liability of Veeco pursuant to this Section 8.03 shall not exceed the product of 563,372 Veeco Shares multiplied by the average of the closing bid prices on NASDAQ for one (1) Veeco Share for the twenty (20) trading days ending on the trading day immediately preceding the Closing Date; provided that the limitations set forth in this Section 8.03 shall not apply to Veeco, to the extent of Damages arising from fraud on the part of Veeco.

    8.04 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS. Promptly after receipt by an indemnified party under Section 8.02 or 8.03 of oral or written notice of a claim or the commencement of any proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case, subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and it does not, within fifteen (15) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such proceeding, but the indemnifying party shall not be bound by any determination of a proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). All indemnification obligations of the parties hereto shall survive any termination of this Agreement pursuant to Article IX hereof.

IX. TERMINATION.

    9.01 TERMINATION EVENTS. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have:

    (a) by mutual written consent, duly authorized by the Boards of Directors of Veeco and the Company;

    (b) by either Veeco or the Company if any Governmental Authority shall have issued an order, decree, injunction or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable;

    (c) by either Veeco or the Company if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Time, on June 30, 1998; provided that the right to terminate this Merger Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligation under this Merger Agreement has been the cause of, or results in, the failure of the Effective Time to have occurred within such period; or

    (d) by either Veeco or the Company by notice to the other if the satisfaction of any condition to the obligations of the terminating party has been rendered impossible.

    9.02 EFFECT OF TERMINATION. In the event this Merger Agreement is terminated pursuant to Section 9.01, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Article VIII and Sections 10.01, 10.02 and 10.03 shall survive. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

    9.03 AMENDMENT. To the extent permitted by applicable law, this Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company and Veeco, at any time; provided, however, that, following approval by stockholders of Veeco, no amendment shall be made which under the DGCL would require the further approval of the stockholders of Veeco, and at any time, no amendment shall be made which under the CGCL would require the further approval of the stockholders of the Company without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

X. MISCELLANEOUS.

    10.01 CONFIDENTIALITY. Between the date of this Merger Agreement and the Closing Date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in strict confidence, all written, oral or other information obtained from another party in connection with this Merger Agreement or the transactions contemplated hereby, including, without limitation, sources of supply, vendors, customers, costs, pricing practices, trade secrets and other Intellectual Property, salaries and wages, employee benefits, financial information, business plans, budgets, marketing plans and projections and all other proprietary information (collectively, the "CONFIDENTIAL INFORMATION"), unless (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby and the other party consents to such disclosure or (ii) the furnishing or use of such information is required by law. If the transactions contemplated by this Merger Agreement are not consummated, each party receiving another party's Confidential Information will return or, at the disclosing party's option, destroy all of such Confidential Information, including, but not limited to, all copies thereof and extracts therefrom and shall not use such Confidential Information in any manner which may be detrimental to the disclosing party or its Affiliates. Notwithstanding the foregoing, the Company may inform employees of the Company as they deem necessary or desirable of the existence of this Merger Agreement.

    10.02 EXPENSES. Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Merger Agreement and the transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants; provided, that the Stockholders shall bear all such expenses incurred by or on behalf of the Company.

    10.03 PUBLIC ANNOUNCEMENTS. Subject to any requirement of applicable law, all public announcements or similar publicity with respect to this Merger Agreement or the transactions contemplated hereby shall be issued only with the consent of Veeco and the Company. Unless consented to by each party hereto in advance prior to the Closing, all parties hereto shall keep the provisions of this Merger Agreement strictly confidential and make no disclosure thereof to any Person, other than such party's respective legal and financial advisors, subject to the requirements of applicable law or securities exchange regulations.

    10.04 SUCCESSORS. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    10.05 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time after the date of this Merger Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Merger Agreement.

    10.06 WAIVER. Any provision of this Merger Agreement may be waived at any time by the party which is entitled to the benefits thereof. No such waiver shall be effective unless in writing and signed by the Company and Veeco.

    10.07 ENTIRE AGREEMENT. This Merger Agreement (together with the certificates, agreements, Exhibits, Schedules, instruments and other documents referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.

    10.08 GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES.

    10.09 ASSIGNMENT. Neither Veeco nor the Company may assign this Merger Agreement to any other Person without the prior written consent of the other parties hereto.

    10.10 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (receipt confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

                                          If to Veeco:

                                          Terminal Drive
                                          Plainview, New York 11803
                                          Attention: Edward H. Braun,

                                                     Chairman, President and
                                                     Chief Executive Officer

                                          Telephone: (516) 349-8300

                                          Telecopy: (516) 349-9079

                                          With a copy to:

                                          Kaye, Scholer, Fierman, Hays &
                                          Handler, LLP

                                          425 Park Avenue

                                          New York, New York 10022

                                          Attention: Rory A. Greiss, Esq.

                                          Telephone: (212) 836-8261

                                          Telecopy: (212) 836-7152

                                          If to the Company:

                                          112 Robin Hill Road

                                          Santa Barbara, California 93117

                                          Attention: Virgil Elings and Richard
                                          Clark, Esq.

                                          Telephone: (805) 967-1400

                                          Telecopy: (805) 967-7717

    10.11 HEADINGS. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

    10.12 COUNTERPARTS. This Merger Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    10.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Merger Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

    10.14 SEVERABILITY. The invalidity of any term or terms of this Merger Agreement shall not affect any other term of this Merger Agreement, which shall remain in full force and effect.

    10.15 NO THIRD-PARTY BENEFICIARIES. There are no third party beneficiaries of this Merger Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance of any of the obligations contained herein.

    10.16 TIME OF THE ESSENCE. Time is of the essence with respect to the obligations of the parties hereunder.

    IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

                                VEECO INSTRUMENTS INC.

                                By:  /s/ EDWARD H. BRAUN
                                     -----------------------------------------
                                     Name:
                                     Title:

                                DIGITAL INSTRUMENTS, INC.

                                By:  /s/ VIRGIL ELINGS
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                 /s/ VIRGIL ELINGS
                                     -----------------------------------------
                                                   VIRGIL ELINGS

                                                 /s/ VIRGIL ELINGS
                                     -----------------------------------------
                                          VIRGIL ELINGS, TRUSTEE UNDER THE
                                        ELINGS-WELLS VOTING TRUST AGREEMENT

                                                 /s/ VIRGIL ELINGS
                                     -----------------------------------------
                                            VIRGIL ELINGS, TRUSTEE UNDER
                                         THE JEFFREY R. ELINGS VOTING TRUST
                                                     AGREEMENT

                                                 /s/ VIRGIL ELINGS
                                     -----------------------------------------
                                            VIRGIL ELINGS, TRUSTEE UNDER
                                         THE MICHAEL D. ELINGS VOTING TRUST
                                                     AGREEMENT

                                                 /s/ JEFFREY ELINGS
                                     -----------------------------------------
                                                   JEFFREY ELINGS

                                                 /s/ MICHAEL ELINGS
                                     -----------------------------------------
                                                   MICHAEL ELINGS

                                                  /s/ JOHN GURLEY
                                     -----------------------------------------
                                                    JOHN GURLEY

                                                /s/ MATHEW LONGMIRE
                                     -----------------------------------------

                                             /s/ PAMELA WROBEL LONGMIRE
                                     -----------------------------------------
                                         MATHEW LONGMIRE AND PAMELA WROBEL
                                      LONGMIRE, husband and wife, as community
                                                      property

                                                 /s/ PETER MAIVALD
                                     -----------------------------------------
                                                   PETER MAIVALD

                                                  /s/ MARK ROGERS
                                     -----------------------------------------
                                                    MARK ROGERS

                                               /s/ BETTY ELINGS-WELLS
                                     -----------------------------------------
                                                 BETTY ELINGS-WELLS

                                 AMENDMENT NO.1
                        TO AGREEMENT AND PLAN OF MERGER

    Amendment No. 1 (this "Amendment"), dated as of April 30, 1998, to the Agreement and Plan of Merger among Veeco Instruments Inc., a Delaware corporation ("Veeco"), Digital Instruments, Inc., a California corporation (the "Company"), and the Company's securityholders, (collectively, the "Parties") dated as of February 28, 1998 (the "Merger Agreement").

    The Parties entered into the Merger Agreement to provide for the merger of the Company with and into Veeco. The Parties have determined that it is necessary and desirable to amend certain sections of the Merger Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the Merger Agreement it is agreed as follows:

    1. Section 2.05(a) is hereby amended by deleting the number "5,633,725" in clause (x) on the third line thereof and inserting the number "5,583,725" in place thereof.

    2. Section 3.02(a) is hereby amended by deleting the number "52,193.5" on the third line thereof and inserting the number "51,996.8" in place thereof.

    3. Section 3.29 is hereby amended by deleting the number "80" on the fourth line thereof and inserting the number "50" in place thereof.

    4. Section 6.17 is hereby amended to read in its entirety as follows:

        "6.17 Acquisition of Digital Instruments GmbH. The Company shall have acquired all of Virgil Elings' ownership interest, constituting 50% of the aggregate ownership interests, in Digital Instruments GmbH, a company organized under the laws of Germany, on terms satisfactory to Veeco, and Veeco shall have received evidence satisfactory to it of such acquisition."

    5. Article VI is hereby amended by adding a new Section 6.18 to read in its entirety as follows:

        "6.18 Deferment of Note Repayment. Each of the holders of notes payable by the Company due on March 31, 2000 (which notes have an aggregate principal amount of $8,000,000) shall have entered into an agreement with Veeco, in form and substance satisfactory to Veeco, pursuant to which each such holder agrees that, in the event Veeco has less than $2,000,000 in cash on its balance sheet as at December 31, 1999, such holder will permit Veeco to defer repayment of the note payable to such holder until September 30, 2000, with interest continuing to accrue at the existing interest rate."

    6. Section 8.02 is hereby amended by deleting the number "563,372" on the twenty-first line thereof and inserting the number "558,372" in place thereof.

    7. Section 8.03 is hereby amended by deleting the number "563,372" on the fifteenth line thereof and inserting the number "558,372" in place thereof.

    8. Except as they may be otherwise defined in this Amendment, all capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

    9. Except as specifically amended by this Amendment, all provisions of the Merger Agreement shall remain in full force and effect in accordance with their express terms.

    10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

                                          VEECO INSTRUMENTS INC.

                                                By:        /s/ EDWARD H. BRAUN
                                                           -----------------------------------------
                                                           Edward H. Braun
                                                           Name: Edward H. Braun
                                                           Title: Chief Executive Officer and
                                                           President

                                          DIGITAL INSTRUMENTS, INC.

                                                By:        /s/ VIRGIL ELINGS
                                                           -----------------------------------------
                                                           Virgil Elings
                                                           Name: Virgil Elings
                                                           Title: President

                                                                       /s/ VIRGIL ELINGS
                                                           -----------------------------------------
                                                                         VIRGIL ELINGS

                                                                       /s/ VIRGIL ELINGS
                                                           -----------------------------------------
                                                                VIRGIL ELINGS, TRUSTEE UNDER THE
                                                              ELINGS-WELLS VOTING TRUST AGREEMENT

                                                                       /s/ VIRGIL ELINGS
                                                           -----------------------------------------
                                                            VIRGIL ELINGS, TRUSTEE UNDER THE JEFFREY
                                                                R. ELINGS VOTING TRUST AGREEMENT

                                                                       /s/ VIRGIL ELINGS
                                                           -----------------------------------------
                                                            VIRGIL ELINGS, TRUSTEE UNDER THE MICHAEL
                                                                D. ELINGS VOTING TRUST AGREEMENT

                                                                       /s/ JEFFREY ELINGS
                                                           -----------------------------------------
                                                                         JEFFREY ELINGS

                                                                       /s/ MICHAEL ELINGS
                                                           -----------------------------------------
                                                                         MICHAEL ELINGS

                                                                        /s/ JOHN GURLEY
                                                           -----------------------------------------
                                                                          JOHN GURLEY

                                                                      /s/ MATTHEW LONGMIRE
                                                           -----------------------------------------

                                                                   /s/ PAMELA WROBEL LONGMIRE
                                                           -----------------------------------------
                                                                      MATHEW LONGMIRE AND
                                                                    PAMELA WROBEL LONGMIRE,
                                                            husband and wife, as community property

                                                                       /s/ PETER MAIVALD
                                                           -----------------------------------------
                                                                         PETER MAIVALD

                                                                        /s/ MARK RODGERS
                                                           -----------------------------------------
                                                                          MARK RODGERS

                                                                     /s/ BETTY ELINGS-WELLS
                                                           -----------------------------------------
                                                                       BETTY ELINGS-WELLS

                                                                     EXHIBIT A-1

                              AGREEMENT OF MERGER
                                       OF
                           DIGITAL INSTRUMENTS, INC.
                                      INTO
                             VEECO INSTRUMENTS INC.

    The following Agreement is entered into in accordance with Section 1101 of the California General Corporation Law:

    FIRST: The name of the Surviving corporation, incorporated under the laws of the State of Delaware, is:

                             VEECO INSTRUMENTS INC.

    SECOND: The name of the Non-Surviving corporation is Digital Instruments, Inc.; it is incorporated under the laws of the State of California.

    THIRD: The terms and conditions of said merger and the mode of carrying same into effect are as set forth in the Agreement and Plan of Merger between the Non-Surviving corporation and Surviving corporation, attached hereto as Exhibit A.

    FOURTH: The manner of converting the shares of each Non-Surviving corporation into shares or other securities of the Surviving corporation is as follows:

    Each share of Non-Surviving corporation stock, other than any treasury shares, issued and outstanding on the date and time of the execution of this Agreement of Merger ("Non-Surviving Corporation Aggregate Shares") shall be converted into the right to receive that number of Surviving corporation shares as determined by dividing 5,633,725 by the Non-Surviving Corporation Aggregate Shares, upon surrender of the certificates to the Surviving corporation representing such Non-Surviving Corporation Aggregate Shares.

    IN WITNESS WHEREOF, we hereto sign this Agreement this   day of           ,
1998.

                                          VEECO INSTRUMENTS INC.

                                                ---------------------------------------------
                                                               Edward H. Braun
                                                   Chairman, President and Chief Executive
                                                                   Officer

                                                ---------------------------------------------
                                                              John F. Rein, Jr.

                                          DIGITAL INSTRUMENTS, INC.

                                                ---------------------------------------------
                                                           Virgil Elings President

                                                ---------------------------------------------
                                                      (Secretary or Assistant Secretary)

                                    A-A-1-1

                                                                     EXHIBIT A-2

                             CERTIFICATE OF MERGER
                                       OF
                           DIGITAL INSTRUMENTS, INC.
                           (A CALIFORNIA CORPORATION)
                                      INTO
                             VEECO INSTRUMENTS INC.
                            (A DELAWARE CORPORATION)

    The undersigned corporation hereby certifies as follows:

    1. The names of the constituent corporations are Veeco Instruments Inc., a Delaware corporation ("Veeco"), and Digital Instruments, Inc., a California corporation (the "Company").

    2. The Agreement and Plan of Merger (the "Agreement and Plan of Merger") among Veeco and the Company and the Company's securityholders has been approved, adopted, certified, executed and acknowledged by Veeco and the Company in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

    3. The name of the surviving corporation (the "Surviving Corporation") is Veeco Instruments Inc.

    4. The Certificate of Incorporation of Veeco immediately preceeding the merger shall constitute the Certificate of Incorporation of the Surviving Corporation.

    5. The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation located at Terminal Drive, Plainview, New York, 11803. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, without cost, to any stockholder of the Company who sends a written request therefor to the Surviving Corporation at its address set forth in the preceding sentence.

Dated:           , 1998                         SURVIVING CORPORATION:

                                                By:        -----------------------------------------
                                                           Name:
                                                           Title:

                                    A-A-2-1

                                                                       EXHIBIT B

          NOTICE OF NON U.S. REAL PROPERTY HOLDING CORPORATION STATUS
              PURSUANT TO TREASURY REGULATION SECTION 1.897(H) AND
                      CERTIFICATION OF NON-FOREIGN STATUS

    Pursuant to an Agreement and Plan of Merger, dated as of February   , 1998,
among Veeco Instruments Inc., a Delaware corporation ("Acquiror"), Digital Instruments, Inc., a California corporation ("Target"), and Target's securityholders, Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation. In completing such merger, Acquiror shall receive common shares of Target ("Common Stock") in exchange for the merger consideration provided for in such Agreement and Plan of Merger.

    Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. Real Property Interest (as defined below) must withhold tax if the transferor is a U.S. person. In order to confirm that Acquiror, as transferee, is not required to withhold tax upon the receipt of Target Common Stock in exchange for the merger consideration, the undersigned, in his capacity as President of Target, hereby certifies as follows:

    1. The Common Stock of Target to be received by Acquiror pursuant to the merger does not constitute a U.S. Real Property Interest, as that term is defined in Section 897(c)(1)(A)(ii) of the Code;

    2. The determination in Paragraph 1, above, is based on a determination by Target that Target is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code, during the five-year period preceding the date of this Notice, as indicated below;

    3. Target is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations);

    4. Target's U.S. employer identification number is             ; and

    5. Target's office address is 112 Robin Hill Road, Santa Barbara, California 93117.

    This Notice is made in accordance with the requirements of Treasury Regulation Section 1.897-2(h). Target understands that any false statement contained herein could be punished by fine, imprisonment, or both.

    Under penalties of perjury, I declare that I have examined this Notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Target.

                                            DIGITAL INSTRUMENTS, INC.

Dated:            , 1998                    By:        -----------------------------------------
                                                       Name: Virgil Elings
                                                       Title: President

                                     A-B-1

                     NOTICE TO THE INTERNAL REVENUE SERVICE

    This Notice is being provided by Digital Instruments, Inc., a California corporation ("Target"), pursuant to the requirements of Treasury Regulation
Section 1.897-2(h)(2).

    Target is located at 112 Robin Hill Road, Santa Barbara, California 93117.
Target's Taxpayer Identification Number is             .

    The attached Certificate of Non U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Such Certificate was requested by Veeco Instruments Inc., a Delaware corporation ("Acquiror"), the transferee of the stock of Target. Acquiror is located at Terminal Drive,
Plainview, New York 11803. Acquiror's Taxpayer Identification Number is       .

    The interests in question, shares of Target common stock to be received by Acquiror pursuant to an Agreement and Plan of Merger, are not U.S. Real Property Interests.

    Under penalties of perjury, I declare that I have examined this Notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of Target.

                                            DIGITAL INSTRUMENTS, INC.

Dated:            , 1998                    By:        -----------------------------------------
                                                       Name: Virgil Elings
                                                       Title: President

                                     A-B-2

                   [Letterhead of Digital Instruments, Inc.]

Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803

Attn: Edward H. Braun, Chairman, President and CEO

Dear Mr. Braun:

    Pursuant to Section 5.11 of the Agreement and Plan of Merger, dated as of
February   , 1998, among Veeco Instruments Inc., a Delaware corporation
("Veeco"), Digital Instruments, Inc., a California corporation (the "Company"), and the Company's securityholders, the Company hereby authorizes Veeco to deliver the attached form of notice to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

    Capitalized terms not defined in this letter have the same meaning as set forth in the above referenced Agreement and Plan of Merger.

                                            Very truly yours,

                                            DIGITAL INSTRUMENTS, INC.

                                            By:        -----------------------------------------
                                                       Virgil Elings
                                                       President

                                     A-B-3

                                                                     EXHIBIT C-1

                              AFFILIATES AGREEMENT

    THIS AFFILIATES AGREEMENT (the "Affiliates Agreement") is entered into as of
the       day of       , 1998 between Veeco Instruments Inc., a Delaware
corporation ("Acquiror"), and the undersigned shareholder (the "Shareholder") of Digital Instruments, Inc. a California corporation ("Target").

                                    RECITALS

    A. Target and Acquiror have entered into an Agreement and Plan of Merger,
dated February       , 1998 (the "Merger Agreement"), pursuant to which Target
will be merged into Acquiror (the "Merger").

    B. Upon the consummation of the Merger and in connection therewith, the undersigned Shareholder will become the owner of shares of common stock, $.01 par value per share, of Acquiror (the "Acquiror Shares").

    C. The parties to the Merger Agreement intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases No. 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Affiliates Agreement, it is hereby agreed as follows:

    1. The undersigned Shareholder hereby agrees that:

    (a) The undersigned Shareholder may be deemed to be (but does not hereby admit to be) an "affiliate" of Target within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission (the "SEC") ("Release No. 130").

    (b) The undersigned Shareholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the Acquiror Shares or any part thereof until such time after the Effective Time of the Merger as financial results covering at least thirty (30) days of the combined operations of Acquiror and Target after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Acquiror with the SEC or published by Acquiror in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of Target and Acquiror. Acquiror agrees to notify the undersigned Shareholder promptly upon making such filing or publication. The undersigned will not, during the thirty (30) day period prior to the Effective Time of the Merger as determined in Acquiror's reasonable discretion, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the Acquiror Shares or any part thereof (including any disposition, within such period, of Shareholder's shares of Target Common Stock).

    (c) The undersigned Shareholder has, and as of the Effective Time of the Merger will have, no present plan or intent (a "Plan") to engage in a sale, exchange, transfer, pledge, disposition or any other transaction (including a distribution by a partnership to its partners or by a corporation to its shareholders) that results in a reduction in the risk of ownership (collectively, a "Sale") with respect to more than fifty percent (50%) of the shares of Acquiror Common Stock to be acquired by the undersigned Shareholder upon consummation of the Merger. The undersigned Shareholder is not aware of, or participating in, any Plan on the part of Target's shareholders to engage in Sales of the shares of Acquiror Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding Target Common Stock immediately prior to the Merger. A Sale of Acquiror

                                    A-C-1-1

Common Stock shall be considered to have occurred pursuant to a Plan if such Sale occurs in a transaction that is in contemplation of, or related or pursuant to, the Merger Agreement (a "Related Transaction"). In addition, shares of Target Common Stock (i) exchanged for cash in lieu of fractional shares of Acquiror Common Stock and (ii) with respect to which a Sale occurred in a Related Transaction prior to the Merger shall be considered to have been shares of outstanding Target Common Stock that were exchanged for Acquiror Common Stock in the Merger and then disposed of pursuant to a Plan. If any of the undersigned Shareholder's representations in this subsection (c) ceases to be true at any time prior to the Effective Time of the Merger, the undersigned Shareholder shall deliver to each of Target and Acquiror, prior to the Effective Time of the Merger, a written statement to that effect. Except as otherwise set forth in APPENDIX A, the undersigned Shareholder has not engaged in a sale of any shares
of Target Common Stock since       . The undersigned Shareholder understands and
acknowledges that Target, Acquiror and their respective shareholders, as well as legal counsel to Target and Acquiror, are entitled to rely on (i) the truth and accuracy of the undersigned Shareholder's representations contained therein and
(ii) the undersigned Shareholder's performance of the obligations set forth herein.

    (d) Subject to paragraphs (b) and (c) of this Section 1, the undersigned Shareholder agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Acquiror Shares unless at that time the time period set forth in paragraph (b) of this Section 1 has expired and either:

        (i) such transaction is permitted pursuant to the provisions of Rule 145(d) under the Securities Act;

        (ii) counsel representing the undersigned Shareholder, satisfactory to Acquiror, shall have advised Acquiror in a written opinion letter satisfactory to Acquiror and Acquiror's counsel, and upon which Acquiror and its counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition;

       (iii) a registration statement under the Securities Act covering the Acquiror Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act; or

        (iv) an authorized representative of the SEC shall have rendered written advice to the undersigned Shareholder (sought by the undersigned Shareholder or counsel to the undersigned Shareholder, with a copy thereof and of all other related communications delivered to Acquiror) to the effect that the SEC will take no action, or that the staff of the SEC will not recommend that the SEC take action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

    (e) All certificates representing the Acquiror Shares deliverable to the undersigned Shareholder pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall, unless one or more of the alternative conditions set forth in the subparagraphs of paragraph (d) of this Section 1 shall have occurred, bear a legend substantially as follows:

        "The shares represented by this certificate may not be offered, sold, exchanged, transferred, pledged or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Affiliates Agreement,
    dated as of       , 1998, between Acquiror and       , a copy of which
    Affiliates Agreement may be inspected by the holder of this certificate at the offices of Acquiror, or Acquiror will furnish, without charge, a copy thereof to the holder of this certificate upon written request therefor."

Acquiror, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the Acquiror Shares but not as to the certificates for any part of the Acquiror Shares

                                    A-C-1-2
as to which said legend is no longer appropriate when one or more of the alternative conditions set forth in the subparagraphs of paragraph (d) of this
Section 1 shall have occurred.

    (f) The undersigned Shareholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Acquiror Shares or any part thereof.

    (g) The undersigned Shareholder undertakes and agrees to indemnify and hold harmless Acquiror, Target, and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control Acquiror or Target within the meaning of the Securities Act (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made by the undersigned Shareholder in subsection (b), (c), (d) or (f) of this Section 1, or caused by or attributable to the undersigned Shareholder, or the undersigned Shareholder's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of the undersigned Shareholder, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the Acquiror Shares by or on behalf of the undersigned Shareholder, which claim or claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein shall be in addition to any liability that the undersigned Shareholder may otherwise have to the Indemnified Persons.

    (h) Promptly after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Affiliates Agreement, such Indemnified Person shall submit notice thereof to the undersigned Shareholder. The omission by the Indemnified Person so to notify the undersigned Shareholder of any such Claim shall not relieve the undersigned Shareholder from any liability the undersigned Shareholder may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the undersigned Shareholder to reduce or defend against such liability was adversely affected by such omission. The omission of the Indemnified Person so to notify the undersigned Shareholder of any such Claim shall not relieve the undersigned Shareholder from any liability the undersigned Shareholder may have otherwise than hereunder. The Indemnified Persons and the undersigned Shareholder shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

    2. REPORTS. From and after the Effective Time of the Merger and for so long as necessary in order to permit the undersigned Shareholder to sell the Acquiror Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Acquiror will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Acquiror will make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the undersigned Shareholder to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the Acquiror Shares.

    3. WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliates Agreement shall be effective unless in writing.

    4. NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliates Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

    (a) If to the Shareholder, at the address set forth below the Shareholder's signature at the end hereof.

    (b) If to Acquiror, Target or the other Indemnified Persons:

                                    A-C-1-3

       Veeco Instruments Inc.
       Terminal Drive
       Plainview, New York 11803
       Attention: Chairman, President and Chief Executive Officer
       Facsimile No.: (516) 349-9079
       Telephone No.: (516) 349-8300
       with a copy (which shall not constitute notice) to:
       Kaye, Scholer, Fierman, Hays & Handler, LLP
       425 Park Avenue
       New York, New York 10022
       Attention: Rory Greiss, Esq.
       Facsimile No.: (212) 836-7152
       Telephone No.: (212) 836-8261
       and
       Digital Instruments, Inc.
       112 Robin Hill Road
       Santa Barbara, CA 93117
       Attention: Virgil Elings and Richard Clark, Esq.
       Tel: (805)-967-1400
       Fax: (805)-967-7717

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

    5. COUNTERPARTS. For the convenience of the parties hereto, this Affiliates Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    6. SUCCESSORS AND ASSIGNS. This Affiliates Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Affiliates Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    7. GOVERNING LAW. This Affiliates Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.

    8. EFFECTIVENESS; SEVERABILITY. This Affiliates Agreement shall become effective at the Effective Time of the Merger. If a court of competent jurisdiction determines that any provision of this Affiliates Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliates Agreement shall continue in full force and effect with such provision stricken or so limited.

    9. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Affiliates Agreement.

    10. DEFINITIONS. All capitalized terms used herein shall have the meaning defined in the Merger Agreement, unless otherwise defined herein.

                                    A-C-1-4

    IN WITNESS WHEREOF, the parties have caused this Affiliates Agreement to be executed as of the date first above written.

  ACQUIROR                                          SHAREHOLDER

  By:
     ------------------------------  ------------------------------------------
     Edward H. Braun                                (Signature)
     Chairman, President and
     Chief Executive Officer

                                     ------------------------------------------
                                                    (Print Name)

                                     ------------------------------------------
                                                  (Print Address)

                                     ------------------------------------------
                                              (Print Telephone Number)

                                    A-C-1-5

                                                                     EXHIBIT C-2

                              AFFILIATES AGREEMENT

    THIS AFFILIATES AGREEMENT (the "Affiliates Agreement") is entered into as of
the       day of       , 1998 between Veeco Instruments Inc., a Delaware
corporation ("Acquiror"), and the undersigned holder (the "Shareholder") of shares of common stock, $.01 par value per share (the "Acquiror Shares"), of Acquiror.

                                    RECITALS

    A. Digital Instruments, Inc., a California corporation ("Target"), and Acquiror have entered into an Agreement and Plan of Merger, dated February 28, 1998 (the "Merger Agreement"), pursuant to which Target will be merged into Acquiror (the "Merger").

    B. The parties to the Merger Agreement intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Accounting Series Releases No. 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Affiliates Agreement, it is hereby agreed as follows:

    1. The undersigned Shareholder hereby agrees that:

    (a) The undersigned Shareholder may be deemed to be (but does not hereby admit to be) an "affiliate" of Acquiror within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission (the "SEC") ("Release No. 130").

    (b) The undersigned Shareholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the Acquiror Shares or any part thereof until such time after the Effective Time of the Merger as financial results covering at least thirty (30) days of the combined operations of Acquiror and Target after the Effective Time of the Merger have been, within the meaning of said Release No. 130, filed by Acquiror with the SEC or published by Acquiror in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of Target and Acquiror. Acquiror agrees to notify the undersigned Shareholder promptly upon making such filing or publication. The undersigned will not, during the thirty (30) day period prior to the Effective Time of the Merger, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the Acquiror Shares or any part thereof.

    (c) The undersigned Shareholder undertakes and agrees to indemnify and hold harmless Acquiror, Target and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control Acquiror or Target within the meaning of the Securities Act (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made by the undersigned Shareholder in subsection (b) of this Section 1, or caused by or attributable to the undersigned Shareholder, or the undersigned Shareholder's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of the undersigned Shareholder, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the Acquiror Shares by or on behalf of the undersigned Shareholder, which claim or claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein

                                    A-C-2-1
shall be in addition to any liability that the undersigned Shareholder may otherwise have to the Indemnified Persons.

    (d) Promptly after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Affiliates Agreement, such Indemnified Person shall submit notice thereof to the undersigned Shareholder. The omission by the Indemnified Person so to notify the undersigned Shareholder of any such Claim shall not relieve the undersigned Shareholder from any liability the undersigned Shareholder may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the undersigned Shareholder to reduce or defend against such liability was adversely affected by such omission. The omission of the Indemnified Person so to notify the undersigned Shareholder of any such Claim shall not relieve the undersigned Shareholder from any liability the undersigned Shareholder may have otherwise than hereunder. The Indemnified Persons and the undersigned Shareholder shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

    2. WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliates Agreement shall be effective unless in writing.

    3. NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliates Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

    (a) If to the Shareholder, at the address set forth below the Shareholder's signature at the end hereof.

    (b) If to Acquiror, Target or the other Indemnified Persons:

       Veeco Instruments Inc.
       Terminal Drive
       Plainview, New York 11803
       Attention: Chairman, President and Chief Executive Officer
       Fax: (516) 349-9079
       Tel: (516) 349-8300
       with a copy (which shall not constitute notice) to:
       Kaye, Scholer, Fierman, Hays & Handler, LLP
       425 Park Avenue
       New York, New York 10022
       Attention: Rory Greiss, Esq.
       Fax: (212) 836-7152
       Tel: (212) 836-8261
       and
       Digital Instruments, Inc.
       112 Robin Hill Road
       Santa Barbara, CA 93117
       Attention: Virgil Elings and Richard Clark, Esq.
       Tel: (805)-967-1400
       Fax: (805)-967-7717

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

                                    A-C-2-2

    4. COUNTERPARTS. For the convenience of the parties hereto, this Affiliates Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    5. SUCCESSORS AND ASSIGNS. This Affiliates Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Affiliates Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successor and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    6. GOVERNING LAW. This Affiliates Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.

    7. EFFECTIVENESS; SEVERABILITY. This Affiliates Agreement shall become effective at the Effective Time of the Merger. If a court of competent jurisdiction determines that any provision of this Affiliates Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliates Agreement shall continue in full force and effect with such provision stricken or so limited.

    8. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Affiliates Agreement.

    9. DEFINITIONS. All capitalized terms used herein shall have the meaning defined in the Merger Agreement, unless otherwise defined herein.

    IN WITNESS WHEREOF, the parties have caused this Affiliates Agreement to be executed as of the date first above written.

  ACQUIROR                                          SHAREHOLDER

  By:
     ------------------------------  ------------------------------------------
     Edward H. Braun                                (Signature)
     Chairman, President and
     Chief Executive Officer

                                     ------------------------------------------
                                                    (Print Name)

                                     ------------------------------------------
                                                  (Print Address)

                                     ------------------------------------------
                                              (Print Telephone Number)

                                    A-C-2-3

                                                                       EXHIBIT D

                         REGISTRATION RIGHTS AGREEMENT

    REGISTRATION RIGHTS AGREEMENT, dated as of            , 1997, among Veeco
Instruments Inc., a Delaware corporation (the "Company"), and the shareholders set forth on the signature pages hereto (collectively, the "Shareholders").

    WHEREAS, the Company, Digital Instruments, Inc., a California corporation ("Digital") and the Shareholders have entered into an Agreement and Plan of
Merger dated as of            , 1998 (the "Merger Agreement"), pursuant to which
Digital will merge with and into the Company with the result that the Company will be the surviving corporation (the "Merger"); and

    WHEREAS, pursuant to the terms of the Merger, the Shareholders' common shares of Digital, will be converted into the right to receive shares of the Company's common stock; and

    WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, the Company has agreed to provide the Shareholders with certain registration rights as set forth herein.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    The following terms, as used in this Agreement, have the following respective meanings:

    "PERSON" means any natural person, corporation, limited partnership, general partnership, a limited liability company, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

    "REGISTRABLE SECURITIES" means (i) all or any Shares received by the Shareholders in connection with the Merger (all such Shares, the "Merger Shares"), and (ii) any Shares issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Merger Shares.

    "SHARES" means shares of the Company's Common Stock, par value $.01 per share.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

                                   ARTICLE II
                              REGISTRATION RIGHTS

    2.1 DEMAND REGISTRATION. (a) If on any occasion after the first anniversary of the date hereof one or more of the holders of Registrable Securities notifies the Company in writing that he or they wish to offer or cause to be offered for public sale a portion of the Registrable Securities at least equal to 30% of any and all Registrable Securities then outstanding, the Company will so notify all holders of Registrable Securities. Upon written request (the "Shareholder Request") of any holder of Registrable Securities given within 30 days after the receipt by such holder from the Company of such notification, the Company, subject to its obligations under the Registration Rights Agreement, dated as of December 6, 1994 among the Company and the investors and management shareholders named therein and the Registration Rights Agreement, dated as of June 25, 1997 between the Company and John Hayes, James
C. Wyant and Louise Wyant (collectively, the "Prior Registration Rights Agreements"), agrees promptly to prepare and file a registration statement with the Securities and Exchange Commission (the "Commission") to register under the Securities Act all Registrable Securities requested to be registered by the requesting holder and to use

                                     A-D-1
its best efforts to have such registration statement declared effective as promptly as practicable (but in any event within 90 days after receipt of the last properly given Shareholder Request) as would permit or facilitate the sale and distribution of such holder's Registrable Securities as are specified in such Shareholder Request. Except as provided in Section 2.6 hereof, the Company shall not be required to effect more than one registration pursuant to this
Section 2.1.

    (b) A Shareholder Request shall state the number of Registrable Securities requested to be registered and the intended method of disposition thereof.

    2.2 INCIDENTAL REGISTRATION. (a) If at any time after the date hereof the Company proposes to register any equity securities under the Securities Act for sale to the public (other than pursuant to a registration statement on Form S-4 or Form S-8 (or any successor forms) or any other forms not available for registering Registrable Securities for sale to the public or any shelf registration effected pursuant to the Prior Registration Rights Agreements), either for the Company's account or for the account of others, the Company shall, not less than 30 nor more than 90 days prior to the proposed date of filing of a registration statement under the Securities Act, give written notice to all holders of Registrable Securities of its intention to do so. Upon the written request of any holder of Registrable Securities given within 30 days after transmittal by the Company of such notice, the Company, subject to its obligations under the Prior Registration Rights Agreements, will use its best efforts to cause the Registrable Securities requested to be registered to be so registered under the Securities Act. A request pursuant to this Section 2.2(a) shall state the number of Registrable Securities requested to be registered and the intended method of disposition thereof. The rights granted in this Section 2.2(a) shall apply in each case where the Company proposes to register equity securities regardless of whether such rights may have been exercised previously.

    (b) Nothing in this Agreement shall be deemed to require the Company to proceed with any registration of its securities pursuant to Section 2.2 after giving the notice provided in paragraph (a) above.

    2.3 LIMITATION ON REGISTRATION REQUIREMENT. (a) The Company shall have the right to postpone for up to 75 days any registration required pursuant to
Section 2.1 hereof if the Company determines in good faith (and so certifies to the Shareholders) that the filing of such registration statement would require the disclosure of non-public material information the disclosure of which would have a material adverse effect on the Company or would otherwise adversely affect any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction (provided, however, that the Company may not exercise its right to so delay a registration pursuant to Section 2.1 hereof more than once in any twelve-month period).

    (b) The Company shall not be obligated or required to effect any registration pursuant to Section 2.1(a) hereof during the period commencing on the date falling thirty (30) days prior to the Company's estimated date of filing of, and ending on the date one hundred eighty (180) days following the effective date of, any registration statement pertaining to any underwritten registration initiated by the Company, for the account of the Company, if the Shareholder Request shall have been received by the Company after the Company shall have advised holders of Registrable Securities that the Company is contemplating commencing an underwritten registration initiated by the Company; PROVIDED, HOWEVER, that the Company will use reasonable efforts to cause any such registration statement to be filed and to become effective as expeditiously as shall be reasonably possible.

    2.4 REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of this Article II to use its best efforts to effect the registration of any securities under the Securities Act, the Company will within the time periods provided herein:

    (a) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for a period of time required for the disposition of such securities by the holders thereof;

                                     A-D-2

    (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of and the date which is ninety (90) days after the date of initial effectiveness of such registration statement;

    (c) furnish to each seller and to each duly authorized underwriter of each seller such number of authorized copies of a prospectus, including copies of a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller or underwriter may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such seller;

    (d) use its best efforts to register or qualify the securities covered by such registration statement under such securities or blue sky laws of such jurisdictions as each seller shall request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such seller to consummate the public sale or other disposition in such jurisdictions of the securities to be sold by such seller, except that the Company shall not for any such purpose be required to qualify to do business in any jurisdiction wherein it is not qualified or to file any general consent to service of process in any such jurisdiction;

    (e) before filing the registration statement or prospectus or amendments or supplements thereto or any other documents related thereto, furnish to counsel selected by the holders of Registrable Securities included in such registration statement copies of all such documents proposed to be filed, all of which shall be subject to the reasonable approval of such counsel;

    (f) furnish, at the request of any seller, (1) to the underwriters, on the date that such seller's securities are delivered to the underwriters for sale pursuant to such registration, an opinion of the independent counsel representing the Company for the purposes of such registration addressed to such underwriters and to such seller, in such form and content as the underwriters and such seller may reasonably request, or (2) if such securities are not being sold through underwriters, then to the sellers, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the independent counsel representing the Company for the purposes of such registration in such form and content as such seller may reasonably request; and in the case of clauses (1) and (2) above, a letter dated such date, from the independent certified public accountants of the Company addressed to the underwriters, if any, and if such securities are not being sold through underwriters, then to the sellers and, if such accountants refuse to deliver such letter to such sellers, then to the Company, stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and covering such other matters as are customarily covered in accountant's "comfort" letters;

    (g) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such securities;

    (h) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

    (i) notify the holders of Registrable Securities included in such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a

                                     A-D-3
material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such holders properly prepare and furnish to such holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

    (j) use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which the Shares are then listed; and

    (k) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

    2.5 EXPENSES. All expenses incurred in effecting the registrations provided for in this Article II (excluding underwriters' discounts and commissions, which shall be borne pro rata by those holders for whom Registrable Securities are being registered and, other than as provided in the last sentence of this Section 2.5, fees of counsel to the holders of Registrable Securities), including without limitation all registration and filing fees (including all expenses incident to filing with the NASD Regulation, Inc. and any securities exchange), printing expenses, fees and disbursements of counsel for the Company, fees of the Company's independent auditors and accountants, expenses of any audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to subsection 2.4(d) hereof, shall be paid by the Company. In addition, the Company shall pay the fees and disbursements of one counsel reasonably satisfactory to the Company for the holders of Registrable Securities for performance of the normal and customary functions of counsel for selling shareholders in each registration provided for in this Article II.

    2.6 MARKETING RESTRICTIONS. (a) If (i) any holder(s) of Registrable Securities wish(es) to register any Registrable Securities in a registration made pursuant to Section 2.1 hereof, (ii) the offering proposed to be made by such holder or holders is to be an underwritten public offering, (iii) the Company or one or more holders of securities other than Registrable Securities to whom the Company has granted registration rights wish to register securities in such registration and (iv) the managing underwriters of such public offering furnish a written opinion that the total amount of securities to be included in such offering would exceed the maximum amount of securities (as specified in such opinion) which can be marketed in such offering at a price which such holders of Registrable Securities are prepared to sell and without materially and adversely affecting such offering; then the rights of holders of Registrable Securities, the Company and the holders of other securities with registration rights to participate in such offering shall be in the following order of priority:

        FIRST: The holders of Registrable Securities (as defined herein) and holders of Registrable Securities (as defined in the Prior Registration Rights Agreements) having the right to include such securities in such registration shall be entitled to participate in proportion to the number of Registrable Securities (as defined herein and in the Prior Registration Rights Agreements) requested to be registered by each such holder; and then

        SECOND: The Company and all holders of securities other than Registrable Securities (as defined herein and in the Prior Registration Rights Agreements) having the right to include such securities in such registration shall be entitled to participate pro rata among themselves in accordance with the number of securities requested to be registered by the Company and each such holder;

                                     A-D-4
    and no securities (issued or unissued) other than those registered and included in the underwritten offering shall be offered for sale or other disposition by the Company in a transaction which would require registration under the Securities Act (including any additional offering which is to be registered pursuant to Section 2.1) until the expiration of 180 days after the effective date of the registration statement requested pursuant to this
    Article II or such shorter period as may be acceptable to the holders of Registrable Securities participating in such underwritten offering.

    (b) In the event the holders of Registrable Securities requesting registration pursuant to Section 2.1 hereof are unable to register and sell in such registration in the aggregate at least 75% of the Registrable Securities so requested to be registered by reason of the operation of the priority rules set forth in paragraph (a) of this Section 2.6, the Company shall be required to effect an additional registration pursuant to Section 2.1 upon the request of holders of Registrable Securities made in accordance with such Section 2.1; PROVIDED, HOWEVER, (i) the Company shall not be required to effect more than one additional registration pursuant to this Section 2.6(b), (ii) the Company shall not be required to effect an additional registration pursuant to this Section 2.6(b) unless the aggregate number of Registrable Securities to be registered in connection therewith is greater than 750,000 and (iii) the Company shall not be required to effect an additional registration pursuant to this Section 2.6(b) within a period of six months after the effective date of the prior registration effected pursuant to Section 2.1.

    (c) If (i) any holder of Registrable Securities requests registration of Registrable Securities under Section 2.2, (ii) the offering proposed to be made is to be an underwritten public offering and (iii) the managing underwriters of such public offering furnish a written opinion that the total amount of securities to be included in such offering would exceed the maximum amount of securities (as specified in such opinion) which can be marketed at a price reasonably related to the then current market value of such securities and without materially and adversely affecting such offering; then the rights of the Company and the holders of Registrable Securities and other securities having the right to include such securities in such registration to participate in such offering shall be in the following order of priority:

        FIRST: The Company shall be entitled to participate in accordance with the number of securities requested to be registered by the Company; and then

        SECOND: Subject to the rights of the holders of Registrable Securities (as defined in the Prior Registration Rights Agreements), all holders of securities, including holders of Registrable Securities (as defined herein), having the right to include such securities in such registration shall be entitled to participate pro rata among themselves in accordance with the number of securities requested to be registered by each such holder;

    and no securities (issued or unissued) other than those registered and included in the underwritten offering shall be offered for sale or other disposition by the holders of Registrable Securities in a transaction which would require registration under the Securities Act (including any additional offering which is to be registered pursuant to Section 2.1) until the expiration of 180 days after the effective date of the registration statement in which Registrable Securities were included pursuant to Section
    2.2 or such shorter period as may be acceptable to the Company.

    2.7 TIME LIMITATIONS; TERMINATION OF RIGHTS. Notwithstanding the foregoing provisions of this Article II, the rights to registration shall terminate as to any particular Registrable Securities when (i) such Registrable Securities shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, (ii) such Registrable Securities shall have been sold in compliance with Rule 144 promulgated under the Securities Act or (iii) written opinions from counsel reasonably acceptable to the Company and the holder of such Registrable Securities, to the effect that such Registrable Securities may be sold without registration under the Securities Act or applicable state law and without restriction as to the volume and timing of such sales, shall have been received from either counsel to the Company or counsel to the holders thereof.

                                     A-D-5

    2.8 COMPLIANCE WITH RULE 144. At the request of any holder of Registrable Securities who proposes to sell Registrable Securities in compliance with Rule 144 promulgated under the Securities Act, assuming that at such time the provisions of such Rule are applicable to such holder and, in the event such holder is or could be deemed to be an "affiliate" of the Company within the meaning of the Securities Act, and the Company is then required to file reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company shall (a) forthwith furnish to such holder a written statement as to its compliance with the filing requirements of the Commission as set forth in such Rule, as such Rule may be amended from time to time, and (b) make such additional filings of reports with the Commission as will enable the holder to make sales of Registrable Securities pursuant to such Rule. At all times during which this Agreement is effective, the Company shall file with the Commission and, if applicable, The NASDAQ Stock Market, Inc. ("NASDAQ"), in a timely manner, all reports and other documents required to be filed by the Company, (i) with the Commission pursuant to the Exchange Act, and
(ii) with NASDAQ pursuant to its rules and regulations.

    2.9 COMPANY'S INDEMNIFICATION. In the event of any registration under the Securities Act of any Registrable Securities pursuant to this Article II, the Company hereby agrees to execute an agreement with any underwriter participating in the offering thereof containing such underwriter's standard representations and indemnification provisions and to indemnify and hold harmless each holder disposing of Registrable Securities, each Person, if any, who controls such holder within the meaning of the Securities Act and each other Person (including each underwriter and each Person who controls such underwriter) who participates in the offering of Registrable Securities, against any losses, claims, damages or liabilities, joint or several, to which such holder, controlling person or participating person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities are registered under the Securities Act, in any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such holder, controlling person and participating person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or proceeding; PROVIDED, HOWEVER, that the Company will not be liable in any case to any such holder, controlling person or participating person to the extent that any loss, claim, damage or liability results from any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such holder or any other person who participates as an underwriter in the offering or sale of such securities, in either case, specifically stating that it is for use in the preparation thereof or controlling or participating person, as the case may be, specifically for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any holder disposing of Registrable Securities or any such underwriter or controlling person and shall survive the transfer of such securities by such holder and the expiration or termination of this Agreement.

    2.10 INDEMNIFICATION BY HOLDER. As a condition of the Company's obligation under this Article II to effect any registration under the Securities Act, there shall be delivered to the Company an agreement or agreements duly executed by each holder for whom Registrable Securities are to be so registered, whereby such holder agrees to indemnify and hold harmless (in the same manner as set forth in Section 2.9 above) the Company, each person referred to in clause (1),
(2) or (3) of Section 11(a) of the Securities Act in respect of the registration statement and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which the Registrable Securities are to be registered under the Securities Act, in any preliminary prospectus or final prospectus contained therein or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged

                                     A-D-6
omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which, in each case, is made in or omitted from the registration statement, preliminary or final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such holder specifically for use in the preparation thereof; PROVIDED, HOWEVER, that the indemnification obligations of each such holder shall be limited to the net proceeds received by such holder from the sale of Registrable Securities pursuant to such registration. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any person indemnified by virtue of this Section 2.10 and shall survive the transfer of such securities by such holder and the expiration or termination of this Agreement.

    (b) At the request of the managing underwriter in connection with any underwritten offering of the Company's securities, each holder for whom Registrable Securities are being registered shall enter into an indemnity agreement in customary form with such underwriter.

    2.11  CONTRIBUTION.  If the indemnification provided for in Section 2.9 or
2.10 from the indemnifying party is unavailable to an indemnified party hereunder, or is insufficient to hold harmless an indemnified party, in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

    2.12 NOTIFICATION OF AND PARTICIPATION IN ACTIONS. Promptly after receipt by an indemnified party under this Article II of oral or written notice of a claim or the commencement of any proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Article, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Article for any fees of other counsel or any other expenses with respect to the defense of such

                                     A-D-7
proceeding, in each case, subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and it does not, within fifteen (15) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such proceeding, but the indemnifying party shall not be bound by any determination of a proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). All indemnification obligations of the parties hereto shall survive any termination of this Agreement pursuant to Section 2.7 hereof.

    2.13 UNDERWRITING REQUIREMENTS. (a) In the event of an underwritten offering of the Company's securities, each holder for whom Registrable Securities are being registered pursuant to Section 2.1 or Section 2.2 hereof shall, as a condition to inclusion of such Registrable Securities in such registration, execute and deliver to the underwriter(s) an underwriting agreement in customary form. The underwriter(s) shall be selected (i) by the holders requesting registration of Registrable Securities, in the case of a registration pursuant to Section 2.1 (which underwriters shall be acceptable to the Company) or (ii) by the Company, in the case of a registration pursuant to
Section 2.2.

    (b) At the request of the managing underwriter in connection with any underwritten offering of the Company's securities, the holders for whom Registrable Securities are being registered shall enter into customary "lock-up" agreements pursuant to which each such holder will agree to not effect any sale or distribution of Registrable Securities for a period of no more than 180 days beginning on the effective date of any such registration (except as part of such registration).

    2.14 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Article II that the holders requesting registration of Registrable Securities furnish to the Company such information regarding them, the Registrable Securities held by them and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

                                  ARTICLE III
                             BENEFITS OF AGREEMENT

    3.1 PERMITTED TRANSFERS. The registration rights granted herein may only be transferred to a transferee who acquires Registrable Securities from any Shareholder and is (i) the spouse or member of the immediate family of a Shareholder; (ii) a trust for the benefit of a Shareholder or any member of such Shareholder's immediate family; or (iii) a corporation, partnership or other entity the only owners of which are one or more Shareholders and members of their immediate families; provided that any transferring Shareholder gives written notice at the time of such transfer to the Company stating the name and address of the transferee and identifying the Registrable Securities so transferred, accompanied by a signature page to this Agreement pursuant to which such transferee agrees to be bound by the terms and conditions hereof.

                                     A-D-8

                                   ARTICLE IV
                                 MISCELLANEOUS

    4.1 NO INCONSISTENT AGREEMENTS. The Company will not, at any time after the effective date of this Agreement, enter into, and is not now a party to or otherwise bound by, any agreement or contract (whether written or oral) with respect to any of its securities which is inconsistent in any respect with the registration rights granted by the Company pursuant to this Agreement; PROVIDED, HOWEVER, that the rights of the holders of Registrable Securities hereunder are subject to the rights of holders of Registrable Securities (as defined in the Prior Registration Rights Agreements to the extent provided in the Prior Registration Rights Agreements).

    4.2 NO OTHER GRANT OF REGISTRATION RIGHTS. The Company will not at any time grant to any other persons any rights with respect to the registration of any securities of the Company which have priority over or are inconsistent with the registration rights granted by the Company pursuant to this Agreement.

    4.3 NOTICES. Notices and other communications provided for herein shall be in writing and shall be given in the manner and with the effect provided in the Merger Agreement. Such notices and communications shall be addressed if to a holder of Registrable Securities, to its address as shown on the transfer records of the Company, unless such holder shall notify the Company that notices and communications should be sent to a different address (or facsimile number), in which case notices and communications shall be sent to the address (or such facsimile number) specified by such holder.

    4.4 WAIVERS; AMENDMENTS. No failure or delay of any holder of Registrable Securities in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of such holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Agreement may be amended, modified or waived only by an agreement in writing and any such waiver shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, no amendment, modification or waiver of any provision of this Agreement shall be effective against a holder of Registrable Securities unless (a) agreed to in writing by such holder or (b) agreed to in writing by such holder's predecessor in interest and notation thereof is set forth on the certificate evidencing such holder's Registrable Securities as the case may be. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

    4.5 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

    4.6 COVENANTS TO BIND SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Agreement made by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

    4.7 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

    4.8 SECTION HEADINGS. The section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

                                     A-D-9

    4.9 EXPENSES. Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

    4.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed, all as of the day and year above written.

                                              VEECO INSTRUMENTS INC.

                                              By:
                                                 Name:
                                                 Title:

                                              -----------------------------------------------
                                              VIRGIL ELINGS

                                              -----------------------------------------------
                                              BETTY ELINGS-WELLS

                                              -----------------------------------------------
                                              JEFFREY ELINGS

                                              -----------------------------------------------
                                              MICHAEL ELINGS

                                              -----------------------------------------------
                                              JOHN GURLEY

                                              -----------------------------------------------
                                              MATHEW LONGMIRE AND
                                              PAMELA WROBEL LONGMIRE,
                                              husband and wife, as community
                                              property

                                              -----------------------------------------------
                                              PETER MAIVALD

                                              -----------------------------------------------
                                              MARK ROGERS

                                     A-D-10

                                                                       EXHIBIT E

                               IRREVOCABLE PROXY

                                  (the "Stockholder") hereby irrevocably
appoints Veeco Instruments Inc., a Delaware corporation ("Veeco") and each of its officers, as his attorney and proxy pursuant to the provisions of Section 706 of the General Corporation Law of the State of California, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to all the shares of Digital Instruments Inc. (the "Company") common stock now beneficially owned and of which the Stockholder may hereafter acquire beneficial ownership (the "Shares") and any other securities, if any (the "Other Securities"), which the Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise: (i) in favor of the execution and delivery by the Company of the
Agreement and Plan of Merger dated as of February   , 1998 among Veeco, the
Company and the Company's securityholders (the "Merger Agreement") and the approval of the terms thereof and in favor of the Merger (as defined in the Merger Agreement) and each of the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action, any failure to act, or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (before giving effect to any materiality or similar qualifications contained therein); and
(iii) on any matters recommended by the Company's board of directors for approval by stockholders of the Company, through the execution of this irrevocable proxy (the "Irrevocable Proxy"). THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares and the Other Securities that the Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

    This Irrevocable Proxy shall be valid and irrevocable until December 31, 1999; PROVIDED, HOWEVER, that this Irrevocable Proxy shall terminate upon the earlier of (a) the termination of the Merger Agreement for any reason whatsoever and (b) the effective time of the Merger.

-------------------------------------------
Stockholder:
Date:

                                     A-E-1

                                                                       EXHIBIT F

                            NONCOMPETITION AGREEMENT

    This NONCOMPETITION AGREEMENT (this "Agreement") is made as of             ,
1998, by and between Veeco Instruments Inc., a Delaware corporation ("Veeco")
and       ("Executive").

                                    RECITALS

    Concurrently with the execution and delivery of this Agreement, Veeco is acquiring Digital Instruments Inc., a California corporation (the "Company") by means of a merger (the "Merger") of the Company with and into Veeco pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of February
      , 1998 (the "Merger Agreement"). Executive is an executive officer of the Company. Section 6.10(iv) of the Merger Agreement requires that noncompetition agreements be executed and delivered by Executive and each other executive officer of the Company as a condition to the consummation of the Merger.

                                   AGREEMENT

    The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

    Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

2. ACKNOWLEDGMENTS BY EXECUTIVE

    Executive acknowledges that (a) Executive, as a stockholder and an executive officer of the Company, has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which may constitute confidential information of the Company (collectively, the "Confidential Information"): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company and any other information, however documented, of the Company that is a trade secret, (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; (b) the business of the Company is international in scope; (c) the Company's products and services are marketed throughout the world; (d) the Company competes with other businesses that are or could be located in any part of the world; (e) Veeco has required that Executive make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Veeco's acquisition of the Company pursuant to the Merger and payment of the Merger Consideration; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Company's business as it is being acquired by Veeco; and (g) Veeco would be irreparably damaged if Executive were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

                                     A-F-1

3. CONFIDENTIAL INFORMATION

    Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the date hereof, is, as between the Executive and Veeco, the property of Veeco as a result of its acquisition of the Company. Therefore, Executive agrees that Executive will not, at any time, disclose to any unauthorized Person or use for his own account or for the benefit of any third party any Confidential Information, whether Executive has such information in Executive's memory or embodied in writing or other physical form, without Veeco's written consent, unless and to the extent that (a) the Confidential Information is or becomes generally known and available for use other than in connection with an arrangement preserving its confidentiality or as a result of Executive's fault or the fault of any other Person bound by a duty of confidentiality to Veeco or the Company, (b) the disclosure or use of Confidential Information is required by legal proceedings or any legal requirement, including disclosure in the Proxy Statement to the extent legally required or (c) the disclosure or use of Confidential Information is made in the ordinary course of Executive's duties in Executive's capacity as an employee of Veeco. Executive agrees to deliver to Veeco at the time of execution of this Agreement, and at any other time Veeco may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and constituting Confidential Information and any other Confidential Information that Executive may then possess or have under Executive's control.

4. NONCOMPETITION

    As an inducement for Veeco to (i) enter into the Merger Agreement and (ii) continue to employ the Executive following the Merger, Executive agrees that:

    (a) Except as agreed by the parties hereto, for the duration of Executive's employment with Veeco and for a period of two (2) years after the termination of such employment by either party for any reason (the "Term"):

        (i) Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive's name to, lend Executive's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company, anywhere in the World; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope;

        (ii) Executive will not, directly or indirectly, either for itself or any other Person: (A) induce or attempt to induce any employee of Veeco to leave the employ of Veeco, (B) in any way interfere with the relationship between Veeco and any employee of Veeco, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any current employee of Veeco or former employee of the Company, other than such former employees offered employment by Veeco following the Merger or who have not worked for the Company or Veeco for more than one year, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Veeco to cease doing business with Veeco, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Veeco; and

        (iii) Executive will not, directly or indirectly, either for itself or any other Person, solicit the business of any Person known to Executive to be a customer of Veeco following the Merger, whether

                                     A-F-2
    or not Executive had personal contact with such Person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of the Company.

    (b) In the event of a breach by Executive of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

    (c) Executive will not, at any time during or after the Term, disparage Veeco or the Company, or any of their shareholders, directors, officers, employees, or agents; and

    (d) Executive will, for the duration of the Term, within ten days after accepting any employment, advise Veeco of the identity of any employer of Executive. Veeco may serve notice upon each such employer that Executive is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

5. REMEDIES

    If Executive breaches the covenants set forth in Section 3 or 4 of this Agreement, Veeco will be entitled to the following remedies:

    (a) Damages from Executive;

    (b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Veeco and would be an inadequate remedy for such breach; and

    (c) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6. SUCCESSORS AND ASSIGNS

    This Agreement will be binding upon Veeco and Executive and will inure to the benefit of Veeco and its permitted successors and assigns.

7. WAIVER

    Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8. GOVERNING LAW

    This Agreement will be governed by the laws of the State of California without regard to the conflicts of law principles thereof.

9. SEVERABILITY

    Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then

                                     A-F-3
such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Executive.

10. COUNTERPARTS

    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11. SECTION HEADINGS; CONSTRUCTION

    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12. NOTICES

    All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    If to Veeco:

       Terminal Drive
       Plainview, New York 11803
       Attention: Edward H. Braun,
               Chairman, President and Chief Executive Officer

       Telephone No.: (516) 349-8300
       Facsimile No.: (516) 349-9079

    with a copy to:

       Kaye, Scholer, Fierman, Hays & Handler, LLP
       425 Park Avenue
       New York, New York 10022
       Attention: Rory A. Greiss, Esq.
       Telephone No.: (212) 836-7261
       Facsimile No.: (212) 836-7152

    If to Executive:

       --------------------------------------------------
       --------------------------------------------------
       --------------------------------------------------

                                     A-F-4

       Telephone No.: ____________________________
       Facsimile No.: _____________________________

    with a copy to:

       --------------------------------------------------
       --------------------------------------------------
       --------------------------------------------------
       Telephone No.: ____________________________
       Facsimile No.: _____________________________

13. ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Veeco and Executive with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                          EXECUTIVE:

                                          --------------------------------------
                                          [Name]

                                          VEECO:
                                          VEECO INSTRUMENTS INC.

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                     A-F-5

                              [LETTERHEAD OF MERRILL LYNCH]

[LOGO]



                                                        February 27, 1998


Veeco Instruments Inc.
Terminal Drive
Plainview, NY 11803

Attention:    Members of the Board of Directors

Gentlemen:

         Veeco Instruments Inc. ("Veeco"), and Digital Instruments, Inc. ("DI") propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which DI will be merged with and into Veeco in a transaction (the "Merger") in which each DI common share (the "DI Common Stock"), will be converted into the right to receive that number of Veeco common stock, par value $0.01 per share ("Veeco Common Stock"), as determined by dividing (x) 5,633,725 by (y) the aggregate number of shares of DI Common Stock issued and outstanding immediately prior to the Effective Time (in aggregate, the "Transaction Consideration"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

         You have asked us whether, in our opinion, the Transaction Consideration is fair from a financial point of view to Veeco.

         In arriving at the opinion set forth below, we have among other things:

         (1) Reviewed certain business and financial information relating to Veeco and DI that we have deemed to be relevant;

         (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Veeco and DI furnished to us by Veeco and DI, respectively;

         (3) Conducted discussions with members of senior management of Veeco and DI concerning the matters described in clauses 1 and 2 above, as well as their respective businesses before and after giving effect to the Merger;

         (4) Reviewed the market prices and valuation multiples for Veeco Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

[LOGO]


         (5) Reviewed the results of operations of Veeco and DI and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

         (7)  Reviewed the potential pro forma impact of the Merger;

         (8)  Reviewed a draft dated February 25, 1998 of the Agreement; and

         (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Veeco or DI. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Veeco or DI. We have relied upon, without independent verification, the assessment by the managements of Veeco and DI of the strategic and other benefits expected to result from the Merger. With respect to the financial forecast information furnished to or discussed with us by Veeco or DI, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Veeco's or DI's management as to the expected future financial performance of Veeco or DI, as the case may be. In addition, we have assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have assumed that the Merger will be consummated on the terms set forth in the Agreement without waiver or amendment of any of the terms or conditions thereof.

         Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

         We are acting as financial advisor to Veeco in connection with the Merger and will receive a fee from Veeco for our services. In addition, Veeco has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Merrill Lynch has provided financial advisory services to Veeco and may continue to do so, and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of Veeco for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is rendered to, and it is understood that this letter is for the information of, the board of directors of Veeco and, except for inclusion of this letter in its entirety in a prospectus/proxy statement of Veeco or DI relating to the issuance of Veeco Common Stock in the Merger, may not be used or quoted without our prior written consent. Our opinion does not address the merits of the underlying decision by Veeco to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. We are not expressing any opinion herein as to the prices at which the Veeco Common Stock will trade following the announcement or consummation of the Merger.

[LOGO]


         On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair from a financial point of view to Veeco.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                                SMITH INCORPORATED

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                                Smith Incorporated

                                                                      APPENDIX C

                       RESOLUTION APPROVING AMENDMENT TO

                             VEECO INSTRUMENTS INC.

             AMENDED AND RESTATED 1992 EMPLOYEES' STOCK OPTION PLAN

    RESOLVED, that the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (as amended to date, the "Employees' Plan") is hereby further amended and restated to increase the number of shares of common stock, $.01 par value per share, covered thereby from 1,426,787 to 2,126,787, and accordingly, Section 3 of the Employees' Plan is hereby amended and restated substantially in the following form and on the following terms:

       "3. Stock. The stock to be made the subject of any Stock Option granted under the Plan shall be shares of the common stock of the Company, par value $.01 per share (the "Stock"), whether authorized and unissued or treasury stock, and the total number of shares of Stock for which Stock Options may be granted under the Plan shall not exceed, in the aggregate, 2,126,787 shares, subject to adjustment in accordance with the provisions of Section 11 hereof. To the extent consistent with Section 162(m) of the Code, and the regulations promulgated thereunder, any shares which were the subject of unexercised portions of any terminated or expired Stock Options may again be subject to Stock Options under the Plan."

                               VEECO INSTRUMENTS INC.
                                   Terminal Drive

                                Plainview, NY 11803

                      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                    May 29, 1998

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints Edward H. Braun and John F. Rein, Jr., or either of them, each with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the "Company") to be held on May 29, 1998, at 9:30 a.m. (New York City time) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

     The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. If not otherwise specified by the stockholder, the shares represented by this proxy will be voted FOR the election of each of the nominees for Director named on the reverse side and FOR the merger and the other matters described on the reverse side.

        PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!
                 (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

DO NOT PRINT IN THIS AREA
/X/


Please mark your votes as in this example.


FOR all nominees
listed (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all
nominees listed


FOR


AGAINST



ABSTAIN




     PROPOSAL 1.

ELECTION OF SEVEN (7)
DIRECTORS



(Instruction: To withhold authority to vote for any individual nominee, strike through the nominee's name at right.)


Nominees:

Walter J. Scherr (Class I)
Heinz K. Fridrich (Class I)
Roger D. McDaniel (Class I)
Irwin H. Pfister (Class I)
James C. Wyant (Class II)
John A. Gurley (Class II)
Virgil Elings, Ph.D. (Class III)

PROPOSAL 2.    Approval of merger of Digital
               Instruments, Inc., with and into the
               Company pursuant to the Agreement
               and Plan of Merger, dated as of
               February 28, 1998, as amended.
PROPOSAL 3.    Approval of amendment to the Veeco
               Instruments Inc. Amended and
               Restated 1992 Employees' Stock
               Option Plan, as amended.
PROPOSAL 4.    Ratification of the Appointment of
               Ernst & Young LLP as independent
               auditors of the Company for the fiscal
               year ending December 31, 1998.


Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature  Signature, if held jointly   Dated      , 1998

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.